UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a 6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a 12

PGT INNOVATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.

☒	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

☐	Fee paid previously with preliminary materials.

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

Dear PGT Innovations, Inc. Stockholder:

On January 16, 2024, PGT Innovations, Inc. (referred to as “PGTI”), MIWD Holding Company LLC (referred to as “MITER”) and RMR MergeCo, Inc., an indirect wholly owned subsidiary of MITER (referred to as “Merger Sub”), entered into an Agreement and Plan of Merger that provides for the acquisition of PGTI by MITER (such agreement, as it may be amended from time to time, referred to as the “merger agreement”). Pursuant to the terms of the merger agreement, Merger Sub will merge with and into PGTI (referred to as the “merger”), with PGTI surviving the merger as a wholly owned subsidiary of MITER (referred to as the “surviving corporation”). The respective boards of directors of PGTI and MITER have unanimously approved the merger agreement and the merger.

Upon the terms and subject to the conditions of the merger agreement, at the effective time of the merger, you will be entitled to receive, for each share of common stock, par value $0.01 per share, of PGTI (referred to as a “PGTI common stock”) that you own immediately prior to the effective time of the merger, $42.00 in cash without interest (referred to as the “merger consideration”). The merger consideration represents an approximately 60% premium over the unaffected price of PGTI common stock of $26.20 (which was the closing trading price on October 9, 2023, the last trading day prior to the public disclosure of an offer by MITER for the acquisition of PGTI).

The PGTI board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of PGTI and PGTI stockholders, (ii) declared it advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) approved the execution and delivery of the merger agreement by PGTI, the performance by PGTI of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein, (iv) resolved to recommend that PGTI stockholders vote to adopt the merger agreement in accordance with the Delaware General Corporation Law and (v) directed that the adoption of the merger agreement be submitted for consideration by PGTI stockholders at a meeting thereof. The PGTI board of directors further approved, adopted and declared advisable the certificate of incorporation amendment described below.

At the special meeting of PGTI stockholders described in the accompanying proxy statement (referred to as the “special meeting”), you will be asked to approve the merger agreement proposal and to vote on other merger-related matters. You will also be asked to vote on a proposal to amend PGTI’s certificate of incorporation to designate PGTI as the agent of PGTI stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for MITER’s fraud or material and willful breach of the merger agreement (referred to as the “certificate of incorporation amendment proposal”). The PGTI board of directors unanimously recommends that PGTI stockholders vote “FOR” the merger agreement proposal, “FOR” the certificate of incorporation amendment proposal and “FOR” each of the other proposals described in the accompanying proxy statement.

Your vote is very important regardless of the number of shares of PGTI common stock that you own. MITER and PGTI cannot complete the merger without the approval of the merger agreement proposal by PGTI stockholders holding at least a majority of the shares of PGTI common stock outstanding at the close of business on [●], 2024, the record date for the special meeting. The failure of any PGTI stockholder to vote will have the same effect as a vote against the approval of the merger agreement proposal and

i

against the certificate of incorporation amendment proposal. Whether or not you plan to participate in the special meeting, PGTI urges you to submit a proxy in advance of the special meeting to have your shares voted by using one of the methods described in the accompanying proxy statement. If your shares are held in the name of a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. You must provide voting instructions by filling out the voting instruction card in order for your shares to be voted.

More information about MITER, PGTI, the special meeting, the merger and the other proposals for consideration at the special meeting is contained in the accompanying proxy statement. Please carefully read the entire proxy statement and the annexes and documents included in, or incorporated by reference into, the proxy statement.

If you have any questions or need assistance voting your shares of PGTI common stock, please contact MacKenzie Partners, Inc., our proxy solicitor (referred to as “MacKenzie Partners”), by calling toll-free at (800) 322-2885.

On behalf of the PGTI board of directors, thank you for your continued support.

Sincerely,

[●]

Rodney Hershberger

Chairman of the Board

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE MERGER, PASSED UPON THE MERITS OF THE MERGER AGREEMENT, THE MERGER OR THE OTHER TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT OR DETERMINED IF THE ACCOMPANYING PROXY STATEMENT IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The accompanying proxy statement is dated [●], 2024 and is first being mailed to PGTI stockholders on or about [●], 2024.

PGT Innovations, Inc.

1070 Technology Drive

North Venice, FL 34275

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON [●], 2024

Dear PGT Innovations, Inc. Stockholder:

This is a notice that the special meeting of stockholders of PGT Innovations, Inc. (referred to as “PGTI”) will be held on [●], 2024, beginning at [●], Eastern Time (such meeting is referred to as the “special meeting”). The special meeting will be a completely virtual, live audio webcast meeting of stockholders and will be held for the following purposes:

1.

to adopt the Agreement and Plan of Merger, dated as of January 16, 2024 (such agreement, as it may be amended from time to time, is referred to as the “merger agreement”), among PGTI, MIWD Holding Company LLC (referred to as “MITER”), and RMR MergeCo, Inc., an indirect wholly owned subsidiary of MITER (referred to as “Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into PGTI (referred to as the “merger”), with PGTI surviving the merger and becoming a wholly owned subsidiary of MITER (referred to as the “merger agreement proposal”);

2.

to approve on an advisory (non-binding) basis the compensation that may be paid or become payable to PGTI’s named executive officers that is based on or otherwise relates to the merger (referred to as the “merger-related compensation proposal”);

3.

to approve and adopt an amendment to the Amended and Restated Certificate of Incorporation of PGTI (referred to as the “certificate of incorporation amendment”) designating PGTI as the agent of PGTI stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for MITER’s fraud or material and willful breach of the merger agreement (referred to as the “certificate of incorporation amendment proposal”); and

4.

to approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (referred to as the “adjournment proposal”).

The proxy statement of which this notice is a part (a) incorporates important business and financial information about PGTI, MITER and Merger Sub from other documents that PGTI has filed with the U.S. Securities and Exchange Commission (referred to as the “SEC”) and that are contained in or incorporated by reference into this proxy statement and (b) provides a detailed description of the merger and the merger agreement and the other matters to be considered at the special meeting, including the proposals listed above. Please refer to the accompanying proxy statement, including the merger agreement and the other annexes and documents included in, or incorporated by reference into, the accompanying proxy statement for further information with respect to the business to be transacted at the special meeting. You are encouraged to read the entire proxy statement carefully before voting. The PGTI board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of PGTI and PGTI stockholders, (ii) declared it advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) approved the execution and delivery of the merger agreement by PGTI, the performance by PGTI of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein, (iv) resolved to recommend that PGTI stockholders adopt the merger agreement in accordance with the Delaware General Corporation

Law and (v) directed that the adoption of the merger agreement be submitted for consideration by PGTI stockholders at a meeting thereof. The PGTI board of directors further approved, adopted and declared advisable the certificate of incorporation amendment.

The PGTI board of directors unanimously recommends that PGTI stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, “FOR” the certificate of incorporation amendment proposal and “FOR” the adjournment proposal.

The PGTI board of directors has fixed the close of business on [●], 2024, as the record date for determination of PGTI stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereof (referred to as the “record date”). Only holders of record of PGTI common stock as of the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting.

Under Delaware law, holders of PGTI common stock who do not vote in favor of the merger agreement proposal will have the right to seek appraisal and obtain payment in cash for the fair value of their shares of PGTI common stock, as determined by the Court of Chancery of the State of Delaware if the merger is completed, but only if they strictly comply with the procedures prescribed by Delaware law. These procedures are summarized in “Appraisal Rights” beginning on page [●] of the accompanying proxy statement. In addition, the text of the applicable provisions of Delaware law is attached as Annex D to the accompanying proxy statement.

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES THAT YOU OWN.

The merger cannot be completed unless the merger agreement proposal is approved by the affirmative vote, virtually or by proxy, of holders of at least a majority of the outstanding shares of PGTI common stock entitled to vote thereon.

The affirmative vote, virtually or by proxy, of holders of at least a majority of the outstanding shares of PGTI common stock entitled to vote thereon is required to approve the certificate of incorporation amendment proposal.

If you fail to (1) return your proxy card, (2) grant your proxy electronically over the internet or by telephone or (3) attend the special meeting in person (virtually), your shares will not be counted for purposes of determining whether a quorum is present at the special meeting. If a quorum is present, your shares will have the same effect as a vote “AGAINST” the proposal to adopt the merger agreement and the certificate of incorporation amendment, but will have no effect on the other proposals.

Whether or not you expect to participate in the special meeting, PGTI urges you to submit a proxy to have your shares voted as promptly as possible either: (1) via the internet at www.proxyvote.com (see proxy card for instructions); (2) by telephone (see proxy card for instructions); or (3) by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided, so that your shares may be represented and voted at the special meeting. If your shares are held in “street name” by a bank, brokerage firm or other nominee, please follow the instructions on the voting instruction card furnished by such bank, brokerage firm or other nominee. Any stockholder of record participating in the special meeting may vote even if such stockholder has returned a proxy card. However, if your shares are held in “street name” you must obtain a “legal proxy” from the bank, brokerage firm or other nominee to vote at the special meeting.

PGTI stockholders of record as of [●], 2024 will be able to participate in the special meeting by visiting www.virtualshareholdermeeting.com/PGTI2024SM and entering the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

If you have any questions about the special meeting, the merger, the proposals or the accompanying proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of PGTI common stock, you should contact:

PGT Innovations, Inc.

Attention: General Counsel and Corporate Secretary

1070 Technology Drive

North Venice, Florida 34275

(941) 480-1600

or

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Call Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

By order of the PGTI board of directors,

Ryan Quinn

General Counsel and Corporate Secretary

Dated: [●], 2024

North Venice, Florida

v

PGT Innovations, Inc.

1070 Technology Drive, North Venice, Florida 34275

PGT INNOVATIONS, INC.

PROXY STATEMENT

SPECIAL MEETING OF STOCKHOLDERS

SUMMARY

The following summary highlights selected information described in more detail elsewhere in this proxy statement and the documents incorporated by reference into this proxy statement and may not contain all the information that may be important to you. To understand the merger and the matters being voted on by PGTI stockholders at the special meeting more fully, and to obtain a more complete description of the legal terms of the merger agreement, you should carefully read this entire proxy statement, including the annexes, and the documents to which we refer you. Each item in this summary includes a page reference directing you to a more complete description of that topic. See the section titled “Where You Can Find More Information.”

All references to “PGTI,” “we,” “us” or “our” in this proxy statement refer to PGT Innovations, Inc., a Delaware corporation, including in some cases, its subsidiaries; all references to “MITER” refer to MIWD Holding Company LLC, a Delaware limited liability company; all references to “Merger Sub” refer to RMR MergeCo, Inc., Inc., a Delaware corporation and an indirect wholly owned subsidiary of MITER incorporated for the sole purpose of consummating the merger; all references to “PGTI common stock” refer to the common stock of PGTI, $0.01 par value; all references to the “PGTI board of directors” refer to the board of directors of PGTI; all references to the “merger” refer to the merger of Merger Sub with and into PGTI with PGTI surviving as a wholly owned subsidiary of MITER; and, unless otherwise indicated or as the context requires, all references to the “merger agreement” refer to the Agreement and Plan of Merger, dated as of January 16, 2024, as may be amended from time to time, among PGTI, MITER and Merger Sub. PGTI, following the completion of the merger, is sometimes referred to in this proxy statement as the “surviving corporation.”

THE COMPANIES

PGT Innovations, Inc.

PGT Innovations, Inc. is a manufacturer of impact-resistant aluminum and vinyl-framed windows and doors and offers a broad range of fully customizable window and door products. PGTI sells its products to customers in Florida, other parts of the United States, the Caribbean, Canada, and South and Central America. PGTI was incorporated in the state of Delaware on December 16, 2003, as JLL Window Holdings, Inc., and was renamed PGT, Inc. on February 15, 2006 and PGT Innovations, Inc. on December 14, 2016. PGTI common stock trades on the New York Stock Exchange under the symbol “PGTI.” The principal executive offices of PGTI are located at 1070 Technology Drive, North Venice, Florida 34275, and its telephone number is (941) 480-1600.

MIWD Holding Company LLC

MIWD Holding Company LLC is a Delaware limited liability company. MITER and Merger Sub are each affiliated with MITER Brands. MITER Brands is a residential window and door manufacturer that produces a portfolio of window and door brands for the new construction and replacement segments with an owner-operated, family-first approach.

MITER’s principal executive office is located at 2550 Interstate Drive, Suite 400, Harrisburg, PA 17110. MITER’s telephone number is (717) 365-3300. MITER’s internet website address is www.miterbrands.com. The information provided on MITER’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.

RMR MergeCo, Inc.

RMR MergeCo, Inc., a Delaware corporation, is an indirect wholly owned subsidiary of MITER. Merger Sub was incorporated by MITER solely in contemplation of the transactions contemplated by the merger agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o MIWD Holding Company LLC, 2550 Interstate Drive, Suite 400, Harrisburg, PA 17110, and its telephone number is (717) 365-3300.

THE MERGER AND MERGER AGREEMENT

A copy of the merger agreement is attached as Annex A to this proxy statement. PGTI encourages you to read the entire merger agreement carefully because it is the principal document governing the merger. For more information on the merger agreement, see the section titled “The Merger Agreement” beginning on page [●] of this proxy statement.

Effects of the Merger (see page [●])

Upon the terms and subject to the conditions set forth in the merger agreement and in accordance with Delaware law, Merger Sub will merge with and into PGTI, with PGTI surviving the merger and becoming an indirect wholly owned subsidiary of MITER.

The following diagrams illustrate in simplified terms the merger and the effect of the merger on the organizational structures of MITER and PGTI.

The following diagram illustrates in simplified terms the organizational structure of MITER and PGTI prior to the merger:

The following diagram illustrates in simplified terms the merger:

The following diagram illustrates in simplified terms the organizational structure of MITER and PGTI after the merger:

Merger Consideration (see page [●])

At the effective time, each share of PGTI common stock issued and outstanding immediately prior to the effective time (other than (x) shares held by PGTI as treasury stock or held by MITER, PGTI, Merger Sub or any of their respective subsidiaries and (y) shares of PGTI common stock with respect to which appraisal rights are properly demanded and not withdrawn or lost under the General Corporation Law of the State of Delaware) will be entitled to receive: $42.00 in cash, without interest (referred to as the “merger consideration”).

For additional information on the consideration PGTI stockholders will receive in connection with the merger, see the section titled “The Merger Agreement—Effect of the Merger on PGTI Common Stock.”

Treatment of PGTI Equity Awards (see pages [●] and [●])

Effective as of immediately prior to the effective time, the restrictions on each PGTI restricted share that is granted under the PGTI equity plan prior to the date of the merger agreement and then outstanding will lapse, and each such PGTI restricted share will be canceled and converted into the right to receive the merger consideration. For purposes of each such award of PGTI restricted shares subject to performance conditions (each such share referred to as a “PGTI performance share”), the restrictions on such PGTI performance share will lapse with respect to a number of shares of PGTI common stock calculated pursuant to the following assumptions and otherwise in accordance with the PGTI equity plan and the applicable award agreement governing such PGTI performance share: (a) with respect to any applicable EBITDA performance measure, actual performance for PGTI performance shares granted in 2021, 2022 and 2023; and (b) with respect to any applicable relative shareholder return modifier, (i) actual performance for any performance period that is completed prior to the effective time, and (ii) assuming maximum performance for any performance period that is not completed prior to the effective time.

Notwithstanding anything to the contrary in the foregoing paragraph, effective as of immediately prior to the effective time, each PGTI restricted share granted after the date of the merger agreement and then outstanding (each such share referred to as a “PGTI interim restricted share”) will be converted into an award to receive, upon vesting in accordance with the original vesting terms and conditions, an amount in cash equal to the merger consideration plus interest accrued on the basis of prime rate as published in The Wall Street Journal in effect at the effective time, compounded quarterly, calculated on the basis of actual days elapsed (including the closing date of the merger and each applicable vesting date).

Effective as of immediately prior to the effective time, each restricted stock unit under a PGTI equity plan (each such unit referred to as a “PGTI RSU”) that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount equal to: (a) the merger consideration plus (b) any accrued but unpaid dividends or dividend equivalents in respect of such PGTI RSU as of the effective time.

For additional information on the treatment of PGTI equity awards in connection with the merger, see the section titled “The Merger Agreement—Treatment of PGTI Equity Awards.”

PGTI’s Reasons for the Merger; Recommendation of the PGTI’s Board of Directors (see page [●])

At its January 16, 2024 meeting held to evaluate the merger, the PGTI board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of PGTI and PGTI stockholders, (ii) declared it advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) approved the execution and delivery of the merger agreement by PGTI, the performance by PGTI of its covenants and other obligations thereunder, and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein, (iv) resolved to recommend that PGTI stockholders adopt the merger agreement in accordance with the Delaware General Corporation Law (referred to as the “DGCL”) and (v) directed that the adoption of the merger agreement be submitted for consideration by PGTI stockholders at a meeting thereof. Additionally, the PGTI board of directors approved, adopted and declared advisable the certificate of incorporation amendment.

The PGTI board of directors unanimously recommends that PGTI stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, “FOR” the certificate of incorporation amendment proposal and “FOR” the adjournment proposal.

In evaluating the merger and the merger agreement and arriving at its determination, the PGTI board of directors consulted with PGTI’s senior management, PGTI’s financial advisor, Evercore Group L.L.C. (referred to as “Evercore”), and PGTI’s outside legal counsel, Davis Polk & Wardwell LLP (referred to as “Davis Polk”), and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to PGTI and PGTI stockholders, as described in more detail in the section titled “The Merger (Proposal 1)—PGTI’s Reasons for the Merger; Recommendation of the PGTI Board of Directors.”

Opinion of PGTI’s Financial Advisor (see page [●])

PGTI retained Evercore to act as its financial advisor in connection with the PGTI board of directors’ evaluation of strategic and financial alternatives, including the merger. As part of this engagement, PGTI requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of PGTI common stock. At a meeting of the PGTI board of directors held on January 16, 2024, Evercore rendered to the PGTI board of directors its opinion to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $42.00 in cash per share to be received by the holders of PGTI common stock in the merger was fair, from a financial point of view, to such holders (other than MITER or any subsidiary of MITER or PGTI or any subsidiary of PGTI, or holders of dissenting shares).

The full text of the written opinion of Evercore, dated as of January 16, 2024, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. PGTI encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the

PGTI board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the PGTI board of directors or to any other persons in respect of the merger, including as to how any holder of shares of PGTI common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to PGTI, nor does it address the underlying business decision of PGTI to engage in the merger.

Financing of the Merger (see page [●])

MITER intends to fund the cash portion of the merger consideration with proceeds from new debt and equity financing together with cash on hand. Concurrently with the entry into the merger agreement, MITER entered into (i) a debt commitment letter (referred to as the “debt commitment letter”), pursuant to which certain financial institutions (referred to as the “lenders”) have committed to provide to MITER up to (a) $1,800,000,000 aggregate principal amount under a senior secured term loan facility and (b) $325,000,000 aggregate principal amount under a senior secured asset-based revolving credit facility and (ii) an equity commitment letter (referred to as the “equity commitment letter” and, the equity commitment letter and the debt commitment letter together referred to as the “commitment letters”), pursuant to which Koch Equity Development LLC (referred to as “Koch”) has committed to purchase up to $979,000,000 of equity interests in MITER. The obligations of the lenders to provide debt financing under the debt commitment letter and Koch to provide equity financing under the equity commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with such commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of financing by MITER is not a condition to MITER’s obligations to complete the merger.

Material U.S. Federal Income Tax Consequences of the Merger (see page [●])

The receipt of cash in exchange for PGTI common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the PGTI common stock surrendered in exchange.

Except in certain specific circumstances described below and under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” Non-U.S. Holders (as defined below under “Material U.S. Federal Income Tax Consequences of the Merger—U.S. Holders”) generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States.

The U.S. federal income tax consequences described above may not apply to all holders of PGTI common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Regulatory Clearances and Approvals Required for the Merger (see page [●])

The merger is subject to the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (referred to as the “HSR Act”), which prevents PGTI and MITER from completing the merger until required information and materials are furnished to the Antitrust Division of the Department of Justice (referred to as the “DOJ”) and the Federal Trade Commission (referred to as the “FTC”) and the HSR Act waiting period is terminated or expires. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial

30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (referred to as a “second request”). If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. PGTI and MITER submitted the requisite notification and report forms under the HSR Act on January 23, 2024, and the waiting period will expire on February 22, 2024 at 11:59 p.m. Eastern Time, unless it is extended by request for additional information or terminated earlier or if PGTI and MITER pull and refile or commit not to close for some additional period of time.

For more information about regulatory clearance relating to the merger, see the sections titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger” and “The Merger Agreement—Conditions to the Merger.”

Although the parties expect that the required regulatory clearance will be obtained, the parties cannot assure you that regulatory clearance will be timely obtained or obtained at all or that the granting of regulatory clearance will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. Any such additional conditions could result in the conditions to the merger not being satisfied.

Expected Timing of the Merger (see page [●])

MITER and PGTI are working to complete the merger as soon as practicable and currently expect the merger to be completed in the middle of 2024, subject to the satisfaction or waiver of customary closing conditions, including the adoption of the merger agreement by the affirmative vote of at least a majority of the outstanding shares of PGTI common stock and the expiration or termination of the waiting period under the HSR Act. Neither MITER nor PGTI can predict the actual date on which the merger will be completed because completion is subject to certain closing conditions beyond each party’s control, and it is possible that such conditions could result in the merger being completed earlier or later or not being completed at all. See the sections titled “The Merger Agreement—Efforts to Obtain Regulatory Clearances” and “The Merger Agreement—Conditions to the Merger.” Also, see the section titled “The Merger (Proposal 1)—Regulatory Clearances and Approvals Required for the Merger.”

Conditions to the Merger (see page [●])

In addition to the approval of the adoption of the merger agreement in accordance with the DGCL, and the expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other customary conditions, including the following: the absence of any order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger; the accuracy of the other party’s representations and warranties in the merger agreement (subject to the materiality standards set forth in the merger agreement); compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger; and delivery of officer certificates by the other party certifying satisfaction of certain of the conditions described above. The obligation of MITER to consummate the merger is also subject to there not having occurred since the date of the merger agreement an event that had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on PGTI that is continuing. Consummation of the merger is not subject to any financing condition.

See “The Merger Agreement—Conditions to the Merger.”

No Solicitation of Other Offers by PGTI (see page [●])

As more fully described in this proxy statement and in the merger agreement, and subject to certain exceptions, PGTI has agreed not to solicit alternative acquisition proposals, engage in discussions with third parties regarding alternative acquisition proposals or change its recommendation in favor of the merger to its stockholders.

In the event PGTI receives an unsolicited bona fide offer, inquiry, proposal or indication of interest from a third party with respect to an acquisition proposal that did not result from a material breach of PGTI’s non-solicitation obligations prior to obtaining its stockholders’ approval for the merger agreement proposal and the PGTI board of directors determines in good faith that such acquisition proposal constitutes, or would reasonably be expected to lead to, a superior proposal, PGTI may provide information to, and engage in discussions and negotiations with, the person making the acquisition proposal, subject to complying with notice requirements and other specified conditions. For more information on what constitutes a superior proposal, see the section titled “The Merger Agreement—No Solicitation of Other Offers by PGTI.”

Prior to obtaining approval for the merger agreement proposal from PGTI stockholders, the PGTI board of directors has the right, in connection with (a) the receipt of a superior proposal or (b) an intervening event to change its recommendation in favor of the merger or, in the case of a superior proposal, to terminate the merger agreement, in each case, subject to complying with notice requirements and other specified conditions (including giving MITER the opportunity to propose changes to the merger agreement in response to such superior proposal or intervening event, as applicable), if the PGTI board of directors determines in good faith that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. For more information on what constitutes an intervening event, see the section titled “The Merger Agreement—Change of Recommendation; Match Rights.”

See “The Merger Agreement—No Solicitation of Other Offers by PGTI” and “The Merger Agreement—Change of Recommendation; Match Rights.”

Changes in Board Recommendation (see page [●])

Under the merger agreement, under certain circumstances and subject to certain requirements, including as described in this section, the PGTI board of directors is entitled to make an adverse recommendation change prior to receipt of stockholder approval of the merger agreement, if the PGTI board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that an acquisition proposal constitutes a superior proposal, or in response to an intervening event, if the PGTI board of directors determines, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that:

•

PGTI notifies MITER in writing at least four business days before taking such action that PGTI intends to take such action, which notice specifies the reasons for the adverse recommendation change (A) in the case of a superior proposal, including the identity of the person making such acquisition proposal and the material terms and conditions thereof, including unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to PGTI that describe such material terms and conditions or (B) in the case of an intervening event, a reasonably detailed description of the facts and circumstances relating to such intervening event. With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the form, amount or timing of payment of consideration proposed to be received by PGTI stockholders as a result of such superior proposal), PGTI must again comply with the obligations described in this bullet, except the applicable four business day period will be replaced with three business days; and

•

PGTI has negotiated, and has caused its representatives to negotiate, in good faith (to the extent MITER wishes to negotiate) to make such adjustments to the terms and conditions of the merger agreement as MITER may propose, and after such notice period, the PGTI board of directors will have considered in good faith any revisions to the terms of the merger agreement and/or the commitment letters proposed in writing by MITER that, if accepted by PGTI, would be binding upon MITER, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the PGTI board of directors to make such adverse recommendation change would be inconsistent with its fiduciary duties under applicable law and, in the case of a superior proposal, that such acquisition proposal continues to constitute a superior proposal.

In the event that the PGTI board of directors is permitted to change its recommendation with respect to the merger agreement following the receipt of an acquisition proposal that it determines to be a superior proposal, PGTI may also terminate the merger agreement to enter into a definitive written agreement for such superior proposal if, concurrently with such termination, PGTI pays to MITER the fee required to be paid to MITER as described in the section titled “The Merger Agreement—Termination Fees and Expenses.”

Termination of the Merger Agreement (see page [●])

Among other customary circumstances, MITER or PGTI may terminate the merger agreement if:

•

the merger has not been consummated on or before July 16, 2025 (referred to as the “end date”); provided that (a) if all of the conditions to the merger are satisfied (or, in the case of conditions that by their nature are to be satisfied by actions taken at the closing of the merger, are then capable of being satisfied if the closing of the merger were to occur on such date) on a date that occurs on or prior to the end date but the closing of the merger would thereafter occur on a date that occurs within three business days after the end date (such date referred to as the “specified date”), then the end date will automatically be extended to such specified date and the specified date will become the end date and (b) in the event the marketing period has commenced on or prior to the end date but has not completed as of the end date, the end date will be extended (or further extended) to the date that is three business days after the then-scheduled expiration date of the marketing period; provided, further, that the right to terminate the merger agreement described herein will (i) not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has primarily caused or resulted in the failure of the closing of the merger to occur on or before the end date and (ii) be subject to the provision of the merger agreement that provides that if any party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions of the merger agreement by any other party, the end date will automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus five business days, or such longer time period established by the court presiding over such suit, action or proceeding, if any;

•

any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order rendering illegal or permanently enjoining the consummation of the merger; provided that, at the time at which such person would otherwise exercise such termination right, the material breach by such person (and, in the case of MITER, Merger Sub’s) of its (or their) obligations under the merger agreement has not been the primary cause of, or resulted in, the events specified in this bullet; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the PGTI stockholders have not adopted the merger agreement.

PGTI may terminate the merger agreement in other circumstances, including to enter into a definitive agreement with respect to a superior proposal, if MITER fails to consummate the merger by the end date when it is otherwise required to do so or in response to certain breaches of the merger agreement by MITER or Merger Sub, subject to a cure period. MITER may also terminate the merger agreement in other circumstances, including in response to an adverse recommendation change by the PGTI board of directors, a failure to obtain the approval by PGTI stockholders to adopt the merger agreement proposal by the end date or at the special meeting or certain breaches of the merger agreement by PGTI, subject to a cure period.

See “The Merger Agreement—Termination of the Merger Agreement.”

Termination Fees and Expenses (see page [●])

PGTI must pay MITER a termination fee of $86,000,000 if the merger agreement is terminated in certain circumstances, including as a result of PGTI entering into a definitive agreement with respect to a superior proposal, an adverse recommendation change, failure to obtain approval by PGTI stockholders of the merger agreement proposal by the end date or at the special meeting or certain breaches of the merger agreement by PGTI, subject to a cure period.

MITER must pay PGTI a termination fee of $184,000,000 (referred to as the “MITER termination fee”) if the merger agreement is terminated in certain circumstances, including as a result of MITER’s failure to consummate the merger by the end date when its conditions to closing have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied by actions taken at the closing of the merger, are then capable of being satisfied if the closing of the merger were to occur on such date) or certain breaches of the merger agreement by MITER or Merger Sub, subject to a cure period. In addition, MITER must pay PGTI a regulatory termination fee of $221,000,000 (referred to as the “MITER regulatory termination fee”) under certain circumstances if the merger agreement is terminated in connection with a failure to obtain required regulatory approvals. If the merger agreement is terminated in circumstances where both the MITER termination fee and the MITER regulatory termination fee would be payable, then only the MITER regulatory termination fee will be payable. All other expenses relating to the merger will generally be paid by the party incurring the expense, except MITER will pay all fees, costs and expenses incurred in connection with the regulatory undertaking obligations of the parties. In no event will either PGTI or MITER be obligated to pay either the termination fee or the MITER regulatory termination fee on more than one occasion.

See “The Merger Agreement—Termination Fees and Expenses.”

Masonite Termination Fee (see page [●])

Concurrently with the execution of the merger agreement, (a) PGTI was obligated to terminate the Masonite merger agreement (as defined below) and (b) MITER was obligated to pay or cause to be paid to the PGTI (or, at the direction of PGTI, to Masonite International Corporation (referred to as “Masonite”) on behalf of PGTI) the termination fee due to Masonite under the Masonite merger agreement. The parties timely fulfilled such obligations.

See “The Merger Agreement—Masonite Termination Fee.”

Remedies; Maximum Liability (see page [●])

The merger agreement provides that, except in the case of fraud or any material and willful breach of the merger agreement, upon the valid termination of the merger agreement under circumstances where a termination fee is payable by PGTI, MITER’s right to receive payment of such termination fee will be the sole and exclusive remedy of MITER and Merger Sub in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, neither MITER nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind against PGTI or any of PGTI’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.

In addition, the merger agreement provides that, except in the case of fraud or any material and willful breach of the merger agreement, upon the valid termination of the merger agreement under circumstances where the MITER termination fee or the MITER regulatory termination fee, as applicable, is payable by MITER, PGTI’s right to receive payment of the MITER termination fee or the MITER regulatory termination fee, as applicable, will be the sole and exclusive remedy of PGTI in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, PGTI will not seek to obtain any recovery, judgment, or damages of any kind against MITER or any of MITER’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives or any of MITER’s financing sources or certain related parties of such financing sources in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.

See “The Merger Agreement—Remedies; Maximum Liability.”

Specific Performance (see page [●])

The merger agreement provides that the parties will be entitled to an injunction or injunctions or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement, the debt commitment letter and/or the equity commitment letter, or to enforce specifically the performance of the terms and provisions thereof, in addition to any other remedy to which they are entitled at law or in equity.

See “The Merger Agreement—Specific Performance.”

Appraisal Rights of PGTI Stockholders (see page [●])

PGTI stockholders who do not vote in favor of approval of the merger agreement proposal, who continuously hold their shares of PGTI common stock and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of PGTI common stock, as determined by the Delaware Court of Chancery, if the merger is completed, in lieu of receiving the merger consideration in respect of such shares. The “fair value” of your shares of PGTI common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. PGTI stockholders who wish to exercise the right to seek an appraisal of their shares must so advise PGTI by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the merger agreement proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of PGTI common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights.

The text of Section 262 of the DGCL is attached as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, PGTI stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

See “The Merger Agreement—Effect of the Merger on PGTI Common Stock—Shares of Dissenting Stockholders” and “Appraisal Rights of PGTI Stockholders.”

PGTI Special Meeting (see page [●])

Purposes of the Special Meeting

At the special meeting, PGTI stockholders will be asked to vote upon the following proposals:

•	the merger agreement proposal;

•	the merger-related compensation proposal;

•	the certificate of incorporation amendment proposal; and

•	the adjournment proposal.

Record Date

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is [●], 2024. Only PGTI stockholders who held shares of record as of the close of business on the record date are entitled to receive notice of and vote at the special meeting and any adjournment or postponement of the special meeting, and only as long as such shares remain outstanding on the date of the special meeting. PGTI’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

Required Vote

•

Proposal 1—The Merger Agreement Proposal. The affirmative vote of holders of at least a majority of the outstanding shares of PGTI common stock entitled to vote thereon is required to approve the merger agreement proposal.

•

Proposal 2—The Merger-Related Compensation Proposal. The affirmative vote of holders of at least a majority of the shares of PGTI common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

•

Proposal 3—The Certificate of Incorporation Amendment Proposal. The affirmative vote of holders of at least a majority of the outstanding shares of PGTI common stock entitled to thereon is required to approve the certificate of incorporation amendment proposal.

•

Proposal 4—The Adjournment Proposal. The affirmative vote of holders of at least a majority of the shares of PGTI common stock present virtually or represented by proxy at the special meeting and entitled to vote on the adjournment proposal is required to approve the adjournment proposal.

See “The Special Meeting—Required Vote; Treatment of Abstentions and Failure to Vote.”

Interests of PGTI’s Directors and Executive Officers in the Merger (see page [●])

PGTI’s directors and executive officers have interests in the merger that may be different from, or in addition to, those of PGTI stockholders generally. These interests include, among others, potential severance payments and benefits under the applicable employment agreements and equity award agreements and rights to ongoing indemnification and insurance coverage. The PGTI board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the PGTI stockholders. See the section titled “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger.”

Directors’ and Officers’ Indemnification and Insurance (see page [●])

Under the merger agreement, for a period of six years after the effective time, MITER must cause the surviving corporation to indemnify and hold harmless to the fullest extent permitted by applicable law and the organizational documents of PGTI or its subsidiaries, the present and former directors and officers of PGTI and its subsidiaries and their respective successors and heirs against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the persons having served in such capacity prior to the effective time.

In addition, for a period of six years following the effective time, MITER is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.

At or prior to the effective time, PGTI will (or if PGTI is unable to, MITER will cause the surviving corporation to) purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under PGTI’s existing policies as of the date of the merger agreement, with a one-time cost not in excess of 350% of the last aggregate annual premium paid by PGTI for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.

See “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger—Indemnification and Insurance” and “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Market Prices of PGTI Common Stock (see page [●])

The merger consideration of $42.00 per share represents a premium of approximately 60% over PGTI’s unaffected share price (which was the closing price on October 9, 2023, the last trading day prior to the public disclosure of the third MITER offer (as defined below)). The closing price of PGTI common stock on the New York Stock Exchange (referred to as the “NYSE”) on [●], 2024, the most recent practicable date prior to the date of this proxy statement, was $[●] per share. You are encouraged to obtain current market prices of PGTI common stock in connection with voting your shares of PGTI common stock.

QUESTIONS AND ANSWERS

The following are some questions that you, as a PGTI stockholder, may have regarding the merger and the special meeting and the answers to those questions. PGTI urges you to carefully read the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the merger and the special meeting. Additional important information is also contained in the annexes to and the documents incorporated by reference into this proxy statement.

Q:	What is the purpose of the special meeting?

A:	At the special meeting, stockholders will consider and act upon the matters outlined in the notice of meeting on the cover page of this proxy statement, namely:

1.

A proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement,” beginning on pages [●] and [●], respectively, of this proxy statement;

2.

A proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by PGTI to its named executive officers that is based on or otherwise relates to the merger, discussed under the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger” beginning on pages [●] and [●], respectively, of this proxy statement;

3.

A proposal to approve the amendment to the Amended and Restated Certificate of Incorporation of PGTI, which is further described in the sections titled “Vote on the Certificate of Incorporation Amendment (Proposal 3)” and “The Merger Agreement—PGTI Certificate of Incorporation Amendment” beginning on pages [●] and [●], respectively, and a copy of which is attached to this proxy statement as Annex B; and

4.

A proposal to approve an adjournment of the special meeting, including if necessary to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to adopt the merger agreement which is further described in the section titled “Vote on Adjournment (Proposal 4)” beginning on page [●].

Q:	Where and when is the special meeting?

A:

The special meeting will be held on [●], 2024, beginning at [●] a.m. Eastern Time (with log-in beginning at [●] a.m. Eastern Time), unless postponed to a later date. The special meeting will be a virtual only meeting conducted via live audio webcast at www.virtualshareholdermeeting.com/PGTI2024SM. You will need the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting. Because the special meeting is completed virtually and being conducted via live webcast, stockholders will not be able to attend the meeting in person.

Q:	How does the PGTI board of directors recommend that I vote on the proposals?

A:

The PGTI board of directors unanimously recommends that PGTI stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation amendment proposal, “FOR” the certificate of incorporation amendment proposal and “FOR” the adjournment proposal.

Q:	How does the per share merger consideration compare to the market price of PGTI common stock prior to announcement of the merger?

A:

The merger consideration of $42.00 per share represents a premium of approximately 60% over PGTI’s unaffected share price (which was the closing price on October 9, 2023, the last trading day prior to the public disclosure of the third MITER offer (as defined below)). The closing price of PGTI common stock on the NYSE on [●], 2024, the most recent practicable date prior to the date of this proxy statement, was $[●] per share. You are encouraged to obtain current market prices of PGTI common stock in connection with voting your shares of PGTI common stock.

Q:	What will happen in the merger?

A:

Pursuant to the merger agreement, Merger Sub will merge with and into PGTI, with PGTI surviving the merger as an indirect wholly owned subsidiary of MITER. After the merger, PGTI common stock will be delisted from the NYSE and deregistered under the Securities Exchange Act of 1934, as amended (referred to as the “Exchange Act”), and, as a result, PGTI will no longer be a publicly held company.

Q:	Who will own PGTI after the merger?

A:	Immediately following the merger, PGTI will be an indirect wholly owned subsidiary of MITER.

Q:	What will I receive in the merger?

A:

At the effective time of the merger (referred to as the “effective time”), you will be entitled to receive, for each share of PGTI common stock that you hold (other than (x) shares held by PGTI as treasury stock or held by MITER, PGTI, Merger Sub or any of their respective subsidiaries (referred to as “excluded shares”) and (y) shares of PGTI common stock with respect to which appraisal rights are properly demanded and not withdrawn or lost (referred to as “dissenting shares”) under the DGCL), $42.00 in cash, without interest. Certain shares of PGTI common stock subject to stock-based awards will be treated in the manner described under the heading “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger.”

Q:	What will happen in the merger to PGTI equity awards?

A:

Effective as of immediately prior to the effective time, the restrictions on each restricted share of PGTI common stock (each referred to as a “PGTI restricted share”) granted under the Amended and Restated PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan (referred to as the “PGTI equity plan”) prior to the date of the merger agreement and then outstanding will lapse, and each such PGTI restricted share will be canceled and converted into the right to receive the merger consideration. For purposes of each PGTI performance share, the restrictions on such PGTI performance share will lapse with respect to a number of shares of PGTI common stock calculated pursuant to the following assumptions and otherwise in accordance with the PGTI equity plan and the applicable award agreement governing such PGTI performance shares: (a) with respect to any applicable EBITDA performance measure, actual performance for PGTI performance shares granted in 2021, 2022 and 2023; and (b) with respect to any applicable relative shareholder return modifier, (i) actual performance for any performance period that is completed prior to the effective time, and (ii) assuming maximum performance for any performance period that is not completed prior to the effective time.

Notwithstanding anything to the contrary in the foregoing paragraph, effective as of immediately prior to the effective time, each PGTI interim restricted share will be converted into an award to receive, upon vesting in accordance with the original vesting terms and conditions, an amount in cash equal to the merger consideration plus interest accrued on the basis of prime rate as published in The Wall Street Journal in effect at the effective time, compounded quarterly, calculated on the basis of actual days elapsed (including the closing date of the merger and each applicable vesting date).

Effective as of immediately prior to effective time, each PGTI RSU that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount equal to: (a) the merger consideration plus (b) any accrued but unpaid dividends or dividend equivalents in respect of such PGTI RSU as of the effective time.

For additional information on the treatment of PGTI equity awards in connection with the merger, see the section titled “The Merger Agreement—Effect of Merger on PGTI Common Stock—PGT Restricted Shares; PGTI RSUs.”

Q:	Am I entitled to exercise appraisal rights instead of receiving the merger consideration for my shares of PGTI common stock?

A:

Yes. PGTI stockholders are entitled to appraisal rights under Section 262 of the DGCL in connection with the merger, provided they follow the procedures and satisfy the conditions set forth in Section 262 of the DGCL. For more information regarding appraisal rights, see the sections titled “The Merger (Proposal 1)—Appraisal Rights of PGTI Stockholders” and “Appraisal Rights of PGTI Stockholders.” In addition, a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement. Failure to strictly comply with Section 262 of the DGCL may result in your waiver of, or inability to, exercise appraisal rights.

Q:	What vote is required to adopt the merger agreement?

A:	The votes required for each proposal are as follows:

1.

Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of the outstanding shares of PGTI common stock entitled to vote thereon is required to approve the merger agreement proposal.

2.

Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of at least a majority of the shares of PGTI common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal.

3.

Proposal 3—The Certificate of Incorporation Amendment Proposal: The affirmative vote of holders of at least a majority of the outstanding shares of PGTI common stock entitled to vote thereon is required to approve the certificate of incorporation amendment proposal.

4.

Proposal 4—The Adjournment Proposal: The affirmative vote of holders of at least a majority of the shares of PGTI common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal.

As of [●], 2024, the record date, PGTI directors and executive officers, as a group, owned and were entitled to vote [●] shares of PGTI common stock, which includes restricted and performance shares in amounts as permitted per the grant agreements, or approximately [●]% of the outstanding shares of PGTI common stock. PGTI currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although none of them are obligated to do so.

Q:	Do any of PGTI’s directors or officers have interests in the merger that may differ from or be in addition to my interests as a stockholder?

A:

In considering the recommendation of the PGTI board of directors with respect to the merger agreement proposal, you should be aware that PGTI’s directors and executive officers have certain interests in the merger that may be different from, or in addition to, the interests of PGTI stockholders generally. The PGTI board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending that the merger agreement be approved by the PGTI stockholders. See “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger” and “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2).”

Q:	When do you expect the merger to be completed?

A:

In order to complete the merger, PGTI must obtain the stockholder approval of the merger agreement proposal described in this proxy statement and the other closing conditions under the merger agreement must be satisfied or waived. The parties to the merger agreement currently expect to complete the merger in the middle of 2024, although neither party can assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, the exact timing of the merger cannot be determined at this time.

Q:	What conditions must be satisfied to complete the merger?

A:

The expiration or termination of the waiting period applicable to the consummation of the merger under the HSR Act, each party’s obligation to complete the merger is also subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain other customary conditions, including the following: the absence of any order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger; the accuracy of the other party’s representations and warranties in the merger agreement (subject to the materiality standards set forth in the merger agreement); compliance by the other party in all material respects with its covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger; and delivery of an officer certificate by the other party certifying satisfaction of certain of the conditions described above. The obligation of MITER to consummate the merger is also subject to there not having occurred since the date of the merger agreement an event that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on PGTI that is continuing. Consummation of the merger is not subject to any financing condition.

Q:	What happened to the proposed merger with Masonite?

A:

The Masonite merger agreement (as defined below) was terminated on January 16, 2024, concurrently with PGTI’s entry into the merger agreement, and the proposed merger with Masonite has been abandoned. PGTI stockholders are not being asked to vote on the Masonite merger agreement.

After PGTI entered into the Agreement and Plan of Merger, dated as of December 17, 2023 (referred to as the “Masonite merger agreement”), among PGTI, Masonite and Peach Acquisition, Inc., MITER submitted its proposal to acquire PGTI for $42.00 per share of PGTI common stock in an all-cash transaction. The PGTI board of directors unanimously determined that MITER’s offer was a “Superior Proposal” within the meaning of the Masonite merger agreement. Following such determination, Masonite waived its right to match such offer, and, as a result, PGTI terminated the Masonite merger agreement. In connection with such termination, MITER, on behalf of PGTI, paid the termination fee due to Masonite under the Masonite merger agreement. For more information regarding the background of the merger, see the section titled “The Merger (Proposal 1)—Background of the Merger.”

Q:

Why am I being asked to consider and act upon a proposal to approve, on a non-binding, advisory basis, certain compensation that will or may be paid by PGTI to its named executive officers that is based on or otherwise relates to the merger?

A:

Section 14A of the Exchange Act requires PGTI to seek a non-binding, advisory vote to approve any agreements or understandings and compensation that will or may be paid by PGTI to its named executive officers that is based on or otherwise relates to the merger. Approval of this proposal by PGTI stockholders is not required to complete the merger.

Q:	Do you expect the merger to be taxable to PGTI stockholders?

A:

The receipt of cash in exchange for PGTI common stock pursuant to the merger generally will be a taxable transaction for U.S. federal income tax purposes. U.S. Holders generally will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference, if any between (a) the amount of cash received and (b) the U.S. Holder’s adjusted tax basis in the PGTI common stock surrendered in exchange.

Except in certain specific circumstances described below and under “Material U.S. Federal Income Tax Consequences of the Merger—Non-U.S. Holders,” Non-U.S. Holders generally will not be subject to U.S. federal income tax unless such Non-U.S. Holder has certain connections with the United States.

The U.S. federal income tax consequences described above may not apply to all holders of PGTI common stock. You should read the section titled “Material U.S. Federal Income Tax Consequences of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated and the tax consequences of the merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the merger to you.

Q:	Who is entitled to vote at the special meeting?

A:

Only PGTI stockholders who held shares of record as of the close of business on [●], 2024, the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. PGTI’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date. Participating stockholders who log-on to the special meeting using their unique 16-digit control number will also be able to examine the stockholder list during the special meeting by following the instructions provided on the meeting website at www.virtualshareholdermeeting.com/PGTI2024SM.

Q:	Who may attend the special meeting?

A:

Only stockholders as of the close of business on [●], 2024, or their duly appointed proxies, and invited guests of PGTI may attend the meeting. “Street name” holders (those whose shares are held through a broker, bank or other nominee) who wish to vote at the special meeting must obtain a proxy, executed in their favor, from their broker, bank or other nominee giving them the right to vote their shares at the special meeting.

Q:	Who is soliciting my vote?

A:

The PGTI board of directors is soliciting your proxy, and PGTI will bear the cost of soliciting proxies. MacKenzie Partners has been retained to assist with the solicitation of proxies. MacKenzie Partners will be paid a solicitation fee of approximately $30,000 and will be reimbursed for its reasonable out-of-pocket expenses relating to the special meeting and its prior work in connection with preparing for the special meeting of PGTI stockholders that was contemplated by the Masonite merger agreement. Solicitation initially will be made by mail. Forms of proxies and proxy materials may also be distributed through brokers, custodians, and other like parties to the beneficial owners of shares of PGTI common stock, in which case these parties will be reimbursed for their reasonable out-of-pocket expenses. Proxies may also be solicited in person or by telephone, facsimile, electronic mail or other electronic medium by MacKenzie Partners or, without additional compensation, by certain of PGTI’s directors, officers and employees.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement, please submit your proxy as soon as possible so that your shares of PGTI common stock will be represented and voted at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction card provided by the record holder if your shares are held in “street name” by your bank, brokerage firm or other nominee.

Q:	How do I vote if my shares are registered directly in my name?

A:

If you are a stockholder of record, you may vote virtually at the special meeting or vote by proxy using one of the methods described below. Whether or not you plan to participate in the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still participate in the special meeting and vote virtually even if you have already voted by proxy.

•

To vote via the internet, submit your proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], 2024, the day before the special meeting.

•

To vote by telephone, submit your proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], 2024, the day before the special meeting.

•

To vote using the proxy card, simply complete, sign and return the enclosed proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. PGTI stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting. If you return your signed proxy card to us before the special meeting, we will vote your shares as you direct.

•

To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/PGTI2024SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to attend the meeting, we urge you to vote by proxy, whether by internet, by telephone or by mail, to ensure your vote is counted. You may still attend the meeting virtually and vote your shares, even if you have already voted by proxy. If you later decide to vote at the special meeting, your proxy prior to the special meeting will be revoked; however, attending the special meeting will not revoke your written, internet or telephone proxy, as the case may be, unless you specifically request revocation or cast a ballot at the special meeting. Please choose only one method to cast your vote by proxy. We encourage you to vote over the internet, which is a convenient, cost-effective and reliable alternative compared to returning a proxy card by mail.

Q:	How do I vote if my shares are held in the name of my broker (street name)?

A:

If your shares are held in “street name” by your bank, brokerage firm or other nominee, you must direct your bank, brokerage firm or other nominee on how to vote and you will receive instructions from your bank, brokerage firm or other nominee describing how to vote your shares of PGTI common stock. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of the NYSE, your bank, brokerage firm or other nominee can vote your shares of PGTI common stock on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and you do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial holder and you do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of PGTI common stock at the special meeting, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals at the special meeting. If you are a beneficial holder, PGTI strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

Q:	Can I change my vote after I submit my proxy?

A:

Yes. You can change or revoke your proxy at any time before the final vote at the special meeting or any adjournment or postponement thereof. If you are the record holder of your shares, you may change or revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date, whether over the internet, by telephone or by mail;

•

You may deliver a written notice prior to the special meeting (or any adjournment or postponement thereof) that you are revoking your proxy to PGT Innovations, Inc., Attention: General Counsel and Corporate Secretary, 1070 Technology Drive, North Venice, FL 34275; or

•	You may attend and vote at the virtual special meeting (or any adjournment or postponement thereof).

If your shares are held by your broker, bank or other nominee, you will have to follow the instructions provided by your broker, bank or other nominee to change or revoke your proxy.

If you have questions about how to vote or change your vote, please contact MacKenzie Partners, the firm assisting us in the solicitation of proxies, toll-free at (800) 322-2885.

Q:	What happens if I sell my shares of PGTI common stock before the special meeting?

A:

If you transfer your shares before the special meeting, you will retain the right to vote such shares at the special meeting, but you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	What happens if I sell my shares of PGTI common stock after the special meeting but before the effective time?

A:

If you transfer your shares after the special meeting but before the effective time, you will have transferred the right to receive the merger consideration to the person to whom you transfer your shares. In order to receive the merger consideration, you must hold your shares of common stock through completion of the merger.

Q:	Should I send in my stock certificates now?

A:

No. Please do not send in your PGTI stock certificates with your proxy. After the merger is completed, the exchange agent will send you instructions for exchanging PGTI stock certificates for the consideration to be received in the merger. See “The Merger Agreement—Exchange and Payment Procedures.”

Q:	How many shares must be present to constitute a quorum for the meeting?

A:

Holders of a majority of the total number of issued shares of PGTI common stock as of the record date and entitled to vote at the special meeting must be present or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of PGTI common stock will not be counted towards a quorum. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum.

Q:	What if I abstain from voting or fail to vote or submit a proxy?

A:

If you attend the special meeting or send in your signed proxy card, but abstain from voting on any proposal, your shares will still be counted for purposes of determining whether a quorum exists, but it will have the same effect as a vote “AGAINST” such proposal.

Q:	Will my shares be voted if I do not sign and return my proxy card or vote over the internet, by mail, by telephone or by attendance in person (virtually) at the special meeting?

A:

If you are a registered stockholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance in person (virtually) at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are a beneficial owner of shares held in “street name” by your bank, brokerage firm or other nominee, you should have received a voting instruction card with these proxy materials from that organization rather than from PGTI. Follow the instructions from your bank, brokerage firm or other nominee to see which of the above choices are available to you to ensure that your vote is counted. To vote virtually at the special meeting, you must obtain a “legal proxy” from your bank, brokerage firm or other nominee.

If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to with respect to the merger agreement proposal or the certificate of incorporation amendment proposal, it will have the same effect as a vote “AGAINST” such proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to with respect to merger-related compensation proposal or the adjournment proposal, it will have no effect on the outcome of such proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).

Q:	What is a broker non-vote?

A:

A so-called “broker non-vote” results when banks, brokerage firms and other nominees return a valid proxy but do not vote on a particular proposal because they do not have discretionary authority to vote on the matter and have not received specific voting instructions from the beneficial owner of those shares. Broker non-votes count toward a quorum only if at least one proposal is presented with respect to “routine” matters to which the bank, brokerage firm or other nominee has discretionary authority. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters, and, therefore, broker non-votes, if any, will not be counted as present and entitled to vote for purposes of determining a quorum at the special meeting. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal and the certificate of incorporation amendment proposal, but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, a quorum is present).

Q:	Will my shares held in “street name” or another form of record ownership be combined for voting purposes with shares I hold of record?

A:

No. Because any shares you may hold in “street name” will be deemed to be held by a different stockholder than any shares you hold of record, any shares so held will not be combined for voting purposes with shares you hold of record. Similarly, if you own shares in various registered forms, such as jointly with your spouse, as trustee of a trust or as custodian for a minor, you will receive, and will need to sign and return, a separate proxy card for those shares because they are held in a different form of record ownership. Shares held by a corporation or business entity must be voted by an authorized officer of the entity. Shares held in an individual retirement account must be voted under the rules governing the account.

Q:	What does it mean if I receive more than one set of proxy materials?

A:

You may receive more than one set of voting materials for the special meeting, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your PGTI common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please submit each separate proxy card or voting instruction card that you receive by following the instructions set forth in each separate proxy card or voting instruction card.

Q:	Who will count the votes?

A:	A representative from MacKenzie Partners will serve as the inspector of election.

Q:	Can I participate if I am unable to attend the special meeting?

A:	If you are unable to attend the virtual special meeting, you may participate by completing, signing, dating and returning your proxy card or by voting over the internet, by telephone or by mail.

Q:	Where can I find the voting results of the special meeting?

A:

PGTI intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the SEC following the special meeting. All reports that PGTI files with the SEC are publicly available when filed.

Q:	What happens if the merger is not completed?

A:

If the merger agreement is not adopted by PGTI stockholders or if the merger is not completed for any other reason, PGTI stockholders will not receive any consideration for their shares of PGTI common stock in connection with the merger. Instead, PGTI will remain an independent public company, PGTI common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and PGTI will continue to file periodic reports with the SEC. Under certain specific circumstances, PGTI is required to pay MITER a termination fee of $86,000,000 and, under certain other specific circumstances, MITER is required to pay PGTI the MITER termination fee of $184,000,000 or the MITER regulatory termination fee of $210,000,000, as applicable. See section titled “The Merger Agreement—Termination Fees and Expenses.”

Q:	How can I obtain additional information about PGTI?

A:

PGTI will provide copies of this proxy statement and its most recent Annual Report to Stockholders, including its Annual Report on Form 10-K, without charge to any stockholder who makes a written request to our General Counsel and Corporate Secretary at PGT Innovations, Inc., 1070 Technology Drive, North Venice, FL 34275. PGTI’s Annual Report on Form 10-K and other SEC filings may also be accessed at www.sec.gov or on the Investor Relations section of PGTI’s website at www.pgtinnovations.com. PGTI’s website address is provided as an inactive textual reference only. The information provided on or accessible through our website is not part of this proxy statement and is not incorporated by reference in this proxy statement by this or any other reference to our website provided in this proxy statement.

Q:	How many copies of this proxy statement and related voting materials should I receive if I share an address with another stockholder?

A:

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

PGTI and some brokers may be householding our proxy materials by delivering proxy materials to multiple stockholders who request a copy and share an address, unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or PGTI if you are a stockholder of record. You can notify us by sending a written request to PGT Innovations, Inc., 1070 Technology Drive, North Venice, FL 34275, Attention: General Counsel and Corporate Secretary, or calling (941) 480-1600. Stockholders who share a single address, but receive multiple copies of this proxy statement, may request that in the future they receive a single copy by notifying PGTI at the telephone or address set forth in the prior sentence. In addition, PGTI will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of this proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Q:	Whom should I contact if I have any questions?

A:

If you have any questions about the special meeting, the merger, the proposals or this proxy statement, would like additional copies of this proxy statement, need to obtain proxy cards or other information related to this proxy solicitation or need help submitting a proxy or voting your shares of PGTI common stock, you should contact:

PGT Innovations, Inc.

Attention: General Counsel and Corporate Secretary

1070 Technology Drive,

North Venice, Florida 34275

(941) 480-1600

or

MacKenzie Partners, Inc.

1407 Broadway, 27th Floor

New York, New York 10018

Call Toll Free: (800) 322-2885

Email: proxy@mackenziepartners.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference into this proxy statement contain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 that are not limited to historical facts but reflect PGTI’s current beliefs, expectations or intentions regarding future events. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, such as statements regarding the transactions contemplated by the merger agreement, including: the expected time period to consummate the merger, opportunities and anticipated future performance. All such forward-looking statements are based upon current plans, estimates, expectations and ambitions that are subject to risks, uncertainties and assumptions, many of which are beyond the control of PGTI, that could cause actual results to differ materially from those expressed in such forward-looking statements.

You can identify these statements and other forward-looking statements in this document by words such as “may,” “will,” “should,” “can,” “could,” “anticipate,” “estimate,” “expect,” “predict,” “project,” “future,” “potential,” “intend,” “plan,” “assume,” “believe,” “forecast,” “look,” “build,” “focus,” “create,” “work,” “continue,” “target,” “poised,” “advance,” “drive,” “aim,” “forecast,” “approach,” “seek,” “schedule,” “position,” “pursue,” “progress,” “budget,” “outlook,” “trend,” “guidance,” “commit,” “on track,” “objective,” “goal,” “strategy,” “opportunity,” “ambitions,” “aspire” and similar expressions, and variations or negative of such terms or other variations thereof. Words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. These forward-looking statements are based on current expectations and beliefs of management and current market trends and conditions.

These forward-looking statements involve risks and uncertainties that are outside of PGTI’s control and may cause actual results to differ materially from those contained in forward-looking statements. These risks and uncertainties include, among others, risks and uncertainties relating to:

•	the timing, receipt and terms and conditions of any required governmental and regulatory approvals of the merger;

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the definitive agreement;

•	the possibility that PGTI stockholders may not approve the merger;

•	the outcome of any legal proceedings related to the merger;

•	the risk that the parties may not be able to satisfy the conditions to the merger in a timely manner or at all;

•	the ability to consummate the merger on a timely basis or at all;

•	the risk of unforeseen or unknown liabilities;

•	the risk of potential litigation relating to the merger that could be instituted against PGTI or its directors and/or officers;

•

the risk that the merger and its announcement could have an adverse effect on PGTI’s business relationships and business generally, including the ability of PGTI to maintain relationships with customers, suppliers and other business partners, to retain and hire key personnel, and on its operating results and business generally;

•	difficulties in retaining and hiring key personnel and employees due to the merger;

•	risks related to diversion or disruption of management time from ongoing business operations due to the merger;

•	the impact of public health crises, such as pandemics (including COVID-19) and epidemics and any related company or government policies and actions to protect the health and safety of individuals or government policies or actions to maintain the functioning of national or global economies and markets;

•	cyber-attacks, information security and data privacy;

•	global political and economic conditions, including rising interest rates, the impact of inflation and challenges in manufacturing and the global supply chain; and

•

events and trends on a national, regional and global scale, including the cyclicality in the public building materials industry and other target markets and those of a political, economic, business, competitive and regulatory nature.

PGTI cautions that the foregoing list of factors is not exhaustive. Additional information concerning these and other risk factors is contained in PGTI’s most recently filed Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other SEC filings, as such filings may be amended from time to time. All of the forward-looking statements made by PGTI contained or incorporated by reference in this proxy statement and all subsequent written and oral forward-looking statements concerning PGTI, the merger or other matters attributable to PGTI or any person acting on its behalf are expressly qualified in their entirety by the cautionary statement above.

If any of these risks materialize or any of PGTI’s assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. There may be additional risks that PGTI presently does not know of or that PGTI currently believes are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In addition, forward-looking statements reflect PGTI’s expectations, plans or forecasts of future events and views as of the date of this proxy statement. PGTI anticipates that subsequent events and developments will cause PGTI’s assessments to change. However, while PGTI may elect to update these forward-looking statements at some point in the future, PGTI specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing PGTI’s assessments as of any date subsequent to the date of this proxy statement. Accordingly, undue reliance should not be placed upon the forward-looking statements.

THE COMPANIES

PGT Innovations, Inc.

PGT Innovations, Inc. is a manufacturer of impact-resistant aluminum and vinyl-framed windows and doors and offers a broad range of fully customizable window and door products. PGTI sells its products to customers in Florida, other parts of the United States, the Caribbean, Canada, and South and Central America. PGTI was incorporated in the state of Delaware on December 16, 2003, as JLL Window Holdings, Inc., and was renamed PGT, Inc. on February 15, 2006 and PGT Innovations, Inc. on December 14, 2016. PGTI common stock trades on the New York Stock Exchange under the symbol “PGTI.” The principal executive offices of PGTI are located at 1070 Technology Drive, North Venice, Florida 34275, and its telephone number is (941) 480-1600.

MIWD Holding Company LLC

MIWD Holding Company LLC is a Delaware limited liability company. MIWD Holding Company LLC and Merger Sub are each affiliated with MITER Brands. MITER Brands is a residential window and door manufacturer that produces a portfolio of window and door brands for the new construction and replacement segments with an owner-operated, family-first approach.

MITER’s principal executive office is located at 2550 Interstate Drive, Suite 400, Harrisburg, PA 17110. MITER’s telephone number is (717) 365-3300. MITER’s internet website address is www.miterbrands.com. The information provided on MITER’s website is not part of this proxy statement and is not incorporated in this proxy statement by reference by this or any other reference to its website provided in this proxy statement.

RMR MergeCo, Inc.

RMR MergeCo, Inc., a Delaware corporation, is an indirect wholly owned subsidiary of MITER. Merger Sub was incorporated by MITER solely in contemplation of the transactions contemplated by the merger agreement, has not conducted any business and has no assets, liabilities or obligations of any nature other than as set forth in the merger agreement. The principal executive offices of Merger Sub are located at c/o MIWD Holding Company LLC, 2550 Interstate Drive, Suite 400, Harrisburg, PA 17110, and its telephone number is (717) 365-3300.

THE SPECIAL MEETING

General

This proxy statement is first being mailed on or about [●], 2024, and constitutes notice of the special meeting in conformity with the requirements of the DGCL and PGTI’s bylaws.

This proxy statement is being provided to PGTI stockholders as part of a solicitation of proxies by the PGTI board of directors for use at the special meeting of PGTI stockholders and at any adjournments or postponements of such special meeting. This proxy statement provides PGTI stockholders with information about the special meeting and should be read carefully in its entirety.

Date, Time and Place of the Special Meeting

The special meeting will be held on [●], 2024, beginning at [●] a.m., Eastern Time, unless postponed to a later date, via live audio webcast at www.virtualshareholdermeeting.com/PGTI2024SM. To virtually participate in the special meeting, visit such website and enter the 16-digit control number provided on your proxy card or voting instruction card in order to participate in the special meeting.

Purposes of the Special Meeting

At the special meeting, PGTI stockholders will be asked to vote upon the following proposals:

•

Proposal 1—The Merger Agreement Proposal: the proposal to adopt the merger agreement, which is further described in the sections titled “The Merger (Proposal 1)” and “The Merger Agreement” of this proxy statement and a copy of which is attached to this proxy statement as Annex A;

•

Proposal 2—The Merger-Related Compensation Proposal: the proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable by PGTI to its named executive officers that is based on or otherwise relates to the merger, which is further described in the sections titled “Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements (Proposal 2)” and “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger”;

•

Proposal 3—The Certificate of Incorporation Amendment Proposal: the proposal to approve the amendment to the Amended and Restated Certificate of Incorporation of PGTI, which is further described in the sections titled “Vote on the Certificate of Incorporation Amendment (Proposal 3)” and “The Merger Agreement—PGTI Certificate of Incorporation Amendment” and a copy of which is attached to this proxy statement as Annex B; and

•

Proposal 4—The Adjournment Proposal: the proposal to approve the adjournment of the special meeting, if necessary, to solicit additional proxies in favor of the proposal to adopt the merger agreement if there are not sufficient votes at the time of such adjournment to approve the merger agreement proposal, which is further described in the section titled “Vote on Adjournment (Proposal 4).”

Only the approval of the merger agreement proposal is required for completion of the merger. PGTI will transact no other business at the special meeting except such business as may properly be brought before the special meeting or any adjournment or postponement thereof.

Recommendation of the PGTI’s Board of Directors

At a special meeting held on January 16, 2024, the PGTI board of directors unanimously determined that the merger agreement and the transactions contemplated thereby are advisable, fair to and in the best interests of

PGTI and PGTI stockholders, approved the execution of the merger agreement and the consummation of the transactions contemplated thereby, approved the certificate of incorporation amendment and directed that the adoption of the merger agreement and the certificate of incorporation amendment be submitted to a vote at a meeting of the PGTI stockholders.

Accordingly, the PGTI board of directors unanimously recommends that PGTI stockholders vote “FOR” the merger agreement proposal, “FOR” the merger-related compensation proposal, “FOR” the certificate of incorporation amendment proposal and “FOR” the adjournment proposal.

PGTI stockholders should carefully read this proxy statement, including any documents incorporated by reference, and the annexes in their entirety for more detailed information concerning the merger and the transactions contemplated by the merger agreement.

Virtual Participation at Special Meeting

The special meeting will be a completely virtual meeting of stockholders conducted via live audio webcast through the website described above under the heading “Date, Time and Place of the Special Meeting.”

PGTI will have technicians ready to assist PGTI stockholders with any technical difficulties they may have accessing the virtual meeting. If PGTI stockholders encounter any difficulties accessing the virtual meeting or during the meeting time, PGTI stockholders should navigate to www.virtualshareholdermeeting.com/PGTI2024SM, where a phone number for IT support will be posted.

Outstanding Shares as of the Record Date

As of the record date, there were [●] shares of PGTI common stock outstanding and owned by PGTI stockholders (i.e., excluding shares of PGTI common stock held in treasury by PGTI), held by [●] holders of record. Each share of PGTI common stock is entitled to one vote on each matter considered at the special meeting.

Stockholders may request an appointment to inspect a complete list of stockholders entitled to vote at the special meeting for any purpose germane to the special meeting at PGTI’s principal executive offices located at 1070 Technology Drive, North Venice, Florida 34275, during ordinary business hours within 10 days prior to the special meeting. This list will also be made available at the special meeting for examination by any stockholder virtually present at the special meeting.

Record Date; Stockholders Entitled to Vote

The record date for the determination of stockholders entitled to notice of and to vote at the special meeting is [●], 2024. Only holders of PGTI common stock as of the close of business on the record date are entitled to receive notice of, and vote at, the special meeting or any adjournment or postponement thereof. PGTI’s official stock ownership records will conclusively determine whether a stockholder is a “holder of record” as of the record date.

Quorum and Broker Non-Votes

Holders of a majority of the total number of issued shares of PGTI common stock as of the record date and entitled to vote at the special meeting must be present or represented by proxy at the special meeting to constitute a quorum for the transaction of business at the special meeting. If you fail to submit a proxy or to vote at the special meeting, or fail to instruct your bank, brokerage firm or other nominee how to vote, your shares of PGTI common stock will not be counted towards a quorum. Marks to “ABSTAIN” on any proposal are considered present for purposes of establishing a quorum. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed. If the special meeting is postponed or adjourned, it will not affect the ability of holders of record of PGTI common stock as of the record date to exercise their voting rights or to revoke any previously granted proxy using the methods described below; however, if a new record date is set for an adjourned meeting, a new quorum will be required to be established.

Banks, brokerage firms and other nominees who hold shares in “street name” for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion on “routine” matters. When a broker does not receive instructions from a beneficial owner on how to vote shares with respect to a “non-routine” matter, a “broker non-vote” occurs. “Broker non-votes” will not be treated as present for purposes of determining whether a quorum is present. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters.

Your shares will be counted for purposes of determining if there is a quorum, whether representing votes for, against or abstained, if you (1) participate in the special meeting or (2) have voted via the internet, by telephone or by properly submitting a proxy card or voting instruction card by mail.

Required Vote; Treatment of Abstentions and Failure to Vote

The votes required for each proposal are as follows:

Proposal 1—The Merger Agreement Proposal: The affirmative vote of holders of at least a majority of the outstanding shares of PGTI common stock entitled to vote thereon is required to approve the merger agreement proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee to vote with respect to the merger agreement proposal, it will have the same effect as a vote “AGAINST” the merger agreement proposal.

Proposal 2—The Merger-Related Compensation Proposal: The affirmative vote of holders of at least a majority of the shares of PGTI common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve, on an advisory (non-binding) basis, the merger-related compensation proposal. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the merger-related compensation proposal. If you fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to with respect to the merger-related compensation proposal, it will have no effect on the merger-related compensation proposal (assuming a quorum is present).

Proposal 3—The Certificate of Incorporation Amendment Proposal: The affirmative vote of holders of at least a majority of the outstanding shares of PGTI common stock entitled to vote thereon is required to approve the certificate of incorporation amendment proposal. If you mark “ABSTAIN” on your proxy, fail to submit a proxy or to vote at the special meeting or fail to instruct your bank, brokerage firm or other nominee how to vote with respect to the certificate of incorporation amendment proposal, it will have the same effect as a vote “AGAINST” the certificate of incorporation amendment proposal.

Proposal 4—The Adjournment Proposal: The affirmative vote of holders of at least a majority of the shares of PGTI common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon is required to approve the adjournment proposal, including if necessary to solicit additional proxies for the adoption of the merger agreement. If you mark “ABSTAIN” on your proxy, it will have the same effect as a vote “AGAINST” the adjournment proposal. If you fail to submit a proxy or to vote at the special meeting or fail instruct your bank, brokerage firm or other nominee how to vote with respect to the adjournment proposal, it will have no effect on the adjournment proposal.

An abstention occurs when a stockholder attends a meeting, either by attendance in person (virtually) or by proxy, but abstains from voting. At the special meeting, abstentions will be counted in determining whether a quorum is present and will have the effect of a vote “AGAINST” the merger agreement proposal, the merger-related compensation proposal, the certificate of incorporation amendment proposal and the adjournment proposal, including if necessary to permit further solicitation of proxies.

If you are a registered stockholder and you do not sign and return your proxy card by mail or vote over the internet, by telephone or by attendance in person (virtually) at the special meeting, your shares will not be voted at the special meeting and will not be counted for purposes of determining whether a quorum exists. If you are the record owner of your shares and you fail to vote, it will have the same effect as a vote “AGAINST” the merger agreement proposal, the certificate of incorporation amendment proposal and the adjournment proposal, including if necessary to permit further solicitation of proxies, but will have no effect on the outcome of the merger-related compensation proposal.

Shares and Voting of PGTI’s Directors and Executive Officers

As of the record date, PGTI directors and executive officers, as a group, owned and were entitled to vote [●] shares of PGTI common stock, which includes restricted and performance shares in amounts as permitted per the grant agreements, or approximately [●]% of the outstanding shares of PGTI common stock. PGTI currently expects that these directors and executive officers will vote their shares in favor of the merger agreement proposal and each of the other proposals described in this proxy statement, although none of the directors and executive officers are obligated to do so.

How to Vote or Have Your Shares Voted

PGTI stockholders of record may vote their shares of PGTI common stock or submit a proxy to have their shares of PGTI common stock voted at the special meeting in one of the following ways:

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Internet: PGTI stockholders may submit their proxy by using the internet at www.proxyvote.com. Internet voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], the day before the special meeting.

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Telephone: PGTI stockholders may submit their proxy by using a touch-tone telephone at 1-800-690-6903. Telephone voting is available 24 hours a day and will be accessible until 11:59 p.m., Eastern Time, on [●], the day before the special meeting.

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Mail: PGTI stockholders may submit their proxy by properly completing, signing, dating and mailing their proxy card in the postage-paid envelope (if mailed in the United States) included with this proxy statement. PGTI stockholders who vote this way should mail the proxy card early enough so that it is received before the date of the special meeting.

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To Vote Virtually at the Special Meeting: To vote virtually at the special meeting, visit www.virtualshareholdermeeting.com/PGTI2024SM and enter the 16-digit control number included on your proxy card or voting instruction card that accompanied your proxy materials.

Whether or not you plan to participate in the special meeting, PGTI urges you to submit your proxy by completing and returning the proxy card as promptly as possible, or by submitting your proxy by telephone or via the internet, prior to the special meeting to ensure that your shares of PGTI common stock will be represented and voted at the special meeting if you are unable to participate.

The PGTI board of directors has appointed certain persons as proxy holders to vote proxies in accordance with the instructions of PGTI stockholders. If you are a stockholder of record and you authorize these proxy holders to vote your shares of PGTI common stock with respect to any matter to be acted upon, your shares will be voted in accordance with your instructions in your proxy. If you are a stockholder of record and you authorize these proxy holders to vote your shares but do not specify how your shares should be voted on a proposal, these proxy holders will vote your shares on such proposals as the PGTI board of directors recommends. If any other matter properly comes before the special meeting, these proxy holders will vote on that matter in their discretion.

If, as of the record date, your shares of PGTI common stock are registered directly in your name with the transfer agent of PGTI, Equiniti Trust Company, LLC (f.k.a., American Stock Transfer & Trust Company, LLC), you are considered the stockholder of record with respect to those shares. As the stockholder of record, you have the right to vote or to grant a proxy for your vote directly to PGTI or to a third party to vote at the special meeting.

If, as of the record date, your shares were held in an account at a bank, brokerage firm or other nominee, you are the beneficial owner of shares held in “street name,” and, for the purposes of this proxy statement, a beneficial owner, and your bank, brokerage firm or other nominee is considered the stockholder of record with respect to those shares. If you are a beneficial owner, you have a right to direct your bank, brokerage firm or other nominee on how to vote the shares held in your account. The availability of internet or telephonic voting will depend on the nominee’s voting process. Please check with your bank, brokerage firm or other nominee and follow the voting procedures your bank, brokerage firm or other nominee provides.

In accordance with the rules of the NYSE, your bank, brokerage firm or other nominee may generally vote on “routine” matters when they have not received voting instructions from you. However, such banks, brokerage firms and other nominees are precluded from exercising their voting discretion with respect to “non-routine” matters. If you are a beneficial owner and do not provide these instructions, a “non-vote” occurs with respect to those matters. All proposals described in this proxy statement to be voted on at the special meeting are considered “non-routine” matters. Accordingly, if you are a beneficial owner and do not provide your bank, brokerage firm or other nominee instructions on how to vote your shares of PGTI common stock, your bank, brokerage firm or other nominee generally will not be permitted to vote your shares on any of the proposals. The effect of not instructing your broker how you wish your shares to be voted will be the same as a vote “AGAINST” the merger agreement proposal and the certificate of incorporation amendment proposal but will not have an effect on the adjournment proposal or the merger-related compensation proposal (assuming, in the case of the merger-related compensation proposal, that a quorum is present). If you are a beneficial holder, PGTI strongly encourages you to provide voting instructions to your bank, brokerage firm or other nominee so that your vote will be counted on all matters.

If you are a beneficial owner, you are invited to participate in the special meeting; however, you may not vote your shares at the special meeting unless you obtain a “legal proxy” from your bank, brokerage firm or other nominee that holds your shares, giving you the right to vote the shares at the special meeting.

Revocation of Proxies

PGTI stockholders of record may revoke their proxies at any time prior to the voting at the special meeting in any of the following ways:

•	signing and delivering a new proxy relating to the same shares and bearing a later date than the original proxy;

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delivering a signed, written notice of revocation that is received prior to the polls closing at the special meeting (or any adjournment or postponement thereof), which is dated later than the date of the proxy and states that the proxy is revoked, to PGT Innovations, Inc., Attention: General Counsel and Corporate Secretary, 1070 Technology Drive, North Venice, Florida 34275; or

•	participating in and voting during the virtual special meeting. Participation in the virtual special meeting will not, however, in and of itself, constitute a vote or revocation of a prior proxy.

PGTI beneficial owners may change their voting instruction only by following the directions received from their bank, brokerage firm or other nominee for changing their voting instructions.

Delivery of Proxy Materials

As permitted by applicable law, only one copy of this proxy statement is being delivered to holders of PGTI common stock residing at the same address, unless such holders of PGTI common stock have notified PGTI of their desire to receive multiple copies of this proxy statement.

PGTI will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any holder of PGTI common stock residing at an address to which only one copy of this proxy statement was mailed. Requests for additional copies should be directed to PGTI by mail at PGT Innovations, Inc., Attention: General Counsel and Corporate Secretary, 1070 Technology Drive, North Venice, Florida 34275 or by calling (941) 480-1600 or to PGTI’s proxy solicitor, MacKenzie Partners, by calling toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com.

Shares Held in Name of Broker

If your shares are held by your broker, bank or other nominee, often referred to as held in “street name,” you will receive a form from your broker, bank or other nominee seeking instruction as to how your shares should be voted. You should contact your broker, bank or other nominee with questions about how to provide or revoke your instructions.

Tabulation of Votes

A representative from MacKenzie Partners will serve as the inspector of election.

Solicitation of Proxies

PGTI will pay for the proxy solicitation costs related to the special meeting. In addition to sending and making available these materials, some of PGTI’s directors, officers and employees may solicit proxies in person by contacting PGTI stockholders by telephone or over the Internet. PGTI stockholders may also be solicited by press releases issued by PGTI, postings on PGTI’s websites and advertisements in periodicals. None of PGTI’s directors, officers or employees will receive additional compensation for their solicitation services. PGTI has engaged MacKenzie Partners to assist in the solicitation of proxies for the special meeting. PGTI estimates that it will pay MacKenzie Partners a fee of approximately $30,000, plus reasonable out-of-pocket expenses relating to the special meeting and its prior work in connection with preparing for the special meeting of PGTI stockholders that was contemplated by the Masonite merger agreement. Certain banking institutions, brokerage firms, custodians, trustees, nominees and fiduciaries who hold shares for the benefit of another party may solicit proxies for PGTI. If so, they will mail proxy information to, or otherwise communicate with, the beneficial owners of shares of PGTI common stock held by them. PGTI will also reimburse banks, brokerage firms, custodians, trustees, nominees and fiduciaries for their expenses incurred in sending proxies and proxy materials to beneficial owners of PGTI common stock.

Adjournments

The special meeting may be adjourned by the holders of shares representing at least a majority of the votes entitled to be cast by PGTI stockholders present virtually or represented by proxy, if sufficient votes are cast in favor of the adjournment proposal, whether or not there is a quorum.

Notice need not be given of any adjourned meeting if the time and place, if any, thereof and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting are announced at the meeting at which the adjournment is taken unless the adjournment is for more than 30 days, in which case a notice of the adjourned meeting will be given to each stockholder of record entitled to vote at the meeting. If, after any adjournment, a new record date for the stockholders entitled to vote is fixed for any adjourned meeting, notice of the place, if any, date, and time of the adjourned meeting and the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such adjourned meeting must be given to each stockholder of record entitled to vote at the meeting.

Questions and Additional Information

You may contact PGTI’s proxy solicitor, MacKenzie Partners, Inc., toll-free at (800) 322-2885 or by email at proxy@mackenziepartners.com, with any questions about the special meeting, the merger, the proposals or this proxy statement, if you would like additional copies of this proxy statement, if you need to obtain proxy cards or other information related to the proxy solicitation or if you need help submitting a proxy or voting your shares of PGTI common stock.

THE MERGER (PROPOSAL 1)

This section of this proxy statement describes the material aspects of the merger. This section may not contain all of the information that is important to you. You should carefully read this entire proxy statement and the documents incorporated by reference into this proxy statement, including the full text of the merger agreement, a copy of which is attached to this proxy statement as Annex A, for a more complete understanding of the merger. In addition, important information about PGTI is included in or incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”

Effects of the Merger

Upon the terms and subject to the conditions of the merger agreement and in accordance with Delaware law, Merger Sub will merge with and into PGTI, whereupon the separate existence of Merger Sub will cease and PGTI will survive the merger as an indirect wholly owned subsidiary of MITER.

The following diagrams illustrate in simplified terms the merger and the effect of the merger on the organizational structures of MITER and PGTI.

The following diagram illustrates in simplified terms the organizational structure of MITER and PGTI prior to the merger:

The following diagram illustrates in simplified terms the merger:

The following diagram illustrates in simplified terms the organizational structure of MITER and PGTI after the merger:

Effect on PGTI if the Merger is Not Completed

If the merger agreement is not adopted by PGTI stockholders or if the merger is not completed for any other reason, PGTI stockholders will not receive any payment for their shares (or interests in shares) of PGTI common stock in connection with the merger. Instead, PGTI will remain an independent public company, PGTI common stock will continue to be listed and traded on the NYSE and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the merger is not completed, PGTI stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including risks related to the highly competitive industry in which PGTI operates and risks related to adverse economic conditions.

Furthermore, if the merger is not completed, and depending on the circumstances that would have caused the merger not to be completed, it is likely that the price of PGTI common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of PGTI common stock would return to the price at which it trades as of the date of this proxy statement.

Accordingly, if the merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of PGTI common stock. If the merger agreement is not adopted by PGTI stockholders or if the merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to PGTI will be offered or that PGTI’s business, prospects or results of operation will not be adversely impacted.

In addition, the merger agreement provides that, upon termination of the merger agreement under certain circumstances, PGTI will be required to pay to MITER a termination fee of $86,000,000, or under certain other circumstances, MITER will be required to pay PGTI the MITER termination fee of $184,000,000 or the MITER regulatory termination fee of $210,000,000, as applicable, under the terms of the merger agreement. See the section titled “The Merger Agreement—Termination Fees and Expenses” for a discussion of the circumstances under which such termination fees would be required to be paid.

Merger Consideration

At the effective time, each share of PGTI common stock issued and outstanding immediately prior to the effective time (other than (a) excluded shares and (b) dissenting shares) will be converted into the right to receive the merger consideration of $42.00 in cash, without interest.

Background of the Merger

The following chronology summarizes the key meetings and events that led to the signing of the merger agreement. This chronology does not purport to catalogue every conversation of or among the PGTI board of directors, MITER, PGTI’s representatives, MITER’s representatives and other parties.

The PGTI board of directors and senior management regularly review and assess PGTI’s operations, performance, opportunities, prospects and strategic direction. In connection with this review and assessment, and with the assistance of legal and financial advisors, the PGTI board of directors and management have considered potential strategic alternatives for PGTI, including potential business combinations or other transactions, to strengthen PGTI’s business and maximize shareholder value. In addition, PGTI has from time to time received unsolicited inquiries from third parties seeking to determine PGTI’s interest in various sorts of M&A transactions.

During the period discussed below, PGTI (itself or through its advisors) contacted or otherwise interacted with 12 unique financial and strategic parties in relation to possible strategic transactions, resulting in a total of 17 proposals to acquire PGTI since 2021. Described below are all such material interactions and contacts during such period, including those that led to any such proposals to acquire PGTI. All of these contracts and interactions (other than those with Party A) occurred after PGTI adopted its shareholder rights plan in March 2023, with the most significant interactions occurring during the last quarter of 2023 and the first quarter of 2024.

In early August of 2021, the CEO of Party A, a publicly listed home building products company (referred to as “Party A”), contacted PGTI’s President and CEO Jeff Jackson to request a meeting with Mr. Jackson. The topic of the meeting was not specified. The meeting was scheduled for August 11, 2021. At the August 11 meeting, Mr. Jackson and the CEO of Party A discussed a potential business combination involving PGTI and Party A, but did not discuss the price or any other terms of a potential transaction. Shortly thereafter, Mr. Jackson relayed the substance of this discussion to several members of the PGTI board of directors, including the Chairman, Rodney Hershberger.

On August 16, 2021, in light of Mr. Jackson’s discussion with the CEO of Party A and PGTI’s expectation that Party A may soon make an offer to acquire PGTI, PGTI engaged Davis Polk & Wardwell LLP, which had previously advised PGTI on certain of its strategic acquisition transactions, to serve as PGTI’s legal advisor in connection with a potential strategic transaction.

On September 2, 2021, Party A sent an unsolicited offer letter to Mr. Jackson, proposing the acquisition of PGTI by Party A for $26.50 per share of PGTI common stock in an all-cash transaction (referred to as the “first Party A offer”). Mr. Jackson promptly shared the first Party A offer with the PGTI board of directors. The first Party A offer stated that the proposed transaction would be funded with cash on hand and a combination of existing and new committed debt financing and that the transaction documentation would not include any financing contingency.

On September 4, 2021, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Davis Polk in attendance. Davis Polk provided a summary of public company transaction processes and the PGTI board of directors’ fiduciary duties, and the PGTI board of directors concluded that (a) the first Party A offer was not in the best interests of PGTI or its stockholders and did not provide a basis to engage with Party A and (b) authorized Mr. Jackson to inform Party A that the PGTI board of directors had determined that the first Party A offer did not provide sufficient value to PGTI stockholders to warrant further discussion. Mr. Jackson subsequently communicated this message to representatives of Party A.

Over the next few months, from September 2021 through December 2021, representatives of PGTI and Party A held several meetings and Messrs. Hershberger and Jackson exchanged various communications with representatives of Party A. In particular, on October 20, 2021, Mr. Jackson and the CEO of Party A met for

lunch, and the CEO of Party A expressed continued interest in a potential strategic transaction between PGTI and Party A, but stated that he would prefer to effectuate a transaction on a friendly basis. Mr. Jackson replied that he believed that the PGTI board of directors would not be interested in an offer at that time for a price similar to Party A’s prior offer.

On December 15, 2021, Mr. Jackson and the CEO of Party A held a phone call to further discuss a potential strategic transaction with Party A. Following that conversation, Party A sent an unsolicited indication of interest addressed to Messrs. Hershberger and Jackson, reaffirming Party A’s proposal to acquire PGTI for $26.50 per share of PGTI common stock, comprised of $20.50 in cash and $6.00 in Party A common stock (referred to as the “second Party A offer”). The second Party A offer stated that the cash portion of the proposed transaction would be financed with cash on hand and a combination of existing and new debt financing, for which Party A would secure commitments prior to the execution of definitive transaction documents. The second Party A offer further stated that the transaction documentation would not include any financing contingency. Upon receipt of the second Party A offer, Messrs. Hershberger and Jackson discussed the second Party A offer and were of the opinion that the change in the consideration mix did not materially alter Party A’s proposal. Mr. Jackson then promptly informed the PGTI board of directors of the receipt of the second Party A offer. Because the second Party A offer did not offer any increase in value compared to the first Party A offer, PGTI concluded that the second Party A offer similarly did not adequately value PGTI.

In January 2022, PGTI formally retained FGS Global Inc. as its public relations advisor in connection with a potential strategic transaction.

On January 5, 2022, Mr. Jackson and the CEO of Party A held a call during which Mr. Jackson informed the CEO of Party A that the PGTI board of directors believed the first Party A offer and the second Party A offer did not adequately value PGTI.

During January 2022, PGTI’s senior management consulted Evercore on an informal basis. On January 31, 2022, PGTI and Evercore entered into an engagement letter, pursuant to which PGTI formally retained Evercore to advise on potential shareholder activism, to prepare for and respond to proposals for a potential strategic transaction and to evaluate strategic and financial alternatives for PGTI. The determination to engage Evercore as PGTI’s financial advisor was based on, among other things, Evercore’s qualifications, experience and reputation and Evercore’s familiarity with PGTI.

On May 1, 2022, Party A sent an unsolicited indication of interest addressed to the PGTI board of directors, offering to acquire PGTI for $28.25 per share of PGTI common stock, comprised of $25.00 in cash and $3.25 in Party A common stock, based on a fixed exchange ratio using the trading price of Party A common stock during a period to be agreed (referred to as the “third Party A offer”). Mr. Jackson promptly shared the third Party A offer with the entire PGTI board of directors. The third Party A offer stated that the cash portion of the proposed transaction would be financed with cash on hand and a combination of existing and new debt financing, for which Party A would secure commitments prior to the execution of definitive transaction documents. The third Party A offer further stated that the transaction documentation would not include any financing contingency.

On May 12, 2022, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore in attendance. Representatives of Davis Polk attended in person.

On May 17, 2022, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance. Evercore summarized the proposed strategic transaction with Party A and provided a preliminary financial analysis of PGTI based on management projections and publicly available Wall Street analyst consensus forecasts. The PGTI board of directors concluded that the third Party A offer did not adequately value PGTI and authorized Messrs. Hershberger and Jackson to inform Party A of its determination.

On May 20, 2022, Messrs. Jackson and Hershberger and representatives of Party A held a call, on which Messrs. Jackson and Hershberger informed Party A that PGTI was rejecting the third Party A offer.

On May 23, 2022, Messrs. Hershberger and Jackson sent a letter to Party A formally rejecting the third Party A offer. In the letter, Messrs. Hershberger and Jackson further encouraged Party A that any revised proposal be an all-cash offer, in light of the PGTI board of directors’ concerns about the volatility in Party A’s stock price, but expressed concern about closing certainty and, in particular, Party A’s ability to finance an all-cash offer at the same price per share as reflected in the third Party A offer, given the implied leverage levels for Party A at that price point.

On June 10, 2022, Party A sent an unsolicited proposal to the PGTI board of directors, offering to acquire PGTI for $28.25 per share of PGTI common stock in an all-cash transaction (referred to as the “fourth Party A offer”). Mr. Jackson promptly shared the fourth Party A offer with the entire PGTI board of directors. The fourth Party A offer stated that the proposed transaction would be financed with cash on hand and a combination of existing and new debt financing, for which Party A would secure commitments prior to the execution of definitive transaction documents. The fourth Party A offer further stated that the definitive transaction documentation would not include any financing contingency or a reverse termination fee construct and would provide for a specific performance remedy.

On June 21, 2022, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance. Evercore summarized the proposed strategic transaction involving Party A and provided an update regarding (a) PGTI’s then-current market valuation, as well as those of comparable peer companies, (b) financing and market trends, including those impacting PGTI stock price, (c) PGTI management’s views on its 2022 financial forecast, (d) the fourth Party A offer and certain related conversations between representatives of PGTI, Evercore and Party A and (e) potential strategic alternatives for PGTI. The PGTI board of directors concluded that the fourth Party A offer did not adequately value PGTI and that, given market dislocations then affecting PGTI, the industry and the market generally, it was a suboptimal time to pursue a strategic transaction. The PGTI board of directors also expressed doubt that Party A could consummate a strategic transaction given the leverage levels implied by the fourth Party A offer and the then-current state of the credit markets. However, the PGTI board of directors determined that if Party A could consummate an all-cash strategic transaction, the potential premium could be attractive and therefore approved providing confidential information to Party A to demonstrate the additional value of PGTI.

On June 24, 2022, Messrs. Hershberger and Jackson sent a letter to Party A formally rejecting the fourth Party A offer and expressing concern about closing certainty, but offering to provide confidential information to Party A to demonstrate the additional value of PGTI, subject to the parties executing a confidentiality agreement.

During the course of July 2022 and on August 1, 2022, representatives of PGTI and Party A continued to discuss a potential strategic transaction between the parties. PGTI sent Party A a draft confidentiality agreement with a standstill period of 18 months, and Party A sent due diligence requests to PGTI.

On August 3, 2022, Party A’s financial advisors contacted certain members of PGTI’s senior management informing them that Party A was rescinding the fourth Party A offer and would not continue to pursue a strategic transaction with PGTI at that time.

On October 10, 2022, PGTI was informed of a potential accumulation in its common stock by an unknown party of approximately 4.6%.

On December 7, 2022, PGTI was informed that MITER may have been the entity that had accumulated a position of at least 4.6% in PGTI’s common stock, and had since increased its holding to approximately 4.8%.

On December 8, 2022, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance, to discuss the accumulation of PGTI’s common stock by MITER as well as potential strategic transactions involving two parties in the public building materials industry. Evercore presented an overview of a potential acquisition of Party A, involving PGTI partnering with Party B, a private home building products company (referred to as “Party B”), to purchase certain assets of Party A and provided an overview of Party A’s business and the financials of the combined business of Party A and PGTI after Party B purchased certain other assets of Party A. Evercore also discussed PGTI’s potential strategy in the event of a potential hostile bid from MITER. Davis Polk then presented an overview of the PGTI board of directors’ fiduciary duties and a shareholder rights plan that the PGTI board of directors could consider adopting in response to a potential hostile bid from MITER. The PGTI board of directors approved reaching out to both Party A and Party B to explore a potential transaction. The PGTI board of directors did not make any determination regarding the adoption of a shareholder rights plan at the meeting.

Later in December 2022, Evercore held a meeting with Party B to discuss PGTI and Party B partnering to acquire Party A, whereby PGTI would acquire Party A’s North America business and Party B would acquire the other businesses of Party A, but the parties had no further discussions with respect to such an acquisition.

In early February 2023, Mr. Jackson had a discussion with representatives of MITER regarding MITER’s accumulation of shares of common stock in PGTI. At this time, no transaction terms of a potential combination of the companies were discussed.

On March 3, 2023, Mr. Jackson and Matt DeSoto, the CEO of MITER, agreed to schedule a meeting at which the parties would discuss a potential business combination and an offer would be made to acquire PGTI. No other terms were discussed. The parties later agreed that such meeting would occur on April 20, 2023.

On March 16, 2023, members of the PGTI management team were informed of a potential additional 1% accumulation by MITER of PGTI common stock during the prior week.

Also on March 16, 2023, Mr. Jackson and Mr. DeSoto held a meeting to discuss the potential accumulation of PGTI common stock and a potential strategic transaction with MITER, but did not discuss a specific price or other transaction terms. Mr. DeSoto stated that MITER did not intend to commence a hostile bid and indicated that MITER would present an offer to the PGTI board of directors in April 2023.

On March 24, 2023, based on data compiled by its advisors, PGTI became aware that MITER and its affiliates had accumulated at least 7% (and possibly 8% or more) of PGTI common stock, including through derivative positions.

On March 29, 2023, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance. Mr. Jackson provided an overview of MITER and his conversations with MITER to date. Evercore provided an overview of the previously discussed shareholder rights plan, including benchmarking the plan’s terms to other shareholder rights plans adopted under similar circumstances and how its adoption would likely be received by PGTI stockholders. Davis Polk reminded the PGTI board of directors of its fiduciary duties. Mr. Quinn presented the shareholder rights plan and proposed resolutions adopting such plan. After discussion of, among other things, (a) the appropriateness of adopting a shareholder rights plan at that time, (b) the appropriate duration and threshold of the shareholder rights plan (including discussion regarding the default position of Institutional Shareholder Services (referred to as “ISS”) with respect to a 10% threshold) and (c) the expected reaction of the market and proxy advisors, the PGTI board of directors decided that (i) given MITER’s aggregate direct and indirect accumulation of PGTI common stock, adopting a shareholder rights plan was necessary to ensure that, among other things, PGTI’s shareholders would receive a control premium in connection with a change of control of PGTI and (ii) a 10% threshold was appropriate and that ISS’ default position regarding such threshold should not apply because ISS’ position was intended to protect activists and not strategic investors, and therefore the PGTI board of directors decided to adopt a shareholder rights plan with a 10% threshold.

On March 30, 2023, the PGTI board of directors declared a dividend of one preferred stock purchase right for each outstanding share of PGTI common stock payable to holders of record of shares of PGTI common stock as of the close of business on April 10, 2023 (referred to as the “rights dividend”), and adopted the Rights Agreement (referred to as the “rights agreement”) between PGTI and Equiniti Trust Company, LLC, as Rights Agent, to protect PGTI stockholders from coercive or otherwise unfair takeover tactics. The rights agreement provided that the rights dividend would not be triggered as a result of an acquisition by any person of PGTI common stock pursuant to a negotiated strategic transaction. Later that day, PGTI issued a press release announcing the adoption of the rights dividend.

On March 31, 2023, representatives of Party C, a private equity firm that owned a controlling interest in another home building products company, contacted Evercore to express interest in a potential strategic transaction with PGTI.

On April 3, 2023, PGTI sent a letter to its stockholders, informing them that it had approved the rights agreement and declared the rights dividend.

Also on April 3, 2023, Mr. Jackson and Howard Heckes, President and CEO of Masonite, met to discuss a potential strategic transaction involving PGTI and Masonite.

Additionally, on April 3, 2023, Mr. Jackson and Mr. DeSoto held a call to discuss the potential strategic transaction, and Mr. DeSoto reconfirmed MITER’s interest in a potential strategic transaction and reconfirmed the meeting date of April 20, 2023.

In April 2023, Mr. Jackson had conversations with Party D, a private equity firm that regularly invests in industrial businesses (referred to as “Party D”) regarding a potential transaction between PGTI and Party D. Subsequently, Mr. Jackson sent a draft confidentiality agreement to Party D with a standstill period of 18 months. On April 5, 2023, Party D’s legal advisors sent a revised draft of the confidentiality agreement to Mr. Jackson with a standstill period of 12 months. Party D subsequently informed PGTI that it would not be making an offer to acquire PGTI due to PGTI’s valuation expectations which were higher than Party D could justify paying.

On April 20, 2023, representatives of MITER met with Mr. Jackson and Alexander Castaldi, a member of the PGTI board of directors, at PGTI’s headquarters to discuss the potential business combination of PGTI and MITER and provided Messrs. Jackson and Castaldi with an unsolicited indication of interest, offering to acquire PGTI for $29.00 per share of PGTI common stock in an all-cash transaction (referred to as the “first MITER offer”). The first MITER offer was not subject to any financing contingency and stated that MITER had obtained fully negotiated and signed debt financing and committed equity financing sufficient to fully finance the proposed transaction. The first MITER offer was promptly made available to the entire PGTI board of directors.

On May 1, 2023, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance. Evercore summarized (a) the proposed strategic transaction with MITER, (b) the change-in-control targets published in various analyst reports following PGTI’s approval of the shareholder rights plan and (c) a preliminary financial analysis of PGTI. Mr. Jackson summarized the reaction that PGTI had received from its stockholders since such approval and his and Mr. Castaldi’s meeting with MITER and prior communications with MITER. The PGTI board of directors concluded that the first MITER offer was not in the best interests of PGTI or its stockholders and did not provide a basis for PGTI to engage with MITER and instructed Mr. Jackson to inform MITER of its conclusion, which message Mr. Jackson promptly relayed to MITER.

Also on May 1, 2023, Masonite sent a formal indication of interest in exploring a potential business combination transaction addressed to Mr. Jackson, but did not specify a price, a transaction structure, or other material terms.

On May 11, 2023, Evercore held a call with Mr. Jackson to discuss various considerations with respect to a potential strategic transaction with MITER.

On May 12, 2023, Mr. Jackson and Mr. DeSoto discussed a potential strategic transaction involving PGTI and MITER.

On May 15, 2023, Mr. Jackson met with the CEO of Party E, another publicly listed home building products company (referred to as “Party E”). During the meeting, the CEO of Party E made a verbal offer, on behalf of Party E, to acquire PGTI for $33.00 per share of PGTI common stock in a mixed stock-and-cash transaction. Mr. Jackson promptly informed the PGTI board of directors of Party E’s offer.

On May 19, 2023, Mr. Jackson and the financial advisor for MITER discussed a potential strategic transaction involving PGTI and MITER. Also on May 19, 2023, Mr. Jackson met with the CEO of Party E and discussed Party E providing a written offer.

On May 22, 2023, Evercore prepared a preliminary ability to pay analysis in response to Mr. Jackson’s conversation with the CEO of Party E.

On May 24, 2023, Mr. Jackson met with the financial advisor of Party E and discussed a potential strategic transaction, including points of emphasis related to a potential written offer.

On May 25, 2023, Mr. Jackson met with the CEO of Party E to discuss a potential strategic transaction, including the potential consideration mix.

Also on May 25, 2023, MITER sent an unsolicited indication of interest addressed to Messrs. Castaldi and Jackson and members of the PGTI Finance and Transaction Committee, which was formed by the PGTI board of directors on February 25, 2022, Mr. Hershberger, Brett Milgram and Floyd Sherman, offering to acquire PGTI for between $30.00 and $32.00 per share of PGTI common stock in an all-cash transaction (referred to as the “second MITER offer”). As with the first MITER offer, the second MITER offer stated that MITER had obtained committed financing from debt and equity financing sources in amounts sufficient to fully finance the proposed transaction. In connection with the second MITER offer, MITER provided copies of signed debt commitments and stated that it had prepared a draft of the definitive transaction agreement, which did not include a financing condition to closing. The second MITER offer was promptly made available to the entire PGTI board of directors.

On May 30, 2023, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance. Mr. Jackson summarized the second MITER offer and provided an update on his conversations with MITER. Evercore presented a preliminary valuation analysis of PGTI, including a summary of market conditions, stock performance, trading multiples and financial analysis for PGTI, and discussed various options to respond to MITER. In light of (a) the recent financial performance of PGTI and the ability to continue pursuing the PGTI board of directors’ strategic plan, (b) discussions with certain PGTI stockholders, (c) the lack of definitiveness in MITER’s proposal by virtue of its inclusion of a price range as opposed to a single price, (d) the receipt of a higher verbal offer from Party E and (e) comparable transactions, the PGTI board of directors determined that the second MITER offer was inadequate and inferior to PGTI’s alternatives, and authorized Evercore to provide a verbal response to KeyBanc Capital Markets Inc. (referred to as “KeyBanc”), one of MITER’s financial advisors, rejecting the second MITER offer and noting that MITER should only provide a revised proposal if it represented a meaningful increase to the price reflected in the second MITER offer. Evercore and Mr. Jackson promptly provided that response to KeyBanc and Mr. DeSoto, and Mr. Jackson and Evercore also informed Mr. DeSoto and KeyBanc that PGTI had received a verbal offer above the upper end of the second MITER offer.

Shortly thereafter, Party E informed PGTI that it would not be making an offer to acquire PGTI due to the implied leverage levels for Party E and the amount of stock Party E would have to offer at the valuation that had been discussed.

On June 22, 2023, after having a call with Mr. Jackson and Evercore and KeyBanc and Mr. DeSoto to preview the offer, MITER sent an unsolicited indication of interest addressed to Messrs. Hershberger, Milgram, Sherman, Castaldi and Jackson, offering to acquire PGTI for $33.00 per share of PGTI common stock in an all-cash transaction (referred to as the “third MITER offer”). As with the first MITER offer and the second MITER offer, the third MITER offer stated that MITER had obtained committed financing from debt and equity financing sources in amounts sufficient to fully finance the proposed transaction. The third MITER offer further stated that, including cash-settled total return swaps, MITER had total economic exposure to over 10% of PGTI’s shares, which it had acquired prior to the adoption of the rights dividend. The third MITER offer was promptly made available to the entire PGTI board of directors.

On June 28, 2023, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance, and, in light of (a) the recent financial performance of PGTI and the ability to continue pursuing the PGTI board of directors’ strategic plan, including the new glass venture, (b) discussions with PGTI’s shareholders, and (c) the 2023 and 2024 financial forecasts, the PGTI board of directors concluded that the third MITER offer was not in the best interests of PGTI or its stockholders. Notwithstanding those considerations, the PGTI board of directors determined that it was advisable and in the best interest of PGTI stockholders for PGTI to provide certain limited information to MITER, on a confidential basis and without disclosing competitively sensitive information, sufficient to provide MITER the opportunity to submit a higher offer that properly accounted for PGTI’s value. On June 30, 2023, Mr. Jackson and Evercore conveyed the PGTI board of directors’ decision to KeyBanc and Mr. DeSoto, including a list of non-public information that PGTI would be willing to provide for this purpose.

On July 3, 2023, a representative of PGTI sent MITER a draft confidentiality agreement (referred to as the “MITER NDA”), which included an 18-month standstill.

On July 8, 2023, a representative of MITER sent a revised draft of the MITER NDA, in which MITER proposed to remove the standstill provision, among other changes, and requested that PGTI provide additional information beyond what PGTI had previously offered to provide.

On July 10, 2023, representatives of Evercore and Davis Polk discussed MITER’s July 8, 2023 request with Mr. Jackson and other members of PGTI’s senior management. PGTI instructed Evercore to respond to KeyBanc encouraging MITER to be more constructive.

On July 11, 2023, Evercore, on behalf of PGTI, informed KeyBanc that PGTI expected MITER to agree to a confidentiality agreement with a customary standstill and certain other provisions, but on that condition PGTI would be willing to share additional information with MITER.

On July 13, 2023, KeyBanc sent a due diligence request list to Evercore.

On July 16, 2023, PGTI authorized Evercore to send a revised due diligence request list, reflecting information that PGTI was willing to provide MITER, which list Evercore then provided to KeyBanc.

Between July 24, 2023 and August 28, 2023, PGTI, MITER and their representatives negotiated the terms of the MITER NDA.

PGTI and MITER executed the MITER NDA on August 28, 2023 with a standstill period through June 30, 2024. The standstill provision in the MITER NDA did not restrict MITER from making a confidential offer to PGTI and terminated, in accordance with its terms, upon PGTI’s entry into any definitive agreement with respect to a change in control transaction, and therefore terminated upon PGTI’s entry into the Masonite merger agreement.

On September 10, 2023, pursuant to the MITER NDA, PGTI provided Stinson LLP, MITER’s legal counsel (referred to as “Stinson”), with access to a virtual data room with certain select non-public information of PGTI

(referred to as the “data room”). On September 11, 2023, pursuant to the MITER NDA, PGTI also provided MITER with access to the data room.

On September 21, 2023, certain members of PGTI management held a due diligence meeting with representatives of MITER to discuss the information provided.

On October 6, 2023, Evercore and KeyBanc held a meeting to discuss the reaction to the information in the data room and the due diligence session that occurred on September 21, 2023, and Evercore stated that PGTI expected that any future offer would represent a meaningful increase to the third MITER offer.

On October 9, 2023, representatives from Party F, a private equity firm (referred to as “Party F”), spoke with Mr. Jackson regarding a potential strategic transaction.

On October 10, 2023, Reuters published an article reporting that PGTI had rejected a $33.00 per share offer from MITER and that MITER was considering raising its bid to $36.00 per share.

On October 11, 2023, the Chief Investment Officer of Party F sent an email to Mr. Jackson expressing an interest in pursuing a potential strategic transaction with PGTI, but did not specify a price. However, he acknowledged the Reuters article from the prior day and the significance of the prices specified in the article.

On October 13, 2023, MITER sent an unsolicited indication of interest addressed to Messrs. Jackson, Hershberger, Castaldi, Milgram and Sherman, offering to acquire PGTI for $36.50 per share of PGTI common stock in an all-cash transaction (referred to as the “fourth MITER offer”). The fourth MITER offer stated that MITER had obtained committed financing from debt and equity financing sources in amounts sufficient to fully finance the proposed transaction and that its financial due diligence was “substantively complete.” MITER provided copies of the signed debt commitments with the fourth MITER offer. The fourth MITER offer was promptly made available to the entire PGTI board of directors.

Between October 17, 2023 and October 18, 2023, representatives of PGTI and Party F exchanged drafts of a confidentiality agreement (referred to as the “Party F NDA”), which included a 12-month standstill period. The standstill provision in the Party F NDA did not restrict Party F from making a confidential offer to PGTI and terminated, in accordance with its terms, upon PGTI’s entry into the Masonite merger agreement. PGTI and Party F executed the Party F NDA on October 18, 2023. On October 19, 2023, PGTI provided Party F with access to the data room.

Also on October 19, 2023, certain members of PGTI management held a due diligence meeting and plant tour with the chief investment officer and other representatives of Party F.

On October 21, 2023, Party F sent PGTI a supplemental information request list.

On October 23, 2023, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance. Evercore summarized the proposed strategic transaction with MITER and interest from other parties, including Party F.

On October 25, 2023, at Masonite’s direction, Jefferies LLC (referred to as “Jefferies”), Masonite’s financial advisor, informed Evercore that Masonite was interested in making a mixed cash-and-stock bid to acquire PGTI. Later that day, Davis Polk sent a draft confidentiality agreement (referred to as the “Masonite NDA”) for Masonite that included an 18-month standstill period. The next day, at Masonite’s request and with PGTI’s authorization, Davis Polk revised the Masonite NDA to be a mutual confidentiality agreement and sent the revised Masonite NDA, which also included an 18-month standstill period, to Masonite. The following day, on October 27, 2023, Masonite sent a revised draft of the Masonite NDA to Davis Polk, with a nine-month standstill period. The same day, Davis Polk sent Masonite’s counsel, Wachtell Lipton Rosen & Katz LLP

(referred to as “Wachtell Lipton”), a revised draft of the Masonite NDA, which the parties executed. The standstill provision in the Masonite NDA would not restrict Masonite from making a confidential offer to PGTI and terminated, in accordance with its terms, upon PGTI’s entry into the Masonite merger agreement.

On October 27, 2023, Party F informed PGTI that it would not make a bid based on its due diligence, the LBO financing environment and valuation expectations as a result of the rumored bid received by PGTI according to a Reuters article.

On October 28, 2023, Evercore provided Masonite with access to the data room.

On October 31, 2023, representatives of PGTI and Masonite held a meeting, and PGTI’s management team presented an overview of PGTI.

Also on October 31, 2023, the PGTI board of directors held a meeting, with members of PGTI management and representatives of Evercore attending. Evercore reviewed a preliminary financial analysis of PGTI as well as a potential framework for a transaction with Masonite. After also discussing the potential strategic transaction with MITER, the PGTI board of directors concluded that the fourth MITER offer insufficiently valued PGTI, but decided to propose a counteroffer of $40.00 per share.

On November 1, 2023, Mr. Jackson had a call with Mr. DeSoto and conveyed a counteroffer of $40.00 per share. In his conversation with Mr. Jackson, Mr. DeSoto told Mr. Jackson that if PGTI received an offer for $40, PGTI “should take it.” In conversations between MITER’s financial advisors and Evercore that same day, MITER’s financial advisors stated on MITER’s behalf: “As one of your largest stockholders, if you have an offer that starts with a 4, we encourage you to take that offer.”

On November 6, 2023, after a call between Mr. Jackson and Mr. DeSoto to preview the offer, MITER sent an unsolicited indication of interest to Messrs. Jackson, Hershberger, Castaldi, Milgram and Sherman, offering to acquire PGTI for $37.75 per share of PGTI common stock in an all-cash transaction (referred to as the “fifth MITER offer”). The fifth MITER offer stated that MITER had obtained committed financing from debt and equity financing sources in amounts sufficient to fully finance the proposed transaction and reiterated that MITER’s financial diligence was “substantively complete.” In the fifth MITER offer, MITER requested a response by November 9, 2023. The fifth MITER offer was promptly made available to the entire PGTI board of directors. In conversations between MITER’s financial advisors and Evercore that same day, MITER’s financial advisors reiterated, on MITER’s behalf, their message that PGTI should take an offer starting with a 4.

On November 7, 2023, Mr. Jackson held a call with Evercore and Davis Polk to discuss the fifth MITER offer.

On November 8, 2023, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance, and concluded that the fifth MITER offer insufficiently valued PGTI, but decided to propose a counteroffer of $39.00 per share.

On November 9, 2023, Mr. Jackson had a call with Mr. DeSoto and conveyed a counteroffer of $39.00 per share. On that same day, Davis Polk, on behalf of PGTI, sent to Stinson a draft merger agreement, which was identical to the first draft of the merger agreement sent to Masonite. The draft merger agreement included “hell-or-high-water” regulatory obligations and full specific performance rights, with the message that such draft would serve as a basis for negotiations, assuming MITER was willing to raise its offer to at least $39.00 per share in cash.

On November 13, 2023, Mr. Jackson held a call with Mr. DeSoto to discuss a potential strategic transaction with MITER. Following that call, MITER submitted a written offer to acquire PGTI for $38.25 per share of PGTI common stock in an all-cash transaction (referred to as the “sixth MITER offer”) which it indicated was its “best and final offer.” The sixth MITER offer was promptly made available to the entire PGTI board of directors.

On November 14, 2023, Mr. Jackson and Mr. Heckes had a call to discuss a potential strategic transaction, and Masonite submitted a written proposal to acquire PGTI for $37.00 per share of PGTI common stock, comprised of $30.96 per share in cash and $6.04 per share in Masonite common shares. Mr. Jackson indicated that he believed such an offer would be insufficient for the PGTI board of directors given that Masonite’s offer would have to be at least $40.00 per share in order for PGTI to be willing to open negotiations with Masonite.

On November 16, 2023, Masonite submitted a revised written offer to acquire PGTI for $38.50 per share of PGTI common stock, comprised of $31.93 in cash and $6.57 in Masonite common shares (referred to as the “second Masonite offer”). The second Masonite offer was promptly verbally communicated to the entire PGTI board of directors. The second Masonite offer stated that the proposed transaction would be funded with cash on hand, new debt financing and the issuance of approximately $350 million of a new Masonite mandatorily convertible security and included a highly confident letter from Jefferies. The second Masonite offer further stated that Masonite would deliver definitive financing commitment papers at signing and that the proposed transaction would not be subject to a financing contingency. The second Masonite offer was subject to PGTI entering into exclusivity with Masonite. Mr. Heckes and Mr. Jackson held a call, on which Mr. Jackson reiterated that PGTI expected an offer of at least $40 and that he needed to hear back by the end of day on November 17, 2023.

Also on November 16, 2023, the PGTI board of directors convened a meeting at which representatives of Evercore reviewed the sixth MITER offer and a preliminary financial analysis of PGTI. Evercore also reviewed the second Masonite offer. The PGTI board of directors concluded that if Masonite could increase its offer to $40.00 a share while maintaining the same Masonite common share component, then the PGTI board of directors would support pursuing a transaction with Masonite, including entering into an exclusivity period. In reaching this conclusion, the PGTI board of directors noted that it was comfortable proceeding on this basis in reliance on MITER’s statements that its last proposal was its “best and final offer” and PGTI “should take [a deal at $40 per share].”

On November 17, 2023, Masonite submitted a revised non-binding written offer to acquire PGTI for $40.00 per share of PGTI common stock, comprised of $33.50 in cash and $6.50 in Masonite common shares (referred to as the “third Masonite offer”). The third Masonite offer was otherwise identical to the second Masonite offer in all material respects, and, as with the second Masonite offer, Masonite’s willingness to proceed was predicated on PGTI entering into exclusivity with Masonite. As part of the third Masonite offer, Masonite provided a draft exclusivity agreement (referred to as the “exclusivity agreement”), with a proposed exclusivity period expiring on January 2, 2024. The third Masonite offer was promptly made available to the entire PGTI board of directors.

Later on November 17, 2023, Davis Polk sent a draft of the Masonite merger agreement to Wachtell Lipton, which provided for, among other things, (a) “hell-or-high-water” regulatory obligations and full specific performance rights, (b) a termination fee of 2% of the implied equity value of PGTI and (c) Masonite increasing the size of its board by two members and appointing two members of the PGTI board of directors to fill such new board seats. Davis Polk also sent a revised draft of the exclusivity agreement to Masonite’s advisors, with a proposed exclusivity period expiring on December 15, 2023, indicating that PGTI would need to see Masonite’s initial mark-up of the Masonite merger agreement before it would consider entering into exclusivity with Masonite.

Over the next several days, Davis Polk and Wachtell Lipton exchanged drafts of the exclusivity agreement and discussed various matters in the Masonite merger agreement. On November 21, 2023, Mr. Heckes and Mr. Jackson discussed the proposed transaction and agreed to a termination fee of 3.5% of PGTI’s implied equity value and a reverse termination fee of 7.5% of PGTI’s implied equity value in the event that the transaction failed to close due to the other party’s breach of the agreement, except in the case of a willful breach in which case the breaching party would be fully liable for all damages caused by such willful breach. On the same day, based on the satisfactory resolution of Masonite merger agreement discussions, PGTI and Masonite entered into the exclusivity agreement which provided for an exclusivity period until December 15, 2023, subject to certain requirements and an extension until December 26, 2023, at Masonite’s election, if Masonite reaffirmed the proposed merger consideration and was continuing to pursue the proposed transaction in good faith on such date.

Also on November 21, 2023, the entire PGTI board of directors was informed that PGTI had entered into an exclusivity agreement with Masonite pursuant to the instructions of the PGTI board of directors at the meeting on November 16, 2023.

On November 22, 2023, Mr. Heckes and Mr. Jackson discussed the proposed transaction between PGTI and Masonite. Mr. Jackson also informed Mr. DeSoto that the PGTI board of directors had concluded that the sixth MITER offer was insufficient, did not serve as a basis for further discussions and that there was nothing further to discuss at that time.

On November 28, 2023, Davis Polk sent a revised draft of the Masonite merger agreement to Wachtell Lipton.

On November 28, 2023, without any solicitation from or on behalf of PGTI, KeyBanc requested a call with Evercore. Evercore held a call with KeyBanc and listened to their comments regarding the sixth MITER offer without engaging in any substantive discussions and informed MITER that PGTI was not interested in the sixth MITER offer and that there was nothing further to discuss. Later during that week, KeyBanc contacted Evercore on multiple occasions requesting a call. In accordance with the exclusivity agreement and upon instruction from PGTI, Evercore did not respond to such outreach.

On December 1, 2023, Mr. Jackson received unsolicited outreach from Mr. DeSoto requesting a call. Mr. Jackson responded on December 3, 2023, that he had time to connect on December 5, 2023, and a call was scheduled for that date.

On December 3, 2023, Wachtell Lipton sent a revised draft of the Masonite merger agreement to Davis Polk.

On December 4, 2023, PGTI and Masonite held a due diligence call on which representatives of Wachtell Lipton asked representatives of PGTI certain questions about PGTI’s business.

On December 5, 2023, Mr. DeSoto and Mr. Jackson held a call during which Mr. DeSoto asked how to bridge the gap between the sixth MITER offer and PGTI’s counterproposal of $39.00 per share. During the course of this call, Mr. DeSoto stated that MITER’s board was not willing to make a higher offer. Mr. Jackson reiterated that PGTI was not interested in the sixth MITER offer and that there was nothing further to discuss.

On December 6, 2023, PGTI and Masonite held a reverse due diligence call on which representatives of PGTI asked representatives of Masonite certain questions about Masonite’s business.

On December 7, 2023, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management to, in part, discuss the status of the potential transaction with Masonite, and recent communications made by MITER.

Between December 7, 2023, and December 13, 2023, Davis Polk and Wachtell Lipton exchanged drafts of the Masonite merger agreement and held calls to discuss various points, including the marketing period required for Masonite to raise the funds required to finance the transaction.

On December 13, 2023, Reuters published an article reporting that PGTI had rejected a $38.00 per share offer from MITER and speculating about a possible future proposal from MITER.

On December 14, 2023, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance, to discuss the status of the proposed transaction with Masonite and a potential new proposal from MITER. Evercore and Davis Polk also discussed the status and key proposed terms of the proposed transaction with Masonite and an expected increased offer from MITER. Evercore reviewed with the PGTI board of directors its preliminary financial analysis of the proposed transaction with Masonite, including in comparison to the expected increased MITER offer, which management believed would be $39.00 per share. Representatives of Davis Polk then reviewed the directors’ fiduciary duties in the context of considering the proposed transaction and alternatives, including the expected increased MITER offer, and summarized the terms of the current draft of the Masonite merger agreement. At the conclusion of the meeting, the PGTI board of directors, unanimously authorized PGTI management and PGTI’s advisors to proceed with finalizing a transaction with Masonite. The same day, MITER sent an unsolicited non-binding written indication of interest to PGTI, offering to acquire PGTI for $39.00 per share of PGTI common stock in an all-cash transaction (referred to as the “seventh MITER offer”). The seventh MITER offer stated that MITER had obtained committed financing from debt and equity financing sources in amounts sufficient to fully finance the proposed transaction and stated that its financing due diligence was “substantively complete.” MITER requested a response by December 18, 2023. The seventh MITER offer was promptly made available to the entire PGTI board of directors.

On December 14, 2023, PGTI and Evercore executed an engagement letter for Evercore’s representation of PGTI in connection with a strategic transaction. The next day, Evercore provided a disclosure letter, detailing any potential relationships it may have with respect to the potential strategic transactions involving PGTI.

On December 15, 2023, Evercore confirmed receipt of the seventh MITER offer in response to outreach from KeyBanc, but neither PGTI nor its other representatives otherwise responded to MITER’s proposal or outreach.

Also on December 15, 2023, Wachtell Lipton sent a revised draft of the Masonite merger agreement to Davis Polk that, among other things, extended the length of the marketing period, and informed Davis Polk that, in accordance with the exclusivity agreement, Masonite was extending the exclusivity period to December 26, 2023.

On December 16, 2023, Mr. Jackson discussed the proposed transaction with Mr. Heckes, and proposed a fixed exchange ratio that implied total consideration of $41.00 per share of PGTI common stock, comprised of $33.50 in cash and $7.50 in Masonite common shares based on the closing price of Masonite’s common shares as of December 15, 2023. In exchange for the proposed fixed exchange ratio, Mr. Heckes proposed that any remaining open items in the Masonite merger agreement be resolved consistent with Masonite’s positions.

Also on December 16, 2023, Davis Polk sent a revised draft of the Masonite merger agreement to Wachtell Lipton, that, among other things and in light of the seventh MITER offer, provided for a reduced termination fee payable by PGTI to 2.5% of PGTI’s implied equity value.

On December 17, 2023, Davis Polk and Wachtell Lipton exchanged drafts of the Masonite merger agreement, and the parties ultimately agreed that the definitive Masonite merger agreement would reflect total consideration to $41.00 per share of PGTI common stock as of signing, comprised of $33.50 in cash and 0.07353 Masonite common shares (having a value of $7.50 based on the closing price of Masonite common shares as of December 15, 2023), and reached final resolutions on the marketing period and termination fees. The PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance, to discuss the status and key proposed terms of the proposed transaction with Masonite. Representatives of Davis Polk summarized the revisions to the Masonite merger agreement since the December 14 meeting, including the termination fee payable by PGTI. Evercore then reviewed with the PGTI board of directors its financial analysis of the merger consideration and delivered to the PGTI board of directors its verbal opinion (which was subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration per share of $33.50 in cash and 0.07353 Masonite common shares to be received by the holders of shares of PGTI common stock in the merger was fair, from a financial point of view, to such holders (other than Masonite or any subsidiary of Masonite or PGTI or any subsidiary of PGTI, or holders of dissenting shares). The PGTI board of directors also reviewed the disclosure letter and related information provided by Evercore on December 15, 2023 and determined that none of the disclosed relationships impacted Evercore’s ability to act in an independent and disinterested manner in rendering its services to PGTI in connection with a potential transaction. Following such discussion, the PGTI board of directors unanimously approved the transaction with Masonite.

On the night of December 17, 2023, Masonite’s board of directors convened a meeting and unanimously approved the Masonite merger agreement. Later that night, PGTI, Masonite and its merger subsidiary executed the Masonite merger agreement.

Before the opening of NYSE normal trading hours on December 18, 2023, PGTI and Masonite issued a joint press release announcing the Masonite merger agreement and held a joint investor call to discuss the merger.

On January 2, 2024, MITER sent an unsolicited offer letter offering to acquire PGTI for $41.50 per share of PGTI common stock in an all-cash transaction (referred to as the “eighth MITER offer”). In connection with the eighth MITER offer, MITER provided copies of the commitment letters and a draft of the merger agreement. The offer was not subject to due diligence or any financing condition. On the same day, PGTI shared such offer with Masonite in accordance with the Masonite merger agreement and issued a press release disclosing the receipt of such offer and stating that the PGTI board of directors would consider whether such offer constituted a superior proposal.

On January 5, 2024, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and Davis Polk in attendance, to discuss the eighth MITER offer. Davis Polk presented a privileged comparison of certain closing certainty risks under the Masonite merger agreement and the eighth MITER offer. After such presentation, representatives of Evercore joined to present a financial comparison of the Masonite merger agreement and the eighth MITER offer and potential responses. After the PGTI board of directors asked various questions of its advisors and PGTI management and after discussion, the PGTI board of directors unanimously determined that, while the eighth MITER offer was not a superior proposal, the eighth MITER offer would reasonably be expected to lead to a superior proposal if MITER were to agree to certain improved terms and conditions and authorized PGTI’s management and advisors to enter into discussions with MITER to explore the possibility of a transaction with MITER on an acceptable basis that was superior to the existing transaction with Masonite.

On the night of January 7, 2024, Mr. Jackson called Mr. DeSoto to inform him of the determination of the PGTI board of directors.

On January 8, 2024, PGTI published a press release announcing that the PGTI board of directors had unanimously determined that the eighth MITER offer would reasonably be expected to lead to a superior proposal and that PGTI was planning to engage in discussion with MITER.

Later on January 8, 2024, Mr. Jackson and Mr. Heckes held a call to discuss the merger and the eighth MITER offer. The same day, Mr. Jackson and a member of the board of managers of MITER held an introductory call in which they discussed some of the issues raised in the PGTI press release and the deal more generally.

Also on January 8, 2024, Mr. Jackson, Mr. DeSoto and the respective legal and financial advisors of PGTI and MITER held a call to discuss the process and next steps. After such call, Davis Polk, on behalf of PGTI, sent Stinson a revised draft of the merger agreement and a draft clean team agreement. The revised draft of the merger agreement provided for, among other things, a regulatory termination fee payable by MITER equal to 9% of the implied equity value of the proposed transaction in certain circumstances in which regulatory approval was not received and that MITER pay the termination fee due to Masonite in the event PGTI terminated the Masonite merger agreement to enter into a superior proposal with MITER.

On January 9, 2024, representatives from Davis Polk and Stinson held a call to clarify certain points in the commitment letters.

On January 10, 2024, Mr. Jackson and Mr. Heckes held a call to discuss progress on the merger.

Also on January 10, 2024, representatives from Davis Polk and Stinson held a call to clarify certain points in the draft merger agreement that Davis Polk had sent.

On January 12, 2024, Mr. DeSoto called Mr. Jackson to inform him that that MITER would be submitting a revised offer. Later that day, representatives of MITER sent PGTI a revised letter offering to acquire PGTI for $42.00 per share of PGTI common stock in an all-cash transaction (referred to as the “ninth MITER offer”). In connection with the ninth MITER offer, MITER provided revised copies of signed debt and equity commitment letters and a draft of the proposed merger agreement, which, among other things, accepted PGTI’s proposals that MITER pay (a) a regulatory termination fee equal to 9% of the implied equity value of the proposed transaction in certain circumstances in which regulatory approval was not received and (b) the termination fee due to Masonite in the event PGTI terminated the Masonite merger agreement to enter into a superior proposal with MITER. The ninth MITER offer stated that MITER’s confirmatory diligence was complete and that such offer was not subject to any financing condition. On the same day, Davis Polk, on behalf of PGTI, shared the ninth MITER offer with Masonite in accordance with the Masonite merger agreement, and Mr. Jackson informed Mr. Heckes of such offer. The ninth MITER offer was promptly shared with the PGTI board of directors.

On January 14, 2024, Davis Polk sent a revised draft of the debt commitment letter and certain financing-related edits to the merger agreement to Simpson Thacher & Bartlett LLP, financing counsel to MITER (referred to as “STB”).

On January 14, 2024, Mr. Jackson called a member of the board of managers of MITER to make the case for MITER to increase its proposal to acquire PGTI above $42.00 per share of PGTI common stock in advance of the meeting of the PGTI board of directors the following day. MITER declined to increase its offer.

On January 15, 2024, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance, to discuss the ninth MITER offer. At this meeting, representatives of Davis Polk summarized the material non-price changes to MITER’s proposal, and answered questions regarding closing certainty of the proposed transaction with MITER. In addition, representatives of Evercore then reviewed with the PGTI board of directors its financial analysis of the merger consideration offered by MITER. Following such discussion, the PGTI board of directors unanimously determined that the ninth MITER offer constituted a “Superior Proposal” (as defined in the Masonite merger agreement) and instructed Evercore to inform Masonite and MITER of the same, and to negotiate with Masonite in good faith (to the extent Masonite wishes to negotiate) to make such adjustments to the terms and conditions of the Masonite merger agreement as Masonite may propose as contemplated by Section 6.04(d) of the Masonite merger agreement.

That night, following such meeting, Mr. Jackson informed Mr. Heckes of the PGTI board of directors’ determination. Masonite subsequently confirmed that it would not exercise its match rights under the Masonite merger agreement. Later that night, following such confirmation, Wachtell Lipton sent Davis Polk a draft of a termination agreement (referred to as the “Masonite termination agreement”), pursuant to which PGTI would terminate the Masonite merger agreement and agree to cause the termination fee due to Masonite thereunder to be paid, and Masonite would waive its match rights. Between January 15, 2024, and January 16, 2024, Davis Polk and Wachtell Lipton exchanged drafts of the Masonite termination agreement.

On January 16, 2024, Davis Polk and Stinson exchanged drafts of, and finalized, the merger agreement, and STB sent the final version of the debt commitment letter.

Also on January 16, 2024, Evercore delivered its updated disclosure letter, detailing any potential relationships it may have with respect to the potential strategic transactions involving PGTI.

On January 16, 2024, the PGTI board of directors convened a meeting by videoconference, with members of PGTI management and representatives of Evercore and Davis Polk in attendance, to discuss the ninth MITER offer. Representatives of Davis Polk summarized the terms of the merger agreement. Evercore then reviewed with the PGTI board of directors its financial analysis of the merger consideration and delivered to the PGTI board of directors its verbal opinion (which was subsequently confirmed in writing) to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $42.00 in cash per share to be received by the holders of shares of PGTI common stock in the merger was fair, from a financial point of view, to such holders (other than MITER or any subsidiary of MITER or PGTI or any subsidiary of PGTI, or holders of dissenting shares). The PGTI board of directors also reviewed the updated disclosure letter provided by Evercore earlier that day and determined that none of the disclosed relationships impacted Evercore’s ability to act in an independent and disinterested manner in rendering its services to PGTI in connection with the proposed transaction. Following such discussion, the PGTI board of directors unanimously approved the transaction with MITER, for the reasons described in the section titled “—PGTI’s Reasons for the Merger; Recommendation of the PGTI Board of Directors” and resolved to recommend the merger to PGTI stockholders.

Shortly after the meeting, PGTI, MITER and Merger Sub executed the merger agreement, and, concurrently with such execution, PGTI and Masonite executed the Masonite termination agreement and MITER, on behalf of PGTI, paid the termination fee due to Masonite under the Masonite merger agreement.

Before the opening of NYSE normal trading hours on January 17, 2024, PGTI and MITER issued a joint press release announcing the merger agreement and the termination of the Masonite merger agreement.

PGTI’s Reasons for the Merger; Recommendation of the PGTI Board of Directors

At its January 16, 2024 meeting held to evaluate the merger, the PGTI board of directors unanimously (i) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of PGTI and its stockholders, (ii) declared it advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (iii) approved the execution and delivery of the merger agreement by PGTI, the performance by PGTI of its covenants and other obligations thereunder and the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein, (iv) resolved to recommend that PGTI stockholders adopt the merger agreement in accordance with the DGCL and (v) directed that the adoption of the merger agreement be submitted for consideration by PGTI stockholders at a meeting thereof. The PGTI board of directors further approved, adopted and declared advisable the certificate of incorporation amendment. The PGTI board of directors recommends that PGTI stockholders vote:

1.	“FOR” the merger agreement proposal;

2.	“FOR” the merger-related compensation proposal;

3.	“FOR” the certificate of incorporation amendment proposal; and

4.	“FOR” the adjournment proposal.

In evaluating the merger agreement and arriving at its determination, the PGTI board of directors consulted with PGTI’s senior management, representatives of PGTI’s financial advisor, Evercore, and PGTI’s outside legal counsel, Davis Polk, and considered a number of substantive factors, both positive and negative, and potential benefits and detriments of the merger to PGTI and PGTI stockholders. The PGTI board of directors believed that, taken as a whole, the following factors supported its decision to approve the merger:

•

Merger Consideration. The value of the merger consideration to be received by PGTI stockholders in relation to the market prices of PGTI common stock prior to the PGTI board of directors’ approval of the merger agreement.

•

Premium to Trading Price of PGTI Common Stock. The fact that the merger consideration represents a significant premium over the unaffected market price at which shares of PGTI common stock traded, including that the merger consideration represents a premium of approximately 60% over the unaffected price of PGTI common stock of $26.20 (which was the closing price on October 9, 2023, the last trading day prior to the public disclosure of the third MITER offer) and a premium of approximately 5.3% over the per share consideration under the Masonite merger agreement (based on the closing price of Masonite common shares on January 12, 2024, the last trading day prior to the approval of the merger agreement).

•

Uncertainty of Future Common Stock Market Price. The uncertainty of PGTI’s future stock market price if PGTI remained independent. The PGTI board of directors considered PGTI’s business, assets, financial condition, results of operations, management, competitive position and prospects, as well as current industry, economic and stock and credit market conditions. The PGTI board of directors also considered PGTI’s long range plan and the initiatives and the potential execution risks associated with such plan. In connection with these considerations, the PGTI board of directors considered the attendant risk that if PGTI remained independent, PGTI common stock might not trade at levels equal to or greater than the value of the merger consideration in the near term, over an extended period of time or at all.

•

Negotiations with MITER. The benefits that PGTI and its advisors were able to obtain during its negotiations with MITER, including the price increase reflected in the ninth MITER offer as compared to the eighth MITER offer, contractual protections to increase closing certainty and MITER’s agreement to pay, on behalf of PGTI, the termination fee due to Masonite under the Masonite merger agreement. The PGTI board of directors believed that the consideration reflected in the merger agreement was the best transaction that could be obtained by PGTI stockholders at the time, and that there was no assurance that a more favorable opportunity to sell PGTI would arise later or through any alternative transaction.

•	Merger Consideration in Cash. The fact that all of the merger consideration will be paid in cash, giving PGTI stockholders the opportunity to realize near-term value certainty.

•

Financial Analyses and Opinion of Evercore. The opinion of Evercore, dated January 16, 2024, to the PGTI board of directors to the effect that, as of that date and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $42.00 in cash per share to be received by the holders of shares of PGTI common stock in the merger was fair, from a financial point of view, to such holders (other than MITER or any subsidiary of MITER or PGTI or any subsidiary of PGTI, or holders of dissenting shares), as more fully described below in the section titled “—Opinion of PGTI’s Financial Advisor.”

•

Likelihood of Consummation. The likelihood that the merger would be completed, in light of, among other things, the conditions to the merger, the absence of a financing condition, and the efforts required to obtain regulatory approvals, including the obligation of MITER to hold separate, sell, license, divest or otherwise dispose of certain businesses or properties or assets of MITER, PGTI or their respective affiliates.

•	Terms of the Merger Agreement. The terms and conditions of the merger agreement, including:

•	the representations, warranties and covenants of the parties, the conditions to the parties’ obligations to complete the merger and their ability to terminate the merger agreement;

•

the provisions of the merger agreement that allow PGTI to engage in negotiations or discussions with, and provide information to, a third party that makes a bona fide acquisition proposal that did not result from a material breach of PGTI’s non-solicitation obligations, if the PGTI board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that such proposal constitutes or would reasonably be expected to lead to a transaction that is superior to the merger and PGTI complies with certain procedural requirements;

•

the provisions of the merger agreement that allow the PGTI board of directors to change its recommendation in favor of the adoption of the merger agreement in response to a superior proposal and terminate the merger agreement in order to accept a superior proposal if the PGTI board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that an acquisition proposal constitutes a superior proposal (including taking into account any modifications to the terms of the merger agreement that are proposed by MITER and, in connection with the termination of the merger agreement, payment to MITER of an $86,000,000 termination fee), subject to PGTI’s compliance with certain procedural requirements;

•

the provisions of the merger agreement that allow the PGTI board of directors to change its recommendation in favor of the adoption of the merger agreement in response to an intervening event, if the PGTI board of directors has determined in good faith, after consultation with its outside legal counsel, that failure to take such action would be inconsistent with its directors’ fiduciary duties (including taking into account any modifications to the terms of the merger agreement that are proposed by MITER), subject to PGTI’s compliance with certain procedural requirements;

•	the provisions of the merger agreement that required MITER to pay, on behalf of PGTI, the termination fee due to Masonite under the Masonite merger agreement;

•

the belief of the PGTI board of directors that the payment of the $86,000,000 termination fee was not likely to unduly discourage additional competing third-party proposals or reduce the price of such proposals (particularly because MITER had agreed to pay, on behalf of PGTI, an equivalent termination fee (measured by transaction equity value (based on, in the case of the Masonite merger agreement, the closing price of Masonite common shares as of December 15, 2023)) due to Masonite under the Masonite merger agreement), that such termination fees and provisions are customary for transactions of this size and type, and that the size of the termination fee was reasonable in the context of comparable transactions;

•

the fact that upon termination of the merger agreement in certain specific circumstances, MITER would be required to pay to PGTI a $184,000,000 MITER termination fee and that upon termination of the merger agreement in certain other specific circumstances related to the failure to obtain regulatory clearance, MITER would be required to pay to PGTI a $221,000,000 termination fee, in each case, that would help offset some of the costs of the merger;

•

the fact that, in the event of MITER’s fraud or material and willful breach of the merger agreement, PGTI may be able to seek damages not limited to a specifically defined termination fee (which may include the benefit of the bargain lost by PGTI stockholders); and

•	the ability of PGTI to specifically enforce the terms of the merger agreement under certain circumstances.

•

Timing Considerations. The timing of the merger and the risk that if PGTI did not accept the offer by MITER (as provided for in the merger agreement), it may not have another opportunity to do so or to accept a comparable opportunity. The PGTI board of directors also observed that PGTI retained the ability to consider unsolicited proposals until the meeting of the PGTI stockholders to vote on the merger agreement proposal and to enter into an agreement with respect to an acquisition proposal under certain circumstances (concurrently with terminating the merger agreement and paying the $86,000,000 termination fee).

•

Financing Strength of MITER. The fact that MITER has obtained committed debt and equity financing for the merger from reputable financing sources, the limited conditionality of the commitment letters and likelihood that MITER would be able to finance the merger given MITER’s financial resources and financial profile.

•

Availability of Appraisal Rights. The fact that appraisal rights would be available to holders of PGTI common stock under Delaware law and that there was no condition in the merger agreement relating to the maximum number of shares of PGTI common stock that could exercise appraisal rights.

•

Damages for MITER’s Breach. The fact that, if approved by PGTI stockholders, PGTI’s certificate of incorporation will be amended to designate PGTI as the agent of its stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for MITER’s fraud or material and willful breach of the merger agreement.

The PGTI board of directors also considered certain potentially negative factors in its deliberations concerning the merger, including the following:

•	Tax Treatment. The fact that the merger consideration will generally be taxable to PGTI stockholders.

•

No Stockholder Participation in Future Growth or Earnings. The PGTI board of directors considered that PGTI stockholders would lose the opportunity to realize the potential long-term value of the successful execution of PGTI’s current strategy as an independent public company.

•

Risk of Non-Completion. The possibility that the merger might not be completed, including as a result of the failure to obtain regulatory approvals or the failure of PGTI stockholders to approve the merger agreement proposal, and the effect the resulting public announcement of the termination of the merger agreement may have on:

•	the trading price of PGTI common stock; and

•	PGTI’s business and operating results, particularly in light of the costs incurred in connection with the merger.

•

Possible Deterrence of Competing Offers. The risk that various provisions of the merger agreement, including the requirement that PGTI must pay to MITER a termination fee of $86,000,000 if the merger agreement is terminated under certain circumstances, may discourage other parties potentially interested in an acquisition of, or combination with, PGTI from pursuing that opportunity.

•

Possible Disruption of the Business and Costs and Expenses. The possible disruption to PGTI’s business that may result from the merger, the resulting distraction of PGTI’s management and potential attrition of PGTI’s employees and the costs and expenses associated with completing the merger.

•

Restrictions on Operation of PGTI’s Business. The requirement that PGTI conduct its business in a commercially reasonable manner and in all material respects in the ordinary course of business consistent with past practice and the other restrictions on PGTI’s activities and operations prior to completion of the merger.

•

Impact of Announcement. The uncertainty about the effect of the merger, regardless of whether the merger is completed, on PGTI’s employees, customers and other parties, which may impair PGTI’s ability to attract, retain and motivate key personnel, and could cause customers, suppliers and others to seek to change existing business relationships with PGTI. Additionally, the potential for litigation arising in connection with the merger.

•	Need to Obtain Required Regulatory Clearances. The fact that completion of the merger would require approval, or expiration or termination of the applicable waiting periods, under the HSR Act.

The PGTI board of directors concluded that the potentially negative factors associated with the merger were significantly outweighed by the potential benefits that it expected the PGTI stockholders would achieve as a result of the merger. The PGTI board of directors believed that the merger would maximize the immediate value of PGTI stockholders’ shares and minimize the risks and uncertainty affecting the future prospects of PGTI, including the potential execution risks associated with its stand-alone financial plan. Accordingly, the PGTI board of directors unanimously (a) determined that the merger agreement and the transactions contemplated thereby are fair to and in the best interests of PGTI and its stockholders, (b) declared it advisable to enter into the merger agreement and consummate the transactions contemplated thereby upon the terms and subject to the conditions set forth therein, (c) approved (i) the execution and delivery of the merger agreement by PGTI, (ii) the performance by PGTI of its covenants and other obligations thereunder and (iii) the consummation of the transactions contemplated thereby upon the terms and conditions set forth therein, (d) resolved to recommend that PGTI stockholders adopt the merger agreement in accordance with the DGCL and (e) directed that the adoption of the merger agreement be submitted for consideration by PGTI stockholders at a meeting thereof.

In addition, the PGTI board of directors was aware of and considered the interests that PGTI’s directors and executive officers may have with respect to the merger that differ from, or are in addition to, the interests of PGTI stockholders generally, as described below under “—Interests of PGTI’s Directors and Executive Officers in the Merger.”

The foregoing discussion of the information and factors considered by the PGTI board of directors is not exhaustive, but PGTI believes it includes all the material factors considered by the PGTI board of directors. In view of the wide variety of factors considered in connection with its evaluation of the merger and the complexity of these matters, the PGTI board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative or specific weight or values to any of these factors. Rather, the PGTI board of directors viewed its position and recommendation as being based on an overall analysis and on the totality of the information presented to and factors considered by it. In addition, in considering the factors described above, individual directors may have given different weights to different factors. The PGTI board of directors based its unanimous recommendation on the totality of the information presented.

This explanation of PGTI’s reasons for the merger and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors described under “Cautionary Statement Regarding Forward-Looking Statements.”

Opinion of PGTI’s Financial Advisor

PGTI retained Evercore to act as its financial advisor in connection with the PGTI board of directors’ evaluation of strategic and financial alternatives, including the merger. As part of this engagement, PGTI requested that Evercore evaluate the fairness, from a financial point of view, of the merger consideration to be received by the holders of PGTI common stock (other than MITER or any subsidiary of MITER or PGTI or any subsidiary of PGTI, or holders of dissenting shares). At a meeting of the PGTI board of directors held on January 16, 2024, Evercore rendered to the PGTI board of directors its opinion to the effect that, as of January 16, 2024 and based upon and subject to the assumptions, limitations, qualifications and conditions described in Evercore’s opinion, the merger consideration of $42.00 in cash per share to be received by the holders of PGTI common stock in the merger was fair, from a financial point of view, to such holders (other than MITER or any subsidiary of MITER or PGTI or any subsidiary of PGTI, or holders of dissenting shares).

The full text of the written opinion of Evercore, dated January 16, 2024, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex C to this proxy statement and is incorporated herein by reference. PGTI encourages you to read this opinion carefully and in its entirety. Evercore’s opinion was addressed to, and provided for the information and benefit of, the PGTI board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. The opinion does not constitute a recommendation to the PGTI board of directors or to any other persons in respect of the merger, including as to how any holder of shares of PGTI common stock should vote or act in respect of the merger. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might be available to PGTI, nor does it address the underlying business decision of PGTI to engage in the merger.

In connection with rendering its opinion Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to PGTI that Evercore deemed to be relevant, including publicly available research analysts’ estimates;

•

reviewed certain internal projected financial data relating to PGTI prepared and furnished to Evercore by management of PGTI, as approved for Evercore’s use by PGTI (referred to as the “forecast,” as described in more detail under “—PGTI Management Financial Projections”);

•	discussed with management of PGTI its assessment of the past and current operations of PGTI, the current financial condition and prospects of PGTI, and the forecast;

•	reviewed the reported prices and the historical trading activity of PGTI common stock;

•	compared the financial performance of PGTI and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•

compared the financial performance of PGTI and the valuation multiples relating to the merger with the financial terms, to the extent publicly available, of certain other transactions that Evercore deemed relevant;

•	reviewed the financial terms and conditions of the merger agreement; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of Evercore’s analysis and opinion, Evercore assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, without any independent verification of such information (and Evercore did not assume responsibility or liability for any independent verification of such information), and further relied upon the assurances of the management of PGTI that they were not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the forecast, Evercore assumed with PGTI’s consent that it had been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of PGTI as to the future financial performance of PGTI and the other matters covered thereby. Evercore expressed no view as to the forecast or the assumptions on which it was based.

For purposes of Evercore’s analysis and opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement were true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger would be satisfied without waiver or modification thereof. Evercore further assumed, in all respects material to its analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger would be obtained without any delay, limitation, restriction or condition that would have an adverse effect on PGTI or the consummation of the merger or reduce the contemplated benefits to the holders of shares of PGTI common stock of the merger.

Evercore did not conduct a physical inspection of the properties or facilities of PGTI and did not make or assume any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of PGTI, nor was Evercore furnished with any such valuations or appraisals, nor did Evercore evaluate the solvency or fair value of PGTI under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to Evercore as of January 16, 2024, and financial, economic, market and other conditions as they existed and as could be evaluated as of that date. It was understood that subsequent developments may affect Evercore’s opinion and Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness to the holders of the PGTI common stock (other than MITER or any subsidiary of MITER or PGTI or any subsidiary of PGTI, or holders of dissenting shares), from a financial point of view, of the merger consideration. Evercore did not express any view on, and Evercore’s opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of PGTI, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of PGTI, or any class of such persons, whether relative to the merger consideration or otherwise. Evercore was not asked to, nor did Evercore express any view on, and Evercore’s opinion did not address, any other term or aspect of the merger agreement or the proposed merger, including, without limitation, the structure or form of the proposed merger, or any term or aspect of any other agreement or instrument contemplated by the merger agreement or entered into or amended in connection with the merger agreement. Evercore’s opinion did not address the relative merits of the proposed merger as compared to other business or financial strategies that might be available to PGTI, nor did it address the underlying business decision of PGTI to engage in the proposed merger. Evercore’s opinion did not constitute a recommendation to the PGTI board of directors or to any other persons in respect of the proposed merger, including as to how any holder of shares of PGTI common stock should vote or act in respect of the proposed merger. Evercore expressed no opinion as to the price at which shares of PGTI common stock will trade at any time, as to the potential effects of volatility in the credit, financial and stock markets on PGTI or the proposed merger or as to the impact of the proposed merger on the solvency or viability of PGTI or the ability of PGTI to pay its obligations when they come due. Evercore is not a legal, regulatory, accounting or tax expert and has assumed the accuracy and completeness of assessments by PGTI and its advisors with respect to legal, regulatory, accounting and tax matters.

Set forth below is a summary of the material financial analyses reviewed by Evercore with the PGTI board of directors on January 16, 2024, in connection with rendering its opinion. The following summary, however, does not purport to be a complete description of the analyses performed by Evercore. The order of the analyses described and the results of these analyses do not represent relative importance or weight given to these analyses by Evercore. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data that existed on or before January 12, 2024 (the last trading date prior to the rendering of Evercore’s opinion), and is not necessarily indicative of current market conditions.

For purposes of its analyses and reviews, Evercore considered general business, economic, market and financial conditions, industry sector performance, and other matters, as they existed and could be evaluated as of the date of its opinion, many of which are beyond the control of PGTI. The estimates contained in Evercore’s analyses and reviews, and the ranges of valuations resulting from any particular analysis or review, are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Evercore’s analyses and reviews. In addition, analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Evercore’s analyses and reviews are inherently subject to substantial uncertainty.

The following summary of Evercore’s financial analyses includes information presented in tabular format. In order to fully understand the analyses, the tables should be read together with the full text of each summary. The tables are not intended to stand alone and alone do not constitute a complete description of Evercore’s financial analyses. Considering the tables below without considering the full narrative description of Evercore’s financial analyses, including the methodologies and assumptions underlying such analyses, could create a misleading or incomplete view of such analyses.

Summary of Evercore’s Financial Analyses

Discounted Cash Flow Analysis

Evercore performed a discounted cash flow analysis of PGTI to calculate the estimated present value of the standalone unlevered, after-tax free cash flows, defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures, that PGTI was forecasted to generate during PGTI’s fiscal years 2024 through 2028 for each of (i) PGTI’s core business (referred to as the “core business”) and (ii) PGTI’s Triple Diamond Glass business (referred to as “Triple Diamond Glass”), each based on the forecast (as described in more detail under “—Certain Financial Projections Utilized by the PGTI Board of Directors and PGTI’s Financial Advisor” and “—PGTI Management Financial Projections”). Evercore calculated terminal values for PGTI by applying perpetuity growth rates of (i) 3.0% to 4.0% for the core business and (ii) 3.0% to 5.0% for Triple Diamond Glass, which ranges were selected based on Evercore’s professional judgment and experience, to terminal year estimates of the unlevered, after-tax free cash flows that PGTI was forecasted to generate for the core business and Triple Diamond Glass, respectively, in each case based on the forecast. The cash flows and terminal values in each case were then discounted to present value as of December 31, 2023, using discount rates ranging from (i) 11.5% to 13.5% for the core business and (ii) 15.5% to 18.0% for Triple Diamond Glass, each of which were based on an estimate of PGTI’s weighted average cost of capital for the applicable business, and the mid-year cash flow discounting convention. Evercore then aggregated the estimated present values of the core business and Triple Diamond Glass in order to calculate an estimate of present value for PGTI as a whole. Based on this range of implied enterprise values, PGTI’s estimated net debt (calculated as total debt less cash and cash equivalents) as of December 31, 2023, and the number of fully diluted shares of PGTI common stock as of December 30, 2023, in each case as provided by PGTI management, this analysis indicated ranges of implied equity values per share of PGTI common stock, rounded to the nearest $0.25, of (i) $28.25 to $42.50 for the core business only and (ii) $30.50 to $46.00 for PGTI on a consolidated basis, including the core business and Triple Diamond Glass, in each case compared to the merger consideration of $42.00 in cash per share of PGTI common stock.

Selected Public Company Trading Analysis

Evercore reviewed and compared certain financial information of PGTI to corresponding financial multiples and ratios for the following selected publicly traded companies in the North America building products industry (referred to as the “selected companies”):

•	Apogee Enterprises, Inc.

•	Fortune Brands Innovations, Inc.

•	Griffon Corporation

•	James Hardie Industries plc

•	JELD-WEN Holding, Inc.

•	Masonite International Corporation

•	Quanex Building Products Corporation

•	Tecnoglass Inc.

•	The AZEK Company Inc.

•	Trex Company, Inc.

For each of the selected companies, Evercore calculated enterprise value (defined as equity market capitalization plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of estimated 2024 earnings before interest, taxes, depreciation and amortization before stock-based compensation expense (referred to as “Adjusted EBITDA” and such estimated 2024 earnings referred to as

“2024E Adjusted EBITDA”), based on closing share prices as of January 12, 2024, except for Masonite International Corporation, whose closing share price was based on information as of December 15, 2023. Estimated financial data of the selected companies were based on publicly available research analysts’ estimates.

This analysis indicated the following:

Benchmark	High	Low	Median
2024E Adjusted EBITDA	24.4x	5.9x	8.4x

Based on the multiples it derived for the selected companies and based on its professional judgment and experience, Evercore applied an enterprise value/Adjusted EBITDA multiple reference range of 7.0x – 9.0x to PGTI’s 2024E Adjusted EBITDA based on the forecast. Based on this range of implied enterprise values, PGTI’s estimated net debt (calculated as total debt less cash and cash equivalents) as of December 31, 2023, and the number of fully diluted shares of PGTI common stock as of December 30, 2023, in each case as provided by PGTI management, this analysis indicated a range of implied equity values per share of PGTI common stock, rounded to the nearest $0.25, of $27.00 to $37.75, compared to the merger consideration of $42.00 in cash per share of PGTI common stock.

Although none of the selected companies is directly comparable to PGTI, Evercore selected these companies because they are publicly traded companies in the North America building products industry that Evercore, in its professional judgment and experience, considered generally relevant to PGTI for purposes of its financial analyses. In evaluating the selected companies, Evercore made judgments and assumptions with regard to general business, economic and market conditions affecting the selected companies and other matters, as well as differences in the selected companies’ financial, business and operating characteristics. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the selected companies and the multiples derived from the selected companies. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected companies.

Selected Transactions Analysis

Evercore reviewed financial information related to the following selected transactions involving target companies in the windows and doors industry announced since 2014 (referred to as the “selected transactions”). The selected transactions reviewed by Evercore, and the month and year each was announced, were as follows:

Month and Year Announced	Acquiror	Target
July 2014	PGT Innovations, Inc.	CGI Windows & Doors Holdings, Inc.
August 2014	Ply Gem Holdings, Inc.	Simonton Windows
November 2015	PGT Innovations, Inc.	WinDoor, Incorporated
August 2016	Headwaters Incorporated	Krestmark Industries
January 2018	Clayton, Dubilier & Rice	Ply Gem Holdings, Inc.
July 2018	NCI Building Systems, Inc.	Ply Gem Parent, LLC
July 2018	PGT Innovations, Inc.	Western Window Systems
October 2019	MI Windows	Milgard Windows & Doors
October 2019	Pella Corporation	Custom Window Systems, Inc.
November 2020	Fortune Brands Home and Security, Inc.	LARSON Manufacturing
January 2021	PGT Innovations, Inc.	Eco Window Systems
June 2021	Westlake Chemical Corporation	Boral Ltd. North American Building Products
September 2021	PGT Innovations, Inc.	Anlin Industries
December 2021	DMC Global Inc.	Arcadia Inc.

Month and Year Announced	Acquiror	Target
Month and Year Announced	Acquiror	Target
February 2022	KPS Capital Partners, LP	Oldcastle BuildingEnvelope Inc.
March 2022	Clayton, Dubilier & Rice	Cornerstone Building Brands Inc.
May 2022	Nucor Corporation	C.H.I. Overhead Doors
May 2022	Compagnie de Saint-Gobain S.A.	Kaycan, Ltd.
June 2022	CRH Plc	Barrette Outdoor Living Inc.
October 2022	PGT Innovations, Inc.	Martin Door Holdings, Inc.

For each selected transaction, Evercore calculated the implied enterprise value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and minority interest, less cash and cash equivalents) as a multiple of last twelve-month Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which we refer to as “LTM Adjusted EBITDA.” Estimated financial data of the selected transactions were based on publicly available information at the time of announcement of the relevant transaction.

This analysis indicated the following:

Benchmark	High	Low	Median
LTM Adjusted EBITDA	~13.0x	8.3x	10.0x

Based on the multiples it derived from the selected transactions and based on its professional judgment and experience, Evercore selected a reference range of enterprise value to LTM Adjusted EBITDA multiples of 8.5x to 11.5x and applied this range of multiples to PGTI’s estimated Adjusted EBITDA for fiscal year 2023, based on the forecast. Based on this range of implied enterprise values, PGTI’s estimated net debt (calculated as total debt less cash and cash equivalents) as of December 31, 2023, and the number of fully diluted shares of PGTI common stock as of December 30, 2023, in each case as provided by PGTI management, this analysis indicated a range of implied equity values per share of PGTI common stock, rounded to the nearest $0.25, of $29.75 to $44.00, compared to the merger consideration of $42.00 in cash per share of PGTI common stock.

Although none of the target companies or businesses reviewed in the selected transactions analysis is directly comparable to PGTI and none of the selected transactions is directly comparable to the merger, Evercore selected these transactions because they involve companies or businesses that Evercore, in its professional judgment and experience, considered generally relevant to PGTI for purposes of its financial analyses. In evaluating the selected transactions, Evercore made judgments and assumptions with regard to general business, economic and market conditions and other factors existing at the time of the selected transactions, and other matters, as well as differences in financial, business and operating characteristics and other factors relevant to the target companies or businesses in the selected transactions. Accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments regarding many factors that could affect the relative values of the target companies or businesses in the selected transactions and the multiples derived from the selected transactions. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using the data of the selected transactions.

Other Factors

Evercore also noted certain other factors, which were not considered material to its financial analyses with respect to its opinion, but were referenced for informational purposes only, including, among other things, the following:

Last 52-Week Trading Range

Evercore reviewed historical trading prices of shares of PGTI common stock during the twelve-month period ended October 9, 2023, the last trading day prior to the public disclosure of the third MITER offer, noting that the low and high closing prices during such period ranged from $17.53 to $29.17 per share of PGTI common stock, respectively.

Equity Research Analyst Price Targets

Evercore reviewed selected public market trading price targets for the shares of PGTI common stock prepared and published by equity research analysts that were publicly available as of October 9, 2023, the last trading day prior to the public disclosure of the third MITER offer. These price targets reflect analysts’ estimates of the future public market trading price of the shares of PGTI common stock at the time the price target was published. As of October 9, 2023, the range of selected equity research analyst price targets per share of the last trading day prior to the public disclosure of a bid for the acquisition of PGTI common stock was $27.50 to $37.00. Public market trading price targets published by equity research analysts do not necessarily reflect current market trading prices for the shares of PGTI common stock and these target prices and the analysts’ earnings estimates on which they were based are subject to risk and uncertainties, including factors affecting the financial performance of PGTI and future general industry and market conditions.

Miscellaneous

The foregoing summary of Evercore’s financial analyses does not purport to be a complete description of the analyses or data presented by Evercore to the PGTI board of directors. In connection with the review of the merger by the PGTI board of directors, Evercore performed a variety of financial and comparative analyses for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its fairness determination, Evercore considered the results of all the analyses and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its professional judgment and experience after considering the results of all the analyses. In addition, Evercore may have given various analyses and factors more or less weight than other analyses and factors, and may have deemed various assumptions more or less probable than other assumptions. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above should not be taken to be the view of Evercore with respect to the actual value of the shares of PGTI common stock. Rounding may result in total sums set forth in this section not equaling the total of the figures shown.

Evercore prepared these analyses for the purpose of providing an opinion to the PGTI board of directors as to the fairness, from a financial point of view, of the merger consideration to the holders of shares of PGTI common stock (other than MITER or any subsidiary of MITER or PGTI or any subsidiary of PGTI, or holders of the dissenting shares). These analyses do not purport to be appraisals or to necessarily reflect the prices at which the business or securities actually may be sold. Any estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such estimates. Accordingly, estimates used in, and the results derived from, Evercore’s analyses are inherently subject to substantial uncertainty, and Evercore assumes no responsibility if future results are materially different from those forecasted in such estimates.

Evercore’s financial advisory services and its opinion were provided for the information and benefit of the PGTI board of directors (in its capacity as such) in connection with its evaluation of the proposed merger. The issuance of Evercore’s opinion was approved by an Opinion Committee of Evercore.

Evercore did not recommend any specific amount of consideration to the PGTI board of directors or PGTI management or that any specific amount of consideration constituted the only appropriate consideration in the merger for the holders of PGTI common stock.

Pursuant to the terms of Evercore’s engagement letter with PGTI, PGTI has agreed to pay Evercore a fee for its services in an estimated amount, based on the information available as of the date of announcement, of approximately $46 million, $0.5 million of which was paid upon delivery of Evercore’s opinion, $5 million of which was paid upon delivery by Evercore of an opinion in connection with the proposed acquisition of PGTI by Masonite, and the balance of which will be payable contingent upon the consummation of the merger. PGTI has also agreed to reimburse Evercore for its expenses and to indemnify Evercore against certain liabilities arising out of its engagement.

During the two-year period prior to the date of its opinion, Evercore and its affiliates have provided financial advisory services to PGTI and received fees for the rendering of these services in the amount of approximately $5 million, which includes the fee received upon delivery by Evercore of its opinion in connection with the proposed acquisition of PGTI by Masonite. In addition, during the two-year period prior to the date of its opinion, Evercore and its affiliates have not been engaged to provide financial advisory or other services to MITER, and Evercore has not received any compensation from MITER during such period. During such period, Evercore and its affiliates have provided financial advisory services to certain affiliates of Koch, a significant shareholder of MITER, and received fees of approximately $2 million for the rendering of these services, and none of such services or fees were related to transactions with or involving PGTI. Evercore may provide financial advisory or other services to PGTI, MITER and Koch and/or any of their respective affiliates or portfolio companies in the future, and in connection with any such services Evercore may receive compensation.

Evercore and its affiliates engage in a wide range of activities for its and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore and its affiliates and/or its or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to PGTI or its affiliates, MITER, potential parties to the merger and their respective affiliates or persons that are competitors, customers or suppliers of PGTI.

PGTI engaged Evercore to act as a financial advisor based on Evercore’s qualifications, experience and reputation and Evercore’s familiarity with PGTI. Evercore is an internationally recognized investment banking firm and regularly provides fairness opinions to its clients in connection with mergers and acquisitions, leveraged buyouts and valuations for corporate and other purposes.

Certain Financial Projections Utilized by the PGTI Board of Directors and PGTI’s Financial Advisor

While PGTI has from time to time provided limited financial guidance to investors, PGTI’s management does not, as a matter of course, otherwise publicly disclose forecasts or internal projections as to future performance due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the merger, PGTI provided certain unaudited non-public financial projections regarding PGTI to the PGTI board of directors (referred to as the “financial projections”). At the direction of the PGTI board of directors, the financial projections were also provided to, and approved for use by, Evercore for purposes of performing its financial analysis in connection with rendering its opinion to the PGTI board of directors (as more fully described above under “—Opinion of PGTI’s Financial Advisor”). A summary of the financial projections is included below to give PGTI stockholders access to certain information that was considered by the PGTI board of directors for purposes of evaluating the merger. These projections are not, and should not be viewed as, public guidance or even targets.

The financial projections, while presented with numerical specificity, were based on numerous variables and assumptions, including about future performance, that are inherently uncertain and many of which are beyond

PGTI’s control. The financial projections reflect numerous estimates, assumptions and judgments made by PGTI management, based on information available at the time the financial projections were developed, with respect to industry performance and competition, general business, economic, regulatory, market and financial conditions, other future events and matters specific to PGTI’s business, all of which are difficult to predict and many of which are beyond PGTI’s control. There can be no assurances that the financial projections accurately reflect future trends or accurately estimate PGTI’s future financial and operating performance. The financial projections also reflect assumptions as to certain business decisions that are subject to change. Important factors that may affect actual results and cause the financial projections not to be achieved include, but are not limited to, risks and uncertainties relating to PGTI’s business (including the ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance, general business and economic conditions and other factors described in or referenced under the section titled “Cautionary Statement Regarding Forward-Looking Statements” and those risks and uncertainties detailed in PGTI’s public filings with the SEC. Further, the financial projections cover multiple years and by their nature become subject to greater uncertainty with each successive year. Accordingly, there can be no assurance that the financial projections will be realized, and actual results may vary materially from those shown. Modeling and forecasting the future performance of a home building products company is a highly speculative endeavor. Since the financial projections cover a long period of time, the financial projections by their nature are unlikely to anticipate each circumstance that will have an effect on the commercial value of PGTI’s products and services.

The financial projections were not prepared with a view toward public disclosure and, accordingly, do not necessarily comply with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation or presentation of prospective financial information or generally accepted accounting principles in the United States (referred to as “GAAP”).

The financial projections included in this document, including the financial projections set forth below under “—PGTI Management Financial Projections,” are the responsibility of PGTI’s management. Ernst & Young LLP (referred to as “EY”), PGTI’s independent registered public accounting firm, has not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the financial projections and, accordingly, EY has not expressed an opinion or any other form of assurance with respect thereto. The EY report on PGTI’s consolidated financial statements incorporated by reference from PGTI’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, relates to PGTI’s previously issued financial statements. It does not extend to the financial projections and should not be read to do so.

The financial projections are not being included in this proxy statement in order to influence any PGTI stockholder’s decision as to whether or not to approve the merger or whether or not to seek appraisal rights with respect to shares of PGTI common stock held by such stockholder. The summary of the financial projections is being included in this proxy statement solely because these financial projections were made available to the PGTI board of directors and Evercore.

The financial projections do not take into account any circumstances or events occurring after the date they were prepared, including the announcement of the merger and merger-related expenses. The financial projections also do not take into account the effect of any failure of the merger to close and should not be viewed as accurate or continuing in that context.

The inclusion of the financial projections in this proxy statement should not be regarded as an indication that PGTI, Evercore or any of their respective affiliates, advisors or representatives considered or consider the financial projections to be predictive of actual future events, and the financial projections should not be relied on as such. None of PGTI, Evercore or any of their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not differ from these financial projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the financial projections to reflect circumstances existing after the date such financial projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the financial projections are shown to be in error or no longer appropriate. PGTI does not intend to make publicly available any update or other revisions to the financial projections, except as required by law. None of PGTI, Evercore or any of their respective affiliates, advisors, officers, directors or representatives has made or makes any representation to any stockholder or other investor regarding the ultimate performance of PGTI compared to the information contained in the financial projections or that the projected results will be achieved.

PGTI stockholders are cautioned not to place undue, if any, reliance on the financial projections included in this proxy statement.

The financial projections incorporate certain financial measures which are not GAAP measures. Such financial measures should not be considered in isolation from, or as a substitute for, financial information presented in accordance with GAAP. PGTI’s calculations of these financial measures may differ from others in its industry and are not necessarily comparable with information presented under similar captions used by other companies. Financial measures provided to a financial advisor are excluded from the SEC’s definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which may otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure to be presented. Reconciliations of these financial measures were not relied upon by Evercore for purposes of performing their respective financial analyses in connection with rendering its respective opinions to the PGTI board of directors (as described in the sections titled “—Opinion of PGTI’s Financial Advisor”) or by the PGTI board of directors. Accordingly, a reconciliation of the financial measures included in the financial projections is not provided.

Subject to the foregoing qualifications, the financial projections are set forth below:

PGTI Management Financial Projections

Core Business ($ in millions)

Period	2024E	2025E	2026E	2027E	2028E
Revenue	$1,681	$1,909	$2,131	$2,346	$2,534
Adjusted EBITDA(1)	$310	$354	$404	$446	$496
Unlevered Free Cash Flow(2)	$151	$177	$203	$226	$264

Triple Diamond Glass ($ in millions)

Period	2024E	2025E	2026E	2027E	2028E
Revenue	$36	$131	$229	$355	$497
Adjusted EBITDA(1)	($1)	$18	$38	$67	$100
Unlevered Free Cash Flow(2)	($26)	($28)	$2	$20	$38

PGTI (Combined) ($ in millions)

Period	2024E	2025E	2026E	2027E	2028E
Revenue	$1,717	$2,040	$2,360	$2,701	$3,031
Adjusted EBITDA(1)	$310	$373	$442	$513	$596
Unlevered Free Cash Flow(2)	$125	$149	$205	$246	$302

(1)

For purposes of the PGTI management financial projections, Adjusted EBITDA is defined as earnings before interest, taxes, depreciation and amortization, and stock-based compensation expense, and reflects certain other adjustments for 2023.

(2)

For purposes of the PGTI management financial projections, unlevered free cash flow is defined as net operating profit after tax, plus depreciation and amortization, less changes in net working capital and capital expenditures.

For additional information on PGTI’s actual results and historical financial information, see the section titled “Where You Can Find More Information.”

Interests of PGTI’s Directors and Executive Officers in the Merger

In considering the recommendation of the PGTI board of directors that PGTI stockholders vote “FOR” the merger agreement proposal and merger-related compensation proposal, PGTI stockholders should be aware that the directors and executive officers of PGTI have interests in the merger that may be different from, or in addition to, those of PGTI stockholders generally.

These interests are described below, and certain of them are quantified below. The PGTI board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, in approving the merger agreement, and in recommending the approval of the merger agreement by the PGTI stockholders.

Treatment of PGTI Equity Awards

Each of PGTI’s directors and executive officers holds PGTI restricted shares or PGTI RSUs.

Effective as of immediately prior to the effective time, the restrictions on each PGTI restricted share that is granted under the PGTI equity plan prior to the date of the merger agreement and then outstanding will lapse, and each such PGTI restricted share will be canceled and converted into the right to receive the merger consideration. For purposes of each PGTI performance share, the restrictions on such PGTI performance share will lapse with respect to a number of shares of PGTI common stock calculated pursuant to the following assumptions and otherwise in accordance with the PGTI equity plan and the applicable award agreement governing such PGTI performance shares: (a) with respect to any applicable EBITDA performance measure, actual performance for PGTI performance shares granted in 2021, 2022 and 2023; and (b) with respect to any applicable relative shareholder return modifier, (i) actual performance for any performance period that is completed prior to the effective time; and (ii) assuming maximum performance for any performance period that is not completed prior to the effective time.

Notwithstanding anything to the contrary in the foregoing paragraph, effective as of immediately prior to the effective time, each PGTI interim restricted share will be converted into an award to receive, upon vesting in accordance with the original vesting terms and conditions, an amount in cash equal to the merger consideration plus interest accrued on the basis of prime rate as published in The Wall Street Journal in effect at the effective time, compounded quarterly, calculated on the basis of actual days elapsed (including the closing date of the merger and each applicable vesting date).

Effective as of immediately prior to the effective time, each PGTI RSU that is granted under the PGTI equity plan and that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount equal to: (a) the merger consideration plus (b) any accrued but unpaid dividends or dividend equivalents in respect of such PGTI RSU as of the effective time.

The table below sets forth the number of outstanding PGTI restricted shares (excluding PGTI performance shares), PGTI performance shares (based on target level of performance) and PGTI RSUs held by each of PGTI’s executive officers and non-employee directors as of January 29, 2024, and an estimate of the value of such awards (on a pre-tax basis) based on a per share price of PGTI common stock of $42.00. Depending on the date upon which the closing of the merger actually occurs, certain PGTI restricted shares, PGTI performance shares and PGTI RSUs that are unvested as of the date of this proxy statement and that are included in the table below may vest pursuant to their terms, without regard to the merger. For additional information regarding shares of PGTI common stock held by PGTI executive officers and non-employee directors, see the section titled “Security Ownership of Certain Beneficial Owners and Management.”

Person	Restricted Shares (#)	Restricted Shares ($)	Performance Shares (#)	Performance Shares ($)	RSUs (#)	RSUs ($)
Executive Officers
Jeffrey Jackson	66,938	2,811,396	107,676	4,522,392	—	—
Craig Henderson	3,770	158,340	3,690	154,980	—	—
Mike Wothe	11,173	469,266	17,855	749,910	—	—
Robert A. Keller	9,520	399,840	15,481	650,202	—	—
Eric Kowalewski	11,162	468,804	17,833	748,986	—	—
Deborah LaPinska	7,091	297,822	11,326	475,692	—	—
Ryan Quinn	6,920	290,640	11,147	468,174	—	—

Non-Employee Directors
Xavier Boza	3,517	147,714	—	—	—	—
Alexander Castaldi	3,517	147,714	—	—	—	—
William Morgan	3,517	147,714	—	—	—	—
Richard Feintuch	—	—	—	—	12,612	529,704
Brett Milgrim	3,517	147,714	—	—	—	—
Frances Powell Hawes	3,517	147,714	—	—	9,104	382,368
Sheree Bargabos	3,517	147,714	—	—	—	—
Rodney Hershberger	3,517	147,714	—	—	—	—
Floyd Sherman	3,517	147,714	—	—	—	—
Chris Stephens	3,434	144,228	—	—	—	—

These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur prior to the closing of the merger following the date of this proxy statement. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, the actual amounts, if any, to be received by PGTI’s executive officers and non-employee directors may materially differ from the amounts set forth above.

Treatment of PGTI Employee Stock Purchase Plan

The PGT Innovations, Inc. 2019 Employee Stock Purchase Plan (referred to as the “PGTI ESPP”) will be frozen and suspended at the end of the offering period that is in progress as of the date of the merger agreement and no new offering periods shall commence under the PGTI ESPP at any time on or after the date of the merger agreement. No new participants will commence participation in the PGTI ESPP following the date of the merger agreement, and no participant in the PGTI ESPP will increase his or her payroll contribution rate in effect as of the date of the merger agreement or make separate non-payroll contributions following the date of the merger agreement. No individuals not participating in the PGTI ESPP as of the day before the date of the merger agreement will commence participation in the PGTI ESPP during the period from the date of the merger agreement through the effective time. The PGTI ESPP will terminate no later than immediately prior to the effective time. The purchase date of any offering period that would be in effect at the effective time will be accelerated to a date on or prior to the fifth business day prior to the effective time.

2023 Annual Cash Bonuses of Executive Officers

The PGTI board of directors approved an acceleration of the timing of 90% of the estimated cash bonus payments under the 2023 Annual Incentive Plan (referred to as the “2023 AIP payment”) based on 125% of target performance to December 2023, which amounts have been paid. PGTI may make any remaining 2023 AIP payment in February 2024 based on 125% of target performance.

2024 LTIP Awards

The Compensation Committee of PGTI may grant up to 291,668 time-vesting PGTI restricted shares (based on PGTI’s existing form award agreement for such PGTI interim restricted shares) to Long-Term Incentive Plan (referred to as “LTIP”) participants in the ordinary course of business consistent with past practice. Any PGTI performance shares that PGTI would have granted will be replaced with time-vesting PGTI restricted shares with an equivalent grant date fair value. These PGTI restricted shares will not vest in connection with the occurrence of the effective time but will instead convert into an award to receive, upon vesting in accordance with the original vesting terms and conditions, an amount in cash equal to the merger consideration plus interest accrued on the basis of prime rate as published in The Wall Street Journal in effect at the effective time, compounded quarterly, calculated on the basis of actual days elapsed (including the closing date of the merger and each applicable vesting date).

Certain Executive Signing Bonuses

PGTI paid one-time signing bonuses to the following executive officers: $100,000 to each of Messrs. Henderson and Quinn in consideration of exemplary performance in connection with the acquisition of PGTI.

Existing PGTI Employment Agreements

PGTI is a party to an employment agreement with each of the following executive officers: Jeffrey Jackson, Craig Henderson, Mike Wothe, Robert Keller, Eric Kowalewski, Deborah LaPinska and Ryan Quinn. Pursuant to the employment agreements, in the event that within 24 months of a “change of control” (as defined in the employment agreements) (a) the executive’s employment is terminated by PGTI without “cause” (as defined in the employment agreements) or (b) the executive terminates his employment for “good reason” (as defined in the employment agreements) (each referred to as a “qualifying termination”), and subject to the execution and non-revocation of a general release of claims against PGTI and its affiliates, the executive is entitled to:

•	24 months of base salary in a lump sum (except for Mr. Jackson who receives 30 months of his base salary in a lump sum);

•	payment by PGTI of applicable premiums for medical benefits for 24 months (except for Mr. Jackson for whom the period is 30 months);

•

payment in a lump sum of an amount of cash equal to 200% of the executive’s target incentive amount (except for Mr. Jackson for whom such percentage is 250%) payable under the PGTI Annual Incentive Plan for the award period ending in the year in which the termination of employment occurred;

•

any outstanding stock options held by the executive that are vested and exercisable as of the date of termination remaining exercisable until the earlier of a period of one year after the date of termination, or the original term of the option; and

•

any equity awards held by the executive that are unvested as of the date of the termination vesting, with any performance-based equity awards paid out in such amount as if maximum performance has been achieved for the relevant performance period.

For purposes of the employment agreements:

•

“Cause” generally means the occurrence of any of the following events during the employment period: (a) conduct amounting to fraud or dishonesty against PGTI or any affiliate of PGTI; (b) the executive’s intentional misconduct, refusal or failure to follow the lawful directions of the chief executive officer, or such other senior officer as the executive may report to from time to time or a breach of the employment agreement; (c) intoxication with alcohol or drugs while on PGTI’s property or while carrying out the business of the PGTI; (d) a conviction or plea of guilty or nolo contendere to a felony or to a misdemeanor involving charges of embezzlement, fraud, stealing or theft, or assault or battery to others; (e) a material breach or violation of PGTI’s code of conduct, employee handbook or similar policies or rules, including without limitation, due to sexual or other forms of prohibited harassment; or (f) the executive’s failure to observe and comply with certain restrictive covenants set forth in the employment agreement.

•

“Good Reason” generally means the occurrence of any of the following events during the executive’s period of employment: (a) a material diminution of the duties or responsibilities of the executive; or (b) the assignment of the executive to a worksite outside of a 50-mile radius from PGTI’s current headquarters.

The estimated aggregate value of severance payments and benefits provided to PGTI’s executive officers (including PGTI’s named executive officers) under the employment agreements assuming that (a) the merger closed on February 29, 2024, (b) each executive officer experiences a qualifying termination immediately following consummation of the merger, and (c) each executive officer has complied with all requirements necessary in order to receive all payments and benefits, is approximately $31,867,617. For further information regarding these assumptions and the estimated severance values associated with a qualifying termination of PGTI’s named executive officers, see below under “—Quantification of Potential Payments and Benefits to PGTI’s Named Executive Officers in Connection with the Merger.”

Indemnification and Insurance

Under the merger agreement, for a period of six years after the effective time, MITER must cause the surviving corporation to, indemnify and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of PGTI or its subsidiaries, each current and former director and officer of PGTI and its subsidiaries and their respective successors and heirs from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with serving as a director or officer of PGTI prior to the effective time.

In addition, for a period of six years following the effective time, MITER is required to maintain in effect the provisions in the organizational documents of PGTI and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.

At or prior to the effective time, PGTI will (or if PGTI is unable to, MITER will cause the surviving corporation to) purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time.

For a more detailed description of the provisions of the merger agreement relating to director and officer indemnification and liability insurance, please see the section titled “The Merger Agreement—Directors’ and Officers’ Indemnification and Insurance.”

Quantification of Potential Payments and Benefits to PGTI’s Named Executive Officers in Connection with the Merger

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger that PGTI’s named executive officers could receive in connection with the merger. Such amounts have been calculated assuming that:

•	the effective time will occur on February 29, 2024 (which, as an illustration, is the assumed closing date of the merger solely for purposes of this golden parachute compensation disclosure);

•	the value per share of PGTI common stock on consummation of the merger is $42.00.

•	the equity awards that were outstanding as of January 29, 2024, are the equity awards that PGTI has granted to its named executive officers through, and are outstanding as of, February 29, 2024;

•

when calculating the amount received in connection with a “double trigger” termination, each named executive officer experiences a qualifying termination immediately following consummation of the merger, without taking into account any possible reduction that might be required to avoid the excise tax in connection with Section 280G and Section 4999 of the Code; and

•	each named executive officer has complied with all requirements necessary in order to receive all payments and benefits.

The payments and benefits described below are calculated based on, to the extent applicable, the terms of the merger agreement and each named executive officer’s existing employment agreement. See sections above under “—Treatment of PGTI Equity Awards” and “—Existing PGTI Employment Agreements,” for a description of the treatment of the equity awards held by the named executive officers and the terms of their employment agreements. In addition, certain equity awards held by the named executive officers may vest in accordance with their terms prior to the merger. Furthermore, additional equity awards may be granted to the executive officers in respect of 2024, as described above under “—2024 LTIP Awards,” which are not included in the calculations below. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur after the date of this proxy statement but before the effective time. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by PGTI’s named executive officers may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name (1)	Cash ($)(2)	Equity ($)(3)	Pension/ NQDC ($)	Perquisites/ Benefits ($)(4)	Others ($)(5)	Total ($)
Jeffrey Jackson	$5,250,000	$10,355,184	$—	$39,527	$—	$15,644,711
Craig Henderson	$1,275,000	$425,292	$—	$31,621	$100,000	$1,831,913
Mike Wothe	$1,785,000	$1,693,986	$—	$24,570	$—	$3,503,556
Robert A. Keller	$1,392,000	$1,521,324	$—	$31,621	$—	$2,944,945
Eric Kowalewski	$1,534,500	$1,691,298	$—	$31,621	$—	$3,257,419

(1)

John Kunz was a named executive officer of PGTI for 2023 because he served as PGTI’s Chief Financial Officer until the close of business on February 27, 2023. However, Mr. Kunz is not included in the golden parachute table because he will not receive any compensation in connection with this transaction.

(2)

These amounts reflect the cash severance payment payable under the employment agreements with each named executive officer described above under “—Existing PGTI Employment Agreements” in the event of a qualifying termination immediately following the merger on February 29, 2024. The amounts include the dollar value of the continuation of named executive officer’s then-current annual base salary and target bonus under the PGTI Annual Incentive Plan for a period of 24 months, except in the case of Mr. Jackson, whose salary continuation period is 30 months and who receives 250% of his target bonus. Such cash severance is “double-trigger,” which means that a named executive officer must experience a qualifying termination within 24 months following a change in control of PGTI. Details of the cash payments are shown in the following supplemental table:

Name	Salary ($)	Target Bonus ($)	Total ($)
Jeffrey Jackson	$1,000,000	$1,100,000	$5,250,000
Craig Henderson	$375,000	$262,500	$1,275,000
Mike Wothe	$510,000	$382,500	$1,785,000
Robert A. Keller	$435,000	$261,000	$1,392,000
Eric Kowalewski	$465,000	$302,250	$1,534,500

(3)

These amounts reflect the value of time-based PGTI restricted shares and PGTI performance shares as described above under “—Treatment of PGTI Equity Awards.” Effective as of immediately prior to the effective time, the restrictions on each outstanding PGTI restricted share will lapse with respect to a number of shares of PGTI common stock calculated based on PGTI’s actual performance (and in the case of any applicable relative shareholder return modifier for any performance period that is not completed prior to the effective time, assuming maximum performance). The amount is based on a per share value of PGTI common stock of $42.00. Details of the equity award payments are shown in the following supplemental table:

Name	Restricted Shares (#)	Restricted Shares ($)	Performance Shares (#)	Performance Shares ($)	Total ($)
Jeffrey Jackson	66,938	2,811,396	179,614	7,543,788	10,355,184
Craig Henderson	3,770	158,340	6,356	266,952	425,292
Mike Wothe	11,173	469,266	29,160	1,224,720	1,693,986
Robert A. Keller	9,520	399,840	26,702	1,121,484	1,521,324
Eric Kowalewski	11,162	468,804	29,107	1,222,494	1,691,298

(4)

These amounts reflect the estimated value of perquisites and benefits payable or provided under the employment agreements with each named executive officer described above under “—Existing PGTI Employment Agreements” in the event of a qualifying termination immediately following the merger on February 29, 2024. These amounts reflect the estimated cost of continued medical coverage of the named executive officer for a period of 24 months (or 30 months in the case of Mr. Jackson). Such payments are “double-trigger,” which means that a named executive officer must experience a qualifying termination within the 24 months following a change in control of PGTI in order to receive them.

(5)	These amounts reflect the one-time signing bonus granted to the named executive officer in connection with the merger.

280G Mitigation Actions

In order to mitigate the potential impact of Sections 280G and 4999 of the Code, the PGTI board of directors approved an acceleration of the timing of certain 2023 AIP payments, as described further under the section titled “—2023 Annual Cash Bonuses of Executive Officers.”

In addition, in connection with the acquisition of PGTI, the Compensation Committee of PGTI approved the following:

•

Accelerated vesting on December 29, 2023, of any outstanding time-based PGTI restricted shares held by certain “disqualified individuals,” including each named executive officer, that would otherwise vest in the ordinary course on or prior to February 15, 2024; and

•

Accelerated vesting on December 29, 2023, of any outstanding PGTI performance shares held by certain “disqualified individuals,” including each named executive officer, that would otherwise vest in the ordinary course on or prior to February 15, 2024, based on estimated actual performance as of December 29, 2023.

Amount reported in the Golden Parachute Compensation table are exclusive of the value of the accelerated equity awards described above, as these equity awards would have vested on or prior to February 15, 2024, in the ordinary course of business before the assumed closing date, regardless of the merger. See the section titled “Security Ownership of Certain Beneficial Owners and Management” for the amount of equity awards accelerated pursuant to these 280G mitigation actions for each of PGTI’s executive officers.

Financing of the Merger

MITER intends to fund the cash portion of the merger consideration with proceeds from new debt and equity financing together with cash on hand. Concurrently with the entry into the Merger Agreement, MITER entered into (i) the debt commitment letter, pursuant to which the lenders have committed to provide to MITER up to (a) $1,800,000,000 aggregate principal amount under a senior secured term loan facility and (b) $325,000,000 aggregate principal amount under a senior secured asset-based revolving credit facility (the foregoing clauses (a) and (b), referred to as the “debt financing”) and (ii) the equity commitment letter, pursuant to which Koch has committed to purchase up to $979,000,000 of equity interests in MITER (referred to as the “equity financing”). The obligations of the lenders to provide debt financing under the debt commitment letter and Koch to provide equity financing under the equity commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with such commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of financing by MITER is not a condition to MITER’s obligations to complete the merger. Commitments in respect of the debt commitment letter will terminate on the earliest to occur of (1) the termination of the merger agreement in accordance with its terms prior to the consummation of the merger, (2) the consummation of the merger without the funding of the debt financing and (3) 11:59 p.m. New York City time on July 23, 2025. The commitment in respect of the equity financing will automatically terminate if the merger agreement is terminated in accordance with its terms. Further, if an event occurs that would cause the termination of the commitments under the debt commitment letter in accordance with its terms, then Koch will have the right to terminate the equity commitment letter at any time thereafter. The proceeds of the debt financing would be used at the closing of the merger, together with the proceeds of the equity financing, for the purposes of (1) financing the consummation of the merger, including paying fees and expenses incurred in connection with the merger, and (2) the repayment of all or a portion of PGTI’s outstanding indebtedness under the PGTI credit agreement and the PGTI indenture (each as defined below).

Regulatory Clearances and Approvals Required for the Merger

The merger is subject to the requirements of the HSR Act, which prevents PGTI and MITER from completing the merger until required information and materials are furnished to the Antitrust Division of the DOJ and the FTC and the HSR Act waiting period is terminated or expires. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the early termination of that waiting period. The parties may also choose to voluntarily re-start the initial 30-calendar-day waiting period by following certain prescribed procedures. After the expiration of the initial waiting period (or the re-started initial waiting period), the Antitrust Division of the DOJ or the FTC may issue a Request for Additional Information and Documentary Material (referred to as a “second request”). If a second request is issued, the parties may not complete the merger until they substantially comply with the second request and observe a second 30-calendar-day waiting period, unless the waiting period is terminated earlier, or the parties commit not to close for some additional period of time. PGTI and MITER submitted the requisite notification and report forms under the HSR Act on January 23, 2024, and the waiting period will expire on February 22, 2024 at 11:59 p.m. Eastern Time, unless it is extended by request for additional information or terminated earlier or if PGTI and MITER pull and refile or commit not to close for some additional period of time.

For more information about regulatory approvals relating to the merger, see the section titled “The Merger Agreement—Conditions to the Merger.”

Although the parties expect that all required regulatory clearances will be obtained, the parties cannot assure you that these regulatory clearances will be timely obtained or obtained at all or that the granting of these regulatory clearances will not involve the imposition of additional conditions on the completion of the merger, including the requirement to divest assets, create or modify contractual rights or obligations or enter into supply or services agreements. These conditions could result in the conditions to the merger not being satisfied.

Appraisal Rights of PGTI Stockholders

PGTI stockholders who do not vote in favor of approval of the merger agreement proposal, who continuously hold their shares of PGTI common stock and who otherwise comply precisely with the applicable provisions of Section 262 of the DGCL will be entitled to seek appraisal of the fair value of their shares of PGTI common stock, as determined by the Delaware Court of Chancery, if the merger is completed, in lieu of receiving the merger consideration in respect of such shares. The “fair value” of your shares of PGTI common stock as determined by the Delaware Court of Chancery could be greater than, the same as, or less than the value of the merger consideration that you would otherwise be entitled to receive under the terms of the merger agreement. PGTI stockholders who wish to exercise the right to seek an appraisal of their shares must so advise PGTI by submitting a written demand for appraisal in the form described in this proxy statement prior to the vote to approve the merger agreement proposal, and must otherwise follow the procedures prescribed by Section 262 of the DGCL. A person having a beneficial interest in shares of PGTI common stock held of record in the name of another person, such as a nominee or intermediary, must act promptly to cause the record holder to follow the steps summarized in this proxy statement and in a timely manner to perfect appraisal rights.

The text of Section 262 of the DGCL is attached as Annex D to this proxy statement. You are encouraged to read these provisions carefully and in their entirety. Due to the complexity of the procedures for exercising appraisal rights, PGTI stockholders who are considering exercising such rights are encouraged to seek the advice of legal counsel and their financial advisors. Failure to strictly comply with these provisions may result in the loss of appraisal rights.

THE MERGER AGREEMENT

The following describes the material provisions of the merger agreement, which is attached as Annex A to this proxy statement and is incorporated by reference herein. The summary of the material provisions of the merger agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. PGTI encourages you to read carefully the merger agreement in its entirety before making any decisions regarding the merger as it is the legal document governing the merger.

Explanatory Note Regarding the Merger Agreement

The merger agreement and this summary of its terms have been included to provide you with information regarding the terms of the merger agreement. PGTI is responsible for considering whether additional disclosure of material information is required to make the statements in this proxy statement not misleading. Factual disclosures about PGTI contained in this proxy statement or PGTI’s public reports filed with the SEC may supplement, update or modify the factual disclosures about PGTI contained in the merger agreement and described in this summary. The representations, warranties and covenants made in the merger agreement by MITER, Merger Sub and PGTI are qualified and subject to important limitations agreed to by the parties to the merger agreement in connection with negotiating the terms of the merger agreement. In particular, in your review of the representations and warranties contained in the merger agreement and described in this summary, it is important to bear in mind that the representations and warranties were made solely for the benefit of the parties to the merger agreement, and were negotiated with the principal purpose of allocating risk between the parties to the merger agreement, rather than establishing matters as facts. The representations and warranties may also be subject to a contractual standard of materiality that may be different from that generally relevant to stockholders or applicable to reports and documents filed with the SEC, and in some cases are qualified by confidential disclosures that were made by each party to the other, which disclosures are not publicly disclosed. The representations and warranties in the merger agreement will not survive the completion of the merger.

PGTI Stockholders should not rely on representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of MITER, Merger Sub, PGTI or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations and warranties may have changed since the date of the merger agreement. For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone, but instead should be read together with the information provided elsewhere in this proxy statement and in the documents incorporated by reference into this proxy statement. See the section titled “Where You Can Find More Information.”

Structure of the Merger

The merger agreement provides, upon the terms and subject to the conditions set forth therein and in accordance with Delaware law, for Merger Sub to merge with and into PGTI, with PGTI continuing as the surviving corporation and an indirect wholly owned subsidiary of MITER.

Timing of Closing

Unless another place and time is mutually agreed to in writing by MITER and PGTI, the closing of the merger will occur (a) no later than three business days after the satisfaction or waiver (to the extent permitted by the merger agreement or by applicable law) of the last to be satisfied or waived of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of such conditions). However, if the marketing period has not ended at the time of the satisfaction or waiver of the last of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of such conditions), the closing of the merger will take place on the earlier to occur of (i) any business day before or during the marketing period as may be specified by MITER on no fewer than three business days’ written notice to PGTI and (ii) the third business day immediately following the final day of the marketing period (subject, in each case, to the satisfaction or waiver (to the extent permitted by the merger agreement and applicable law) of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of such conditions)) or (b) such other time or on such other date as MITER and PGTI may mutually agree in writing.

Effect of the Merger on PGTI Common Stock

Conversion of PGTI Common Stock

At the effective time, each share of PGTI common stock issued and outstanding immediately prior to the effective time (other than (a) excluded shares and (b) dissenting shares), will be converted into the right to receive the merger consideration of $42.00 in cash, without interest. At the effective time, all such shares will no longer be outstanding and will automatically be cancelled and retired and will cease to exist, and will thereafter represent only the right to receive $42.00 in cash, without interest.

Cancellation of Certain PGTI Common Stock

At the effective time, each share of PGTI common stock issued and outstanding immediately prior to the effective time that is held in treasury by PGTI or owned by MITER, Merger Sub or any other subsidiary of MITER will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange for such shares.

Shares Held by PGTI Subsidiaries

Each share of PGTI common stock held by any subsidiary of PGTI immediately prior to the effective time will be converted into such number of common shares of the surviving corporation such that each subsidiary owns the same percentage of the capital stock in the surviving corporation immediately following the effective time as such subsidiary owned in PGTI immediately prior to the effective time.

Shares of Merger Sub

Each common share of Merger Sub outstanding immediately prior to the effective time will be converted into and become one common share of the surviving corporation and, except as described above under “—Shares Held by PGTI Subsidiaries,” will constitute the only outstanding shares of capital stock of the surviving corporation.

PGT Restricted Shares; PGTI RSUs

Effective as of immediately prior to the effective time, the restrictions on each PGTI restricted share that is granted under the PGTI equity plan prior to the date of the merger agreement and then outstanding will lapse, and each such PGTI restricted share will be canceled and converted into the right to receive the merger consideration. The restrictions on each PGTI performance share will lapse with respect to a number of shares of PGTI common stock calculated pursuant to the following assumptions and otherwise in accordance with the PGTI equity plan and the applicable award agreement governing such PGTI performance shares: (a) with respect to any applicable EBITDA performance measure, actual performance for PGTI performance shares granted in 2021, 2022 and 2023; and (b) with respect to any applicable relative shareholder return modifier, (i) actual performance for any performance period that is completed prior to the effective time; and (ii) assuming maximum performance for any performance period that is not completed prior to the effective time.

Notwithstanding anything to the contrary in the foregoing paragraph, effective as of immediately prior to the effective time, each PGTI interim restricted share will be converted into an award to receive, upon vesting in accordance with the original vesting terms and conditions, an amount in cash equal to the merger consideration plus interest accrued on the basis of prime rate as published in The Wall Street Journal in effect at the effective time, compounded quarterly, calculated on the basis of actual days elapsed (including the closing date of the merger and each applicable vesting date).

Effective as of immediately prior to the effective time, each PGTI RSU that is granted under the PGTI equity plan and that is outstanding immediately prior to the effective time will be canceled and converted into the right to receive an amount equal to: (a) the merger consideration plus (b) any accrued but unpaid dividends or dividend equivalents in respect of such PGTI RSU as of the effective time.

ESPP

The PGTI ESPP will be frozen and suspended at the end of the offering period that is in progress as of the date of the merger agreement and no new offering periods shall commence under the PGTI ESPP at any time on or after the date of the merger agreement. No new participants will commence participation in the PGTI ESPP following the date of the merger agreement, and no participant in the PGTI ESPP will increase his or her payroll contribution rate in effect as of the date of the merger agreement or make separate non-payroll contributions on or following the date of the merger agreement. No individuals not participating in the PGTI ESPP as of the day before the date of the merger agreement will commence participation in the PGTI ESPP during the period from the date of the merger agreement through the effective time. The PGTI ESPP will terminate no later than immediately prior to the effective time.

Shares of Dissenting Stockholders

Shares of PGTI common stock issued and outstanding immediately prior to the effective time and held by a PGTI stockholder who (i) did not vote in favor of the merger agreement proposal or consent in writing thereto and (ii) validly demanded their statutory rights of appraisal in respect of such shares of PGTI common stock in accordance with Section 262 of the DGCL, will not be converted into, or represent the right to receive, the merger consideration unless such holder fails to perfect, withdraws or otherwise loses the right to appraisal. Instead, such dissenting stockholders will be entitled to receive payment of the appraised value of such shares of PGTI common stock in accordance with Section 262 of the DGCL.

If any dissenting stockholder fails to perfect or otherwise effectively withdraws or loses their rights of appraisal, such shares of PGTI common stock will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the effective time, the right to receive the merger consideration. For more information regarding appraisal rights, see the section titled “Appraisal Rights of PGTI Stockholders.” In addition, a copy of Section 262 of the DGCL is attached as Annex D to this proxy statement.

Governing Documents; Officers and Directors

At the effective time of the merger, the certificate of incorporation of PGTI, as in effect immediately prior to the completion of the merger, will be amended and restated in its entirety as set forth in Exhibit A to the merger agreement and, as so amended and restated, will be the certificate of incorporation of the surviving corporation, except with respect to the name of the surviving corporation, which will be [•].

The bylaws of Merger Sub, as in effect immediately prior to the completion of the merger, will be the bylaws of the surviving corporation. As used herein, the “effective time” of the merger means the time at which the certificate of merger with respect to the merger is duly filed with the Secretary of State of the State of Delaware or at such later time as MITER, PGTI and Merger Sub may agree and specify in such certificate of merger.

From and after the effective time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the surviving corporation and applicable law, (a) the directors of Merger Sub at the effective time will be the directors of the surviving corporation and (b) the officers of Merger Sub at the effective time will be the officers of the surviving corporation. Prior to the closing date of the merger, PGTI will either remove (or cause the removal of) or use reasonable best efforts to procure resignation letters (in a form and substance reasonably satisfactory to MITER) of each individual serving as a director of any subsidiary of PGTI or member of any committee of a subsidiary of PGTI’s board of directors, in each case, solely in such individual’s capacity as a director of any subsidiary of PGTI and member of any such committee, and in each case conditioned upon and effective as of the closing of the merger, and will deliver, or cause to be delivered, to MITER such procured resignation letters (or evidence of such removal) at or prior to the closing of the merger.

Exchange and Payment Procedures

As promptly as practicable after the effective time (but no later than two business days thereafter), MITER will send, or will cause the exchange agent to send, to each PGTI stockholder at the effective time a letter of transmittal and instructions, which will contain instructions on how to surrender certificated and book-entry shares of PGTI common stock in exchange for the merger consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such shares of PGTI common stock.

If any portion of the merger consideration is to be paid to a person other than the person in whose name the surrendered certificated or the transferred uncertificated shares of PGTI stock is registered, it will be a condition to such payment that (a) either such certificate be properly endorsed or otherwise be in proper form for transfer or such uncertificated share be properly transferred and (b) the person requesting such payment will pay to the exchange agent any transfer or other taxes required as a result of such payment or establish to the satisfaction of the exchange agent that such tax has been paid or is not payable.

Lost, Stolen or Destroyed Certificates

In the event that a PGTI share certificate is lost, stolen or destroyed, the previous holder of the PGTI share certificate may obtain the merger consideration by (a) making an affidavit regarding the loss, theft or destruction of the PGTI share certificate and (b) if required by MITER, agreeing to indemnify the surviving corporation against any claim that may be made with respect to such lost, stolen or destroyed certificate (including, if required by the surviving corporation, the posting by such person of a bond, in such reasonable amount as the surviving corporation may direct).

Rights of PGTI Stockholders Following the Effective Time; Transfers Following the Effective Time

From and after the effective time, all holders of PGTI share certificates and uncertificated shares will cease to have any rights as PGTI stockholders other than the right to receive the merger consideration upon the surrender of such shares, without interest. From and after the effective time, the stock transfer books of PGTI will be closed with respect to all shares of PGTI common stock outstanding immediately prior to the effective time.

None of the parties to the merger agreement or the exchange agent will be liable to any person with respect to any portion of the merger consideration delivered to a governmental authority if required by any applicable abandoned property, escheat or similar law.

Any portion of the merger consideration made available to the exchange agent (and any interest or other income earned thereon) that remains unclaimed by the holders of PGTI common stock 12 months after the effective time will be returned to MITER, upon demand, and such PGTI stockholders must thereafter look only to MITER for payment of the merger consideration. Further, any portion of the merger consideration that remains undistributed to holders of PGTI share certificates and uncertificated shares immediately prior to the date on which the merger consideration would otherwise escheat to or become the property of any governmental entity will, to the extent permitted by applicable law, become the property of MITER, free and clear of all claims or interest of any person previously entitled to such claims or interest.

Withholding Rights

MITER, PGTI, the surviving corporation and any of their respective affiliates or agents will be entitled to deduct and withhold from any amounts otherwise payable pursuant to the merger agreement such amounts as are required to be deducted or withheld under the Code or any other applicable tax law. Any amounts so deducted or withheld will, to the extent paid over to the appropriate taxing authority, be treated for all purposes of the merger agreement as having been paid to the person in respect of which such deduction or withholding was made.

Representations and Warranties

The merger agreement contains customary representations and warranties of the parties. These include representations and warranties of PGTI with respect to:

•	organization, valid existence, good standing and corporate power;

•	due execution, delivery and enforceability of the merger agreement;

•	ownership of subsidiaries;

•	capitalization;

•	voting trusts or agreements;

•	corporate authority;

•	required consents and approvals;

•	no violations;

•	SEC filings;

•	financial statements;

•	internal controls and procedures;

•	the absence of undisclosed liabilities;

•	absence of certain changes or events;

•	compliance with applicable laws;

•	permits;

•	employee benefit plans;

•	labor matters;

•	tax matters;

•	litigation and orders;

•	intellectual property;

•	privacy and data protection;

•	real property;

•	absence of certain product defects, warranty claims or recalls;

•	material contracts;

•	environmental matters;

•	customers and suppliers;

•	insurance;

•	information supplied for SEC filings;

•	opinion of the financial advisor to PGTI;

•	takeover statutes;

•	finders and brokers; and

•	the termination of the Masonite merger agreement.

The merger agreement also contains customary representations and warranties of MITER and Merger Sub, including among other things:

•	organization, valid existence, good standing and corporate power;

•	due execution, delivery and enforceability of the merger agreement;

•	required consents and approvals;

•	no violations;

•	compliance with applicable laws;

•	litigation and orders;

•	information supplied for SEC filings;

•	financing, the commitment letters and sufficiency of funds;

•	solvency;

•	finders and brokers;

•	ownership of shares of PGTI common stock; and

•	payment of the termination fee due to Masonite under the Masonite merger agreement.

The representations and warranties in the merger agreement do not survive the closing or termination of the merger agreement.

Certain of the representations and warranties made by the parties are qualified as to “knowledge,” “materiality” or “material adverse effect,” as defined in the merger agreement and described below.

Material Adverse Effect

A “material adverse effect” with respect to PGTI means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on:

(a) the financial condition, assets, business or results of operations of PGTI, taken as a whole, excluding any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence to the extent resulting from:

(i) changes or prospective changes in GAAP or the interpretation thereof;

(ii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs;

(iii) conditions generally affecting any of the industries in which PGTI and its subsidiaries operate;

(iv) changes or prospective changes in applicable law or the interpretation thereof;

(v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters;

(vi) the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement or the identity of or any facts or circumstances relating to MITER or any of its affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of PGTI and any of its subsidiaries with customers, suppliers, service providers, employees, governmental authorities or any other business relationships resulting from any of the foregoing (provided that this clause (vi) will not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of the merger agreement or the announcement or consummation of the transactions contemplated by the merger agreement);

(vii) any actions requested in writing to be taken (or omitted to be taken) by or on behalf of the MITER or Merger Sub;

(viii) any failure by PGTI or any of its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period;

(ix) changes in the price or trading volume of the shares or any other securities of PGTI on the NYSE or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of PGTI (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “material adverse effect” may be taken into account in determining whether there has been a material adverse effect); or

(x) any actions taken (or omitted to be taken) by PGTI or any of its subsidiaries that are required or expressly permitted to be taken (or omitted to be taken) pursuant to the merger agreement, including any actions required under the merger agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable competition laws for the consummation of the merger;

except, with respect to clauses (i), (ii), (iii), (iv) and (v) above, to the extent that such change, effect, development, circumstance, condition, fact, state of facts, event or occurrence is disproportionately adverse to PGTI and its subsidiaries relative to others in the industry or industries in which PGTI and its subsidiaries operate, in which case only the incremental disproportionate adverse change, effect, development, circumstance, condition, fact, state of facts, event or occurrence may be taken into account in determining whether a material adverse effect has occurred or would reasonably be expected to occur; or

(b) the ability of PGTI to consummate the merger on or prior to the end date.

A “material adverse effect” with respect to MITER means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence that that would reasonably be expected to prevent, impair or materially delay the ability of MITER or Merger Sub to perform its material obligations hereunder or prevent, impair or materially delay the consummation of the merger or the other transactions contemplated thereby on or prior to the end date:

Conduct of Businesses of PGTI Prior to Completion of the Merger

The merger agreement provides for certain restrictions on PGTI’s and its subsidiaries’ activities until the earlier of the effective time or the date (if any) the merger agreement is validly terminated. In general, except as required or expressly contemplated by the merger agreement, as required by applicable law or as consented to in writing by MITER (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, each of PGTI and its subsidiaries is required to use reasonable best efforts to (a) conduct its business in accordance with applicable law and in the ordinary course of business and (b) preserve intact in all material respects its current business operations, organization, ongoing businesses, license, permits and material business relationships with third parties, including vendors, suppliers, customers, partners and governmental authorities and maintain in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration) in all material respects, in each case, consistent with past practice or customs in the industries in which PGTI and its subsidiaries conduct business.

In addition, except as required or expressly contemplated by the merger agreement, as required by applicable law or as consented to in writing by MITER (which may not be unreasonably withheld, conditioned or delayed), subject to specified exceptions set forth in the merger agreement and the confidential schedules thereto, PGTI must not and must not permit any of its subsidiaries to:

•	amend any certificate of incorporation, bylaws or other similar organizational documents, other than immaterial amendments to the organizational documents of PGTI’s subsidiaries;

•

(a) split, combine, subdivide, reduce or reclassify any shares of its capital stock, (b) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned subsidiaries or (c) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any securities of PGTI or its subsidiaries, except as required by the terms of any PGTI employee benefit plan;

•

(a) issue, deliver, grant or sell, or authorize the issuance, delivery, grant or sale of, any securities of PGTI or its subsidiaries, other than the issuance of (i) PGTI common stock in connection with the settlement of PGTI restricted shares or PGTI RSUs, in each case, outstanding on the date of the merger agreement in accordance with their terms as in effect on the date of the merger agreement or issued after the date of the merger agreement in accordance with their terms and the terms of the merger agreement, (ii) the issuance of PGTI common stock upon the exercise of the rights under the ESPP in accordance with the terms thereof as in effect on the date of the merger agreement and (iii) an issuance, delivery or sale among PGTI and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or (b) amend any term of any security of PGTI or its subsidiaries, except as required by the terms of any PGTI employee benefit plan in effect on the date of the merger agreement;

•

acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or business in excess of $1,000,000 in the aggregate in any one transaction or series of related transactions;

•	enter into any new line of business outside the existing business of PGTI and its subsidiaries as of the date of the merger agreement;

•

sell, lease, license, assign or otherwise transfer, abandon or otherwise dispose, voluntarily permit to lapse, encumber or subject to any lien (other than permitted liens pursuant to the merger agreement) any businesses, properties or assets of PGTI or any of its subsidiaries, including intellectual property, other than (a) such sales, leases, non-exclusive licenses, assignments, transfers, liens or other dispositions that are in the ordinary course of business, or (b) such abandonment or permitting to lapse of any intellectual property that is not material to PGTI or any of its subsidiaries;

•

make or authorize any capital expenditure other than any capital expenditures that: (a) are provided for in PGTI’s capital expense budget previously provided to MITER; or (b) when added to all other capital expenditures made on behalf of PGTI and its subsidiaries since the date of the merger agreement but not provided for in such capital expense budget, do not exceed $3,000,000 individually or in the aggregate during any fiscal quarter;

•

other than in connection with certain actions permitted by the merger agreement, make any loans, advances or capital contributions to, or investments in, any other person (other than loans or advances among PGTI and any of its wholly owned subsidiaries and capital contributions to or investments in its wholly owned subsidiaries), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

•

other than (a) borrowings under PGTI’s existing credit agreements in the ordinary course of business and in an aggregate principal amount not to exceed $40,000,000 or (b) indebtedness incurred between PGTI and any of its wholly owned subsidiaries or between any of such wholly owned subsidiaries or guarantees by PGTI of indebtedness of any wholly owned subsidiary, (i) incur any indebtedness for borrowed money (or guarantees thereof) or (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other person, except with respect to obligations of direct or indirect wholly owned subsidiaries of PGTI, in the cases of the foregoing clauses (i) and (ii), in excess of $5,000,000 in the aggregate;

•

other than in connection with any stockholder or derivative litigation, commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any legal proceedings that would require a payment by PGTI in excess of $500,000 in any individual case or $2,000,000 in the aggregate, other than claims reserved against in PGTI’s financial statements (for amounts not materially in excess of such reserves); provided that the payment, discharge, settlement or satisfaction of such legal proceeding does not include any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such waiver, release, assignment, compromise or settlement) to be performed, or the admission of wrongdoing, by PGTI or any of its subsidiaries or any of their respective officers or directors;

(a) amend or modify in any material respect, waive any material rights under, terminate (other than any termination in accordance with the terms of an existing material contract), release, settle or compromise any material claim, liability or obligation under any material contract or (b) enter into any contract which if entered into prior to the date of the merger agreement would have been a material contract, in each case other than (i) the automatic renewal or extension of any such material contract pursuant to its terms or on terms not less favorable for PGTI, taken as a whole or (ii) with respect to certain contracts with top customers or top suppliers, certain contracts involving payments in excess of $3,000,000 or certain contracts relating to indebtedness or capital expenditures, in each case, in the ordinary course;

•

except as required under the terms of any PGTI employee benefit plan in effect on the date of the merger agreement, (a) grant, increase or accelerate the compensation, bonuses or other benefits of any service provider, (b) grant, pay or award any bonus, change in control, deferred compensation, severance, retention, equity or equity-based right or other incentive compensation to any service provider, except in the case of separation and release agreements entered into in the ordinary course of business providing for severance in accordance with the terms of the PGTI employee benefit plan as in effect on the date of the merger agreement applicable to such service provider with employees below the level of vice president who are terminated in the ordinary course of business, (c) establish, adopt, terminate or amend in any material respect any PGTI employee benefit plan (or any plan, program, arrangement, practice or agreement that would be a material PGTI employee benefit plan if it were in existence on the date of the merger agreement), not including annual renewals of broad-based, nondiscriminatory welfare benefit plans made in the ordinary course of business consistent with past practice, (d) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the PGTI employee benefit plans (or any plan, program, arrangement, practice or agreement that would be a PGTI employee benefit plan if it were in existence on the date of the merger agreement) or (e) terminate any employee at or above the vice president level, other than for cause, or hire any employee at or above the vice president level (or promote any employee to such level); provided, however, that, PGTI and its subsidiaries may (i) provide increases in base salary or wages in connection with new hires, promotions or merit increases in the ordinary course of business for employees at or below the level of vice president, provided that such increases will not exceed 4% in the aggregate, (ii) make, determine and pay annual or quarterly bonus payments, commissions and other short- or long-term cash incentive awards in the ordinary course of business based on actual performance in accordance with the terms of the PGTI employee benefit plans for employees below the level of vice president (provided that, prior to making any such payment, PGTI will consult with MITER, provide to MITER details regarding its determination of actual performance and consider MITER’s comments in good faith), and (iii) establish performance targets in respect of any cash incentive compensation or awards with performance periods covering all or any portion of fiscal year 2024 in the ordinary course of business and subject to prior consultation with MITER.

•

modify, extend, or enter into any collective bargaining agreement, or recognize or certify any labor union, labor organization, or group of service providers as the bargaining representative for any employees of PGTI or its subsidiaries;

•	adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization (other than the merger);

•

change its methods of financial accounting or make any material change in any method of financial accounting practice or working capital or cash management practice or policy, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

•

make (other than in the ordinary course of business), change or revoke any material tax election, change any tax accounting period, make any material change in any of its methods of tax accounting, or settle or compromise any material tax claim, audit or assessment, enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. applicable law), or amend any material tax return;

•

engage in any transaction with, or enter into any agreement, arrangement or understanding with, any person covered by Item 404 of Regulation S-K that would be required to be disclosed pursuant to Item 404; or

•	agree, resolve or commit to do any of the foregoing.

Conduct of Businesses of MITER Prior to Completion of the Merger

The merger agreement also provides for certain restrictions on MITER’s activities until the earlier of the effective time or the date (if any) the merger agreement is validly terminated. In general, MITER must not and must not permit any of its subsidiaries to take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of MITER and Merger Sub to consummate the merger or the other transactions contemplated by the merger agreement, including the financing thereof.

Stockholder Meeting and Board Recommendation

As promptly as practicable after the date of the merger agreement (and in no event no later than 20 business days after the date of the merger agreement), PGTI must prepare (with the assistance and cooperation of MITER as reasonably requested by PGTI) and file or cause to be filed with the SEC this proxy statement. MITER and PGTI must also cooperate in responding to any comments from the SEC and must use their respective reasonable best efforts to have this proxy statement cleared by the SEC as promptly as reasonably practicable after the filing.

PGTI must, as promptly as practicable (and in any event within five business days) following the date the SEC advises that it has no further comments on this proxy statement or that PGTI may commence mailing this proxy statement, duly call and give notice of, and commence mailing of this proxy statement to holders of shares of PGTI common stock as of the record date established for, a meeting of such holders to take place within 35 days following the mailing of this proxy statement to PGTI stockholders (unless otherwise agreed by MITER and PGTI), for purposes of submitting the merger agreement and the certificate of incorporate amendment proposal to its stockholders for adoption. The special meeting constitutes that required meeting of the PGTI stockholders.

Subject to the ability of the PGTI board of directors to make an adverse recommendation change (as defined below), the PGTI board of directors is required to recommend to PGTI stockholders the adoption of the merger agreement, and PGTI is required to include that recommendation in this proxy statement and use reasonable best efforts to obtain from the PGTI stockholders the approval of the merger agreement proposal.

Under the terms of the merger agreement, PGTI may adjourn or postpone the PGTI special meeting (a) with the consent of MITER or (b) to the extent PGTI believes in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (i) due to applicable law or request from the SEC, (ii) to allow reasonable additional time to solicit additional proxies necessary to obtain the PGTI stockholder approval or (iii) to allow reasonable additional time to ensure there are sufficient shares of PGTI common stock represented and voting to constitute a quorum necessary to conduct the business of the special meeting. However, PGTI may not adjourn or postpone the special meeting more than once or for more than 20 business days in the aggregate without the prior written consent of MITER.

Unless the merger agreement is validly terminated in accordance with its terms, PGTI must submit the merger agreement to its stockholders for adoption at the special meeting even if the PGTI board of directors has made an adverse recommendation change.

No Solicitation of Other Offers by PGTI

Under the terms of the merger agreement, subject to certain exceptions described below, PGTI has agreed that, from and after the date of the merger agreement until the earlier of the effective time or the date (if any) the merger agreement is validly terminated, PGTI will not, will cause its subsidiaries not to, and will use reasonable best efforts to cause its and their respective representatives not to, directly or indirectly:

(a)

solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any acquisition proposal (as defined below);

(b)

enter into, participate or engage in any discussions or negotiations with, furnish any material nonpublic information relating to PGTI or any of its subsidiaries or knowingly afford access to the business, properties, assets, books or records, or to any personnel, of PGTI or any of its subsidiaries to, or otherwise knowingly cooperate with, any third party, in each case relating to an acquisition proposal by such third party or that would reasonably be expected to lead to an acquisition proposal;

(c)

(i) withhold (or qualify or modify in a manner adverse to MITER or Merger Sub), or publicly announce its intention to do the same, the PGTI board of directors’ recommendation that PGTI stockholders vote to adopt the merger agreement, or fail to include such recommendation in this proxy statement, (ii) other than with respect to a tender offer or exchange offer, within 10 business days of MITER’s written request, fail to make or reaffirm such recommendation following the date any acquisition proposal or any material modification thereto is first published or broadly sent or given to the PGTI stockholders (provided that MITER will be entitled to make such a written request for reaffirmation only once for each acquisition proposal and for each material modification to such acquisition proposal) or (iii) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any acquisition proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within 10 business days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (i) through (iii) referred to as an “adverse recommendation change”); or

(d)

enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an acquisition proposal.

In addition, under the merger agreement, PGTI has agreed that it will, and will cause its subsidiaries and its and their representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its representatives conducted prior to the date of the merger agreement with respect to any acquisition proposal. PGTI also agreed to, within four business days after the date of the merger agreement, (a) request in writing that each person that had previously executed a confidentiality agreement in connection with its consideration of an acquisition proposal or potential acquisition proposal promptly destroy or return to PGTI all nonpublic information previously furnished by PGTI or any of its representatives to such person or any of its representatives in accordance with the terms of such confidentiality agreement and (b) terminate access to any physical or electronic data rooms relating to a possible acquisition proposal by such person and its representatives, which actions PGTI timely completed.

Notwithstanding the prohibitions described above, if prior to the PGTI stockholders adopting the merger agreement, PGTI receives a bona fide offer, inquiry, proposal or indication of interest from a third party with respect to an acquisition proposal that did not result from a material breach of PGTI’s non-solicitation obligations and the PGTI board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a superior proposal (as defined below), PGTI may engage in negotiations or discussions with such third party and its representatives and furnish to such third party or its representatives nonpublic information relating to PGTI or any of its subsidiaries, provided that PGTI also provides MITER the same such nonpublic information (to the extent not previously provided to MITER) substantially contemporaneously with (and in any event within 24 hours of) providing it to the third party.

Under the merger agreement, PGTI is obligated to notify MITER promptly (and in any event within 24 hours) of any receipt by PGTI of any acquisition proposal (including any bona fide offer, inquiry, proposal or indication of interest with respect thereto) or any amendment or modification to the material terms of any previously-received acquisition proposal or any material discussions with respect to any such acquisition proposal. The notice must include the identity of the person making such acquisition proposal and the material terms and conditions thereof, including unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to PGTI that describe such material terms and conditions. PGTI must also notify MITER promptly (and in any event within 24 hours) of any request for nonpublic information relating to the PGTI or any of its subsidiaries or for access to the business, properties, assets, books or records or personnel of PGTI or any of its subsidiaries by any third party that has notified PGTI that it is considering making, or has made, an acquisition proposal.

Without limiting the foregoing, PGTI must keep MITER reasonably informed on a reasonably current basis (but in no event less often than once every 24 hours) of any changes (or any material discussions with respect thereto) to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to PGTI that describe such material terms and conditions thereof) of any acquisition proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto).

An “acquisition proposal” for purposes of the merger agreement means any bona fide third party offer or proposal relating to:

•

any acquisition or purchase, direct or indirect, of 20% or more of the consolidated assets of PGTI or 20% or more of any class of equity or voting securities of PGTI or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PGTI;

•

any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such third party beneficially owning 20% or more of any class of equity or voting securities of PGTI or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PGTI; or

•

a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving PGTI or any of its subsidiaries whose assets, individually or in the aggregate, constitute 20% or more of the consolidated assets of PGTI.

A “superior proposal” for purposes of the merger agreement means a bona fide, unsolicited, written acquisition proposal, made after the date of the merger agreement (but substituting “50%” for all references to “20%” in the definition of such term) that the PGTI board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to PGTI stockholders (solely in their capacity as such) than the merger, in each case, taking into consideration:

•

all relevant factors (including the identity of the counterparty, the terms and conditions of such acquisition proposal (including the transaction consideration, conditionality, timing, legal, financial (including any break-up fee), certainty of financing and regulatory clearances and the expected timing and likelihood of consummation and such other factors determined by the PGTI board of directors in good faith to be relevant)); and

•	if applicable, any changes to the terms of the merger agreement proposed by MITER pursuant to MITER’s “match rights,” described below under “—Change of Recommendation; Match Rights.”

Change of Recommendation; Match Rights

The merger agreement requires the PGTI board of directors to recommend that PGTI stockholders vote to adopt the merger agreement and not make an adverse recommendation change as described above. Notwithstanding the foregoing, prior to the PGTI stockholders adopting the merger agreement:

•

the PGTI board of directors may, in response to a bona fide offer, inquiry, proposal or indication of interest from a third party with respect to an acquisition proposal that did not result from a material breach of PGTI’s non-solicitation obligations, make an adverse recommendation change or terminate the merger agreement in order to substantially concurrently enter into a written definitive agreement for a superior proposal; or

•

the PGTI board of directors may make an adverse recommendation change in response to an intervening event (as defined below) if the PGTI board of directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

Prior to making an adverse recommendation change for any reason set forth above, PGTI must provide MITER four business days’ prior written notice advising MITER that it intends to make an adverse recommendation change or terminate the merger agreement. The notice must specify in reasonable detail the facts and circumstances relating to the adverse recommendation change due to an intervening event (as defined below), or the terms of the superior proposal (including the identity of the person or group making such proposal, a copy of any proposed definitive agreement and all other documentation and information described above under “—No Solicitation of Other Offers by PGTI”) for any adverse recommendation change due to a superior proposal.

In each case, PGTI must, and must cause its representatives to, negotiate in good faith (to the extent MITER wishes to negotiate) during such four business day period any proposal by MITER to amend the merger agreement in a manner that would eliminate the need for the PGTI board of directors to make an adverse recommendation change. The PGTI board of directors must make all of the required determinations regarding its fiduciary duties again at the end of such four business day period (after in good faith taking into account the amendments to the merger agreement proposed by MITER) and may only make its adverse recommendation change if it determines at the end of such four business day period that the failure to make such adverse recommendation change would be inconsistent with its fiduciary duties under applicable law, and, in the case of superior proposal, that the acquisition proposal continues to constitute a superior proposal. With respect to any change of recommendation in response to a superior proposal, if there is any material amendment, revision or change to the terms of the then-existing superior proposal (including any revision to the form, amount or timing of payment of consideration proposed to be received by PGTI stockholders as a result of such superior proposal), PGTI must again comply with the obligations described in this paragraph, except that references to the applicable four business day period will be replaced with three business days.

An “intervening event” for purposes of the merger agreement is any event, fact, circumstance, development or occurrence that:

•

was not known to or reasonably foreseeable by the PGTI board of directors as of the date of the merger agreement, which event or circumstance becomes known to or by the PGTI board of directors prior to receipt of PGTI stockholders’ approval of the merger agreement proposal or was known to or reasonably foreseeable by the PGTI board of directors as of the date of the merger agreement, but the consequences of which (or the magnitude thereof) were not; and

•	does not relate to an acquisition proposal;

provided that in no event will the following events constitute or be taken into account in determining the existence of an intervening event: (a) PGTI meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period or (b) changes in the market price or trading volume of PGTI common stock, provided that, in the case of the foregoing clauses (a) and (b), the underlying causes of such effect may be considered and taken into account in determining whether there has been an intervening event.

In addition, nothing in the merger agreement prohibits PGTI or the PGTI board of directors from (a) taking and disclosing to PGTI stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the Exchange Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by the merger agreement or an offer, inquiry, proposal or indication of interest with respect to an acquisition proposal (provided that neither PGTI nor the PGTI board of directors may make an adverse recommendation change unless permitted by the merger agreement), (b) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (c) contacting and engaging in discussions with any person or group and their respective representatives who has made an offer, inquiry, proposal or indication of interest with respect to an acquisition proposal that was not solicited in breach of the merger agreement solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such third party of the non-solicitation restrictions imposed by the merger agreement.

Efforts to Obtain Regulatory Clearances

Under the merger agreement, MITER and PGTI are required to use reasonable best efforts to take, or cause to be taken (including by causing their affiliates to take), all actions (including instituting or defending any legal proceeding), and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the merger agreement as soon as reasonably practicable (and in any event, at least five business days prior to the end date), including:

•

preparing and filing as promptly as reasonably practicable with any governmental authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents; and

•

obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any governmental authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by the merger agreement as soon as practicable (and in any event, at least five business days prior to the end date).

In furtherance and not in limitation of the obligations described in the previous paragraph, the merger agreement requires MITER and PGTI to:

•

make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated by the merger agreement as promptly as reasonably practicable and in any event within five business days after the date of the merger agreement (and such filings shall request early termination of any applicable waiting period under the HSR Act), which filing was timely made by the parties (and the waiting period will expire on February 22, 2024 at 11:59 p.m. Eastern Time, unless it is extended by request for additional information or terminated earlier or if PGTI and MITER pull and refile), and furnish to the other party as promptly as practicable all information within its (or its affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any applicable law in connection with the transactions contemplated by the merger agreement; and

•

respond as promptly as practicable to any inquiries received from any governmental authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable competition laws and use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other applicable competition laws as promptly as practicable.

Each of MITER and PGTI agrees to take all actions reasonably necessary to resolve any objections by any governmental authority or third party and obtain any authorization, consent or approval of a governmental authority or to avoid or eliminate any impediments under the HSR Act or any such other competition law as promptly as practicable so as to enable the consummation of the transactions contemplated by the merger agreement to occur no later than the end date, including:

•	agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of MITER, PGTI or any of their respective affiliates;

•	terminating, amending or assigning any existing relationships and contractual rights and obligations;

•	terminating any venture or other arrangement;

•	granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any third party;

•

imposing limitations on MITER, Merger Sub, PGTI or any of their respective affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets;

•	effectuating any other change to, or restructuring of, MITER, PGTI or any of their respective affiliates,

•

opposing (a) any administrative or judicial legal proceeding that is initiated or threatened to be initiated challenging the merger agreement or the consummation of the transactions contemplated thereby (including seeking to have any stay or temporary restraining order entered by any court or other governmental authority vacated or reversed) and (b) any request for, the entry of, and seek to have vacated or terminated, any order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated by the merger agreement, including, in the case of either (a) or (b), by defending through litigation any legal proceeding brought by any person in any court or before any governmental authority, and pursuing all available avenues of administrative and judicial appeal (and, in each case, entering into agreements with, or stipulating to the entry of an order by, any governmental Authority in connection with any of the foregoing and in the case of legal proceedings by or with respect to PGTI, by consenting to any such action), in each case, as may be required (i) by the applicable governmental authority in order to resolve such objections as such governmental authority may have to such transactions under the HSR Act or any other applicable law or (ii) by any domestic or foreign court or other tribunal in any legal proceeding challenging such transactions as violative of the HSR Act or any other applicable law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by the merger agreement and

•

not taking any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any person) if such action would (a) reasonably be expected to make it materially more likely that there would arise any impediments under any antitrust, competition or trade regulation laws or other applicable laws that may be asserted by any governmental authority to the consummation of the merger and the other transactions contemplated by the merger agreement as promptly as practicable or (b) impose any material delay in the expiration of any waiting period or obtaining of any approval from any governmental authority applicable to the transactions contemplated by the merger agreement.

However, MITER is not required to (and PGTI may not, without MITER’s prior written consent) offer, propose, negotiate, commit or agree to take or effect any regulatory action that would be, or would reasonably be expected to be, in the aggregate, material to MITER and its subsidiaries (including PGTI and its subsidiaries), taken as a whole after giving effect to the merger (“material” shall mean material measured on a scale relative only to the size of PGTI and its subsidiaries, taken as a whole); provided that any of the regulatory actions specified in the foregoing eight bullets will be conditioned upon the consummation of the merger. Solely at MITER’s request or with MITER’s written consent, PGTI will agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of its or its subsidiaries, businesses, services or assets; provided that any such action shall be conditioned upon the consummation of the merger.

Under the merger agreement, MITER and PGTI also agree to:

•

promptly notify the other parties of any substantive communication to that party from any governmental authority regarding the merger agreement or the transactions contemplated thereby and, subject to applicable law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any governmental authority and consider in good faith any comments such other may party may provide;

•

not participate in any substantive meeting or discussion with any governmental authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with the merger agreement or the merger and the other transactions contemplated thereby unless it consults with the other parties in advance and, to the extent permitted by such governmental authority, gives the other parties the opportunity to attend and participate;

•

furnish the other parties with copies of all filings and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their affiliates and their respective representatives, on the one hand, and any governmental authority or members or their respective staffs, on the other hand, with respect to any competition laws in connection with the merger agreement; and

•

consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of the other party relating to proceedings under any competition law.

Without limiting MITER’s obligation described above to use reasonable best efforts to take all steps as may be necessary, subject to the limitations described above, to obtain all required approvals, MITER and PGTI have agreed that MITER will control the ultimate strategy and timing with respect to the antitrust matters described in this section, provided that MITER reasonably consults with and considers in good faith any comments of PGTI or its representatives relating to such strategy and provided that MITER will not extend any waiting period under the HSR Act or under any other competition law or enter into any agreement with any governmental authority not to consummate the transactions contemplated by the merger agreement without PGTI’s prior written consent, which, in the case of extending any such waiting period, will not be unreasonably withheld.

Employee Matters

For 12 months following the effective time, MITER will cause each PGTI employee whose employment continues as of such time (each referred to as a “continuing employee”) to receive (a) an annual rate of base salary and wages that is no less favorable than the annual rate of base salary and wages provided to such continuing employee as of immediately prior to the effective time, (b) target cash and equity incentive compensation opportunities (excluding any change in control, retention or similar payments) that are no less favorable in the aggregate than the cash and equity incentive compensation opportunities provided to such continuing employee during applicable periods prior to the effective time, and (c) all other compensation and employee benefits that are substantially comparable in the aggregate to all other compensation and employee benefits provided to such continuing employee as of immediately prior to the effective time or that are provided to similarly situated employees of MITER or its subsidiaries (excluding any defined benefit pension and retiree medical or life insurance benefits).

Directors’ and Officers’ Indemnification and Insurance

Under the merger agreement, for a period of six years after the effective time, MITER must cause the surviving corporation to indemnify and hold harmless, to the fullest extent permitted by applicable law and the organizational documents of PGTI or its subsidiaries, each current and former director and officer of PGTI and its subsidiaries and their respective successors and heirs against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in connection with serving as a director or officer of PGTI prior to the effective time.

In addition, for a period of six years following the effective time, MITER is required to maintain in effect provisions in the organizational documents of the surviving corporation and its subsidiaries regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions that were in existence as of the date of the merger agreement.

At or prior to the effective time, PGTI will (or if PGTI is unable to, MITER will cause the surviving corporation to) purchase a directors’ and officers’ liability insurance and fiduciary liability insurance “tail” insurance policy for a period of six years after the effective time with respect to matters arising at or prior to the effective time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under PGTI’s existing policies as of the date of the merger agreement, with a one-time cost not in excess of 350% of the last aggregate annual premium paid by PGTI for its directors’ and officers’ liability insurance and fiduciary liability insurance prior to the date of the merger agreement, and if the cost of such “tail” insurance policy would otherwise exceed such amount, the surviving corporation must purchase a policy with the greatest coverage available for a cost not exceeding such amount.

Financing of the Merger

MITER intends to fund the cash portion of the merger consideration with proceeds from new debt and equity financing together with cash on hand. Concurrently with the entry into the Merger Agreement, MITER entered into (i) the debt commitment letter, pursuant to which the lenders have committed to provide to MITER up to (a) $1,800,000,000 aggregate principal amount under a senior secured term loan facility and (b) $325,000,000 aggregate principal amount under a senior secured asset-based revolving credit facility and (ii) the equity commitment letter, pursuant to which Koch has committed to purchase up to $979,000,000 of equity interests in MITER. The obligations of the lenders to provide debt financing under the debt commitment letter and Koch to provide equity financing under the equity commitment letter are subject to certain customary conditions, including (a) the execution and delivery of definitive documentation with respect to such financing in accordance with such commitment letter and (b) the consummation of the merger in all material respects in accordance with the terms and conditions of the merger agreement. The receipt of financing by MITER is not a condition to MITER’s obligations to complete the merger.

Financing Cooperation; Actions With Respect to PGTI Debt

Under the merger agreement, PGTI and its subsidiaries will use their reasonable best efforts to, and will use their reasonable best efforts to cause their respective representatives to, provide (a) all cooperation in connection with the arrangement of the debt financing as may be reasonably requested by MITER that is necessary and customary for financings of the type contemplated by the debt commitment letter and (b) customary information in connection with the debt financing the merger, subject to certain limitations set forth in the merger agreement.

In connection with the merger, MITER intends to, in coordination with PGTI, fully repay the loans outstanding and terminate all commitments available under the PGTI credit agreement and fully redeem, repurchase or otherwise retire PGTI’s 4.375% Senior Notes due 2029 under the PGTI indenture.

In connection therewith, the merger agreement provides that PGTI will, and will cause its subsidiaries to, deliver notices of prepayment or redemption within the time periods required by (i) that certain Credit Agreement, dated as of February 16, 2016, among PGTI, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as amended prior to the closing date of the merger (referred to as the “PGTI credit agreement”) or (ii) that certain Indenture, dated as of September 24, 2021, by and among PGTI, the guarantors party thereto and U.S. Bank National Association, as trustee, and the other parties thereto, governing PGTI’s 4.375% Senior Notes due 2029, as amended prior to the closing date of the merger (referred to as “the PGTI indenture”), as applicable (which may be conditional upon closing), and use reasonable best efforts to obtain customary payoff letters, lien terminations and instructions of discharge and to give any other necessary notices to allow for the payoff, discharge and termination of the indebtedness under the PGTI credit agreement and the PGTI indenture. This proxy statement does not constitute a notice of repayment or redemption of any of the foregoing. See the section titled “The Merger (Proposal 1)—Financing of the Merger.”

Other Covenants

The merger agreement contains additional agreements of MITER, PGTI and Merger Sub relating to, among other things:

•	the coordination between MITER and PGTI regarding press releases and other public announcements or filings relating to the transactions contemplated by the merger agreement;

•

PGTI taking all action necessary to cause the rights under PGTI’s shareholder rights agreement, dated as of March 30, 2023 between PGTI and Equiniti Trust Company, LLC (f.k.a., American Stock Transfer & Trust Company, LLC), to be inapplicable to the transactions contemplated by the merger agreement, including the merger, such that MITER is not considered an “acquiring person” and the merger does not trigger a “distribution date” or a “stock acquisition date” under such rights agreement (which action has been taken by PGTI);

•	MITER taking all action necessary to cause Merger Sub to perform its obligations under the merger agreement;

•	the notification of certain matters and the settlement of any litigation in connection with the merger agreement;

•

actions to cause the disposition of equity securities of PGTI held by each individual who is a director or officer of PGTI pursuant to the transactions contemplated by the merger agreement to be exempt under Rule 16b-3 promulgated under the Exchange Act;

•	the removal or resignation of each member of the PGTI board of directors; and

•	the de-listing from the NYSE of PGTI shares and deregistration under the Exchange Act.

Conditions to the Merger

The respective obligations of each party to effect the merger are subject to the satisfaction or waiver of the following conditions:

•	PGTI stockholders having approved the adoption of the merger agreement in accordance with the DGCL;

•

no order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger being in effect; and

•	any applicable waiting period (including any extension thereof and any timing agreement with a governmental authority) under the HSR Act relating to the merger having expired or been terminated.

The obligations of MITER and Merger Sub to effect the merger are subject to the satisfaction or waiver of the following additional conditions:

•

PGTI having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•

(a) the representations and warranties of PGTI set forth in the merger agreement regarding corporate existence and power and non-contravention being true and correct in all respects (after giving effect to the materiality qualifiers set forth in the merger agreement), (b) the representations and warranties of PGTI set forth in the merger agreement regarding PGTI’s corporate authorization, finders’ fees, opinion of its financial advisor, capitalization, takeover statutes, the inapplicability of the rights agreement to the merger and the termination of the Masonite merger agreement being true and correct other than for de minimis inaccuracies, (c) the representations and warranties of PGTI set forth in the merger agreement regarding changes, events or effects that have or would reasonably be expected to have, individually or in the aggregate a material adverse effect on PGTI being true and correct in all respects and (d) all other representations and warranties of PGTI set forth in the merger agreement (without giving effect to any materiality or material adverse effect qualifications contained therein) being true and correct, except in the case of this clause (d), for such failure to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on PGTI, in the case of each of clauses (a) through (d), as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date);

•	no material adverse effect on PGTI having occurred since the date of the merger agreement that is continuing; and

•

MITER and Merger Sub having received from PGTI a certificate, signed by an executive officer of PGTI, certifying to the effect that the conditions set forth in the foregoing three bullets have been satisfied (such conditions in the first, second, and this fourth bullet, referred to as the “specified MITER conditions”).

The obligation of PGTI to effect the merger is subject to the satisfaction or waiver of the following additional conditions:

•

each of MITER and Merger Sub having performed and complied with in all material respects all of the covenants, obligations and agreements required to be performed or complied with by it under the merger agreement prior to the closing of the merger;

•

(a) the representations and warranties of MITER and Merger Sub set forth in the merger agreement regarding corporate existence and power and non-contravention being true and correct in all respects (after giving effect to the materiality qualifiers set forth in the merger agreement), (b) the representations and warranties of MITER and Merger Sub set forth in the merger agreement regarding MITER’s and Merger Sub’s corporate authorization, finders’ fees, and solvency being true and correct other than for de minimis inaccuracies, and (c) all other representations and warranties of MITER and Merger Sub set forth in the merger agreement (without giving effect to any qualification as to materiality or material adverse effect contained therein) being true and correct in all respects, except in the case of this clause (c), for such failure to be true and correct that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on MITER, in the case of each of clauses (a) through (c), as of the date of the merger agreement and as of the closing date of the merger as though made on and as of the closing date of the merger (except representations and warranties that by their terms speak specifically as of another date, in which case as of such date); and

•	PGTI having received from MITER a certificate, signed by an executive officer of MITER, certifying to the effect that the conditions set forth in the foregoing two bullets have been satisfied.

Termination of the Merger Agreement

Termination by MITER or PGTI

The merger agreement may be terminated at any time before the effective time:

•	by mutual written consent of MITER and PGTI; or

•	by either MITER or PGTI, if:

•

the merger has not been consummated on or before the end date, which is July 16, 2025; provided that (a) if all of the conditions to the merger are satisfied (or, in the case of conditions that by their nature are to be satisfied by actions taken at the closing of the merger, are then capable of being satisfied if the closing of the merger were to occur on such date) on a date that occurs on or prior to the end date but the closing of the merger would thereafter occur on a date that occurs on a specified date, being a date within three business days after the end date, then the end date will automatically be extended to such specified date and the specified date will become the end date and (b) in the event the marketing period has commenced on or prior to the end date but has not completed as of the end date, the end date will be extended (or further extended) to the date that is three business days after the then-scheduled expiration date of the marketing period; provided, further, that the right to terminate the merger agreement described herein will (i) not be available to any party who is in breach of, or has breached, its obligations under the merger agreement, where such breach has primarily caused or resulted in the failure of the closing of the merger to occur on or before the end date and (ii) be subject to the provision of the merger agreement that provides that if any party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions of the merger agreement by any other party, the end date will automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus five business days, or such longer time period established by the court presiding over such suit, action or proceeding, if any;

•

any court or other governmental authority of competent jurisdiction has issued a final, non-appealable order rendering illegal or permanently enjoining the consummation of the merger; provided that, at the time at which such person would otherwise exercise such termination right, the material breach by such person (and, in the case of MITER, Merger Sub’s) of its (or their) obligations under the merger agreement has not been the primary cause of, or resulted in, the events specified in this bullet; or

•	the special meeting (including any adjournments or postponements thereof) has concluded and the PGTI stockholders have not adopted the merger agreement.

Termination by PGTI

The merger agreement may be terminated at any time before the effective time by PGTI if:

•

prior to PGTI stockholders adopting the merger agreement, the PGTI board of directors authorizes PGTI to enter into a written definitive agreement concerning a superior proposal in accordance and in compliance with PGTI’s obligations described under “—No Solicitation of Other Offers by PGTI” and “—Change of Recommendation; Match Rights” (and with such agreement being substantially concurrently with the valid termination of the merger agreement); provided that concurrently with such termination, PGTI pays to MITER the $86,000,000 termination fee described below;

•

MITER and/or Merger Sub have breached any representation or warranty or failed to perform their respective covenants or agreements under the merger agreement that (a) causes any of the conditions to PGTI’s obligations to consummate the merger not to be satisfied and (b) is incapable of being cured or, if capable of being cured, is not cured by the date that is 20 business days after its receipt of written notice thereof from PGTI (or, if earlier, five business days prior to the end date); provided that PGTI is not then in material breach of the merger agreement, nor is there any inaccuracy of any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of the condition to MITER’s obligations to close the merger related to the absence of PGTI’s breach of the merger agreement (such termination right, referred to as “MITER breach”); or

•

(a) the closing of the merger has not occurred on or prior to the date that is no later than three business days after the satisfaction or waiver (to the extent permitted by the merger agreement or by applicable law) of the last to be satisfied or waived of the conditions set forth in the merger agreement (other than those conditions that by their terms are to be satisfied at the closing of the merger, but subject to the satisfaction or waiver (to the extent permitted by the merger agreement or applicable law) of such conditions at the closing), (b) all of the conditions to MITER’s obligation to consummate the merger have been satisfied or waived (other than those conditions that (i) by their nature are to be satisfied by actions taken at the closing of the merger, but which are then capable of being satisfied or (ii) are not being satisfied as a result of a breach or failure by MITER or Merger Sub of or under the merger agreement), (c) PGTI has confirmed in writing to MITER (and not revoked such confirmation) at least two business days prior to such termination that PGTI stands ready, willing and able to consummate the closing of the merger prior to such termination, and (d) MITER has failed to consummate the closing of the merger prior to such termination (such termination right, referred to as “MITER failure to close”).

Termination by MITER

The merger agreement may be terminated at any time before the effective time by MITER if:

•

prior to the PGTI stockholders adopting the merger agreement, the PGTI board of directors has effected an adverse recommendation change as described under “—No Solicitation of Other Offers by PGTI” or “—Change of Recommendation; Match Rights”; or

•

PGTI has breached any representation or warranty or failed to perform its covenants or agreements under the merger agreement that (a) causes any of the conditions to MITER’s obligations to consummate the merger not to be satisfied and (b) is incapable of being cured or, if capable of being cured, is not cured by the date that is 20 business days after its receipt of written notice thereof from MITER (or, if earlier, five business days prior to the end date); provided that MITER is not then in material breach of the merger agreement, nor is there any inaccuracy of any of its representations, warranties, covenants or agreements contained in the merger agreement that would give rise to a failure of the condition to PGTI’s obligations to close the merger related to the absence of MITER’s breach of the merger agreement.

Termination Fees and Expenses

PGTI Termination Fee

The merger agreement provides that PGTI will pay MITER a termination fee of $86,000,000 if:

•	PGTI validly terminates the merger agreement to enter into a definitive agreement with respect to a superior proposal;

•	MITER validly terminates the merger agreement after the PGTI board of directors has effected an adverse recommendation change; or

•

(a) the merger agreement is validly terminated by (i) MITER or PGTI because (A) the PGTI stockholder approval for the adoption of the merger agreement has not been obtained by the end date or (B) the special meeting (including any adjournments or postponements thereof) has concluded and PGTI stockholders have not adopted the merger agreement or (ii) MITER because of PGTI’s breach of or failure to perform or comply with, one or more of its representations, warranties, covenants or agreements under the merger agreement, (b) after the date of the merger agreement and prior to the valid termination of the merger agreement, an acquisition proposal is publicly made or disclosed and not publicly withdrawn or otherwise abandoned at least two business days prior to such termination and (c) within 12 months of such termination, an acquisition proposal is consummated or a definitive agreement providing for an acquisition proposal is entered into by PGTI. (For purposes of this bullet, the term “acquisition proposal” has the meaning assigned to such term as described under “No Solicitation of Other Offers by PGTI,” except that all references to “20%” will be replaced with references to “50%.”).

In no event will PGTI be obligated to pay the termination fee on more than one occasion. Except in the case of fraud or material and willful breach of the merger agreement by PGTI, the receipt by MITER of the PGTI termination fee will be the sole and exclusive remedy of MITER and Merger Sub in connection with the merger agreement and neither MITER nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against PGTI or any of PGTI’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement.

MITER Termination Fee

The merger agreement provides that MITER will pay PGTI a termination fee of $184,000,000 (referred to as the “MITER termination fee”) if:

•	PGTI validly terminates the merger agreement because of (a) a MITER breach or (b) MITER failure to close; or

•

MITER or PGTI validly terminates the merger agreement due to the effective time not having occurred on or prior to the end date at a time when the merger agreement is validly terminable pursuant to (a) or (b) of the immediately preceding bullet.

In addition, MITER will be obligated to pay PGTI a termination fee of $221,000,000 (referred to as the “MITER regulatory termination fee”) if MITER or PGTI validly terminates the merger agreement due to (a) (i) the effective time not having occurred on or prior to the end date and, at the time of such termination, (x) an order issued by any court of competent jurisdiction or other governmental authority or applicable law prohibiting, rendering illegal or permanently enjoining the consummation of the merger shall be in effect (in connection with the matters that are the subject of the parties’ regulatory undertaking obligations) or (y) any applicable waiting period (including any extension thereof and any timing agreement with a governmental authority) under the HSR Act relating to the merger has not expired or been terminated or (ii) the existence of an order issued by any court or other governmental authority of competent jurisdiction rendering illegal or permanently enjoining the consummation of the merger, which order has become final and nonappealable (in connection with the matters that are the subject of the parties’ regulatory undertaking obligations), and at the time of such termination referred to in clause (i) or (ii) above, the specified MITER conditions have been satisfied, other than conditions that by their nature are to be satisfied at the closing of the merger (assuming for the purpose of determining whether such conditions have been satisfied, that all references to “closing of the merger” or “closing date of the merger”, instead refer to the time of termination of the merger agreement) or waived in accordance with the merger agreement or (b) MITER’s or Merger Sub’s breach of their regulatory undertaking obligations.

If the Merger Agreement is terminated in circumstances where both the MITER termination fee and the MITER regulatory termination fee would be payable, then only the MITER regulatory termination fee will be payable. In no event will MITER be obligated to pay the MITER termination fee or the MITER regulatory termination fee on more than one occasion. Except in the case of fraud or material and willful breach of the merger agreement by MITER or Merger Sub, the receipt by PGTI of the MITER termination fee or the MITER regulatory termination fee, as applicable, will be the sole and exclusive remedy of PGTI in connection with the merger agreement and PGTI will not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against MITER, Merger Sub, any of their respective subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates, representatives, MITER’s financing sources or respective affiliates of such financing sources and the respective officers, directors, employees, controlling persons, agents, advisors and the other representatives and successors of such financing sources and affiliates in connection with the merger agreement.

Masonite Termination Fee

Concurrently with the execution of the merger agreement, (a) PGTI was obligated to terminate the Masonite merger agreement and (b) MITER was obligated to pay or cause to be paid to PGTI (or, at the direction of PGTI, to Masonite on behalf of PGTI) the termination fee due to Masonite under the Masonite merger agreement. The parties timely fulfilled such obligations.

Effect of Termination

In the event of termination of the merger agreement in accordance with the terms of the merger agreement, the merger agreement will become void (except that provisions relating to the effect of termination, public announcements, payment of the termination fees and certain other provisions, together with the confidentiality agreement and clean team agreement between PGTI and MITER, will survive any such termination), and there will be no liability on the part of any of the parties, except that no party will be relieved of liability for fraud or any material and willful breach of the merger agreement.

PGTI Certificate of Incorporation Amendment

The merger agreement contemplates that the PGTI stockholders will vote on an amendment to PGTI’s Amended and Restated Certificate of Incorporation that would designate PGTI as the agent of PGTI stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for MITER’s fraud or material and willful breach of the merger agreement. Adoption of the certificate of incorporation amendment is not a condition to the merger agreement and the vote of PGTI stockholders on the proposed amendment will not have any bearing on whether the merger is consummated.

The certificate of incorporation amendment is intended to address recent case law from the Delaware Chancery Court that could be construed to, in effect, limit the remedies available to PGTI and its stockholders under the merger agreement absent the certificate of incorporation amendment.

Under the merger agreement, PGTI and MITER agreed that, in the event of MITER’s fraud or material and willful breach of the merger agreement, PGTI’s damages would not be limited by the terms of the merger agreement and may include the premium reflected in the merger consideration.

In the event that the certificate of incorporation amendment is approved and adopted by the PGTI stockholders and PGTI, acting as agent of the PGTI stockholders, were to recover damages in the event of MITER’s fraud or material and willful breach of the merger agreement, whether through judgment, settlement or otherwise, the certificate of incorporation amendment provides that the PGTI board of directors shall, in its sole discretion and subject to its fiduciary duties, distribute such damages to PGTI stockholders by dividend, stock repurchase or buyback or in any other manner.

The PGTI board of directors has determined that the certificate of incorporation amendment is advisable and fair to, and in the best interests of, PGTI and its stockholders, approved, adopted, and declared advisable the certificate of incorporation amendment and recommended to PGTI stockholders to approve and adopt the certificate of incorporation amendment.

The vote on the certificate of incorporation amendment proposal is a vote separate and apart from the vote on the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal. Accordingly, you may vote to approve the merger agreement proposal and/or the merger-related compensation proposal and/or the adjournment proposal and vote not to approve the certificate of incorporation amendment proposal and vice versa.

The certificate of incorporation amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of PGTI common stock entitled to vote thereon. Each share of PGTI common stock outstanding on the record date of the special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal. If the certificate of incorporation amendment proposal is approved and adopted by the PGTI stockholders at the special meeting, PGTI intends to file the proposed certificate of incorporation amendment attached to this proxy statement as Annex B with the Secretary of State of the State of Delaware promptly following the conclusion of the special meeting.

Remedies; Maximum Liability

The merger agreement provides that, except in the case of fraud or any material and willful breach of the merger agreement, upon the valid termination of the merger agreement under circumstances where the termination fee is payable by PGTI, MITER’s right to receive payment of the termination fee will be the sole and exclusive remedy of MITER and Merger Sub in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, neither MITER nor Merger Sub will seek to obtain any recovery, judgment, or damages of any kind against PGTI or any of PGTI’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.

In addition, the merger agreement provides that, except in the case of fraud or any material and willful breach of the merger agreement, upon the valid termination of the merger agreement under circumstances where the termination fee is payable by MITER, PGTI’s right to receive payment of the MITER termination fee or the MITER regulatory termination fee, as applicable, will be the sole and exclusive remedy of PGTI in connection with the merger agreement and the transactions contemplated thereby, and upon payment in full of such amount, PGTI will not seek to obtain any recovery, judgment, or damages of any kind against MITER or any of MITER’s subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, affiliates or representatives or any of MITER’s financing sources or respective affiliates of such financing sources and the respective officers, directors, employees, controlling persons, agents, advisors and the other representatives and successors of such financing sources and affiliates in connection with the merger agreement or the transactions contemplated thereby, including any breach of the merger agreement.

Specific Performance

The merger agreement provides that the parties will be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of the merger agreement or to enforce specifically the performance of the terms and provisions thereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party waived any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties will not assert (or interpose as a defense or in opposition) that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.

Fees and Expenses

Except as otherwise expressly provided in the merger agreement (including the termination fees described above), all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring the cost or expense.

Amendments and Waivers

At any time prior to the effective time of the merger, the parties may amend or waive any provision of the merger agreement. Any such amendment must be in writing and signed by each party to the merger agreement and any such waiver must be in writing and signed by each party against whom the waiver is to be effective. After the PGTI stockholders have approved and adopted the merger agreement, there will be no amendment or waiver that would require the further approval of the PGTI stockholders under the DGCL without such approval having first been obtained. Moreover, certain sections may not be amended or waived in a manner that is adverse in any respect to MITER’s financing sources or certain of their related parties without the prior written consent of such persons.

Governing Law and Venue; Waiver of Jury Trial

Other than in respect of certain actions against the parties providing financing to MITER or its subsidiaries in connection with the transactions contemplated by the merger agreement (which actions will be governed by the laws of the State of New York), the merger agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to conflicts of laws principles that would result in the application of the law of any other state.

The parties agreed that any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding seeking to enforce any provision of, relating to, or in connection with, the merger agreement will be brought exclusively in the Delaware Chancery Court or, if such court does not have or declines jurisdiction, any federal court or other Delaware state court, in each case, located in New Castle County in the State of Delaware.

Each party irrevocably and unconditionally waived any and all right to trial by jury in any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding arising out of, related to, or in connection with the merger agreement or the transactions contemplated thereby.

MARKET PRICES OF PGTI COMMON STOCK

PGTI common stock is listed on the NYSE under the symbol “PGTI.” The following table sets forth on a per share basis the low and high intra-day prices of PGTI common stock as reported in published financial sources.

	High	Low	Dividends
Fiscal Year 2024
First Quarter (through February 1, 2024)	$41.97	$39.96	—
Fiscal Year 2023
Fourth Quarter	$41.61	$25.76	—
Third Quarter	$29.50	$25.41	—
Second Quarter	$29.64	$23.92	—
First Quarter	$25.78	$17.43	—
Fiscal Year 2022
Fourth Quarter	$23.81	$17.53	—
Third Quarter	$23.36	$17.24	—
Second Quarter	$20.58	$15.42	—
First Quarter	$22.90	$17.57	—

The closing price of PGTI common stock on the NYSE on [●], 2024, the most recent practicable date prior to the date of this proxy statement, was $[●] per share. You are encouraged to obtain current market prices of PGTI common stock in connection with voting your shares of PGTI common stock. As of [●], 2024, PGTI had [●] shares of PGTI common stock issued and outstanding, and PGTI had approximately [●] holders of record. A number of PGTI stockholders have their shares in street name; therefore, PGTI believes that there are substantially more beneficial owners of PGTI common stock.

Dividend Policy

PGTI has never declared or paid cash dividends on PGTI common stock. Under the terms of the merger agreement, from the date of the merger agreement until the earlier of the effective time of the merger or the termination of the merger agreement in accordance with its terms, PGTI may not declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned subsidiaries, without the prior written consent of MITER.

APPRAISAL RIGHTS OF PGTI STOCKHOLDERS

General

Holders of PGTI common stock will become entitled to receive the merger consideration as a result of the merger. The holders of PGTI common stock will be entitled to appraisal rights under Section 262 of the DGCL in connection with the merger.

If you hold one or more shares of PGTI common stock, you are entitled to appraisal rights under Delaware law and have the right to have your shares appraised by the Delaware Court of Chancery and receive the “fair value” of such shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) as of completion of the merger in place of the merger consideration, as determined by the court, if you strictly comply with the procedures specified in Section 262 of the DGCL. Any such PGTI stockholder awarded “fair value” for its, his or her shares by the court would receive payment of that fair value in cash, together with interest, if any, in lieu of the right to receive the merger consideration. Any PGTI stockholder wishing to preserve their rights to appraisal must make a demand for appraisal as described below.

The following discussion is not a full summary of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262 of the DGCL that is attached to this proxy statement as Annex D. All references in Section 262 of the DGCL and in this summary to a “stockholder” are to the record holder of the shares of PGTI common stock. The following discussion does not constitute any legal or other advice, nor does it constitute a recommendation that you exercise your rights to seek appraisal under Section 262 of the DGCL.

Under Section 262 of the DGCL, when a merger is submitted for approval at a meeting of stockholders as in the case of approval of the merger agreement proposal, PGTI, not less than 20 days prior to the meeting, must notify each stockholder who was a PGTI stockholder on the record date for notice of such meeting with respect to shares for which appraisal rights are available, that appraisal rights are available and include in the notice a copy of Section 262 of the DGCL. This proxy statement constitutes the required notice, and the copy of Section 262 of the DGCL is attached to this proxy statement as Annex D. A holder of PGTI common stock who wishes to exercise appraisal rights or who wishes to preserve the right to do so should review the following discussion and Annex D carefully and consult with legal advisors. Failure to strictly comply with the procedures of Section 262 of the DGCL in a timely and proper manner may result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the merger consideration.

How to Exercise and Perfect Your Appraisal Rights

PGTI stockholders wishing to exercise the right to seek an appraisal of their shares must do ALL of the following:

•

you must NOT vote in favor of approval of the merger agreement proposal. Because a proxy that is signed and submitted but does not otherwise contain voting instructions will, unless revoked, be voted in favor of approval of the merger agreement proposal, if you submit a proxy and wish to exercise your appraisal rights, you must instruct the proxy to vote your shares against approval of the merger agreement proposal or abstain from voting your shares on the approval of the merger agreement proposal;

•

you must deliver to PGTI a written demand for appraisal before the vote on the approval of the merger agreement proposal at the special meeting, as described further below, and be a stockholder of record at the time of the making of such demand;

•	you must continuously hold the shares from the date of making the demand through the effective time; and

•

you or the surviving corporation (or any other stockholder that has properly demanded appraisal rights and is otherwise entitled to appraisal rights) must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares within 120 days after the effective time. The surviving corporation is under no obligation to file any such petition in the Delaware Court of Chancery and has no intention of doing so. Accordingly, it is the obligation of the PGTI stockholders to initiate all necessary action to perfect their appraisal rights in respect of shares of PGTI common stock within the time prescribed in Section 262 of the DGCL.

Voting, virtually or by proxy, against, abstaining from voting on or failing to vote on the approval of the merger agreement proposal will not constitute a written demand for appraisal as required by Section 262 of the DGCL. The written demand for appraisal must be in addition to and separate from any proxy or vote.

Who May Exercise Appraisal Rights

A demand for appraisal must be executed by or on behalf of the stockholder of record. The demand should set forth, fully and correctly, the stockholder’s name as it appears on the stock certificates (or in the stock ledger). The demand must reasonably inform PGTI of the identity of the stockholder and that the stockholder intends to demand appraisal of his, her or its common stock. Non-record owners may not directly make appraisal demands to PGTI. The non-record owner must, in such cases, have the owner of record, such as a bank, brokerage firm or other nominee, submit the required demand in respect of those shares of common stock. A record owner, such as a bank, brokerage firm or other nominee, who holds shares of PGTI common stock as a nominee for others, may exercise appraisal rights with respect to the shares of PGTI common stock held for one or more non-record owners, while not exercising this right for other non-record owners. In that case, the written demand should state the number of shares of PGTI common stock as to which appraisal is sought. Where no number of shares of PGTI common stock is expressly mentioned, the demand will be presumed to cover all shares of PGTI common stock held in the name of the record owner.

IF YOU HOLD YOUR SHARES IN BANK OR BROKERAGE ACCOUNTS OR OTHER NOMINEE FORMS, AND YOU WISH TO EXERCISE APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR BANK, BROKERAGE FIRM OR OTHER NOMINEE, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES FOR THE BANK, BROKERAGE FIRM OR OTHER NOMINEE TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES. IF YOU HAVE A BENEFICIAL INTEREST IN SHARES HELD OF RECORD IN THE NAME OF ANOTHER PERSON, SUCH AS A BANK, BROKERAGE FIRM OR OTHER NOMINEE, YOU MUST ACT PROMPTLY TO CAUSE THE RECORD HOLDER TO FOLLOW PROPERLY AND IN A TIMELY MANNER THE STEPS NECESSARY TO PERFECT YOUR APPRAISAL RIGHTS.

Written Demand and Notice

If you own shares of PGTI common stock jointly with one or more other persons, as in a joint tenancy or tenancy in common, demand for appraisal must be executed by or for you and all other joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in making the demand, such person is acting as agent for the record owner. If you hold shares of PGTI common stock through a broker who in turn holds the shares through a central securities depository nominee such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of the depository nominee and must identify the depository nominee as record holder.

If you elect to exercise appraisal rights under Section 262 of the DGCL, you should mail or deliver a written demand, executed as set forth above, to:

PGT INNOVATIONS, INC.

Attention: General Counsel and Corporate Secretary

1070 Technology Drive,

North Venice, Florida 34275

(941) 480-1600

If the merger is consummated, the surviving corporation will give written notice that the merger has become effective within 10 days after the closing date of the merger to each stockholder that did not vote in favor of the merger agreement and delivered a written demand for appraisal in accordance with Section 262 of the DGCL. At any time within 60 days after the closing date of the merger, any stockholder that did not commence an appraisal proceeding or join in such a proceeding as a named party will have the right to withdraw such demand and to accept the merger consideration in accordance with the merger agreement for his, her or its shares of common stock.

Judicial Appraisal

Within 120 days after the closing date of the merger, but not later, any stockholder that has complied with the requirements of Section 262 of the DGCL, or the surviving corporation may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the surviving corporation in the merger in the case of a petition filed by a stockholder, demanding a determination of the value of the shares of PGTI common stock held by all such stockholders. The surviving corporation is under no obligation to file an appraisal petition and has no intention of doing so. If you desire to have your shares appraised and have otherwise complied with the requirements of Section 262 of the DGCL, you should initiate any petitions necessary for the perfection of your appraisal rights within the time periods and in the manner prescribed in Section 262 of the DGCL.

Within 120 days after the closing date of the merger, any stockholder that has complied with the provisions of Section 262 of the DGCL will be entitled to receive from the surviving corporation, upon written request, a statement setting forth the aggregate number of shares not voted in favor of the approval of the merger agreement proposal and with respect to which PGTI has received demands for appraisal, and the aggregate number of holders of those shares. The surviving corporation must mail this statement within the later of 10 days of receipt by the surviving corporation of the request therefor or 10 days after expiration of the period for delivery of demands for appraisal. If you are the non-record owner of shares of common stock held in a voting trust or by a nominee on your behalf, you may, in your own name, file an appraisal petition or request from the surviving corporation the statement described in this paragraph.

If a petition for appraisal is duly filed, and a copy of the petition is delivered to the surviving corporation, the surviving corporation will then be obligated, within 20 days after receiving service of a copy of the petition, to provide the Delaware Register in Chancery with a duly verified list containing the names and addresses of all holders who have demanded an appraisal of their shares of common stock. The Delaware Court of Chancery will then determine which stockholders are entitled to appraisal rights and may require the stockholders demanding appraisal who hold certificated shares to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings and the Delaware Court of Chancery may dismiss the proceedings as to any stockholder who fails to comply with this direction. Where proceedings are not dismissed or the demand for appraisal is not successfully withdrawn, the appraisal proceeding will be conducted as to the shares of PGTI common stock owned by such stockholders in accordance with the rules of the Delaware Court of Chancery, including any rules specifically governing appraisal proceedings. The Delaware Court of Chancery will thereafter determine the fair value of the shares of PGTI common stock at the effective time held by all stockholders who have properly perfected appraisal rights, exclusive of any element of value arising from the accomplishment or expectation of the merger. Unless the Delaware Court of Chancery in its discretion determines otherwise for good cause shown, interest from the closing date of the merger through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the closing date of the merger and the date of payment of the judgment. When the value is determined, the Delaware Court of Chancery will direct the payment of such value, with interest thereon, if any, to the stockholders entitled to receive the same, upon surrender by such stockholders of their stock certificates or, in the case of book-entry shares, forthwith.

In determining the fair value, the Delaware Court of Chancery is required to take into account all relevant factors. In Weinberger v. UOP, Inc., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court has stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other factors which could be ascertained as of the date of the merger which throw any light on future prospects of the merged corporation. Section 262 of the DGCL provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Delaware Supreme Court stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Delaware Supreme Court construed Section 262 of the DGCL to mean that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” An opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a merger is not an opinion as to, and does not in any manner address, fair value under Section 262 of the DGCL. The fair value of your shares as determined under Section 262 of the DGCL could be greater than, the same as, or less than the value of the merger consideration. MITER and the surviving corporation do not anticipate offering more than the merger consideration to any stockholder exercising appraisal rights and reserve the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the “fair value” of a share of PGTI common stock is less than the merger consideration.

If no party files a petition for appraisal within 120 days after the effective time, then all stockholders will lose the right to an appraisal, and will instead receive the merger consideration described in the merger agreement, without interest thereon.

The Delaware Court of Chancery may determine the costs of the appraisal proceeding and may tax those costs against the parties as the Delaware Court of Chancery deems to be equitable under the circumstances. However, costs do not include attorneys and expert witness fees. Each stockholder is responsible for its own attorneys and expert witnesses expenses, although, upon application of a stockholder, the Delaware Court of Chancery may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including reasonable attorneys’ fees and the fees and expenses of experts, to be charged pro rata against the value of all shares entitled to appraisal.

Any stockholder that has duly demanded an appraisal in compliance with Section 262 of the DGCL will not, after the effective time, be entitled to vote the PGTI shares subject to that demand for any purpose or receive any dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of PGTI shares as of a record date prior to the effective time.

Withdrawal

Any stockholder that has not commenced an appraisal proceeding or joined such a proceeding as a named party may withdraw a demand for appraisal and accept the merger consideration by delivering a written withdrawal of the demand for appraisal to the surviving corporation, except that any attempt to withdraw made more than 60 days after the closing date of the merger will require written approval of the surviving corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed as to any stockholder without the approval of the Delaware Court of Chancery and such approval may be conditioned on the terms the Delaware Court of Chancery deems just, provided, however, that this provision will not affect the right of any stockholder who has not commenced an appraisal proceeding or joined such proceeding as a named party to withdraw such stockholder’s demand for appraisal and to accept the terms offered in the merger within 60 days after the closing date of the merger. If you fail to perfect, successfully withdraw or lose the appraisal right, your shares will be converted into the right to receive the merger consideration, without interest thereon.

Failure to follow the steps required by Section 262 of the DGCL for perfecting appraisal rights may result in the loss of appraisal rights. In that event, you will be entitled to receive the merger consideration for your shares in accordance with the merger agreement. In view of the complexity of the provisions of Section 262 of the DGCL, if you are a PGTI stockholder and are considering exercising your appraisal rights under the DGCL, you should consult your own legal advisor.

THE PROCESS OF DEMANDING AND EXERCISING APPRAISAL RIGHTS REQUIRES STRICT COMPLIANCE WITH TECHNICAL PREREQUISITES. IF YOU WISH TO EXERCISE YOUR APPRAISAL RIGHTS, YOU SHOULD CONSULT WITH YOUR OWN LEGAL COUNSEL IN CONNECTION WITH COMPLIANCE UNDER SECTION 262 OF THE DGCL. TO THE EXTENT THERE ARE ANY INCONSISTENCIES BETWEEN THE FOREGOING SUMMARY AND SECTION 262 OF THE DGCL, THE DGCL WILL GOVERN.

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS (PROPOSAL 2)

Overview

PGTI is providing its stockholders with the opportunity to cast a vote, on an advisory (non-binding) basis, to approve the compensation payments that may be paid or become payable by PGTI to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the merger as disclosed in the section titled “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to PGTI’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (referred to as the “golden parachute” compensation), as required by Section 14A of the Exchange Act.

Through this proposal, PGTI is asking its stockholders to indicate their approval, on an advisory (non-binding) basis, of the compensation that PGTI’s named executive officers will or may be eligible to receive in connection with the merger as described in the sections of this proxy statement referred to above.

You should carefully review the golden parachute compensation information disclosed in the sections of this proxy statement referred to above. The PGTI board of directors unanimously recommends that PGTI stockholders approve the following resolution:

“RESOLVED, that the stockholders of PGTI approve, solely on an advisory, non-binding basis, the golden parachute compensation that will or may be paid or become payable to PGTI’s named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the section titled “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger—Quantification of Potential Payments and Benefits to PGTI’s Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.

Vote Required for Approval

The vote on the merger-related compensation proposal is a vote separate and apart from the vote on the merger agreement proposal, the certificate of incorporation amendment proposal and the adjournment proposal. Accordingly, you may vote to approve the merger agreement proposal and/or the certificate of incorporation amendment proposal and/or the adjournment proposal and vote not to approve the merger-related compensation proposal and vice versa. The approval of the merger-related compensation proposal by holders of PGTI common stock is not a condition to the completion of the merger. Because the vote on the merger-related compensation proposal is advisory only, it will not be binding on either PGTI or MITER. Accordingly, if the merger agreement proposal is approved and the merger is completed, the merger-related compensation will be paid to PGTI’s named executive officers to the extent payable in accordance with the terms of the compensation agreements and arrangements even if holders of PGTI common stock fail to approve the advisory vote regarding the merger-related compensation proposal.

The merger-related compensation proposal requires the affirmative vote of holders of a majority of the shares of PGTI common stock present virtually or represented by proxy at the special meeting and entitled to vote thereon. Failures to vote and broker non-votes will have no effect on the vote for this proposal (assuming a quorum is present); abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.

Recommendation of the PGTI Board of Directors

THE PGTI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PGTI STOCKHOLDERS VOTE “FOR” THE MERGER-RELATED COMPENSATION PROPOSAL

VOTE ON THE CERTIFICATE OF INCORPORATION AMENDMENT (PROPOSAL 3)

Overview

PGTI is asking its stockholders to approve an amendment to the Amended and Restated Certificate of Incorporation of PGTI, designating PGTI as the agent of its stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for MITER’s fraud or material and willful breach of the merger agreement. The approval of the certificate of incorporation amendment proposal by holders of PGTI common stock is not a condition to the completion of the merger.

As described in further detail in the section titled “The Merger Agreement—PGTI Certificate of Incorporation Amendment,” the certificate of incorporation amendment is intended to address recent case law from the Delaware Chancery Court that could be construed to, in effect, limit the remedies available to PGTI under the merger agreement absent the certificate of incorporation amendment.

The foregoing description of the certificate of incorporation amendment proposal should be read in connection with the full text of the certificate of incorporation amendment, which is set forth in the proposed amendment to the Amended and Restated Certificate of Incorporation of PGTI, which is attached as Annex B to this proxy statement. You are urged to read the certificate of incorporation amendment carefully and in its entirety.

Vote Required for Approval

The vote on the certificate of incorporation amendment proposal is a vote separate and apart from the vote on the merger agreement proposal, the merger-related compensation proposal and the adjournment proposal. Accordingly, you may vote to approve the merger agreement proposal and/or the merger-related compensation proposal and/or the adjournment proposal and vote not to approve the certificate of incorporation amendment proposal and vice versa.

The certificate of incorporation amendment proposal requires the affirmative vote of holders of a majority of the outstanding shares of PGTI common stock entitled to vote thereon. Each share of PGTI common stock outstanding on the record date of the special meeting is entitled to one vote on this proposal. Failures to vote, broker non-votes and abstentions will have the same effect as a vote cast “AGAINST” the approval of such proposal. If the certificate of incorporation amendment proposal is approved and adopted by the PGTI stockholders at the special meeting, PGTI intends to file the certificate of incorporation amendment attached to this proxy statement as Annex B with the Secretary of State of the State of Delaware promptly following the conclusion of the special meeting.

Recommendation of the PGTI Board of Directors

THE PGTI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PGTI STOCKHOLDERS VOTE “FOR” THE CERTIFICATE OF INCORPORATION AMENDMENT PROPOSAL.

VOTE ON ADJOURNMENT (PROPOSAL 4)

Overview

PGTI stockholders are being asked to approve the adjournment or postponement of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal at the time of the special meeting.

If, at the special meeting, the number of shares of PGTI common stock present or represented and voting in favor of the merger agreement proposal is insufficient to approve the merger agreement proposal, PGTI intends to move to adjourn or postpone the special meeting in order to enable the PGTI board of directors to solicit additional proxies for approval of the merger agreement proposal. In that event, PGTI will ask holders of PGTI common stock to vote on the adjournment proposal, but not the merger agreement proposal or the certificate of incorporation amendment proposal or the merger-related compensation proposal.

In this proposal, PGTI is asking holders of PGTI common stock to authorize the holder of any proxy solicited by the PGTI board of directors on a discretionary basis to vote in favor of adjourning the special meeting to another time and place for the purpose of soliciting additional proxies, including the solicitation of proxies from holders of PGTI common stock who have previously voted. Pursuant to the DGCL, the special meeting may be adjourned without new notice being given, so long as the new date, time and place of the reconvened special meeting are announced at the special meeting at which the adjournment is taken, and any business may be transacted at the reconvened special meeting that might have been transacted at the original special meeting. Pursuant to the DGCL, if, however, the adjournment is for more than 30 days, or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting must be given to each stockholder of record entitled to vote at the meeting. The approval of the adjournment proposal by holders of PGTI common stock is not a condition to the completion of the merger.

Vote Required for Approval

The adjournment proposal requires the affirmative vote of holders of a majority of the shares of PGTI common stock present virtually or represented by proxy and entitled to vote thereon, whether or not a quorum is present. Each share of PGTI common stock outstanding on the record date of the special meeting is entitled to one vote on this proposal. Failures to vote and broker non-votes will have no effect on the vote for this proposal; abstentions will have the same effect as a vote cast “AGAINST” the approval of this proposal.

Recommendation of the PGTI Board of Directors

THE PGTI BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT PGTI STOCKHOLDERS VOTE “FOR” THE ADJOURNMENT PROPOSAL.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To PGTI’s knowledge, the following table sets forth certain information regarding the beneficial ownership of PGTI common stock as of the close of business on January 29, 2024, unless otherwise noted, for (a) each person who is known by PGTI to own beneficially more than 5% PGTI common stock, (b) each of PGTI’s current and incumbent directors, (c) each of PGTI’s Named Executive Officers named in the table below, and (d) all of PGTI’s directors and executive officers as a group.

The percentages of voting shares provided in the table are based on 58,317,359 shares of PGTI common stock issued and outstanding as of January 29, 2024, which includes restricted and performance shares in amounts as permitted per the grant agreements. Beneficial ownership is determined in accordance with SEC rules and regulations and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power, or shares voting and investment power with his or her spouse, with respect to all shares of PGTI common stock listed as owned by that person. The number of shares shown does not include the interest of certain persons in shares held by a family member in their own right.

Name and Address if Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Voting Shares
Beneficial Owners of More Than 5%:
BlackRock, Inc.	8,848,028(2)	15.2%
The Vanguard Group	3,965,712(3)	6.8%
Cooke & Bieler LP	3,177,879(4)	5.4%
MIWD Holding Company LLC	2,900,000	5.0%
Non-Employee Directors
Rodney Hershberger	1,334,155	2.3%
Sheree L. Bargabos	38,613	*
Xavier F. Boza	13,281	*
Alexander R. Castaldi	151,197	*
Richard D. Feintuch	143,341(5)(6)(7)	*
Frances Powell Hawes	24,261(8)	*
Brett N. Milgrim	76,348	*
William J. Morgan	62,686	*
Floyd F. Sherman	109,415	*
Chris J. Stephens Jr.	6,434	*
Named Executive Officers
Jeffrey T. Jackson	685,080	1.2%
Craig Henderson	10,252	*
Mike Wothe	59,847	*
Robert A. Keller	80,937	*
Eric Kowalewski	39,090	*
Directors and executive officers as a group	2,834,937 (with RSUs)(9)(10)	4.8% (excludes RSUs)
*	Less than 1%
(1)	Unless otherwise indicated, the business address of each person is PGT Innovations, Inc., 1070 Technology Drive, North Venice, Florida, 34275.
(2)

The information reported is based on a Schedule 13G/A (Amendment No. 4) filed on January 22, 2024, with the SEC, in which BlackRock, Inc. reported that at December 31, 2023, it had sole voting power over 8,760,374 shares and sole dispositive power over 8,848,028 shares. The principal business address of BlackRock, Inc. is 50 Hudson Yards, New York, New York 10001.

(3)

The information reported is based on a Schedule 13G/A (Amendment No. 5) filed on February 9, 2023, with the SEC, in which The Vanguard Group reported that at December 30, 2022, it had shared voting power over 97,367 shares, sole dispositive power over 3,818,934 shares, and shared dispositive power over 146,778 shares. The principal business address of The Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(4)

The information reported is based on a Schedule 13G/A (Amendment No. 3) filed on February 14, 2023, with the SEC, in which Cooke & Bieler LP reported that at December 31, 2022, it had shared voting power over 2,513,784 shares and shared dispositive power over 3,177,879 shares. The principal business address of Cooke & Bieler LP is 2001 Market Street, Suite 4000, Philadelphia, Pennsylvania 19103.

(5)	Includes 17,244 shares of common stock of the Company owned directly by this member of the Board of Directors, and 116,993 shares owned indirectly through the Feintuch 2007 Dynasty Trust.
(6)

Includes 12,621 PGTI RSUs as this member of the PGTI board of directors wishes to defer the income from the equity portion of his compensation for service on the PGTI board of directors until the member’s separation from service on the PGTI board of directors through retirement, death, or involuntary separation, whichever comes first. Because RSUs represent the right to receive common stock at some future point in time, and not actual common stock, these shares are not eligible to vote at the special meeting.

(7)	All of Mr. Feintuch’s securities (including shares owned indirectly through the Feintuch 2007 Dynasty Trust) are pledged as collateral for certain indebtedness.
(8)

Includes 9,104 PGTI RSUs as this member of the PGTI board of directors wishes to defer the income from the equity portion of her compensation for service on the PGTI board of directors until the member’s separation from service on the PGTI board of directors through retirement, death, or involuntary separation, whichever comes first. Because RSUs represent the right to receive common stock at some future point in time, and not actual common stock, these shares are not eligible to vote at the special meeting.

(9)	This group is comprised of 17 individuals.
(10)

As disclosed in “280G Mitigation Actions” described under the section titled “The Merger (Proposal 1)—Interests of PGTI’s Directors and Executive Officers in the Merger”, in order to mitigate the impact of Section 280G and 4999 of the Code, the vesting of certain PGTI equity awards held by PGTI executive officers that were scheduled to vest on or prior to February 15, 2024, was accelerated on December 29, 2023, which are captured in the table, including: (i) 34,967 time-based PGTI restricted shares held and 37,882 PGTI performance shares held by Jeffrey Jackson; (ii) 1,145 time-based PGTI restricted shares held and 1,114 PGTI performance shares held by Craig Henderson; (iii) 5,269 time-based PGTI restricted shares held and 5,367 PGTI performance shares held by Mike Wothe; (iv) 5,511 time-based PGTI restricted shares held and 6,545 PGTI performance shares held by Robert A. Keller; (v) 4,467 time-based PGTI restricted shares held and 3,583 PGTI performance shares held by Eric Kowalewski; (vi) 3,878 time-based PGTI restricted shares held and 4,057 PGTI performance shares held by Ryan Quinn; (vii) 4,212 time-based PGTI restricted shares held and 4,315 PGTI performance shares held by Debbie LaPinska. The amounts shown in the table reflects the net amount of shares each individual received after satisfying the applicable tax withholding obligations.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following discussion sets forth the material U.S. federal income tax consequences of the merger to U.S. Holders and Non-U.S. Holders (as defined below) of PGTI common stock whose shares of PGTI common stock are converted into the right to receive cash pursuant to the merger. This discussion does not address any tax consequences arising under the laws of any U.S. state or local or non-U.S. jurisdiction, or under any U.S. federal laws other than those pertaining to income tax. In addition, it does not address any alternative minimum tax consequences of the merger, the potential application of the Medicare contribution tax on net investment income or any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith). This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the “Code”), the regulations promulgated under the Code and court and administrative rulings and decisions, all as in effect on the date of this proxy statement. These laws may change, possibly retroactively, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only consequences to those holders that hold their shares of PGTI common stock as a “capital asset” within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or that may be applicable to holders that are subject to special treatment under the U.S. federal income tax laws, such as:

•	financial institutions;

•	tax-exempt organizations or accounts;

•	S corporations or other pass-through entities (or investors in an S corporation or other pass-through entity);

•	insurance companies;

•	mutual funds;

•	dealers or brokers in stocks and securities, or currencies;

•	traders in securities that elect mark-to-market method of tax accounting with respect to their PGTI common stock;

•	holders of PGTI common stock or PGTI equity awards that received PGTI common stock or PGTI equity awards through a tax-qualified retirement plan or otherwise as compensation;

•	persons that have a functional currency other than the U.S. dollar;

•	holders of PGTI common stock that hold PGTI common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	except as discussed below under “—Non-U.S. Holders,” persons who actually or constructively own more than 5% of PGTI common stock;

•	persons subject to special tax accounting rules (including rules requiring recognition of gross income based on a taxpayer’s applicable financial statement); or

•	United States expatriates.

The U.S. federal income tax consequences to a partner in an entity or arrangement treated as a partnership for U.S. federal income tax purposes and that holds PGTI common stock generally will depend on the status of the partner and the activities of the partnership. Partners in such a partnership holding PGTI common stock should consult their own tax advisors.

We have not sought, and do not expect to seek, a ruling from the Internal Revenue Service (referred to as the “IRS”) as to any U.S. federal income tax consequence described herein, and no assurance can be given that the IRS will not take a position contrary to the discussion below, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations applicable to the merger, or any related transactions. If the tax consequences described below are successfully challenged, the tax consequences applicable to the merger may differ from the tax consequences described below.

Holders should consult with their own tax advisors as to the tax consequences of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any U.S. state or local, non-U.S. or other tax laws and of changes in those laws.

U.S. Holders

For purposes of this proxy statement, the term “U.S. Holder” means a beneficial owner of PGTI common stock that is:

•	A citizen or individual resident of the United States;

•

A corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	An estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•

A trust (A) if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) that has elected to be treated as a U.S. person under applicable U.S. Treasury regulations.

For purposes of this proxy statement, a beneficial owner of PGTI common stock that is neither a U.S. Holder nor a partnership is referred to as a “Non-U.S. Holder.”

In general, a U.S. Holder receiving cash in exchange for PGTI common stock pursuant to the merger will recognize capital gain or loss for U.S. federal income tax purposes on the exchange in an amount equal to the difference, if any, between (i) the amount of cash received and (ii) the U.S. Holder’s adjusted tax basis in the PGTI common stock surrendered in the exchange. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares of PGTI common stock.

Gain or loss generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period in the PGTI common stock is more than one year at the time of the completion of the merger. Long-term capital gains of certain non-corporate U.S. Holders, including individuals, are currently subject to U.S. federal income tax at preferential rates of taxation. The deductibility of capital losses is subject to certain limitations.

If a U.S. Holder acquired different blocks of PGTI common stock at different times or at different prices, any gain or loss and the holding period with respect to the PGTI common stock exchanged must be determined separately with respect to each block of PGTI common stock that is exchanged.

Non-U.S. Holders

The receipt of cash by a Non-U.S. Holder in exchange for shares of PGTI common stock pursuant to the merger generally will not be subject to U.S. federal income tax unless:

•

The gain, if any, on such shares is effectively connected with a trade or business of the Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to the Non-U.S. Holder’s permanent establishment or fixed base in the United States);

•

The Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the exchange of shares of PGTI common stock pursuant to the merger and certain other conditions are met; or

•

The Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of the PGTI common stock at any time during the five-year period preceding the merger, and PGTI is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the merger or the period that the Non-U.S. Holder held PGTI common stock.

Gain described in the first bullet point immediately above will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if the Non-U.S. Holder were a U.S. Holder, subject to an applicable income tax treaty providing otherwise. If such Non-U.S. Holder is a foreign corporation, it may also be subject to a branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Non-U.S. Holders described in the second bullet point immediately above will be subject to tax on any gain realized on the exchange at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty), which may be offset by certain U.S.-source capital losses, if any, of the Non-U.S. Holder. With respect to the third bullet point immediately above, PGTI believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the merger.

Information Reporting and Backup Withholding

Payments of cash to a holder in the merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.

Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.

This discussion of material U.S. federal income tax consequences is not tax advice. Holders of PGTI common stock are urged to consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules or under the laws of any U.S. state or local, non-U.S. or other taxing jurisdiction or under any applicable tax treaty.

FUTURE PGTI STOCKHOLDER PROPOSALS

If the merger is completed prior to PGTI’s 2024 annual meeting of stockholders, PGTI will not hold such meeting. If the merger is not completed, you will continue to be entitled to attend and participate in PGTI’s annual meetings of stockholders, and PGTI will hold a 2024 annual meeting of stockholders, in which case PGTI will provide notice of or otherwise publicly disclose the date on which such 2024 annual meeting will be held. PGTI will hold an annual meeting in 2024 only if the merger has not already been completed. If the 2024 annual meeting is held, stockholder proposals will be eligible for consideration for inclusion in the proxy statement and form of proxy for the 2024 annual meeting of PGTI stockholders in accordance with Rule 14a-8 under the Exchange Act and PGTI’s bylaws, as described below. Under Rule 14a-8, a stockholder who intends to present a proposal at our annual meeting in 2024, if held, and who wishes the proposal to be included in our proxy statement for that meeting must have submitted the proposal in writing to PGT Innovations, Inc., Attention: General Counsel and Corporate Secretary, 1070 Technology Drive, North Venice, Florida 34275, prior to December 30, 2023. However, if the date of the 2024 annual meeting is changed by more than 30 days from the anniversary of the 2023 annual meeting (which occurred on June 20, 2023), notice must be so delivered a reasonable time before we begin to mail this proxy statement. The proposal and its proponent must satisfy all applicable requirements of Rule 14a-8.

Any stockholder who wishes to bring a proposal or nominate a person for election to the PGTI board of directors at the 2024 annual meeting without inclusion of the proposal in our proxy statement for that meeting must provide written notice of the proposal or nomination to the attention of PGTI’s General Counsel and Corporate Secretary, on or after February 21, 2024, and no later than March 22, 2024; provided that if the date of the 2024 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the 2023 annual meeting (which occurred on June 20, 2023), notice must be so delivered not later than the close of business on the 10th day following the day on which such notice of the date of the 2024 annual meeting is mailed or public disclosure of the date of the 2024 annual meeting is made, whichever first occurs. In addition to satisfying the foregoing requirements under PGTI’s bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than PGTI’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 21, 2024. Stockholder proposals should be addressed to: PGT Innovations, Inc., Attention: General Counsel and Corporate Secretary, 1070 Technology Drive, North Venice, Florida 34275.

Stockholders are also advised to review PGTI’s bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. A copy of the full text of the bylaw provisions discussed above may be obtained from the Corporate Governance subsection of the Investor Relations page of PGTI’s website at ir.pgtinnovations.com. PGTI’s bylaws are also on file with the SEC and are available through its website at sec.gov.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement or annual report, as applicable, addressed to those stockholders. As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified PGTI whose shares they hold of their desire to receive multiple copies of this proxy statement. This process, which is commonly referred to as “householding,” potentially provides extra convenience for stockholders and cost savings for companies.

Two or more stockholders sharing an address can request delivery of a single copy of PGTI’s annual disclosure documents and this proxy statement if they are receiving multiple copies by sending a written request to PGT Innovations, Inc., 1070 Technology Drive, North Venice, FL 34275, Attention: General Counsel and Corporate Secretary, or by calling PGTI Investor Relations at 941-480-1600. In the same way, two or more stockholders sharing an address and receiving only a single copy of PGTI’s annual disclosure documents and this proxy statement can request to each receive a separate copy of the disclosure documents. PGTI will promptly comply with any such request. If a broker or other nominee holds your shares, please contact your broker or nominee to make such a request. Please be sure to include your name, the name of your brokerage firm and your account number.

WHERE YOU CAN FIND MORE INFORMATION

PGTI is subject to the reporting requirements of the Exchange Act. Accordingly, PGTI files annual, quarterly and current reports, proxy statements and other information with the SEC. PGTI’s SEC filings are available to the public at the internet website maintained by the SEC at www.sec.gov. PGTI also makes available free of charge on the Investor Relations section of its website its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, its definitive proxy statements and Section 16 reports on Forms 3, 4 and 5, as soon as reasonably practicable after it electronically files such reports or amendments with, or furnishes them to, the SEC. PGTI’s internet website address is www.pgtinnovations.com. The information located on, hyperlinked or otherwise connected to PGTI’s website is not, and will not be deemed to be, a part of this proxy statement or incorporated into any other filings that we make with the SEC.

The SEC allows PGTI to “incorporate by reference” the information PGTI files with the SEC into this proxy statement, which means that PGTI can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except that information that PGTI files later with the SEC will automatically update and supersede this information. This proxy statement incorporates by reference the documents listed below that have been previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

PGTI SEC Filings (File No. 001-37971)	Period or File Date
Annual Report on Form 10-K	Year ended December 31, 2022, filed on February 27, 2023

Quarterly Report on Form 10-Q	Quarter ended April 1, 2023, July 1, 2023, and September 30, 2023, filed on May 11, 2023, August 3, 2023, and November 2, 2023, respectively

Current Reports on Form 8-K	Current Reports on Form 8-K, filed on February 24, 2023, March 3, 2023, March 30, 2023, April 6, 2023, June 5, 2023, June 23, 2023, July 3, 2023, August 8, 2023, November 6, 2023, December 18, 2023, the first Current Report on Form 8-K filed on January 2, 2023 and January 17, 2024

Proxy Statement on Schedule 14A	Filed on April 28, 2023

In addition, PGTI incorporates by reference any future filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, from the date of this proxy statement until the date of the special meeting; provided, however, that PGTI is not incorporating by reference any additional documents or information furnished and not filed with the SEC.

You can obtain any of these documents from the SEC, through the SEC’s website at the address described above. You can also obtain any of these documents free of charge by sending a written request to PGT Innovations, Inc., 1070 Technology Drive, North Venice, FL 34275, Attention: General Counsel and Corporate Secretary, or by calling PGTI Investor Relations at 941-480-1600.

In the event of conflicting information in this proxy statement in comparison to any document incorporated by reference into this proxy statement, or among documents incorporated by reference, the information in the latest filed document controls.

THIS PROXY STATEMENT DOES NOT CONSTITUTE THE SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM OR FROM WHOM IT IS

UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN THAT JURISDICTION. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE INTO THIS PROXY STATEMENT TO VOTE YOUR SHARES AT THE SPECIAL MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [•], 2024. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE, AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY.

MISCELLANEOUS

PGTI has supplied all information in this proxy statement relating to PGTI. MITER has supplied all of the information relating to MITER and Merger Sub contained in this proxy statement. You should rely only on the information contained or incorporated by reference into this proxy statement. We can assure the accuracy of only the information contained in this proxy statement, the annexes to this proxy statement and the documents that we incorporate by reference in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated [•], 2024. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date (or as of an earlier date if so indicated in this proxy statement), and the mailing of this proxy statement to stockholders does not create any implication to the contrary. This proxy statement does not constitute a solicitation of a proxy in any jurisdiction where, or to or from any person to whom, it is unlawful to make a proxy solicitation.

EXECUTION VERSION

Annex A

AGREEMENT AND PLAN OF MERGER

dated as of

January 16, 2024

among

PGT INNOVATIONS, INC.,

MIWD HOLDING COMPANY LLC

and

RMR MERGECO, INC.

A-i

A-ii

Section 11.08	Jurisdiction	A-63
Section 11.09	WAIVER OF JURY TRIAL	A-63
Section 11.10	Counterparts; Effectiveness	A-63
Section 11.11	Entire Agreement	A-64
Section 11.12	Severability	A-64
Section 11.13	Specific Performance	A-64
Section 11.14	Financing Sources	A-64

Exhibit A	Certificate of Incorporation of Surviving Corporation
Exhibit B	Company Organizational Document Amendment

A-iii

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (as amended in accordance with the terms and conditions hereof, this “Agreement”), dated as of January 16, 2024, among PGT Innovations, Inc., a Delaware corporation (the “Company”), MIWD Holding Company LLC, a Delaware limited liability company (“Parent”), and RMR MergeCo, Inc., a Delaware corporation and an indirect wholly owned subsidiary of Parent (“Merger Sub”).

W I T N E S S E T H :

WHEREAS, the board of directors of the Company (the “Board of Directors”), and the board of managers of Parent and the board of directors of Merger Sub, have approved and declared advisable this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Sub with and into the Company, on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, prior to or substantially concurrently with the execution and delivery of this Agreement, (a) that certain Agreement and Plan of Merger, dated as of December 17, 2023, by and among the Company, Masonite International Corporation (“Masonite”) and Peach Acquisition, Inc. (the “Masonite Agreement”), has been validly terminated and (b) Parent has paid to the Company (or, at the direction of the Company, to Masonite on behalf of the Company) the Company Termination Fee (as defined in the Masonite Agreement), by wire transfer of immediately available funds in full satisfaction of all of the Company’s remaining obligations under the Masonite Agreement and without any further liability of the Company thereunder.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

Section 1.01 Definitions. As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder.

“1934 Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder.

“Acceptable Confidentiality Agreement” means a confidentiality agreement that (i) contains terms, with respect to confidentiality and use, taken as a whole, that are not materially less restrictive to the Company’s counterparty thereto than those contained in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict any person from making, publicly or privately, an Acquisition Proposal, acquiring the Company or taking any other similar action, or otherwise contain any standstill or similar provision), (ii) does not prohibit the Company from complying with Section 6.04 and (iii) does not include any provision calling for an exclusive right to negotiate with the Company prior to the valid termination of this Agreement.

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any bona fide Third Party offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of twenty percent (20%) or more of the consolidated assets of the Company or twenty percent (20%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning twenty percent (20%) or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute twenty percent (20%) or more of the consolidated assets of the Company.

“Adverse Recommendation Change” has the meaning set forth in Section 6.04(a).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person; provided that, for purposes of this Agreement, Parent and Merger Sub shall be deemed not to be Affiliates of the Company and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Financing” has the meaning set forth in Section 7.04(d).

“Alternative Financing Commitment Letter” has the meaning set forth in Section 7.04(d).

“Anti-Corruption Law” means the U.S. Foreign Corrupt Practices Act of 1977, as amended, or any other Applicable Law related to bribery or corruption.

“Antitrust Division” has the meaning set forth in Section 8.01(b).

“Applicable Law” means, with respect to any Person, any domestic or foreign federal, state, provincial or local law, constitution, treaty, act, statute, code, rule, regulation, order, injunction, judgment, decree, writ, award, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority in any relevant jurisdiction that is binding upon or applicable to such Person.

“Balance Sheet Date” has the meaning set forth in Section 4.10.

“Board of Directors” has the meaning set forth in the Recitals.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cap” has the meaning set forth in Section 7.02(d).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136).

“CBA” has the meaning set forth in Section 4.18(a).

“Certificate of Merger” has the meaning set forth in Section 2.01(c).

“Certificates” has the meaning set forth in Section 2.03(a).

“Chosen Courts” has the meaning set forth in Section 11.08.

“Clean Team Agreement” has the meaning set forth in Section 1.02.

“Closing” has the meaning set forth in Section 2.01(b).

“Closing Date” has the meaning set forth in Section 2.01(b).

“Code” means the U.S. Internal Revenue Code of 1986.

“Commitment Letters” has the meaning set forth in Section 5.09(b).

“Company” has the meaning set forth in the Preamble.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2022, and the footnotes thereto set forth in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022.

“Company Capitalization Date” has the meaning set forth in Section 4.05(a).

“Company Common Shares” has the meaning set forth in Section 4.05(a).

“Company Credit Agreement” means that certain Credit Agreement, dated as of February 16, 2016, among the Company, the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as amended prior to the Closing Date.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Sub or their Representatives.

“Company Indenture” means that certain Indenture, dated as of September 24, 2021, by and between the Company and U.S. Bank National Association, as trustee, and the other parties thereto, governing the Company’s 4.375% Senior Notes due 2029, as amended prior to the Closing Date.

“Company IT Systems” has the meaning set forth in Section 4.15(f).

“Company Material Adverse Effect” means any Effect that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on (a) the financial condition, assets, business or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any Effect to the extent resulting from (i) changes or prospective changes in GAAP or the interpretation thereof, (ii) general economic, political, regulatory, legal or tax conditions in the United States or any other country or region, including changes in financial, credit, securities or currency markets (including changes in interest or exchange rates) and the imposition or adjustment of tariffs, (iii) conditions generally affecting any of the industries in which the Company and its Subsidiaries operate, (iv) changes or prospective changes in Applicable Law or the interpretation thereof, (v) geopolitical conditions, the outbreak or escalation of hostilities, acts of war, sabotage, terrorism, cyberattacks, protests, riots, strikes, global health conditions (including any epidemic, pandemic or disease outbreak) or natural disasters, (vi) the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement or the identity of or any facts or circumstances relating to Parent or any of its Affiliates, including the impact of any of the foregoing on the business relationships, contractual or otherwise, of the Company and any of its Subsidiaries with customers, suppliers, service providers, employees, Governmental Authorities or any other business relationships resulting from any of the foregoing (provided that this clause (vi) shall not apply to any representation or warranty to the extent such representation or warranty expressly purports to address, as applicable, the consequences resulting from the execution, delivery and performance of this Agreement or the announcement or consummation of the transactions contemplated by this Agreement, including as provided in Section 4.04), (vii) any actions requested in writing to be taken (or omitted to be taken) by or on behalf of Parent or Merger Sub, (viii) any failure by the Company or any of its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance or integration synergies for any period, (ix) changes in the price or trading volume of the shares of Company Common Shares or any other securities of the Company on the NYSE or any other market on which such securities are quoted for purchase and sale or changes in the credit ratings of the Company (it being understood that any underlying facts giving rise or contributing to the failure or changes described in clauses (viii) or (ix) that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (x) any actions taken (or omitted to be taken) by the Company or any of its Subsidiaries that are required or expressly permitted to be taken (or omitted to be taken) pursuant to this Agreement, including any actions required under this Agreement to obtain any approvals, consents, registrations, permits, authorizations and other confirmations under applicable Competition Laws for the consummation of the Merger, except, with respect to clauses (i), (ii), (iii), (iv) and (v), to the extent that such Effect is disproportionately adverse to the Company and its Subsidiaries relative to others in the industry or industries in which the Company and its Subsidiaries operate, in which case only the incremental disproportionate adverse Effect may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur or (b) the ability of the Company to consummate the Merger on or prior to the End Date.

“Company Organizational Document Amendment” has the meaning set forth in Section 6.02.

“Company-Owned Intellectual Property” means any and all Intellectual Property owned by the Company or any of its Subsidiaries.

“Company Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and each other employment, individual consulting, bonus, incentive, termination, severance, separation, change in control, retention, profit-sharing, pension, retirement, deferred compensation, equity or equity-based, health or other welfare, disability, post-employment welfare or other compensation or benefit plan, program, policy or agreement, in each case that is sponsored, maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries for the benefit of any Company Service Provider or with respect to which the Company or any of its Subsidiaries has or could reasonably be expected to have any liabilities, other than any such plan, policy or agreement that is (i) a Multiemployer Plan, or (ii) operated by any Governmental Authority.

“Company Preferred Shares” has the meaning set forth in Section 4.05(a).

“Company Recommendation” has the meaning set forth in Section 4.02(b).

“Company Registered Intellectual Property” has the meaning set forth in Section 4.15(c).

“Company Restricted Shares” means an award of restricted shares of Company Common Shares that are subject to vesting or forfeiture granted under a Company Stock Plan.

“Company RSU” means a restricted stock unit that is subject to vesting conditions based solely on continued employment or service granted under a Company Stock Plan.

“Company SEC Documents” has the meaning set forth in Section 4.07(a).

“Company Securities” has the meaning set forth in Section 4.05(c).

“Company Service Provider” means any current or former employee, officer, director or independent contractor of the Company or any of its Subsidiaries, in each case who is a natural person (whether retained directly by the Company or its applicable Subsidiary or indirectly through a third-party entity, staffing company, or other Person).

“Company Stock Plan” means the Amended and Restated PGT Innovations, Inc. 2019 Equity and Incentive Compensation Plan, as most recently amended and/or restated.

“Company Stockholder Approval” has the meaning set forth in Section 4.02(a).

“Company Stockholders Meeting” has the meaning set forth in Section 6.02.

“Company Subsidiary Securities” has the meaning set forth in Section 4.06(b).

“Company Termination Fee” has the meaning set forth in Section 11.04(b)(i).

“Compliant” means, as of any time of determination, with respect to any Required Information, that (i) such Required Information, taken as a whole, does not contain any untrue statement of a material fact or omit to state any material fact regarding the Company necessary in order to make such Required Information, in light of the circumstances under which the statements contained therein are made, not misleading; provided that the availability of financial information of the Company, including any “flash” numbers, prior to the time that the Required Information would become not Compliant for periods subsequent to the latest quarterly or annual period for which financial information is included in the Required Information, shall not, by virtue of such availability, render such previously delivered Required Information not Compliant, (ii) no independent auditor has withdrawn its audit opinion with respect to any financial statements contained in the Required Information, (iii) such Required Information is compliant in all material respects with all applicable requirements of Regulation S-K and Regulation S-X under the Securities Act and in a form customarily included in private placements of debt securities under Rule 144A of the Securities Act and (iv) the financial statements and other financial information included in such Required Information would not be deemed “stale” for use in a private placement of debt securities under Rule 144A of the Securities Act, and are of a date and remain otherwise sufficient throughout the Marketing Period, in each case, to permit the Company’s independent accountants to issue customary “comfort” letters with respect to such financial statements and financial information to the Debt Financing Sources providing the portion of the Debt Financing consisting of debt securities (including customary “negative assurance” comfort) in order to consummate any private placement of debt securities under Rule 144A of the Securities Act during any Business Day during the Marketing Period.

“Competition Laws” means the HSR Act and all other Applicable Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Confidentiality Agreement” has the meaning set forth in Section 6.03(b).

“Continuing Employee” has the meaning set forth in Section 7.03(b).

“D&O Insurance” has the meaning set forth in Section 7.02(d).

“Data Security Requirements” means, collectively, all of the following to the extent relating to personal, sensitive, or confidential information or data or otherwise relating to privacy, security, or security breach notification requirements and, in each case, applicable to the Company or any of its Subsidiaries, the conduct of their businesses, or any Company IT System: (i) the Company and its Subsidiaries’ own published rules, policies, and procedures (whether physical or technical in nature, or otherwise), (ii) all Applicable Laws, and all binding industry standards applicable to the Company and its Subsidiaries’ industry (including, to the extent applicable, the Payment Card Industry Data Security Standard (PCI DSS)), and (iii) agreements relating to the processing of personal information that the Company or any of its Subsidiaries has entered into or by which it is bound.

“Debt Commitment Letter” has the meaning set forth in Section 5.09(a).

“Debt Financing” has the meaning set forth in Section 5.09(a).

“Debt Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing, including the parties to the Debt Commitment Letter (including any Alternative Financing Commitment Letter that provides for debt financing) and any joinder agreements, credit agreements or indentures (or similar definitive financing documents) relating thereto. For the avoidance of doubt, neither Parent nor Merger Sub shall be considered a Debt Financing Source.

“Debt Financing Sources Related Parties” means the Debt Financing Sources, the respective Affiliates of each of the foregoing and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing. For the avoidance of doubt, neither Parent nor Merger Sub shall be considered a Debt Financing Sources Related Party.

“DGCL” means the Delaware General Corporation Law.

“Dissenting Company Shares” has the meaning set forth in Section 2.04(a).

“Effect” means any change, effect, development, circumstance, condition, fact, state of facts, event or occurrence.

“Effective Time” has the meaning set forth in Section 2.01(c).

“End Date” has the meaning set forth in Section 10.01(b)(i).

“Enforceability Exceptions” has the meaning set forth in Section 4.02(a).

“Environmental Laws” means any Applicable Laws relating to (a) the protection, preservation or restoration of the environment (including air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource) or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, presence, release or disposal of hazardous substances or materials.

“Equity Commitment Letter” has the meaning set forth in Section 5.09(b).

“Equity Financing” has the meaning set forth in Section 5.09(b).

“Equity Financing Sources” means the entities that have committed to provide or otherwise entered into agreements in connection with the Equity Financing, including the parties to the Equity Commitment Letter and any joinder agreements, purchase agreements, investor rights agreements, shareholder agreements or certificates of designation (or similar definitive equity financing documents) relating thereto. For the avoidance of doubt, neither Parent nor Merger Sub shall be considered an Equity Financing Source.

“Equity Financing Sources Related Parties” means the Equity Financing Sources, the respective Affiliates of each of the foregoing and the respective officers, directors, employees, controlling Persons, agents, advisors and the other Representatives and successors of each of the foregoing. For the avoidance of doubt, neither Parent nor Merger Sub shall be considered an Equity Financing Sources Related Party.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ESPP” means the PGT Innovations, Inc. 2019 Employee Stock Purchase Plan.

“Exchange Agent” has the meaning set forth in Section 2.03(a).

“Excluded Information” means any (i) pro forma financial statements (but excluding financial information relating solely to the Company necessary for Parent to prepare the pro forma financial statements as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or, if such four-fiscal quarter period ends on the last day of a fiscal year, at least 90 days) before the last day of the Marketing Period, prepared after giving effect to the transactions contemplated hereby as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income)), (ii) description of all or any portion of the Debt Financing, including any “description of notes,” “plan of distribution” and other information customarily provided by Parent, the Debt Financing Sources or their counsel, (iii) risk factors relating to all or any component of the Debt Financing, (iv) “segment” financial information, (v) other information required by Rules 3-05, 3-09, 3-10 or 3-16 of Regulation S-X under the Securities Act, any Compensation Discussion and Analysis or other information required by Item 402 of Regulation S-K under the Securities Act or the executive compensation and related person disclosure rules related to SEC Release Nos. 33-8732A, 34-54302A and IC-27444A or any other information customarily excluded from an offering memorandum for private placements of non-convertible high-yield debt securities under Rule 144A promulgated under the Securities Act or (vi) any financial information or other information (other than the financial statements and other information set forth in the definition of Required Information) that is not reasonably available to the Company under its current reporting systems or that the Company is not reasonably able to produce without undue burden.

“Ex-Im Laws” means all applicable laws and regulations relating to export, re-export, transfer or import controls (including, without limitation, the Export Administration Regulations administered by the U.S. Department of Commerce, and customs and import laws and regulations administered by U.S. Customs and Border Protection).

“Financing” has the meaning set forth in Section 5.09(b).

“Financing Sources Related Parties” means the Equity Financing Sources Related Parties and the Debt Financing Sources Related Parties.

“FTC” has the meaning set forth in Section 8.01(b).

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency or official, or the NYSE or any self-regulatory organization.

“Hazardous Substance” means any (i) material, substance or waste that is listed, defined or regulated as “hazardous” or “toxic,” or as a “pollutant” or “contaminant” (or words of similar meaning and regulatory effect) under Environmental Laws; and (ii) petroleum, petroleum products, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), polychlorinated biphenyls (PCBs), asbestos and asbestos-containing materials, radon, and toxic mold or fungi.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indemnified Person” has the meaning set forth in Section 7.02(a).

“Intellectual Property” means all intellectual property and similar proprietary rights in any jurisdiction anywhere in the world, including in the following: trademarks, service marks and trade names (including any and all goodwill related thereto), domain names, mask works, inventions, patents, trade secrets, copyrights, rights in software, data, databases and documentation thereof, know-how, technology and any other similar type of proprietary intellectual property rights and any registrations or applications for registration of any of the foregoing.

“Interim Company Restricted Shares” has the meaning set forth in Section 2.05(f).

“Internal Controls” has the meaning set forth in Section 4.07(d).

“Intervening Event” has the meaning set forth in Section 6.04(f).

“IRS” has the meaning set forth in Section 4.17(a).

“Knowledge” means (i) with respect to the Company, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a)(i) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge after reasonable inquiry of the individuals listed on Section 1.01(a)(ii) of the Parent Disclosure Schedule.

“Lease” has the meaning set forth in Section 4.14(c).

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, exclusive license or other similar adverse claim of any kind in respect of such property or asset.

“Marketing Period” means the first period of fifteen (15) consecutive Business Days commencing on the earlier of (a) May 13, 2024 and (b) the later of (i) March 7, 2024 and (ii) the first Business Day following the date that the condition set forth in Section 9.01(c) has been satisfied or, to the extent permitted by Applicable Law, waived and during and at the end of which Parent has received all Required Information and, solely in the event that a Structure Flex Event has occurred, throughout which period all such Required Information is Compliant; provided that (A) none of May 27, 2024, July 4, 2024, July 5, 2024 and November 27, 2024 through November 29, 2024 shall be Business Days for purposes of calculating the Marketing Period (provided, for the avoidance of doubt, that such exclusions in this clause (A) shall not restart such period), (B) if such fifteen (15) consecutive Business Day period has not ended on or prior to August 16, 2024, then such fifteen (15) consecutive Business Day period shall not commence until September 3, 2024 and (C) if such fifteen (15) consecutive Business Day period would not end on or prior to December 20, 2024, then such fifteen (15) consecutive Business Day period shall not commence until January 2, 2025; provided further that the Marketing Period shall end on any earlier date that is the date on which the Debt Financing is fully consummated. If the Company shall in good faith reasonably believe it has provided all of the Required Information, it may deliver to the Parent a written notice to that effect (stating when it believes it completed such delivery), in which case the Marketing Period shall be deemed to have commenced as of the Business Day immediately following the delivery date indicated in such written notice unless Parent in good faith reasonably believes the Company has not completed the delivery of all of the Required Information and, within two (2) Business Days after the delivery of such notice by the Company, delivers a written notice to the Company to that effect (stating with specificity which Required Information the Company has not delivered); provided that it is understood that the delivery of such written notice from the Parent to the Company will not prejudice the Company’s right to assert that all of the Required Financial Information has in fact been delivered. If no Structure Flex Event has occurred, in no event shall the Marketing Period restart if additional financial statements constituting Required Information become available after the Marketing Period has commenced. If a Structure Flex Event has occurred, in no event shall the Marketing Period restart if additional financial statements constituting Required Information become available after the Marketing Period has commenced so long as all previously delivered Required Information is and remains Compliant for the duration of the Marketing Period.

“Masonite” has the meaning set forth in the Recitals.

“Masonite Agreement” has the meaning set forth in the Recitals.

“Material Contract” has the meaning set forth in Section 4.20(a).

“Merger” has the meaning set forth in Section 2.01(a).

“Merger Consideration” has the meaning set forth in Section 2.02(a).

“Merger Sub” has the meaning set forth in the Preamble.

“Multiemployer Plan” has the meaning set forth in Section 4.17(e).

“NYSE” means the New York Stock Exchange.

“Order” means any order, writ, injunctions, judgments or decrees of any Governmental Authority.

“Parent” has the meaning set forth in the Preamble.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company or its Representatives.

“Parent Material Adverse Effect” means any Effect that would reasonably be expected to prevent, impair or materially delay the ability of Parent or Merger Sub to perform its material obligations hereunder or prevent, impair or materially delay the consummation of the Merger or the other transactions contemplated hereby on or prior to the End Date.

“Parent Regulatory Termination Fee” has the meaning set forth in Section 11.04(b)(iv).

“Parent Termination Fee” has the meaning set forth in Section 11.04(b)(iii).

“Permit” means each governmental license, franchise, certificate, approval, registration, order, decree or other similar authorization of a Governmental Authority relating to the assets or business of the Company or its Subsidiaries which is necessary for the conduct of the business as currently conducted.

“Permitted Liens” means (a) any Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings and, in each case, for which adequate accruals, in accordance with GAAP, are reflected in the Company Balance Sheet, (b) vendors’, carriers’, warehousemen’s, mechanics’, materialmen’s, worker’s, repairmen’s or other similar Liens incurred in the ordinary course of business and which are not delinquent or which are being contested in good faith and for which adequate accruals in accordance with GAAP, are reflected in the Company Balance Sheet, (c) Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, (d) gaps in the chain of title evident from the records of the applicable Governmental Authority maintaining such records and other encumbrances of record as of the date of this Agreement, (e) easements, rights-of-way, covenants, restrictions and other encumbrances incurred in the ordinary course of business that, in the aggregate, are not material in amount or that do not, in any case, materially detract from the value or the use of the property subject thereto, (f) statutory landlords’ Liens and Liens granted to landlords under any lease, (g) non-exclusive licenses to Intellectual Property granted in the ordinary course of business, (h) any purchase money security interests, equipment leases or similar financing arrangements, (i) any Liens securing indebtedness or liabilities that are reflected on the most recent consolidated balance sheet of the Company or notes thereto, (j) with respect to any securities, any transfer restrictions of general applicability as may be provided under the 1933 Act or other Applicable Law or restrictions under the organizational documents of the issuer of such securities, (k) Liens as set forth on Section 1.01(b) of the Company Disclosure Schedule, and (l) any Liens that do not materially and adversely affect the use or operation of the property or assets subject thereto.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Governmental Authority.

“Proceeding” means any action, claim, charge, complaint, arbitration, mediation, litigation, suit or other similarly formal legal proceeding commenced, brought, conducted, or heard by or before, any Governmental Authority or arbitrator.

“Proxy Statement” has the meaning set forth in Section 8.02(a).

“Regulatory Actions” has the meaning set forth in Section 8.01(c).

“Representatives” means, with respect to a Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors acting on such Person’s behalf.

“Required Information” means (x) the historical financial information of the Company described in, and other financial information of the Company reasonably necessary to assist Parent in preparing the pro forma financial statements as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or, if such four-fiscal quarter period ends on the last day of a fiscal year, at least 90 days) before the last day of the Marketing Period, prepared after giving effect to the transactions contemplated hereby as if such transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income) and (y) solely in the event that a Structure Flex Event has occurred, (i) other information with respect to the Company of the type required by Regulation S-X or Regulation S-K under the Securities Act in connection with a registered offering of debt securities, (ii) information with respect to the Company of the type and form that is customarily included in a private placement of debt securities pursuant to Rule 144A promulgated under the Securities Act and (iii) drafts of customary comfort letters (including as to customary “negative assurance” comfort and change period) from the Company’s independent accountants with respect to any of the foregoing information, subject to the completion by such accountants of customary procedures relating thereto. Notwithstanding anything to the contrary in this Agreement, nothing will require the Company to provide (or be deemed to require the Company to prepare), and the Required Information shall be deemed to exclude, any Excluded Information (other than clause (iv) of the definition thereof).

“Rights Agreement” means the Rights Agreement, dated as of March 30, 2023, between the Company and American Stock Transfer & Trust Company, LLC, as Rights Agent.

“Sanctioned Person” means at any time any Person: (i) listed on any Sanctions-related list of designated or blocked Persons; (ii) ordinarily resident in or organized under the laws of a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Sevastopol, Donetsk, Luhansk, Kherson and Zaporizhzhia regions of Ukraine and Venezuela); or (iii) owned directly or indirectly, fifty percent (50%) or more (in the aggregate) or otherwise controlled by any of the foregoing.

“Sanctions” means, collectively, the sanctions administered or enforced by the United States Government (including the U.S. Department of the Treasury’s Office of Foreign Assets Control), the United Nations Security Council, the European Union and its member states, and His Majesty’s Treasury.

“SEC” means the U.S. Securities and Exchange Commission.

“Solvent” has the meaning set forth in Section 5.10.

“Specified Date” has the meaning set forth in Section 10.01(b)(i).

“Structure Flex Event” means either (i) a “Structure Flex Decision” (as defined in the Debt Commitment Letter as in effect on the date hereof) has been exercised under the Debt Commitment Letter or (ii) a “Structure Flex Securities Demand” (as defined in the Debt Commitment Letter as in effect on the date hereof) has been exercised under the Debt Commitment Letter, in each case of clauses (i) and (ii), prior to the initial commencement of the Marketing Period.

“Subsidiary” means, with respect to any Person, (i) any entity of which such person, directly or indirectly, owns (A) securities or other ownership interests having ordinary voting power to elect a majority of the board or other governing body of directors or other Person or body performing similar functions or (B) more than fifty percent (50%) of the outstanding equity or financial interests or (ii) any entity in which such Person is or any of its Subsidiaries is a general partner or managing member of such other Person.

“Superior Proposal” has the meaning set forth in Section 6.04(e).

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Tax” means any tax or other assessment, duty, impost, fee or charge in the nature of a tax (including withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax.

“Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information, including any amendments thereof and schedules or attachments thereto.

“Taxing Authority” has the meaning set forth in the definition of “Tax.”

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than the Company, Parent or any of their respective Affiliates.

“Uncertificated Shares” has the meaning set forth in Section 2.03(a).

Section 1.02 Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and will be ignored in the construction or interpretation hereof. References to “Articles,” “Sections,” “Exhibits,” “Annexes” and “Schedules” are to Articles, Sections, Exhibits, Annexes and Schedules of this Agreement unless otherwise specified. All Exhibits, Annexes and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit, Annex or Schedule but not otherwise defined therein will have the meaning as defined in this Agreement. Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. References to “ordinary course of business” will be deemed to be followed by the words “consistent with past practices” with such practices being interpreted hereunder taking into account the circumstances thereof. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “or” will not be deemed to be exclusive. The word “extent” and the phrase “to the extent” when used in this Agreement will mean the degree to which a subject or other thing extends, and such word or phrase will not simply mean “if.” References to any statute, law or other Applicable Law will be deemed to refer to such statute, law or other Applicable Law as amended from time to time and, if applicable, to any rules, regulations or interpretations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References to a “party” or the “parties” mean a party or the parties to this Agreement unless the context otherwise requires. References to “transactions contemplated hereby” shall not include approval of the Company Organizational Document Amendment at the Company Stockholders Meeting. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. Except as otherwise expressly set forth herein, all amounts required to be paid hereunder will be paid in United States currency in the manner and at the times set forth herein. Whenever this Agreement requires Merger Sub to take any action, such requirement will be deemed to include an undertaking on the part of Parent to cause Merger Sub to take such action. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and each has been represented by counsel of its choosing and, in the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by such parties and no presumption or burden of proof will arise favoring or disfavoring any party due to the authorship of any provision of this Agreement. Unless otherwise specifically indicated, all references to “dollars” and “$” will be deemed references to the lawful money of the United States of America. References to “law,” “laws” or to a particular statute or law will be deemed to also include any Applicable Law. References to documents or information “made available” or “provided” to Parent or similar terms will mean documents or information (i) publicly available on the SEC EDGAR database (without redaction or omission) prior to the execution of this Agreement; (ii) delivered by or on behalf of the Company to Parent or Parent’s representatives via e-mail or in hard copy form at least one day prior to the date of this Agreement or (iii) uploaded prior to the execution of this Agreement in the “Project Neptune” dataroom hosted on Datasite at least one day prior to the date of this Agreement and is fully available and visible to Parent and its Representatives (or, in the case of Clean Team Confidential Information (as defined in that certain Clean Team Agreement, dated as of January 9, 2024, by and between the Company and Parent (the “Clean Team Agreement”)), is fully available and visible to Parent’s Permitted Persons (as defined therein) at least one day prior to the date of this Agreement). References to documents or information “made available” or “provided” to the Company or similar terms will mean documents or information (i) publicly available on the SEC EDGAR database (without redaction or omission) prior to the execution of this Agreement; (ii) delivered by or on behalf of Parent to the Company or the Company’s representatives via e-mail or in hard copy form prior to the execution of this Agreement; or (iii) uploaded prior to the execution of this Agreement into an electronic dataroom at least one day prior to the date of this Agreement and is fully available and visible to the Company and its Representatives (or, in the case of Clean Team Confidential Information (as defined in the Clean Team Agreement), is fully available and visible to the Company’s Permitted Persons (as defined therein) at least one day prior to the date of this Agreement). In interpreting and construing this Agreement, effect will be given to the provisions set forth in Section 1.02 of the Company Disclosure Schedule.

ARTICLE 2

THE MERGER

Section 2.01 The Merger.

(a) At the Effective Time, Merger Sub will merge with and into the Company (the “Merger”) in accordance with the DGCL, whereupon the separate existence of Merger Sub will cease, and the Company will be the surviving corporation as a wholly owned Subsidiary of Parent (the “Surviving Corporation”).

(b) Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) will take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 or through the electronic exchange of the applicable documents, using PDFs or electronic signatures as soon as possible, but in any event (i) no later than three (3) Business Days after the date the last of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) has been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing; provided that, if the Marketing Period has not ended at the time of the satisfaction or waiver of the last of the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), the Closing shall take place on the earlier to occur of (x) any Business Day before or during the Marketing Period as may be specified by Parent on no fewer than three (3) Business Days’ written notice to the Company and (y) the third Business Day immediately following the final day of the Marketing Period (subject, in each case, to the satisfaction or, to the extent permissible, waiver of all of the conditions set forth in Article 9 as of the date determined pursuant to this proviso (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing)) or (ii) such other time or on such other date as Parent and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to herein as the “Closing Date.”

(c) At the Closing, the Company and Merger Sub shall file a certificate of merger (the “Certificate of Merger”) with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger will become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State (or at such later time as may be specified in the Certificate of Merger) (the “Effective Time”).

(d) From and after the Effective Time, the Surviving Corporation will possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Sub, all as provided under the DGCL.

Section 2.02 Conversion of Shares.

(a) Except as otherwise provided in Section 2.02(b), Section 2.02(c) or Section 2.04, each Company Common Share outstanding immediately prior to the Effective Time (including each Company Restricted Share, subject to Section 2.05(a)) will automatically be converted into the right to receive $42.00 in cash without interest (the “Merger Consideration”). As of the Effective Time, all such Company Common Shares will no longer be outstanding and will automatically be canceled and retired and will cease to exist, and will thereafter represent only the right to receive the Merger Consideration to be paid in accordance with Section 2.03, without interest.

(b) Each Company Common Share held by the Company as a treasury share or owned by Parent, Merger Sub or any other Subsidiary of Parent immediately prior to the Effective Time will be canceled and cease to exist, and no payment will be made with respect thereto. For the avoidance of doubt, each Company Restricted Share and Company RSU shall be treated in accordance with Section 2.05.

(c) Each Company Common Share held by any Subsidiary of the Company immediately prior to the Effective Time will be converted into such number of common shares of the Surviving Corporation such that each Subsidiary owns the same percentage of the outstanding capital stock in the Surviving Corporation immediately following the Effective Time as such Subsidiary owned in the Company immediately prior to the Effective Time.

(d) Each common share of Merger Sub outstanding immediately prior to the Effective Time will be converted into and become one common share of the Surviving Corporation and, except as provided in Section 2.02(c), will constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.03 Surrender and Payment.

(a) At least ten (10) Business Days prior to the Closing Date, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) and enter into an exchange agent agreement, reasonably acceptable to the Company, with such agent for the purpose of exchanging for the Merger Consideration as promptly as practicable after the Effective Time (i) certificates representing Company Common Shares (the “Certificates”) or (ii) uncertificated Company Common Shares (the “Uncertificated Shares”). At or immediately after the Effective Time, Parent shall make available to the Exchange Agent the aggregate Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. As promptly as practicable after the Effective Time (but no later than two (2) Business Days thereafter), Parent shall send, or shall cause the Exchange Agent to send, to each holder of Company Common Shares at the Effective Time a letter of transmittal and instructions (which will be in a form reasonably acceptable to the Company and finalized prior to the Effective Time and which will specify that the delivery will be effected, and risk of loss and title will pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent) for use in such exchange.

(b) Each holder of Company Common Shares that have been converted into the right to receive the Merger Consideration will be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration payable for each Company Common Share represented by a Certificate or for each Uncertificated Share (less any applicable withholding). Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share will represent from and after the Effective Time for all purposes only the right to receive the Merger Consideration. No interest will be paid or will accrue on the cash payable upon surrender of any such Company Common Shares.

(c) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it will be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) At the Effective Time, the share transfer books of the Company will be closed, and there will be no further registration of transfers of Company Common Shares. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they will be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e) Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) (and any interest or other income earned thereon) that remains unclaimed by the holders of Company Common Shares twelve (12) months after the Effective Time will be returned to Parent, upon demand, and any such holder who has not exchanged any Company Common Share for the Merger Consideration in accordance with this Section 2.03 prior to that time will thereafter look only to Parent for payment of the Merger Consideration in respect of such Company Common Share without any interest thereon (subject to abandoned property escheat or similar Applicable Law). Notwithstanding the foregoing, none of Parent, the Surviving Corporation or the Exchange Agent will be liable to any holder of Company Common Shares for Merger Consideration delivered to a Governmental Authority pursuant to any applicable abandoned property, escheat or similar Applicable Law. If any Certificate shall not have been surrendered or Uncertificated Share shall not have been transferred prior to such date on which any Merger Consideration would otherwise escheat to or become the property of any Governmental Authority, then any such Merger Consideration will, to the extent permitted by Applicable Law, become the property of Parent, free and clear of all claims or interest of any Person previously entitled thereto.

Section 2.04 Dissenting Shares.

(a) Notwithstanding anything to the contrary set forth in this Agreement, all Company Common Shares that are issued and outstanding as of immediately prior to the Effective Time and held by the Company’s stockholders who shall have neither voted in favor of the adoption of this Agreement nor consented thereto in writing and who shall have properly and validly demanded their statutory rights of appraisal in respect of such Company Common Shares in accordance with Section 262 of the DGCL (the “Dissenting Company Shares”) will not be converted into, or represent the right to receive, the Merger Consideration pursuant to Section 2.02(a). Such Company stockholders will be entitled to receive payment of the appraised value of such Dissenting Company Shares in accordance with the provisions of Section 262 of the DGCL, except that all Dissenting Company Shares held by Company stockholders who shall have failed to perfect or who shall have effectively withdrawn or lost their rights to appraisal of such Dissenting Company Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest thereon, upon surrender of the Certificates or transfer of Uncertificated Shares that formerly evidenced such Company Common Shares in the manner provided in Section 2.03 (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in accordance with the provisions of Section 2.08).

(b) The Company shall give Parent prompt notice of any demands for appraisal received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in respect of Dissenting Company Shares. Parent shall have the right to participate in all negotiations and Proceedings with respect to demands for appraisal pursuant to the DGCL in respect of Dissenting Company Shares. The Company may not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or settle or offer to settle any such demands in respect of Dissenting Company Shares.

Section 2.05 Treatment of Equity Awards.

(a) Effective as of immediately prior to the Effective Time, the restrictions on each Company Restricted Share granted and then outstanding immediately prior to the Effective Time shall, without any action on the part of the holder thereof, Parent, Merger Sub or the Company, lapse, and each such Company Restricted Share will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions as, an outstanding share of Company Common Shares not subject to any restrictions, subject to any withholding Taxes required by Applicable Law to be withheld; provided that, if there are any performance conditions applicable to any Company Restricted Share, then the restrictions on such performance-based Company Restricted Share will lapse with respect to a number of Company Common Shares that is calculated as set forth in Section 2.05(a) of the Company Disclosure Schedule and otherwise in accordance with the Company Stock Plan and the applicable award agreement governing such performance-based Company Restricted Shares. For the avoidance of doubt, any additional performance-based Company Restricted Share that may become earned and issuable pursuant to the applicable award agreement upon the applicable anniversary of the grant date of such performance-based Company Restricted Share and in accordance with Section 2.05(a) of the Company Disclosure Schedule shall be considered granted and outstanding as of immediately prior to the Effective Time for purposes of the foregoing calculation in this Section 2.05(a).

(b) Effective as of immediately prior to the Effective Time, each Company RSU that is outstanding immediately prior to the Effective Time shall be canceled and converted into the right to receive an amount equal to (i) the Merger Consideration, plus (ii) any accrued but unpaid dividends or dividend equivalents in respect of such Company RSU as of the Effective Time.

(c) Prior to the Effective Time, the compensation committee of the Board of Directors and the Board of Directors, as applicable, shall have adopted any resolutions and have taken any actions that are necessary to effectuate the treatment of the Company Restricted Shares and Company RSUs pursuant to this Section 2.05. As soon as practicable following the date hereof and in all events prior to, and contingent upon, the Effective Time, the Company shall cause the Company Stock Plan to terminate at or prior to the Effective Time.

(d) At or prior to the date hereof, the Company or the Board of Directors, as applicable, shall have adopted such resolutions and taken such other actions as may reasonably be required to provide that, (i) the ESPP shall be frozen and suspended at the end of the “offering period” that is in progress as of the date of this Agreement and no new offering periods shall commence under the ESPP at any time on or after the date hereof, (ii) no current participants in the ESPP shall be permitted to increase their payroll deduction elections or rate of contributions under the ESPP from those in effect on the date of this Agreement or make any separate non-payroll contributions to the ESPP on or following the date of this Agreement and no individuals not participating in the ESPP as of the day before the date of this Agreement shall commence participation in the ESPP during the period from the date of this Agreement through the Effective Time, (iii) effective upon the consummation of the transactions contemplated hereby, any “offering period” that would otherwise be in progress as of the Effective Time will be accelerated in accordance with Section 14 of the ESPP (including the provision of notices to participants in the ESPP as provided therein) to a date on or prior to the fifth (5th) Business Day prior to the Closing Date and (iv) the ESPP shall terminate prior to, and contingent upon, the Effective Time.

(e) All payments under this Section 2.05 shall be made at or as soon as practicable after the Effective Time (and in no event later than the next regularly scheduled payroll run of the Company or Surviving Corporation that is at least five (5) Business Days following the Closing Date), pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and will be subject to any applicable withholding.

(f) Notwithstanding anything in Section 2.05(a), Section 2.05(b) or Section 2.05(c) to the contrary, but subject to Section 6.01(b), Section 6.01(l), and Section 6.01(m), any grant of any Company Restricted Shares made after the date hereof and before the Effective Time (such Company Restricted Shares, “Interim Company Restricted Shares”) shall expressly provide for treatment that is different from the treatment prescribed by this Section 2.05 such that, the Interim Company Restricted Shares, to the extent not forfeited pursuant to the terms of the Interim Company Restricted Share prior to the Effective Time, (A) shall be converted into an award that entitles the holder thereof, upon vesting, to receive an amount in cash equal to the Merger Consideration, plus any interest accrued on the basis of prime rate as published in The Wall Street Journal in effect at the Effective Time, compounded quarterly, calculated on the basis of actual days elapsed (including the Closing Date and each applicable vesting date) in respect of each Interim Company Restricted Share and (B) in the event that the holder’s service is terminated by the Company or Surviving Corporation without Cause (as defined in the Company Stock Plan) or by the holder for Good Reason (as defined in the Company Stock Plan) at the time of or within twenty-four (24) months following the Effective Time, any unvested Interim Company Restricted Shares as of the date of such holder’s separation from service shall fully vest. Except as otherwise provided in this Section 2.05(f), each cash-settled award covered by this Section 2.05(f) shall have the same terms and conditions (including vesting terms and conditions) as applied to the corresponding Interim Company Restricted Share. All payments under this Section 2.05(f) shall be made at or as soon as practicable after each applicable vesting date, pursuant to the Company’s or the Surviving Corporation’s ordinary payroll practices, and will be subject to any applicable withholding.

Section 2.06 Adjustments. Without limiting any rights or obligations otherwise set forth in this Agreement, if, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company shall have changed into a different number or class of shares by reason of any reclassification, recapitalization, share split or combination, exchange or readjustment of shares, or any share dividend thereon with a record date during such period, but excluding any change that results from settlement of Company Restricted Shares or Company RSUs, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted.

Section 2.07 Withholding Rights. Notwithstanding anything to the contrary herein, Parent, the Company, the Surviving Corporation and any of their respective Affiliates or agents shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under the Code or any other Tax Applicable Law. Any amounts so deducted or withheld shall, to the extent paid over to the appropriate Taxing Authority, be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.

Section 2.08 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, an agreement to indemnify the Surviving Corporation against any claim that may be made with respect to such Certificate (including, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct), the Exchange Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Company Common Shares represented by such Certificate, as contemplated by this Article 2.

ARTICLE 3

THE SURVIVING CORPORATION

Section 3.01 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Surviving Corporation shall be amended and restated as set forth in Exhibit A, and, as so amended and restated, shall be the certificate of incorporation of the Surviving Corporation until further amended in accordance with Applicable Law.

Section 3.02 Bylaws. The bylaws of Merger Sub in effect at the Effective Time will be the bylaws of the Surviving Corporation (except that references to the name of Merger Sub shall be replaced by reference to the name of the Surviving Corporation) until thereafter amended in accordance with Applicable Law.

Section 3.03 Directors and Officers. Unless otherwise determined by Parent prior to the Effective Time, from and after the Effective Time, until their successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and the bylaws of the Surviving Corporation and Applicable Law,(i) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation. Prior to the Closing Date, the Company shall either remove (or cause the removal of) or use reasonable best efforts to procure resignation letters (in a form and substance reasonably satisfactory to Parent) of each individual serving as a director of any Company Subsidiary or member of any committee of a Subsidiary of the Company’s board of directors, in each case, solely in such individual’s capacity as a director of any Subsidiary of the Company and member of any committee of a Subsidiary of the Company’s board of directors, and in each case conditioned upon and effective as of the Closing, and shall deliver, or cause to be delivered, to Parent such procured resignation letters (or evidence of such removal) at or prior to the Closing.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except to the extent (a) disclosed in any Company SEC Document filed before the date of this Agreement (but excluding any forward-looking disclosures set forth in any “risk factors” section or any disclosures in any “forward-looking statements” section; it being understood that any factual information contained within such sections shall not be excluded) (it being understood that this clause (a) shall not apply to Section 4.01, Section 4.02, Section 4.03, Section 4.05, Section 4.23, Section 4.24, Section 4.25 or Section 4.26); or (b) subject to Section 11.05, as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent and Merger Sub that:

Section 4.01 Corporate Existence and Power.

(a) The Company (i) is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Delaware and (ii) has all corporate powers required to carry on its business as now conducted and to own, lease or operate its properties and assets, except in the case of this clause (ii) where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where the properties or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws of the Company in effect as of the date hereof. The Company is not in violation of any of the provisions of its certificate of incorporation or bylaws.

Section 4.02 Corporate Authorization.

(a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and, except for obtaining the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, no other corporate action not previously taken on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement, the performance by the Company of its covenants and obligations hereunder and the consummation of the transactions contemplated hereby. The affirmative vote of the holders of a majority of the outstanding Company Common Shares to vote at the Company Stockholders Meeting on the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock required by Applicable Law or under the organizational documents of the Company or any of its Subsidiaries necessary to consummate the transactions contemplated hereby (including the Merger). The Company has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by each of Parent and Merger Sub, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms (except insofar as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Applicable Laws of general applicability relating to or affecting creditors’ rights, or by principles governing the availability of equitable remedies, whether at law or in equity (collectively, the “Enforceability Exceptions”)).

(b) At a meeting duly called and held, the Board of Directors has unanimously (i) determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Company and the Company’s stockholders, and declared it advisable to enter into this Agreement and consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth herein, (ii) approved the execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and other obligations hereunder, and the consummation of the transactions contemplated hereby upon the terms and conditions set forth herein, (iii) resolved to recommend that the Company’s stockholders adopt this Agreement in accordance with the DGCL and (iv) directed that the adoption of this Agreement be submitted for consideration by the Company’s stockholders at a meeting thereof (such recommendation, the “Company Recommendation”).

Section 4.03 Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing by the Company with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) the filing with the SEC of such reports and other filings under, and compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws (including filing, or causing to be filed, the Proxy Statement and the clearance thereof by the SEC), (c) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which the Company is qualified to do business, (d) compliance with the rules and regulations of the NYSE and (e) any other actions or filings (i) required solely by reason of the participation of Parent or Merger Sub (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.04 Non-Contravention. The execution, delivery and performance by the Company of this Agreement and, assuming compliance with the matters referred to in Section 4.03 and, in the case of the consummation of the transactions contemplated hereby, receipt of the Company Stockholder Approval, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of the Company, (b) contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (b) through (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.05 Capitalization.

(a) The authorized capital stock of the Company consists of 200,000,000 common shares, par value $0.01 per share (“Company Common Shares”) and 10,000,000 preferred shares, par value $0.01 per share (“Company Preferred Shares”). As of January 12, 2024 (such date, the “Company Capitalization Date”), there were outstanding (i) 58,320,743 Company Common Shares, including Company Restricted Shares covering an aggregate of 1,132,918 Company Common Shares (assuming target performance with respect to any performance-based Company Restricted Shares), (ii) no Company Preferred Shares, (iii) 21,725 Company Common Shares subject to outstanding Company RSUs, and (iv) 0 Company Common Shares subject to outstanding purchase rights under the ESPP (assuming a purchase price based on the fair market value of a Company Common Share on the first day of the offering period under such plan). All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to the Company Stock Plan or the ESPP will be, when issued, duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive rights. From the close of business on the Company Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities, other than pursuant to the vesting and settlement of Company Restricted Shares or Company RSUs, in each case, which were granted prior to the date of this Agreement.

(b) As of the date of this Agreement, there are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Shares may vote.

(c) Except as set forth in this Section 4.05, as of the date hereof there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities (including any voting debt) of or ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable or exercisable for shares of capital stock or other voting securities (including any voting debt) of or ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any capital stock or other voting securities (including any voting debt) or ownership interests in or any securities convertible into or exchangeable or exercisable for capital stock or other voting securities (including any voting debt) or ownership interests in the Company or (iv) share options, restricted shares, restricted share units, share appreciation rights, “phantom” equity, profits interests, contingent value rights, performance units or similar securities or rights issued by the Company that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or voting securities (including any voting debt) or ownership interests of the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”).

(d) There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Securities. There are no accrued and unpaid dividends with respect to any outstanding shares of capital stock of the Company. There are no (i) voting trusts, proxies or similar agreements, arrangements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries or (ii) obligations or binding commitments of any character to which the Company or any of its Subsidiaries is a party or by which it is bound (A) restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company or any of its Subsidiaries, (B) granting any preemptive rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities, (C) relating to the voting, or requiring registration, of any Company Securities or (D) requiring the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. None of (i) the shares of capital stock of the Company or (ii) Company Securities are owned by any Subsidiary of the Company.

Section 4.06 Subsidiaries.

(a) Each Subsidiary of the Company has been duly formed, is validly existing and (where applicable) in good standing under the laws of its jurisdiction of organization and has all organizational powers required to carry on its business as now conducted and to own, lease or operate its respective properties, rights and assets, except for any failure to be so formed, existing and in good standing or any failure to have such power or authority as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and (where applicable) is in good standing in each jurisdiction where the properties, or assets owned, operated or leased by it or the conduct of its business in such jurisdiction, as currently conducted, requires such qualification, except for those jurisdictions where failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. All “significant subsidiaries” (as defined in Rule 1-02(w) of Regulation S-X promulgated by the SEC) of the Company and their respective jurisdictions of organizations as of the date hereof are identified in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2022. The Company has made available to Parent true, complete and correct copies of the certificate of incorporation and bylaws or other organizational documents of each non-wholly owned Subsidiary of the Company in effect as of the date hereof. None of the Subsidiaries of the Company is in violation of its organizational documents.

(b) All of the outstanding capital stock or other voting securities of, or ownership interests in, each Subsidiary of the Company is owned by the Company, directly or indirectly, free and clear of any Liens (other than Permitted Liens). As of the date hereof, there are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any capital stock or other voting securities of, or ownership interests in, or any securities convertible into, or exchangeable or exercisable for, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company or (iii) share options, restricted shares, share appreciation rights, phantom equity, profits interests, performance units or similar securities or rights issued by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of, or ownership interests in, any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to issue, transfer, exchange, register, repurchase, redeem or otherwise acquire or sell any of the Company Subsidiary Securities. Except for the capital stock or other voting securities of or equity or ownership interests in its Subsidiaries, the Company does not own, directly or indirectly, any capital stock or other voting securities or ownership interests of any Person. Section 4.06(b) of the Company Disclosure Schedule sets forth a true, correct and complete list of the name, jurisdiction of organization and schedule of equityholders of each of the Subsidiaries of the Company existing as of the date of this Agreement. Neither the Company nor its Subsidiaries has any binding (whether written or oral) contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense, or other binding agreement pursuant to which it is obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than any Subsidiary of the Company).

Section 4.07 SEC Filings; Internal Control.

(a) Since January 1, 2022, the Company has filed with or furnished to the SEC on a timely basis all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed with or furnished to the SEC by the Company pursuant to Applicable Laws (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing or furnishing date, each Company SEC Document complied, and each Company SEC Document filed or furnished subsequent to the date hereof will when so filed or furnished comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act, as the case may be.

(c) As of its filing or furnishing date, each Company SEC Document did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) The Company and each of its officers are in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Since January 1, 2022, the Company has, in material compliance with Rule 13a-15 under the 1934 Act, (i) designed, established and maintained disclosure controls and procedures to ensure that material information relating to the Company, including its consolidated Subsidiaries, is timely recorded and made known to the management, including the chief executive officer and chief financial officer, of the Company by others within those entities and (ii) designed, established and maintained internal controls over financial reporting (“Internal Controls”), as defined in Section 13a-15 under the 1934 Act, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors has identified or been made aware of significant deficiencies or material weaknesses in the design or operation of the Company’s Internal Controls that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in Internal Controls. Since January 1, 2022, neither the Company nor, to the Knowledge of the Company, the Company’s independent auditors have identified or been made aware of any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s Internal Controls, including management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since January 1, 2022, there has been no material complaint, allegation, assertion or claim, regarding deficiencies in the accounting or auditing practices, procedures, methodologies or methods of the Company or any of its Subsidiaries or their respective Internal Controls. Since January 1, 2022, no attorney representing the Company or any of its Subsidiaries, whether or not employed by the Company or any of its Subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar material violation by the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board of Directors or the Board of Directors pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

(e) As of the date hereof, none of the Company SEC Documents is the subject of any unresolved or outstanding SEC comment or, to the Knowledge of the Company, the subject of ongoing SEC review.

(f) The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of NYSE.

(g) Except as permitted under the 1934 Act and disclosed in the Company SEC Documents, neither the Company nor any of its Affiliates has made, arranged or modified any extensions of credit in the form of a personal loan to any executive officer of the Company or member of the Board of Directors.

(h) No Subsidiary of the Company is required to file, or files, any reports, schedules, forms, statements, prospectuses, registration statements or other documents with the SEC.

Section 4.08 Financial Statements. The audited consolidated financial statements (including any related notes and schedules) and unaudited consolidated interim financial statements (including any related notes and schedules) of the Company included or incorporated by reference in the Company SEC Documents (a) were prepared in accordance with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q) and (b) fairly present in all material respects, in conformity with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited consolidated interim financial statements, normal year-end audit adjustments and the absence of footnotes). There are no unconsolidated Subsidiaries of the Company or any off-balance sheet arrangements (and neither the Company nor any Subsidiary of the Company has any commitment to become a party to any off-balance sheet arrangement) of the type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated by the SEC.

Section 4.09 Disclosure Documents. The Proxy Statement will, with respect to information regarding the Company, when filed, comply as to form in all material respects with the applicable requirements of the 1934 Act. None of the information supplied or to be supplied by or on behalf of the Company specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by Parent or Merger Sub or any of their respective Representatives in writing specifically for use or incorporation by reference therein.

Section 4.10 Absence of Certain Changes. Since December 31, 2022 (the “Balance Sheet Date”) through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any Effect that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Since the Balance Sheet Date through the date of this Agreement, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a material breach of clauses (c), (d), (e), (f), (g), (j), (l), (m), (n), (o) or (p) of Section 6.01.

Section 4.11 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (a) liabilities or obligations to the extent disclosed and provided for in the Company Balance Sheet (or notes thereto); (b) liabilities or obligations to the extent incurred in the ordinary course of business since the Balance Sheet Date; (c) liabilities or obligations incurred in connection with the transactions contemplated hereby; and (d) liabilities or obligations which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12 Compliance with Laws; Permits.

(a) Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, (i) the Company and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws and (ii) neither the Company nor any of its Subsidiaries nor any of their respective assets is, to the Knowledge of the Company, under investigation with respect to or has been threatened to be charged with or given notice of, nor has any Governmental Authority notified the Company or any of its Subsidiaries in writing of its intent to conduct an investigation of, any violation of any Applicable Law, except for such investigations or charges which has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole.

(b) Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, since January 1, 2022, (i) the Company and its Subsidiaries are in possession of, and in compliance with, all Permits necessary for those entities for the ownership and operation of their respective businesses as now being conducted, under and pursuant to Applicable Laws, (ii) all such Permits are in full force and effect and (iii) no suspension, cancellation, withdrawal or revocation thereof is pending or threatened.

(c) The Company and its directors, officers and each of its Subsidiaries, and, to the Knowledge of the Company, the directors and officers of each such Subsidiary and the respective employees, consultants and agents of the Company and its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries), are and for the past five (5) years have been in compliance with Anti-Corruption Laws in all material respects and have not (i) used any corporate funds for unlawful contributions, gifts, entertainment or other expenses related to political activity; (ii) made any unlawful payments to any government officials; or (iii) otherwise made any unlawful bribe, rebate, payoff, influence payment, kickback or similar payment in violation of any applicable Anti-Corruption Law. The Company and each of its Subsidiaries have adopted, maintained, and adhered to compliance policies and procedures and a system of internal controls reasonably designed to ensure compliance with Anti-Corruption Laws.

(d) None of the Company, its directors, officers or any of its Subsidiaries, or, to the Knowledge of the Company, the directors or officers of any such Subsidiary or the respective employees, consultants and agents of the Company or its Subsidiaries (in each case, to the extent acting for or on behalf of the Company or any of its Subsidiaries): is or has been for the past five (5) years (i) a Sanctioned Person; (ii) transacted business with or for the benefit of any Sanctioned Person or otherwise violated Sanctions; or (iii) violated any Ex-Im Law.

(e) Neither the Company nor any of its Subsidiaries has been for the past five (5) years the subject of any allegation or enforcement proceeding, nor to the Knowledge of the Company, any inquiry or investigation, regarding any possible violation of applicable Anti- Corruption Laws, Ex-Im Laws or Sanctions.

(f) As of the date hereof, neither the Company nor any of its Subsidiaries has applied for and obtained any benefit, loan, right or amount under the CARES Act or any other Applicable Law intended to address COVID-19 that would reasonably be expected to result in material restrictions on the business of the Company and its Subsidiaries.

Section 4.13 Litigation. There is, and since January 1, 2022 has been, no (a) Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries or any officer, director or employee of the Company or any of its Subsidiaries in such capacity before any Governmental Authority or (b) Order outstanding against the Company or any of its Subsidiaries, in each case, except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole. As of the date hereof, there is no Proceeding pending, or, to the Knowledge of the Company, threatened, against the Company and there is no Order outstanding that in any manner seeks to prevent, enjoin or materially delay the Company’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 4.14 Properties.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business.

(b) Section 4.14(b) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list of all real property and interests in real property owned in fee simple by the Company or any of its Subsidiaries. Except as had not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company and its Subsidiaries have good, valid and marketable title, in fee or valid leasehold, easement or other rights, in each case, free and clear of all Liens other than Permitted Liens, to the land, buildings, structures and other improvements thereon and fixtures thereto necessary to permit the Company and its Subsidiaries to conduct their business as currently conducted.

(c) Section 4.14(c) of the Company Disclosure Schedule sets forth a true, correct and complete (in all material respects) list as of the date of this Agreement of all leases, licenses, subleases and occupancy agreements of real property to which the Company or any of its Subsidiaries is a party (each, a “Lease”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each Lease under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and no event has occurred that, with notice, lapse of time or both, would constitute a material default by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other party under any Lease and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Lease, is in violation of any provision of any Lease or is in default under any Lease.

Section 4.15 Intellectual Property.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not currently infringe on, misappropriate or otherwise violate, and since January 1, 2018, the conduct of the Business and its Subsidiaries has not infringed on, misappropriated or otherwise violated, the Intellectual Property rights of any Person, and(ii) there is no claim or Proceeding pending or, to the Company’s Knowledge, threatened, against the Company or any of its Subsidiaries alleging any of the foregoing.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating, or since January 1, 2022 has infringed, misappropriated or otherwise violated the Company-Owned Intellectual Property, and neither the Company nor any of its Subsidiaries have sent written notice or initiated any Proceeding alleging the same; and (ii) no Company-Owned Intellectual Property is subject to any outstanding judgment, injunction, Order or decree restricting the use thereof by the Company or its Subsidiaries.

(c) Section 4.15(c) of the Company Disclosure Schedule sets forth a true and complete list, as of the date hereof, of all registrations and applications for registration for Company-Owned Intellectual Property (the “Company Registered Intellectual Property”). Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) none of the Company Registered Intellectual Property has been adjudged invalid or unenforceable in whole or in part; and (ii) there is no, and has not since January 1, 2022 been any, pending or, to the Company’s Knowledge, threatened Proceeding (A) challenging or contesting the ownership, validity, registrability, scope or enforceability of any Company-Owned Intellectual Property or (B) brought by the Company or one of its Subsidiaries and challenging or contesting the ownership, validity, registrability, scope or enforceability of any Intellectual Property rights of any other Person.

(d) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect: (i) either the Company or one of its Subsidiaries exclusively owns all right, title and interest in and to the Company-Owned Intellectual Property; (ii) the Company and its Subsidiaries have valid rights to use all other Intellectual Property necessary for the conduct of the business of the Company and its Subsidiaries as currently conducted, in each case of clause (i) and clause (ii), free and clear of any Liens (other than Permitted Liens); and (iii) the transactions contemplated hereby will not (A) impair any such ownership or rights or (B) pursuant to any Contract to which the Company or its Subsidiaries are a party, result in Parent or any of its Affiliates granting any right to any Intellectual Property owned by, or licensed to, any of them.

(e) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have taken and currently take reasonable steps in accordance with generally accepted industry practice to protect, defend and enforce all Company-Owned Intellectual Property and to maintain the confidentiality of all trade secrets held by the Company.

(f) The Company and its Subsidiaries are in material compliance with, and since January 1, 2022 have materially complied with, all applicable Data Security Requirements and neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority alleging any violation thereof. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, to the Company’s Knowledge, since January 1, 2022, (i) the Company and its Subsidiaries have not experienced any incident in which confidential, proprietary or sensitive information, payment card data, personally identifiable information, or other protected information relating to individuals was or may have been stolen, misused, misappropriated or improperly accessed, including any breach of security, and (ii) there have been no disruptions, failures of, or unauthorized access to or unauthorized use of the information technology systems owned or controlled by the Company and its Subsidiaries (the “Company IT Systems”) and the Company and its Subsidiaries have not sent or received any written notices or written complaints from any Person with respect to either of the foregoing clauses (i) and (ii).

(g) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company IT Systems are sufficient for the conduct of the business of the Company and its Subsidiaries as currently conducted and (ii) the Company and its Subsidiaries have used and currently use commercially reasonable efforts consistent with generally accepted industry practice to protect the confidentiality, integrity and security of the Company IT Systems from any unauthorized use, access, interruption, or modification.

Section 4.16 Taxes. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) All Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any of its Subsidiaries have been filed when due in accordance with all Applicable Law (taking into account all extensions), and all such Tax Returns are true, correct and complete.

(b) The Company and each of its Subsidiaries has paid (or has had paid on its behalf) or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable.

(c) There is no Proceeding pending or, to the Company’s Knowledge, threatened against or with respect to the Company or its Subsidiaries in respect of any Tax.

(d) There are no Liens on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax, other than Permitted Liens.

(e) Neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated, combined, consolidated, unitary or other group for Tax purposes (other than any such group the common parent of which is or was the Company or any of its Subsidiaries), (ii) has any liability for the Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Applicable Law or as a successor or transferee, (iii) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement or other similar arrangement (other than (i) any commercial agreements not primarily related to Tax or (ii) any agreements among or between only the Company or any of its Subsidiaries) or (iv) has been either a “distributing corporation” or a “controlled corporation” in a transaction intended to be governed (in whole or in part) by Section 355 (or so much of Section 356 as relates to Section 355) of the Code in the two-year period ending on the date of this Agreement. Neither the Company nor any Company Subsidiary has any liability to make any payment pursuant to Section 965 of the Code.

(f) Neither the Company nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4.

Section 4.17 Employee Benefit Plans.

(a) Section 4.17(a) of the Company Disclosure Schedule contains, as of the date hereof, a list of all material Company Plans. For each such Company Plan, the Company has made available to Parent a copy of such Company Plan and all amendments thereto (or a written summary in the case of an unwritten plan) and, to the extent applicable: (i) the most recently filed Form 5500 annual report (with applicable schedules and attachments thereto); (ii) the most recent favorable determination or opinion letter from the Internal Revenue Service (“IRS”); and (iii) any material non-routine communication with any Governmental Authority since January 1, 2022.

(b) Each Company Plan has been established and administered in compliance with its terms and Applicable Law, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Company Plan intended to be “qualified” under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS or has applied to the IRS for such a letter within the applicable remedial amendment period.

(c) Neither the execution of this Agreement nor the consummation of the transactions contemplated hereby would, either alone or in conjunction with any other event, (i) other than with respect to the treatment of Company Restricted Shares, Company RSUs and any rights under the ESPP in accordance with Section 2.05, entitle any Company Service Provider to any payment or benefit (including the forgiveness of any indebtedness), or accelerate the time of payment, funding or vesting, or otherwise increase the amount of, compensation due or payable or the level of benefits to be provided to any Company Service Provider under any Company Plan or otherwise, (ii) result in any breach or violation of, default under or limit the Company’s right to amend, modify or terminate any Company Plan, (iii) directly or indirectly cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan or (iv) result in any Company Service Provider receiving any “excess parachute payment” (within the meaning of Section 280G of the Code) from the Company or its Subsidiaries (excluding the impact of any compensation arrangements established, adopted, entered into or modified following the Effective Time).

(d) No Company Plan requires any gross up or contains any other obligation to reimburse any Company Service Provider for any Taxes imposed under Section 4999 or 409A of the Code or otherwise.

(e) Neither the Company nor any of its Subsidiaries sponsors, maintains, contributes to or has in the past six (6) years sponsored, maintained, contributed to, or is required to contribute to, or has or is reasonably expected to have any material unsatisfied liability with respect to (including as a consequence of at any time being considered a single employer under Section 414 of the Code with any other Person), any plan that is (i) a “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to Title IV of ERISA or Section 412 of the Code; (ii) a “multiemployer” plan as defined in Section 3(37) of ERISA (a “Multiemployer Plan”); (iii) a “multiple employer plan” (within the meaning of Section 210 of ERISA or Section 413(c) of the Code); or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(4) of ERISA). No Company Plan provides health or other welfare benefits to retirees or other former employees or service providers of the Company or its Affiliates other than health continuation coverage pursuant to Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code and any similar state Law. Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole, all contributions required to be made to any Company Plan by Applicable Law or otherwise, and all premiums due or payable with respect to insurance policies funding any Company Plan, have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements of the Company in accordance with GAAP.

(f) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Proceeding (other than routine claims for benefits) is pending against or with respect to or, to the Knowledge of the Company, is threatened against or with respect to, any Company Plan.

Section 4.18 Employee and Labor Matters.

(a) Neither the Company nor any of its Subsidiaries is a party to, bound by, or subject to any collective bargaining agreement or other contract with any labor union or other labor organization (each, a “CBA”). No Company Service Providers are represented by any labor union or other labor organization with respect to their employment with the Company or any of its Subsidiaries. Since January 1, 2022, no labor union, other labor organization, or group of Company Service Providers has made a written demand to the Company for recognition or certification. To the Knowledge of the Company, since January 1, 2022, there have been no material labor organizing activities with respect to any Company Service Providers. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, there has been no unfair labor practice charges, labor grievances, employment-related Proceedings, labor arbitrations, strikes, lockouts, work stoppages, slowdowns, picketing, hand billing or other labor disputes against or affecting the Company or its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws respecting labor, employment and employment practices, including terms and conditions of employment, wages and hours, employment discrimination, employee classification, workers’ compensation, family and medical leave, immigration and occupational safety and health requirements.

(c) As of the date hereof, the Company has not implemented or publicly announced any employee layoff, facility closure or shutdown (whether voluntary or as required by Applicable Law), reduction-in-force or furlough affecting Company Service Providers within the past five (5) months.

(d) There have been no sexual harassment, discrimination or retaliation allegations made since January 1, 2022 involving any executive officer of the Company or member of the Board of Directors. The Company or its applicable Subsidiary has investigated any sexual harassment, discrimination or retaliation allegation made by any Company Service Provider since January 1, 2022 of which the Company has Knowledge. With respect to any such allegation with merit, the Company or its applicable Subsidiary has taken corrective action reasonably calculated to prevent continuation or recurrence of the alleged violation.

Section 4.19 Environmental Matters. Except as has not been, and would not reasonably be expected to be, material to the Company and its Subsidiaries, taken as a whole:

(a) no written notice, order, complaint or penalty has been received by the Company or any of its Subsidiaries arising out of any Environmental Laws that is currently pending, and there are no judicial, administrative or other Proceedings pending or, to the Company’s Knowledge, threatened which allege a violation by, or liability of, the Company or any of its Subsidiaries under any Environmental Laws, and there is no administrative or judicial Order of any Governmental Authority pursuant to any Environmental Laws outstanding against the Company or any of its Subsidiaries;

(b) the Company and each of its Subsidiaries have all Permits necessary for their operations to comply with all applicable Environmental Laws and are in compliance with the terms of such Permits;

(c) the operations of the Company and each of its Subsidiaries are in compliance with all applicable Environmental Laws;

(d) neither the Company nor any of its Subsidiaries, nor, to the Knowledge of the Company, any other Person to the extent giving rise to liability for the Company or any of its Subsidiaries has released or disposed of any Hazardous Substance on or under real property currently or, to the Knowledge of the Company, formerly owned, leased or operated by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other location where Hazardous Substances generated by the Company or any of its Subsidiaries have been disposed, in quantities or concentrations that require investigation, remediation or monitoring by the Company or any of its Subsidiaries pursuant to any Environmental Law;

(e) neither the Company nor any of its Subsidiaries has assumed, undertaken or agreed to provide indemnification for, as a result of any contract, any material liability of any other Person arising under Environmental Laws; and

(f) the Company has delivered or otherwise made available for inspection to Parent true, complete and correct copies of any material reports, investigations, audits, assessments (including Phase I environmental site assessments and Phase II environmental site assessments), studies, analyses, tests or monitoring in the possession of the Company or any of its Subsidiaries pertaining to: (i) any unresolved liabilities of the Company or any of its Subsidiaries under Environmental Law; (ii) any releases or disposal of Hazardous Substances by the Company or any of its Subsidiaries or to the extent giving rise to liability for the Company or any of its Subsidiaries in, on, or beneath any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries; or (iii) the Company’s or any of its Subsidiaries’ noncompliance with applicable Environmental Laws, in each case to the extent prepared since January 1, 2020.

Section 4.20 Material Contracts.

(a) Section 4.20(a) of the Company Disclosure Schedule contains an accurate and complete list of each contract described below in this Section 4.20(a) (other than a Company Plan or, only for purposes of Section 4.20(a)(i), Section 4.20(a)(ii) and Section 4.20(a)(iii), purchase orders or invoices entered into in the ordinary course of business substantially consistent with the form listed in Section 4.20(a)(i) or Section 4.20(a)(ii) of the Company Disclosure Schedule) to which the Company or any of its Subsidiaries is a party as of the date hereof (together with any contract of the type described in clauses (i) through (xvi) of this Section 4.20(a) entered into after the date of this Agreement and prior to the Closing Date) (each contract of a type described in this Section 4.20(a), a “Material Contract”):

(i) any contract with a top twenty (20) customer (determined on the basis of the aggregate revenues recognized by the Company and its Subsidiaries during calendar year 2023);

(ii) any contract with a top twenty (20) vendor or supplier of goods, services or other assets (including supply of raw materials, pulp, aluminum, glass and/or wood) (determined on the basis of the aggregate dollar volume of purchases made by the Company and its Subsidiaries during calendar year 2023);

(iii) any contract that is not a lease for real property and that both (A) requires or is reasonably likely to require the payment or delivery of cash or other consideration by or to the Company or any of its Subsidiaries after the date hereof in an amount having an expected value in excess of $3,000,000 and (B) cannot be cancelled by the Company or any of its Subsidiaries without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than ninety (90) days’ notice;

(iv) any contract relating to the acquisition or disposition of any material securities, assets or businesses or exclusive licensing agreement (whether by merger, purchase of stock, purchase of assets or otherwise) that contains any material outstanding non-competition, earn-out or other contingent payment obligations of the Company or any of its Subsidiaries that would reasonably be expected to result in the Company’s or any of its Subsidiaries’ receipt or making of future payments in excess of $2,000,000;

(v) any contract involving the licensing of or other grant of rights in Intellectual Property (excluding, in each case, (A) licenses for unmodified, commercial off the shelf computer software that are generally available on nondiscriminatory pricing terms with an aggregate annual license fee of less than $500,000 and (B) non-exclusive licenses granted by the Company or any of its Subsidiaries in the ordinary course of business);

(vi) any contract under which the Company or any of its Subsidiaries (A) is lessee of, or holds or operates, any personal property owned by any other Person, for which the annual rent exceeds $2,000,000 and (B) cannot cancel without penalty or further payment (other than liabilities incurred prior to the time of termination) without more than ninety (90) days’ notice;

(vii) any contract that expressly prohibits the payment of dividends or distributions in respect of the capital stock or voting or equity securities of the Company or any of its Subsidiaries, or prohibits the pledging of the capital stock or voting or equity securities or other equity interests of the Company or any of its Subsidiaries or the issuance of any guaranty by the Company or any of its Subsidiaries;

(viii) any contract with any Affiliate, director, executive officer (as such term is defined in the 1934 Act), holder of five percent (5%) or more of the shares of capital stock of the Company or, to the Knowledge of the Company, any of their respective Affiliates (other than the Company or its Subsidiaries) or immediate family members (other than any indemnity under the certificate of incorporation and bylaws or other organizational documents of the Company and its Subsidiaries) that is required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Form 10-K or proxy statement pertaining to an annual meeting of stockholders;

(ix) any contract that (A) limits in any material respect the freedom of the Company or any of its Subsidiaries to compete in any line of business or geographic region, or offer or sell any products, assets or services, with or to any Person, or (B) expressly contains any material “most favored nation” provision, exclusive dealing or marketing arrangement or arrangement that grants any right of first refusal, first offer, first negotiation or similar preferential right to any other Person;

(x) any partnership, joint venture, joint development, strategic alliance or other similar contract;

(xi) any contract relating to outstanding indebtedness of the Company or the Subsidiaries of the Company, including any indenture, loan or credit agreement, or indebtedness in connection with any settlement facilities or lines of credit or any financial guaranty or credit support, indemnification, assumption or endorsement thereof (in each case whether incurred, assumed, guaranteed or secured by any asset), in each case, in the principal amount of $2,000,000 or more (including any related security or pledge agreements), other than contracts among the Company and its wholly owned Subsidiaries;

(xii) any contract requiring contributions of capital, capital expenditures or the acquisition or construction of fixed assets in excess of $3,000,000 in the next twelve (12) months (excluding contributions made to the Company by its Subsidiaries);

(xiii) any CBAs;

(xiv) any contract providing for the settlement of any Proceeding asserted by any Person (including a Governmental Authority) (A) involving payment by the Company or any of its Subsidiaries in excess of $1,000,000 or (B) that imposes continuing requirements, obligations, liabilities or restrictions that are material to the Company and its Subsidiaries, taken as a whole;

(xv) any other contract, arrangement, commitment or understanding that is a “material contract” (as such term is defined in Item 601(b)(10)) of Regulation S-K; and

(xvi) any other contract that commits the Company or any of its Subsidiaries to enter into any contracts of the types described in foregoing clauses (i) through (xv).

(b) The Company has made available to Parent an accurate and complete copy of each Material Contract (including any applicable amendments, modifications or material waivers) as in effect as of the date hereof. Except for breaches, violations or defaults which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date hereof, (i) each Material Contract is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s Knowledge any other party to a Material Contract, is in breach or default of any provision of, or taken or failed to take any act which, with or without notice, lapse of time or both, would constitute a default under the provisions of such Material Contract, and, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

Section 4.21 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries maintain insurance in such amounts and against such risks and with such carriers as the Company reasonably has determined to be prudent, taking into account the industries in which the Company and its Subsidiaries operate and as is sufficient to comply with Applicable Law, (ii) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof and the limits and sub limits of such policies have not been exhausted or materially diminished, (iii) all premiums payable under all such policies have been timely paid, the Company and its Subsidiaries are in compliance with all other terms and conditions (including any notification requirements) of all such policies and neither the Company nor any of its Subsidiaries is in breach of, or default under, any such insurance policy and (iv) no written notice of cancellation or termination or premium increase has been received with respect to any such insurance policy.

Section 4.22 Products.

(a) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the products designed, produced or distributed by the Company do not suffer from any defects that give rise to or would reasonably be likely to give rise to any product liability or warranty claims.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since January 1, 2022, (i) no product designed, produced or distributed by the Company has been the subject of any recall or warranty claim, (ii) the Company has not received any written notice alleging material defects in any such product and (iii) to the Company’s Knowledge, none of its customers have terminated or threatened in writing to terminate the distribution or sale of any such product based on any such defects or recalled, or issued a product warning with respect to, any such product.

Section 4.23 Finders’ Fees. Except for fees (including a good faith estimate of the amounts due and payable assuming the Closing occurs) set forth on Section 4.23 of the Company Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24 Opinion of Financial Advisor. The Company has received the opinion of Evercore, financial advisor to the Company, to the effect that, as of the date of such opinion, and based upon and subject to the qualifications, assumptions and limitations set forth therein, the Merger Consideration is fair to the Company’s stockholders from a financial point of view. The Company shall have provided to Parent a copy of such written opinion promptly following the execution and delivery of this Agreement.

Section 4.25 Antitakeover Statutes; Rights Agreement. The Company has taken all necessary actions so that the restrictions on business combinations set forth in Section 203 of the DGCL and any other similar applicable “anti-takeover” law will not be applicable to the Merger. The Company has taken all action necessary to (i) render the Rights (as defined in the Rights Agreement) inapplicable to the Merger and the other transactions contemplated by this Agreement and (ii) ensure that (A) none of Parent, Merger Sub or any of their respective Affiliates will become an Acquiring Person (as defined in the Rights Agreement) as a result of the transactions contemplated hereby and (B) neither a Distribution Date nor a Stock Acquisition Date (each as defined in the Rights Agreement) shall occur by reason of the approval or execution of this Agreement, the announcement or consummation of the Merger or the announcement or consummation of any of the other transactions contemplated by this Agreement.

Section 4.26 Masonite Agreement. Assuming Parent’s compliance with Section 8.10, concurrently with the execution of this Agreement, the Masonite Agreement was terminated by the Company in accordance with its terms. There have not been any amendments or modifications to the Masonite Agreement prior to its termination. As of the date of this Agreement, the Company has not received notice of any breach of the Masonite Agreement.

Section 4.27 Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 5, in any certificate delivered pursuant to this Agreement, the Company acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of Parent or Merger Sub to the Company, and the Company hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of Parent or Merger Sub, and notwithstanding the delivery or disclosure to the Company, or any of its Representatives or Affiliates, of any documentation or other information by Parent, Merger Sub or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Subject to Section 11.05, except to the extent set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01 Corporate Existence and Power. Each of Parent and Merger Sub (x) is a limited liability company or corporation, as applicable, duly formed or incorporated, as applicable, validly existing and in good standing under the laws of its jurisdiction of formation or incorporation and (y) has all limited liability company or corporate powers required to carry on its business as now conducted, except in the case of this clause (y) where the failure to have such power or authority has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Since the date of its incorporation, Merger Sub has not engaged in any activities other than in connection with or as contemplated by this Agreement. Merger Sub was incorporated solely for the purpose of consummating the transactions contemplated by this Agreement. All of the outstanding shares of capital stock of Merger Sub have been validly issued, are fully paid and nonassessable and are indirectly owned by, and at the Effective Time will be indirectly owned by, Parent, free and clear of all Liens, excluding restrictions on transfer arising under applicable securities laws.

Section 5.02 Corporate Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the transactions contemplated hereby are within the limited liability company or corporate, as applicable, powers of each of Parent and Merger Sub and have been duly authorized by all necessary limited liability company or corporate, as applicable, action on the part of each of Parent and Merger Sub, and no vote of the members of Parent is necessary to authorize the execution, delivery or performance of this Agreement. Each of Parent and Merger Sub has duly executed and delivered this Agreement, and, assuming due authorization, execution and delivery by the Company, this Agreement constitutes a valid and binding agreement of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms (except insofar as such enforceability may be limited by the Enforceability Exceptions).

Section 5.03 Governmental Authorization. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and the consummation by each of Parent and Merger Sub of the transactions contemplated hereby require no action by or in respect of, or filing by Parent or Merger Sub with, any Governmental Authority, other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable securities laws, (c) compliance with the rules and regulations of the NYSE, (d) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Merger Sub is qualified to do business and (e) any other actions or filings (i) required solely by reason of the participation of the Company (as opposed to any Third Party) in the transactions contemplated hereby or (ii) the absence of which has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.04 Non-Contravention. The execution, delivery and performance by each of Parent and Merger Sub of this Agreement and, assuming compliance with the matters referred to in Section 5.03, the consummation of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Parent or Merger Sub, (b) contravene, conflict with, or result in a violation or breach of any provision of any Applicable Law, (c) require any consent or other action by any Person under, violate, conflict with, result in breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, or cause or permit the termination, acceleration of performance or cancellation of any agreement binding upon Parent or Merger Sub or any of their respective Subsidiaries or (d) result in the creation or imposition of any Lien on any properties, rights or asset of Parent or Merger Sub or any of their respective Subsidiaries other than Permitted Liens, with only such exceptions, in the case of each of clauses (b) through (d), as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05 Disclosure Documents. None of the information supplied or to be supplied by or on behalf of Parent specifically for inclusion in the Proxy Statement will, at the date it (and any amendments or supplements thereto) is first mailed to the stockholders of the Company and at the time of the Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company or any of its Representatives in writing specifically for use or incorporation by reference therein.

Section 5.06 Compliance with Laws. Parent and each of its Subsidiaries are, and since January 1, 2022 have been, in compliance with all Applicable Laws, except for failure to comply or violations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.07 Litigation. As of the date hereof, there is no Proceeding pending, or to the Knowledge of Parent, threatened, against Parent and there is no Order outstanding that in any manner seeks to prevent, enjoin or materially delay Parent’s or Merger Sub’s ability to consummate the Merger or any of the other transactions contemplated hereby.

Section 5.08 Finders’ Fees. Except as set forth on Section 5.08 of the Parent Disclosure Schedule, there is no investment banker, financial advisor, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.09 Financing.

(a) Parent has delivered to the Company a true, complete and fully executed copy of a debt commitment letter, dated as of January 16, 2024 (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter as described below and redacted in accordance with Section 5.09(d), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 6.06, the “Debt Commitment Letter”), from the Debt Financing Sources party thereto confirming their respective commitments to provide Parent (or a Subsidiary thereof) with debt financing, subject to the terms and conditions thereof, in connection with the transactions contemplated hereby in the amount set forth therein (including, for the avoidance of doubt, the issuance of senior notes or other debt securities, the “Debt Financing”).

(b) Parent has delivered to the Company a true, complete and fully executed copy of an equity commitment letter dated as of January 11, 2024 (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including an executed fee letter as redacted in a customary manner to remove the fee amounts and certain other terms (none of which could reasonably be expected to adversely affect the conditionality, enforceability, termination or aggregate amount of the Equity Financing to be made available thereunder), as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time after the date hereof in compliance with Section 6.06, the “Equity Commitment Letter”, and together with the Debt Commitment Letter, the “Commitment Letters”) from the Equity Financing Sources party thereto confirming their respective commitments to provide Parent with equity financing in connection with the transactions contemplated hereby in the amount set forth therein (the “Equity Financing”, and together with the Debt Financing, the “Financing”).

(c) Each Commitment Letter is in full force and effect and is a valid and binding obligation of Parent and, to the knowledge of Parent, the other parties thereto, enforceable against Parent and, to the knowledge of Parent, the other parties thereto in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). As of the date hereof, neither Commitment Letter has been amended or modified, the respective commitments contained in the Commitment Letters have not been withdrawn, rescinded or otherwise modified, and no such amendment, modification, withdrawal or rescission of either Commitment Letter is currently contemplated or the subject of current discussions (other than amendments to the Debt Commitment Letter to add additional lenders, arrangers and agents or reallocate commitments or assign or reassign titles or roles to, or between or among, any entities party thereto). As of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of Parent, Merger Sub or any of their respective Affiliates or, to the knowledge of Parent, any other Person, under the Commitment Letters. All fees (if any) required to be paid under the Commitment Letters on or prior to the date hereof have been paid in full.

(d) There are no conditions precedent directly or indirectly related to the funding of the full amount of the Financing other than as expressly set forth in the Commitment Letters. Other than the Commitment Letters, there are no other contracts, arrangements or understandings entered into by Parent or any Affiliate thereof related to the funding or investing, as applicable, of the Financing (except for (i) customary fee letters relating to the commitments in the Commitment Letters, a true, complete and fully executed copy of each of which has been provided to the Company, with only the fee amounts, “market flex” (in the case of the Debt Commitment Letter), “structure flex” (in the case of the Debt Commitment Letter), pricing terms, pricing caps and other commercially sensitive terms redacted; provided that Parent represents and warrants that, in the case of the Debt Commitment Letter, the market flex and structure flex provisions in such fee letter do not permit the imposition of any new conditions (or the modification or expansion of any existing conditions) or (ii) customary engagement letters or non-disclosure agreements which do not impact the conditionality or amount of the Financing). As of the date hereof, assuming the satisfaction of the conditions to Parent’s obligation to consummate the Merger, Parent has no reason to believe that any of the conditions to the Financing will not be satisfied or that the full amount of the Financing will not be available to Parent on the Closing Date.

(e) Assuming (i) the accuracy of the representations and warranties of the Company in Section 4.05 and Section 4.23 (other than for de minimis inaccuracies), (ii) the Financing is funded on the Closing Date in accordance with the Commitment Letters and (iii) the Closing is consummated in accordance with the terms of this Agreement following satisfaction of the conditions precedent thereto, the aggregate proceeds of the Financing (after giving effect to any market flex provisions in the case of the Debt Financing), together with any cash on hand, available lines of credit and other sources of immediately available funds, will be in an amount sufficient to enable Parent to make payment of the Merger Consideration and any other amounts to be paid by it hereunder or under the Commitment Letters. Parent acknowledges and agrees that the availability of funds (including the Financing) will not be a condition to the obligation of Parent or Merger Sub to consummate the transactions contemplated hereby.

Section 5.10 Solvency. Assuming (a) the satisfaction of the conditions to Parent’s obligation to consummate the Merger, (b) the accuracy of the representations and warranties set forth in Article 4 in all material respects and (c) the Company and its Subsidiaries, on a consolidated basis, are Solvent immediately prior to the Effective Time, after giving effect to the transactions contemplated by this Agreement (including the payment of the aggregate Merger Consideration and the payment of all related fees and expenses), the Surviving Corporation on a consolidated basis will be Solvent as of the Effective Time and immediately after the consummation of the transactions contemplated hereby. For purposes of this Agreement, “Solvent” when used with respect to any Person, means that as of any date of determination (i) the fair value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, contingent, subordinated or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair salable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and liabilities as they become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as they become absolute and matured and become due in the usual course of their affairs and (iv) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the business in which they are engaged as such businesses are now conducted and proposed to be conducted following the Closing Date.

Section 5.11 Ownership of Common Shares. Except as set forth on Section 5.11 of the Parent Disclosure Schedule, neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is the beneficial owner (within the meaning of Section 13 of the 1934 Act and the rules and regulations promulgated thereunder)

of any Company Common Shares or other Company Securities, or is a party to any agreement, arrangement or understanding (other than this Agreement) for the purpose of acquiring, holding, voting, directing the voting of or disposing of any Company Common Shares or other Company Securities. Neither Parent nor Merger Sub nor any of their respective Affiliates or “associates” is, or has been within the past three (3) years, an “associate” of the Company. For purposes of this Section 5.11, the term “associate” shall have the meaning ascribed to it in Rule 12b-2 of the 1934 Act.

Section 5.12 Termination of Masonite Agreement. Substantially concurrently with the execution and delivery of this Agreement, the Company Termination Fee (as defined in the Masonite Agreement) was paid by Parent, on behalf of the Company, to Masonite by wire transfer of immediately available funds.

Section 5.13 Acknowledgement of No Other Representations and Warranties. Except for the representations and warranties set forth in Article 4, in any certificate delivered pursuant to this Agreement, each of Parent and Merger Sub acknowledges and agrees that no representation or warranty of any kind whatsoever, express or implied, at law or in equity, is made or shall be deemed to have been made by or on behalf of the Company to Parent or Merger Sub, and each of Parent and Merger Sub hereby disclaims reliance on any such other representation or warranty, whether by or on behalf of the Company, and notwithstanding the delivery or disclosure to Parent or Merger Sub, or any of their respective Representatives or Affiliates, of any documentation or other information by the Company or any of their respective Representatives or Affiliates with respect to any one or more of the foregoing.

ARTICLE 6

COVENANTS OF THE COMPANY

Section 6.01 Conduct of the Company. Except (w) with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed), (x) as required or expressly contemplated by this Agreement, (y) as set forth in Section 6.01 of the Company Disclosure Schedule or (z) as required by Applicable Law, from the date hereof until the Effective Time, the Company shall, and shall cause each of its Subsidiaries to, (i) use reasonable best efforts to (A) conduct its business in accordance with Applicable Law and in the ordinary course of business and (B) preserve intact in all material respects its current business operations, organization, ongoing businesses, license, permits and material business relationships with third parties, including vendors, suppliers, customers, partners and Governmental Authorities and maintaining in full force and effect its insurance policies (including, for the avoidance of doubt, paying all premiums thereon and renewing or replacing such insurance policies on or prior to their expiration) in all material respects, in each case, consistent with past practice or customs in the industries in which the Company and its Subsidiaries conduct business (provided that, in the case of the foregoing clause (i), no action with respect to the matters addressed by any subclause of the following clause (ii) shall constitute a breach of clause (i) unless any such action would constitute a breach of such subclause of the following clause (ii)) and (ii) not:

(a) amend its certificate of incorporation, bylaws or other similar organizational documents of the Company or any of its Subsidiaries, other than immaterial amendments to the organizational documents of the Company’s Subsidiaries;

(b) (i) split, combine, subdivide, reduce or reclassify any shares of its capital stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, shares or property or any combination thereof) in respect of its capital stock, except for dividends or other such distributions by any of its wholly owned Subsidiaries or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except as required by the terms of any Company Plan;

(c) (i) issue, deliver, grant or sell, or authorize the issuance, delivery, grant or sale of, any Company Securities or Company Subsidiary Securities, other than the issuance of (A) any Company Common Shares upon the settlement of Company Restricted Shares or Company RSUs, in each case, outstanding on the date of this Agreement in accordance with their terms as in effect on the date of this Agreement or issued after the date hereof in accordance with this Section 6.01 and in accordance with their terms, (B) subject to Section 2.05(d), the issuance of Company Common Shares upon the exercise of the rights under the ESPP in accordance with the terms thereof as in effect on the date of this Agreement and (C) an issuance, delivery or sale among the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or (ii) amend any term of any Company Security or any Company Subsidiary Security, except as required by the terms of any Company Plan as in effect on the date of this Agreement;

(d) acquire (by merger, consolidation, acquisition of shares or assets or otherwise), directly or indirectly, any securities or business in excess of $1,000,000 in the aggregate in any one transaction or series of related transactions (for the avoidance of doubt, it being understood that the foregoing is subject to the provisions of Section 8.01(c));

(e) enter into any new line of business outside the existing business of the Company and its Subsidiaries as of the date of this Agreement;

(f) sell, lease, license, assign or otherwise transfer, abandon or otherwise dispose, voluntarily permit to lapse, encumber or subject to any Lien (in each case, other than Permitted Liens) any businesses, properties or assets of the Company or any of its Subsidiaries, including Company-Owned Intellectual Property, other than (i) such sales, leases, non-exclusive licenses, assignments, transfers, liens or other dispositions that are in the ordinary course of business, or (ii) such abandonment or permitting to lapse of any Company-Owned Intellectual Property that is not material to the Company or any of its Subsidiaries;

(g) make or authorize any capital expenditure other than any capital expenditures that: (i) are provided for in the Company’s capital expense budget set forth in Section 6.01(g) of the Company Disclosure Schedule; or (ii) when added to all other capital expenditures made on behalf of the Company and its Subsidiaries since the date of this Agreement but not provided for in such capital expense budget, do not exceed $3,000,000 individually or in the aggregate during any fiscal quarter;

(h) other than in connection with actions permitted by Section 6.01(c), make any loans, advances or capital contributions to, or investments in, any other Person (other than loans or advances among the Company and any of its wholly owned Subsidiaries and capital contributions to or investments in its wholly owned Subsidiaries), other than trade credit and similar loans and advances made to employees, customers and suppliers in the ordinary course of business;

(i) other than (i) borrowings under the Company’s existing credit agreements in the ordinary course of business and in an aggregate principal amount not to exceed $40,000,000 or (ii) indebtedness incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly owned Subsidiaries or guarantees by the Company of indebtedness of any wholly owned Subsidiary of the Company, (A) incur any indebtedness for borrowed money (or guarantees thereof) or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for any material obligations of any other Person, except with respect to obligations of direct or indirect wholly owned Subsidiaries of the Company, in the cases of the foregoing clauses (A) and (B), in excess of $5,000,000 in the aggregate;

(j) other than in connection with any stockholder or derivative litigation, which is the subject of Section 8.08, commence (other than any collection action in the ordinary course of business), waive, release, assign, compromise or settle any Proceedings that would require a payment by the Company in excess of $500,000 in any individual case or $2,000,000 in the aggregate, other than claims reserved against in the financial statements of the Company (for amounts not materially in excess of such reserves); provided that, the payment, discharge, settlement or satisfaction of such Proceeding does not include any material obligation (other than the payment of money and confidentiality and other similar obligations incidental to such waiver, release, assignment, compromise or settlement) to be performed, or the admission of wrongdoing, by the Company or any of its Subsidiaries or any of their respective officers or directors;

(k) (i) amend or modify in any material respect, waive any material rights under, terminate (other than any termination in accordance with the terms of an existing Material Contract), release, settle or compromise any material claim, liability or obligation under any Material Contract or (ii) enter into any contract which if entered into prior to the date of this Agreement would have been a Material Contract, in each case other than (A) the automatic renewal or extension of any such Material Contract pursuant to its terms or on terms not less favorable for the Company, taken as a whole or (B) with respect to contracts that are Material Contracts solely as a result of (1) Section 4.20(a)(i) (Top Customer Contracts), (2) Section 4.20(a)(ii) (Top Supplier Contracts), (3) Section 4.20(a)(iii) (Certain Contracts Involving Payments in Excess of $3 Million), (4) Section 4.20(a)(xi) (Indebtedness), to the extent related to indebtedness, whether incurred, assumed, guaranteed or secured by any asset (and including any related security or pledge agreements) permitted by Section 6.01(i) and/or (5) Section 4.20(a)(xii) (Capital Expenditures), to the extent related to contributions of capital, capital expenditures or the acquisition or construction of fixed assets permitted by Section 6.01(g), in each case of clauses (1) through (5), in the ordinary course;

(l) except as required under the terms of any Company Plan as in effect on the date of this Agreement, (i) grant, increase or accelerate the compensation, bonuses or other benefits of any Company Service Provider, (ii) grant, pay or award any bonus, change in control, deferred compensation, severance, retention, equity or equity-based right or other incentive compensation to any Company Service Provider, except in the case of separation and release agreements entered into in the ordinary course of business providing for severance in accordance with the terms of the Company Plan as in effect on the date of this Agreement applicable to such Company Service Provider with employees below the level of vice president who are terminated in the ordinary course of business, (iii) establish, adopt, terminate or amend in any material respect any Company Plan (or any plan, program, arrangement, practice or agreement that would be a material Company Plan if it were in existence on the date of this Agreement), not including annual renewals of broad-based, nondiscriminatory welfare benefit plans made in the ordinary course of business consistent with past practice, (iv) amend or waive any of its rights under, or accelerate the vesting under, any provision of any of the Company Plans (or any plan, program, arrangement, practice or agreement that would be a Company Plan if it were in existence on the date of this Agreement) or (v) terminate any employee at or above the vice president level, other than for cause, or hire any employee at or above the vice president level (or promote any employee to such level); provided, however, that, notwithstanding anything herein to the contrary, the Company and its Subsidiaries may (A) provide increases in base salary or wages in connection with new hires, promotions or merit increases in the ordinary course of business for employees at or below the level of vice president, provided that such increases shall not exceed four percent (4%) in the aggregate, (B) make, determine and pay annual or quarterly bonus payments, commissions and other short-or long-term cash incentive awards in the ordinary course of business based on actual performance in accordance with the terms of the Company Plans for employees below the level of vice president (provided that, prior to making any such payment, the Company shall consult with Parent, provide to Parent details regarding its determination of actual performance and consider Parent’s comments in good faith), and (C) establish performance targets in respect of any cash incentive compensation or awards with performance periods covering all or any portion of fiscal year 2024 in the ordinary course of business and subject to prior consultation with Parent;

(m) modify, extend, or enter into any CBA, or recognize or certify any labor union, labor organization, or group of Company Service Providers as the bargaining representative for any employees of the Company or its Subsidiaries;

(n) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company (other than the Merger);

(o) change the Company’s methods of financial accounting or make any material change in any method of financial accounting practice or working capital or cash management practice or policy applicable to the

Company or its Subsidiaries, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(p) make (other than in the ordinary course of business), change or revoke any material Tax election, change any Tax accounting period, make any material change in any of its methods of Tax accounting, or settle or compromise any material Tax claim, audit or assessment, enter into any closing agreement pursuant to Section 7121 of the Code (or any similar provision of state, local or non-U.S. Applicable Law), or amend any material Tax Return;

(q) engage in any transaction with, or enter into any agreement, arrangement or understanding with, any Person covered by Item 404 of Regulation S-K promulgated by the SEC that would be required to be disclosed pursuant to Item 404; or

(r) agree, resolve or commit to do any of the foregoing.

Section 6.02 Company Stockholders Meeting. The Company shall (a) as soon as reasonably practicable (and in any event within five (5) Business Days) following the date the SEC staff advises that it has no further comments on the Proxy Statement or that the Company may commence mailing the Proxy Statement, duly call and give notice of, and commence mailing of the Proxy Statement to the holders of Company Common Shares as of the record date established for, a meeting of holders of the Company Common Shares (the “Company Stockholders Meeting”) to take place within thirty-five (35) days following the first mailing of the Proxy Statement to the Company’s stockholders for purposes of seeking (i) the Company Stockholder Approval and (ii) at the Company’s sole discretion, the approval or adoption by the Company’s stockholders of an amendment to the Amended and Restated Certificate of Incorporation of the Company, in substantially the form attached hereto as Exhibit B, designating the Company as the agent of stockholders of the Company for the purpose of enforcing such stockholders’ rights as contemplated by Section 11.06(a) (such amendment, the “Company Organizational Document Amendment”) (it is being understood that in no event shall the Closing be conditioned on approval by the Company’s stockholders of the Company Organizational Document Amendment), (b) reasonably cooperate with Parent in initiating a “broker search” in accordance with Rule 14a-13 of the 1934 Act as necessary to cause the Company to comply with its obligations set forth in the foregoing clause (a) and (c) as soon as reasonably practicable following the commencement of the mailing of the Proxy Statement pursuant to the foregoing clause (a), convene and hold the Company Stockholders Meeting in accordance with the DGCL and applicable requirements of the NYSE; provided that the Company may adjourn or postpone the Company Stockholders Meeting to a later date (1) with the consent of Parent or (2) to the extent the Company believes in good faith (after consultation with outside legal counsel) that such adjournment or postponement is reasonably necessary (x) due to Applicable Law or a request from the SEC or its staff, (y) to allow reasonable additional time to solicit additional proxies necessary to obtain the Company Stockholder Approval or (z) to ensure that there are sufficient Company Common Shares represented (either in person or by proxy) and voting to constitute a quorum necessary to conduct the business of the Company Stockholders Meeting; provided, however, that unless required by Applicable Law, in no event shall the Company Stockholders Meeting be postponed or adjourned more than once or for more than twenty (20) Business Days in the aggregate without the prior written consent of Parent. Subject to Section 6.04, the Board of Directors shall recommend that the holders of the Company Common Shares adopt this Agreement, and the Company shall (x) include the Company Recommendation in the Proxy Statement, (y) use its reasonable best efforts to obtain the Company Stockholder Approval and (z) otherwise comply in all material respects with all legal requirements applicable to such meeting. In the event that the Board of Directors makes an Adverse Recommendation Change pursuant to Section 6.04 and this Agreement has not been terminated in accordance with its terms in connection therewith, the Company will nevertheless submit this Agreement to the Company’s stockholders for the purpose of obtaining the Company Stockholder Approval unless this Agreement shall have been terminated in accordance with its terms prior to the Company Stockholders Meeting. The Company may take all actions reasonably necessary to render the Company Organizational Document Amendment effective and enforceable, including submitting any necessary filings in connection therewith. The Company shall permit Parent and its Representatives to attend the Company Stockholders Meeting.

Section 6.03 Access to Information.

(a) From the date hereof until the Effective Time, subject to Applicable Law, the Company shall (i) give Parent and its Representatives, upon reasonable notice, reasonable access during normal business hours to the offices, properties, assets, books and records and personnel (including employees and agents) of the Company and its Subsidiaries, (ii) promptly furnish to Parent and its Representatives such financial and operating data and other information (including, for the avoidance of doubt, the work papers of the Company’s auditors to the extent Parent has executed a release in a form reasonably satisfactory to the Company’s auditors) as such Persons may reasonably request and (iii) instruct its Representatives to cooperate reasonably with Parent in its investigation of the Company and its Subsidiaries (provided that the Company’s investment bankers, attorneys, accountants and other advisors will not be required to furnish to Parent or its Representatives any of their internal documents or materials); provided that, in each case, such access may be limited to the extent, that such access would jeopardize the health and safety of any of its Representatives; provided, further, that the Company may, in its sole discretion, designate any competitively sensitive material as “Outside Counsel Only Material” such that such materials and the information contained therein shall be furnished only to the outside counsel of Parent and will not be disclosed to any other Persons unless express permission is obtained in advance from the Company or its legal counsel. The Company shall have the right to have its Representatives present in any investigation pursuant to this Section 6.03, and such investigation shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company and its Subsidiaries. Nothing in this Section 6.03 shall require the Company to provide any access, or to disclose any (A) information if providing such access or disclosing such information would violate any Applicable Law (including Competition Laws and privacy laws), (B) communications between the Company and its investment bankers, attorneys, accountants and other advisors or (C) information protected by attorney-client privilege to the extent such privilege cannot be protected by the Company through exercise of its reasonable best efforts; provided that, in the case of clauses (A) and (C), the Company shall use reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that would not violate any such Applicable Law or jeopardize the protection of the attorney-client privilege.

(b) All information exchanged or otherwise received pursuant to Section 6.03(a) will be subject to the confidentiality agreement dated as of August 28, 2023, between the Company and Parent (the “Confidentiality Agreement”) and the Clean Team Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.03 shall affect or limit or be deemed to modify any representation or warranty made by any party hereunder or any rights or remedies available to any party under this Agreement.

Section 6.04 No-Shop; Other Offers.

(a) No-Shop. Except as otherwise expressly permitted by the remainder of this Section 6.04, until the earlier to occur of the valid termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall not, shall cause its Subsidiaries not to and shall use reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly, (i) solicit, initiate or take any action to knowingly induce the making, submission or announcement of, or knowingly facilitate or encourage the submission of any inquiry or proposal that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, participate or engage in any discussions or negotiations with, furnish any material nonpublic information relating to the Company or any of its Subsidiaries or knowingly afford access to the business, properties, assets, books or records, or to any personnel, of the Company or any of its Subsidiaries to, or otherwise knowingly cooperate with, any Third Party, in each case relating to an Acquisition Proposal by such Third Party or that would reasonably be expected to lead to an Acquisition Proposal, (iii) (A) withhold (or qualify or modify in a manner adverse to Parent or Merger Sub), or publicly announce its intention to do the same, the Company Recommendation, or fail to include the Company Recommendation in the Proxy Statement in accordance with Section 6.02, (B) other than with respect to a tender offer or exchange offer, within ten (10) Business Days of Parent’s written request, fail to make or reaffirm the Company Recommendation following the date any Acquisition Proposal or any material modification thereto is first published or broadly sent or given to the stockholders of the Company (provided that Parent shall be entitled to make such a written request for reaffirmation only once for each Acquisition Proposal and for each material modification to such Acquisition Proposal) or (C) fail to recommend, in a Solicitation/Recommendation Statement on Schedule 14D-9, against any Acquisition Proposal that is a tender offer or exchange offer subject to Regulation D promulgated under the 1934 Act within ten (10) Business Days after the commencement (within the meaning of Rule 14d-2 under the 1934 Act) of such tender offer or exchange offer (any of the foregoing in clauses (A) through (C), an “Adverse Recommendation Change”) or (iv) enter into any agreement in principle, letter of intent, term sheet, memorandum of understanding, merger agreement, acquisition agreement, option agreement, share exchange agreement, joint venture agreement, other agreement or other similar instrument providing for, or that would reasonably be expected to lead to, an Acquisition Proposal. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations with any third party and its Representatives conducted prior to the date hereof with respect to any Acquisition Proposal. Within four (4) Business Days after the date hereof, the Company shall (i) request in writing that each Person that has heretofore executed a confidentiality agreement in connection with its consideration of an Acquisition Proposal or potential Acquisition Proposal promptly destroy or return to the Company all nonpublic information heretofore furnished by the Company or any of its Representatives to such person or any of its Representatives in accordance with the terms of such confidentiality agreement and (ii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal by such Person and its Representatives.

(b) Exceptions. Notwithstanding anything contained in this Section 6.04 to the contrary, at any time prior to receipt of the Company Stockholder Approval:

(i) the Company, directly or indirectly through its Representatives, may (A) engage in negotiations or discussions with any Third Party and its Representatives that has made a bona fide offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that did not result from a material breach of Section 6.04(a) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, constitutes or would reasonably be expected to lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives nonpublic information relating to the Company or any of its Subsidiaries and afford access to the business, properties, assets, books or records and personnel of the Company or any of its Subsidiaries pursuant to an Acceptable Confidentiality Agreement; provided that, to the extent that any nonpublic information relating to the Company or its Subsidiaries is provided to any such Third Party or any such Third Party is given access which was not previously provided to or made available to Parent, such nonpublic information or access is provided or made available to Parent and its Representatives substantially contemporaneously with (and in any event within twenty-four (24) hours of) the time it is provided to such Third Party; and

(ii) subject to compliance with Section 6.04(d), the Board of Directors may, (A) in response to a bona fide offer, inquiry, proposal or indication of interest with respect to an written Acquisition Proposal that did not result from a material breach of Section 6.04(a) that the Board of Directors has determined in good faith, after consultation with its outside legal counsel and financial advisor, constitutes a Superior Proposal, make an Adverse Recommendation Change or terminate this Agreement pursuant to and in accordance with Section 10.01(d)(i) in order to substantially concurrently enter into a written definitive agreement for such Superior Proposal or (B) in response to an Intervening Event make an Adverse Recommendation Change, if the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law.

In addition, nothing contained in this Agreement shall prevent the Company or the Board of Directors (or any committee thereof) from (1) taking and disclosing to the Company’s stockholders a position contemplated by Rule 14d-9 and Rule 14e-2(a) promulgated under the 1934 Act (or any similar communication to stockholders in connection with the making or amendment of a tender offer or exchange offer) or from making any legally required disclosure to stockholders with regard to the transactions contemplated by this Agreement or an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal (provided that neither the Company nor the Board of Directors may make an Adverse Recommendation Change unless permitted by this Section 6.04(b)), (2) issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the 1934 Act or (3) contacting and engaging in discussions with any person or group and their respective Representatives who has made an offer, inquiry, proposal or indication of interest with respect to an Acquisition Proposal that was not solicited in breach of this Section 6.04 solely for the purpose of clarifying such offer, inquiry, proposal or indication of interest and the terms thereof or informing such Third Party of the restrictions imposed by this Section 6.04.

(c) Required Notices. Prior to the earlier of the valid termination of this Agreement pursuant to Article 10 and the Effective Time, the Company shall (i) notify Parent promptly (and in any event no later than twenty-four (24) hours) (A) of the receipt by the Company of any Acquisition Proposal (including any bona fide offer, inquiry, proposal or indication of interest with respect to thereto) or any amendment or modification to the material terms of any Acquisition Proposal or any material discussions with respect to any such Acquisition Proposal and such notice shall include, to the extent then known to the Company, the identity of the Person making the Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto) and the material terms and conditions thereof (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to the Company or any of its Subsidiaries that describe such material terms and conditions thereof) and (B) of any request for nonpublic information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records or personnel of the Company or any of its Subsidiaries by any Third Party that has notified the Company that it is considering making, or has made, an Acquisition Proposal and (ii) keep Parent reasonably informed on a reasonably current basis (but in no event less often than once every twenty-four (24) hours) of any changes (or any material discussions with respect thereto) to the status and material terms and conditions (along with unredacted copies of all material proposed transaction agreements and other material documents provided in connection therewith, including copies of all portions of written materials sent or provided to the Company or any of its Subsidiaries that describe such material terms and conditions thereof) of any Acquisition Proposal (or bona fide offer, inquiry, proposal or indication of interest with respect to thereto).

(d) Last Look. Neither the Board of Directors nor the Company shall be permitted to take any of the actions referred to in Section 6.04(b)(ii) unless (i) the Company shall have notified Parent, in writing and at least four (4) Business Days prior to taking such action, of its intention to take such action, specifying, in reasonable detail, the reasons for the Adverse Recommendation Change, and (A) in the case of a Superior Proposal, including the identity of the Person or group making such proposal, the terms thereof and attaching a copy of all proposed agreements (including a true and complete copy of any proposed definitive agreement for such Superior Proposal, if any) and other documents and information contemplated by Section 6.04(c)(i) for the Superior Proposal, if applicable or (B) in the case of an Intervening Event, reasonably detailed description of the facts and circumstances relating to such Intervening Event, (ii) during such four (4) Business Day period following the date on which such notice is received, the Company shall have and shall have caused its Representatives to, negotiate with Parent in good faith (to the extent Parent wishes to negotiate) to make such adjustments to the terms and conditions of this Agreement as Parent may propose, (iii) upon the end of such notice period (or such subsequent notice period as contemplated by clause (iv) below), the Board of Directors shall have considered in good faith any revisions to the terms of this Agreement and/or the Commitment Letters proposed in writing by Parent that, if accepted by the Company, would be binding upon Parent, and shall have determined in good faith, after consultation with its outside legal counsel and financial advisor, that the failure of the Board of Directors to make such Adverse Recommendation Change would be inconsistent with its fiduciary duties under Applicable Law, and, in the case of Superior Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal and (iv) in the event of any change to any of the financial terms (including the form, amount and timing of payment of consideration) or any other material terms of such Superior Proposal, the Company shall, in each case, have delivered to Parent an additional notice consistent with that described in clause (i) above and a new notice period under clause (i) shall commence (provided that the notice period thereunder shall only be three

(3) Business Days) during which time the Company shall be required to comply with the requirements of this Section 6.04(d) with respect to such additional notice, including clauses (i) through (iii) above.

(e) Definition of Superior Proposal. For purposes of this Agreement, “Superior Proposal” means a bona fide, unsolicited, written Acquisition Proposal, made after the date of this Agreement (but substituting “50%” for all references to “20%” in the definition of such term) that the Board of Directors determines in good faith, after consultation with its outside legal counsel and financial advisor, is more favorable from a financial point of view to the Company’s stockholders (solely in their capacity as such) than the Merger, in each case, taking into consideration (i) all relevant factors (including the identity of the counterparty, the terms and conditions of such Acquisition Proposal (including the transaction consideration, conditionality, timing, legal, financial (including any break-up fee), certainty of financing and regulatory approvals and the expected timing and likelihood of consummation and such other factors determined by the Board of Directors in good faith to be relevant)) and (ii) if applicable, any changes to the terms of this Agreement proposed by Parent pursuant to this Section 6.04 that, if accepted by the Company, would be binding upon Parent.

(f) Definition of Intervening Event. For purposes of this Agreement, “Intervening Event” means an event, fact, circumstance, development or occurrence that (i) was not known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, which event or circumstance becomes known to or by the Board of Directors prior to receipt of the Company Stockholder Approval or (ii) was known to or reasonably foreseeable by the Board of Directors as of the date of this Agreement, but the consequences of which (or the magnitude thereof) were not and (iii) does not relate to an Acquisition Proposal; provided, that in no event shall the following constitute or be taken into account in determining the existence of an Intervening Event: (A) the Company meeting, failing to meet or exceeding any internal or published revenue or earnings forecasts or projections for any period or (B) changes in the market price or trading volume of Company Common Shares, provided that in the case of the foregoing clauses (A) and (B), the underlying causes of such Effect may be considered and taken into account in determining whether there has been an Intervening Event.

Section 6.05 Stock Exchange Delisting. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and the rules and policies of the NYSE to enable the delisting by the Surviving Corporation of the Company Common Shares from the NYSE and the deregistration of the Company Common Shares under the 1934 Act as promptly as practicable after the Effective Time.

Section 6.06 Debt Financing Cooperation.

(a) The Company shall use its reasonable best efforts to, and shall cause its Subsidiaries and its and their respective Representatives to use their reasonable best efforts to, provide all cooperation in connection with the arrangement of the Debt Financing as may be reasonably requested by Parent that is necessary and customary for financings of the type contemplated by the Debt Commitment Letter as in effect on the date hereof, including using reasonable best efforts in connection with the following:

(i) participating in a reasonable number of meetings, due diligence sessions, presentations, drafting sessions, lender meetings, “road shows” and similar sessions with the Debt Financing Sources and other prospective financing sources, investors and ratings agencies, in each case on reasonable advance notice;

(ii) assisting with the preparation of materials for rating agency presentations, offering memoranda, private placement memoranda, prospectuses, prospectus supplements, registration statements, lender and investor presentations, bank information memoranda (including a bank information memorandum that does not include material non-public information and the delivery of customary authorization letters with respect to the bank information memoranda executed by a senior officer of the Company authorizing the distribution of information to prospective lenders or investors and containing (A) a representation to the Debt Financing Sources that the public side versions of such documents, if any, do not include material non-public information about the Company or its Subsidiaries or their securities and (B) a “10b-5” representation by the Company consistent with the Debt Commitment Letter) and similar marketing documents required in connection with the Debt Financing;

(iii) assisting Parent in obtaining any corporate or facility ratings from any ratings agencies required in connection with the Debt Financing;

(iv) furnishing, at least three (3) Business Days prior to the Closing, such documentation and information as is requested in writing by the Parent at least ten (10) days prior to the Closing to the extent required under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act and 31 C.F.R. §1010.230, in order to satisfy the conditions set forth in the Debt Commitment Letter;

(v) (x) executing and delivering any credit agreements, pledge and security documents, guarantees, other definitive financing documents and schedules thereto or other requested certificates or documents; provided that (A) none of the foregoing documents or certificates shall be executed and/or delivered, except in connection with the Closing and (B) the effectiveness thereof shall be conditioned upon, or become operative after or concurrently with, the occurrence of the Closing and (y) facilitating the obtaining of guarantees and pledging of collateral and other similar matters ancillary to the Debt Financing, in each case as may be reasonably requested by Parent;

(vi) providing the information set forth in clause (x) of the definition of Required Information and, to the extent a “Structure Flex Decision” or “Structure Flex Securities Demand” (each as defined in the Debt Commitment Letter as in effect as of the date hereof) has been exercised under the Debt Commitment Letter, clause (y) of the definition of Required Information, in each case for use in connection with the Debt Financing;

(vii) (x) using reasonable best efforts to cause the applicable independent auditors to reasonably cooperate with Parent in connection with the Debt Financing, including by participating in accounting due diligence sessions upon reasonable advance notice and (y) using reasonable best efforts to obtain the consent of, and facilitate the delivery of, customary “comfort letters” (including as to customary negative assurance) for a Rule 144A private placement of debt securities from, the applicable independent auditors if reasonably necessary or customary for Parent’s use of the financial statements of the Company and its subsidiaries in any marketing or offering materials to be used in connection with the Debt Financing;

(viii) using reasonable best efforts to take such actions as are reasonably requested by Parent or the Debt Financing Sources to facilitate the satisfaction of the conditions set forth in the Debt Commitment Letter that are within the Company’s control (including reasonably facilitating the taking of collateral contemplated by the Debt Financing) and the taking of corporate actions by the Company and its Subsidiaries; provided that any such taking of collateral or corporate actions shall be contingent upon and effective as of the Closing; and

(ix) delivering notices of prepayment or redemption within the time periods required by the Company Credit Agreement or the Company Indenture, as applicable (which may be conditional upon Closing), and using reasonable best efforts to obtain customary payoff letters, lien terminations and instructions of discharge and to give any other necessary notices to allow for the payoff, discharge and termination of the indebtedness under the Company Credit Agreement and the Company Indenture substantially concurrently with the Closing.

(b) Notwithstanding the foregoing, nothing in this Section 6.06 shall require the Company or any of its Subsidiaries to:

(i) take any action in respect of the Debt Financing to the extent that such action would cause any condition to Closing set forth in Article 9 to fail to be satisfied by the End Date or otherwise result in a breach of this Agreement by the Company;

(ii) take any action in respect of the Debt Financing that would conflict with or violate the Company’s or any if its Subsidiary’s organizational documents or any Applicable Law, or result in the contravention of, or violation of breach of, or default under, any material contract to which the Company or any of its subsidiaries is a party;

(iii) take any action to the extent such action would unreasonably interfere with the business or operations of the Company or its Subsidiaries;

(iv) execute and deliver any letter, agreement, document or certificate in connection with the Debt Financing or take any corporate action that is not contingent on, or that would be effective prior to, the occurrence of the Closing;

(v) pay any commitment fee or other fee or payment to obtain consent or incur any liability with respect to or cause or permit any Lien to be placed on any of their respective assets in connection with the Debt Financing prior to the Closing Date;

(vi) provide access to or disclose information where the Company determines that such access or disclosure would reasonably be expected to jeopardize the attorney-client privilege or contravene any applicable law or contract;

(vii) subject the Company or any of its Subsidiaries, respective directors, managers, officers or employees to any actual or potential personal liability;

(viii) cause the directors and managers of the Company and its Subsidiaries to adopt resolutions (or take other corporate action) approving the agreements, documents and instruments pursuant to which the Debt Financing is obtained unless Parent shall have determined that such directors and managers are to remain as directors and managers of the Company and the applicable Subsidiaries on and after the Closing Date and such resolutions (or take other corporate action) are contingent upon the occurrence of, or only effective as of, the Closing;

(ix) waive or amend any terms of this Agreement or any other contract to which the Company or its Subsidiaries is party; or

(x) take any action that would subject it to actual or potential liability, to bear any cost or expense or to make any other payment or agree to provide any indemnity in connection with the Debt Commitment Letter, the definitive documents related to the Debt Financing or any information utilized in connection therewith (in each case, except following the Closing).

(c) Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable and documented out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries in connection with the cooperation of the Company and its Subsidiaries contemplated by this Section 6.06 and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses actually suffered or incurred by any of them of any type in connection with the arrangement of any Financing and any information used in connection therewith, except to the extent such losses, damages, claims, costs or expenses result from the gross negligence, bad faith or willful misconduct of the Company, any of its Subsidiaries or their respective Representatives or Affiliates, and the foregoing obligations shall survive the valid termination of this Agreement.

(d) All material non-public information provided by the Company or any of its Subsidiaries or any of their Representatives pursuant to this Section 6.06 shall be kept confidential in accordance with the Confidentiality Agreement, except that Parent and Merger Sub shall be permitted to disclose such information to the financing sources, other potential sources of capital, rating agencies and prospective lenders during syndication of the Financing or any permitted replacement, amended, modified or alternative financing subject to the potential sources of capital, ratings agencies and prospective lenders and investors entering into customary confidentiality undertakings with respect to such information (including through a notice and undertaking in a form customarily used in confidential information memoranda for senior credit facilities).

(e) Parent and Merger Sub acknowledge and agree that, notwithstanding anything in this Agreement to the contrary, the obligations to perform their respective agreements hereunder, including to consummate the Closing subject to the terms and conditions hereof, are not conditioned on obtaining of the Financing or any alternative Financing or on the performance of any party to any Commitment Letter.

(f) Notwithstanding anything to the contrary in this Agreement, for all purposes of this Agreement (including the condition set forth in Section 9.02(a) as it applies to the Company’s obligations under this Section 6.06), the Company’s obligations under this Section 6.06 shall be deemed satisfied unless (A) the Company has materially breached its obligations under this Section 6.06, (B) Parent has promptly notified the Company of such material breach and (C) such material breach substantially contributed to Parent or Merger Sub’s failure to receive any material portion of the proceeds of the Debt Financing.

ARTICLE 7

COVENANTS OF PARENT

Section 7.01 Conduct of Parent. Parent shall not, and shall cause its Subsidiaries not to, from the date of this Agreement to the Effective Time, take any action or fail to take any action that is intended to, or would reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impede the ability of Parent and Merger Sub to consummate the Merger or the other transactions contemplated by this Agreement, including the financing thereof; provided, however, that this Section 7.01 shall not apply to the matters covered by Section 8.01, which shall be exclusively governed by Section 8.01.

Section 7.02 Director and Officer Liability. Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to do the following:

(a) For a period of six (6) years after the Effective Time, Parent shall cause the Surviving Corporation to, indemnify and hold harmless the present and former directors and officers of the Company and its Subsidiaries and their respective successors and heirs (each, an “Indemnified Person”) from and against any losses, damages, liabilities, costs, expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) in respect of the Indemnified Persons’ having served in such capacity prior to the Effective Time, in each case to the fullest extent permitted by the DGCL or any other Applicable Law or provided under the Company’s certificate of incorporation and bylaws or other organizational documents of the Company or any of its Subsidiaries in effect on the date hereof. If any Indemnified Person is made party to any claim, action, suit, proceeding or investigation arising out of or relating to matters that would be indemnifiable pursuant to the immediately preceding sentence, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to), advance fees, costs and expenses (including attorneys’ fees and disbursements) as incurred by such Indemnified Person in connection with and prior to the final disposition of such claim, action, suit, proceeding or investigation; provided that such Indemnified Person agrees in advance to return any such funds to which a court of competent jurisdiction determines in a final, nonappealable judgment that such Indemnified Person is not ultimately entitled to indemnification. Notwithstanding anything to the contrary in this Agreement, Parent and the Surviving Corporation shall control any action for which indemnification may be sought by an Indemnified Person pursuant to this Agreement, and no Indemnified Person shall settle or otherwise compromise or consent to the entry of any judgment with respect to, or otherwise seek termination of, any such action without the Surviving Corporation’s prior written consent. Any determination required to be made with respect to whether the conduct of any Indemnified Person complies or complied with any applicable standard will be made by independent legal counsel selected by the Surviving Corporation (which counsel will be reasonably acceptable to such Indemnified Person), the fees and expenses of which shall be paid by the Surviving Corporation. At its own expense, an Indemnified Person may, but will not be obligated to, employ separate counsel and participate in the defense of any action involving such Indemnified Person and so controlled by the Surviving Corporation; provided that if (i) the named parties to any such action include the Surviving Corporation and such Indemnified Person and such Indemnified Person is advised by its own counsel that there are legal defenses available to it that are different from or additional to those available to the Surviving Corporation or any other Indemnified Person that is party thereto, (ii) a conflict of interest exists between such Indemnified Person and the Surviving Corporation or (iii) the Surviving Corporation and such Indemnified Person shall have mutually agreed in writing to the retention of such counsel for such Indemnified Person, then in each such case such Indemnified Person will be entitled to obtain its own separate counsel and the Surviving Corporation shall pay the reasonable and documented fees and expenses of such counsel. The Surviving Corporation shall not settle any action that is indemnifiable pursuant to this Section 7.02, except (i) with the consent of the applicable Indemnified Persons, which consent shall not be unreasonably withheld, conditioned or delayed or (ii) if such settlement or compromise (A) includes an unconditional release thereof from all liability arising out of such action in a form reasonably satisfactory to the applicable Indemnified Persons and (B) does not include a statement or admissions of fault, culpability or a failure to act, by or on behalf of such Indemnified Person. No Indemnified Person will be liable for any settlement entered into in contravention of the foregoing sentence.

(b) For a period of six (6) years after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain in effect provisions in the certificate of incorporation, bylaws or other organizational documents of the Surviving Corporation and its Subsidiaries (or in such documents of any successor to the business of the Surviving Corporation or any such Subsidiary) regarding elimination of liability of directors, indemnification of directors, officers, employees, fiduciaries and agents and advancement of fees, costs and expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, honor and comply with their respective obligations under any indemnification agreement with any Indemnified Person, and not amend, repeal or otherwise modify any such agreement in any manner that would adversely affect any right of any Indemnified Person thereunder.

(d) Prior to the Effective Time, the Company shall or, if the Company is unable to, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) as of the Effective Time to, obtain and fully pay the premium for the noncancelable extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies and the Company’s existing fiduciary liability insurance policies (collectively, “D&O Insurance”), which D&O Insurance shall (i) be for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time, (ii) be from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance and (iii) have terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an Indemnified Person by reason of his or her having served in such capacity that existed or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided that the Company shall not be permitted to pay in excess of the Cap for any such extension policy without Parent’s prior written consent. If the Company or the Surviving Corporation for any reason fails to obtain such “tail” insurance policies as of the Effective Time, the Surviving Corporation shall continue to maintain in effect, for a period of at least six (6) years from and after the Effective Time, the D&O Insurance in place as of the date hereof with the Company’s current insurance carrier or with an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under the Company’s existing policies as of the date hereof, or the Surviving Corporation shall purchase from the Company’s current insurance carrier or from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to D&O Insurance comparable D&O Insurance for such six-year period with terms, conditions, retentions and limits of liability that are no less favorable than as provided in the Company’s existing policies as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence a premium amount in excess of three hundred fifty percent (350%) (the “Cap”) of the premium amount per annum for the Company’s existing policies; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount.

(e) If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.02.

(f) The rights of each Indemnified Person under this Section 7.02 will be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, under the DGCL or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights will survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.03 Employee Matters.

(a) Parent hereby acknowledges and agrees that a “Change in Control” (or similar phrase) within the meaning of the Company Stock Plan and the ESPP containing change in control provisions will occur as of the Effective Time.

(b) For a period commencing at the Effective Time and ending on the date that is twelve (12) months thereafter (or such earlier date that any Continuing Employee terminates employment), Parent shall cause each employee of the Company or its Subsidiaries as of immediately prior to the Effective Time whose employment continues as of the Effective Time (each, a “Continuing Employee”) to receive (i) an annual rate of base salary and wages that is no less favorable than the annual rate of base salary and wages provided to such Continuing Employee as of immediately prior to the Effective Time, (ii) target cash and equity incentive compensation opportunities (excluding any change in control, retention or similar payments) that are no less favorable in the aggregate than the cash and equity incentive compensation opportunities provided to such Continuing Employee during applicable periods prior to the Effective Time (but the form of any particular incentive compensation opportunity need not be the same), and (iii) all other compensation and employee benefits that are substantially comparable in the aggregate to all other compensation and employee benefits provided to such Continuing Employee as of immediately prior to the Effective Time or that are provided to similarly situated employees of Parent or its Subsidiaries (including severance eligibility and paid time off, but excluding any defined benefit pension and retiree medical or life insurance benefits).

(c) Parent shall use commercially reasonable efforts to cause the Surviving Corporation and any of its respective Subsidiaries (and any of their respective third-party insurance providers or third-party administrators) to (i) waive all limitations as to any pre-existing condition or waiting periods with respect to participation and coverage requirements applicable to each Continuing Employee under any employee benefit plan in which such Continuing Employees may be eligible to participate as of or after the Effective Time, to extent pre-existing conditions and waiting periods did not apply or were satisfied under a similar Company Plan prior to the

Effective Time, and (ii) credit each Continuing Employee, as of and after the Effective Time, for any copayments, deductibles, offsets or similar payments made under the relevant group health plan of the Company or any of its Subsidiaries during the plan year which includes the Effective Time for purposes of satisfying any applicable copayment, deductible, offset or similar requirements under the comparable group health plans of Parent, Merger Sub or any of their respective Subsidiaries (including the Surviving Corporation and its Subsidiaries). In addition, as of the Effective Time, Parent shall cause the Surviving Corporation and any applicable Subsidiary to give all Continuing Employees full credit for such Continuing Employees’ service with the Company or any of its Subsidiaries for all purposes (including eligibility, vesting, accruals and determination of level of benefits) under any compensation and benefit plans, programs, policies, agreements and arrangements maintained by Parent, Merger Sub or an applicable Subsidiary (including the Surviving Corporation and its Subsidiaries) in which any Continuing Employee may be eligible to participate after the Effective Time, to the same extent and for the same purpose that such service was credited for under any similar Company Plan immediately prior to the Effective Time, provided that such credit for service shall not apply to the extent it would result in a duplication of benefits or compensation or for any purpose under (x) any defined benefit pension plan or retiree medical, life insurance or other welfare benefits plan or (y) any plan that is frozen or closed to new entrants or under which similarly situated employees of Parent and its Affiliates do not receive credit for prior service.

(d) Without limiting the generality of Section 11.06, the provisions of this Section 7.03 are solely for the benefit of the parties to this Agreement, and no Company Service Provider or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Section 7.03. Nothing herein shall, or shall be deemed to, (i) establish, terminate, amend or modify any Company Plan or any other compensation or benefit plan, program, policy, agreement or arrangement maintained or sponsored by Parent, Merger Sub, the Company or any of their respective Affiliates (including the Surviving Corporation and its Subsidiaries); (ii) alter or limit Parent’s, Merger Sub’s or any of their respective Affiliates’ (including the Surviving Corporation’s) ability to establish, terminate, amend or modify any particular benefit plan, program, policy, agreement or arrangement or (iii) confer upon any Company Service Provider any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

Section 7.04 Financing Covenants.

(a) Parent and Merger Sub shall (and shall cause their Subsidiaries to) use their reasonable best efforts to arrange and obtain the Financing, including using their reasonable best efforts to (i) maintain in effect the Commitment Letters (subject to any amendment, supplement, replacement, substitution, termination or other modification or waiver that is not prohibited by clause (c) below), (ii) negotiate and enter into definitive agreements with respect thereto on the terms and conditions contained in the Commitment Letters (including, with respect to the Debt Commitment Letter, the flex provisions) or on other terms taken as a whole, not materially less favorable to Parent and Merger Sub, (iii) satisfy, or obtain a waiver thereof, on a timely basis all conditions to funding the Commitment Letters and such definitive agreements related thereto, (iv) assuming that all conditions contained in the Commitment Letters have been satisfied, consummate the Financing at or prior to the Closing and (v) enforce their rights under the Commitment Letters.

(b) Parent shall keep the Company reasonably informed with respect to all material activity concerning the status of the Financing contemplated by either Commitment Letter and shall give the Company notice of any material adverse change with respect to the Financing as promptly as practicable. Parent and Merger Sub shall give the Company prompt notice (i) of the termination, repudiation, rescission, cancellation or expiration of any Commitment Letter or the definitive agreements related to the Financing, (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any breach or default) by any party to a Commitment Letter, or any definitive agreements related to the Financing, in each case of which Parent or Merger Sub becomes aware, (iii) of the receipt of any written notice or other written communication, in each case received from any Debt Financing Source with respect to any

(A) breach of Parent’s or Merger Sub’s (or any of their respective Subsidiaries’) obligations under the Debt Commitment Letter or definitive agreements related to the Debt Financing, or actual or potential default, termination or repudiation by any party to any of the Debt Commitment Letter or definitive agreements related to the Debt Financing (including any proposal by any Debt Financing Source, lender or other Person to withdraw, terminate, repudiate, rescind or make a material change in the terms of the Debt Commitment Letter) or (B) material dispute between or among any parties to the Debt Commitment Letter or definitive agreements related to the Debt Financing and (iv) of the receipt of any written notice or other written communication on the basis of which Parent expects that a party to the Financing will fail to fund the Financing or is reducing the amount of the Financing. As soon as reasonably practicable, but in any event within three (3) Business Days of the date the Company delivers to Parent or Merger Sub a written request, Parent and Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (i), (ii), (iii) or (iv) of the immediately preceding sentence. Notwithstanding the foregoing, in no event shall Parent be required to share any information with the Company that is subject to attorney-client or other privilege; provided that Parent shall use reasonable best efforts to share as much of such information as possible in a manner that would not violate any such privilege.

(c) For the avoidance of doubt, Parent shall have the right from time to time to amend, supplement, replace, substitute, terminate or otherwise modify or waive its rights under either Commitment Letter, including to (i) add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Debt Commitment Letter as of the date of this Agreement or (ii) terminate or reduce any commitments under either Commitment Letter in order to obtain alternative sources of financing in lieu of all or a portion of the Financing, including in connection with a private placement of securities pursuant to Rule 144A under the Securities Act; provided that no such amendment, supplement, replacement, substitution, termination, modification or waiver shall (A) reduce the aggregate amount of available Financing (including by increasing the amount of fees to be paid or original issue discount (except, in the case of the Debt Commitment Letter, as set forth in any “market flex” or “structure flex” provisions existing on the date of this Agreement)) to less than the amount required to consummate the transactions contemplated by this Agreement (when taken together with all cash on hand, available lines of credit and other sources of immediately available funds available to Parent), (B) impose new or additional conditions precedent or expand upon the conditions precedent to the Debt Financing or the Equity Financing as set forth in the existing Debt Commitment Letter or Equity Commitment Letter, as applicable, that would reasonably be expected to make the funding of such Debt Financing or Equity Financing, as applicable, less likely to occur, (C) adversely change the timing of the funding of the Debt Financing or Equity Financing, as applicable, thereunder in a manner that is reasonably expected to impair, delay or prevent the availability of all or a portion of the Financing or the consummation of the transactions contemplated by this Agreement or (D) otherwise materially adversely affect the ability of Parent to consummate the transactions contemplated by this Agreement. Parent shall furnish to the Company a copy of any executed written amendment, supplement, replacement, substitution, termination, modification or waiver of either Commitment Letter.

(d) In the event that any portion of the Financing necessary for Parent to consummate the Closing becomes unavailable on the terms and conditions contemplated by the applicable Commitment Letter (including, in the case of the Debt Commitment Letter, the flex provisions) (other than as a result of the Company’s breach of any provision of this Agreement or failure to satisfy the conditions set forth in Section 9.03), (i) Parent shall promptly notify the Company and (ii) Parent and Merger Sub shall use their reasonable best efforts to (A) arrange and obtain, as promptly as practicable following the occurrence of such event, any such portion from alternative sources (an “Alternative Financing”) on terms that (1) taken as whole, are no more adverse to Parent and Merger Sub than such existing Commitment Letter (including, in the case of the Debt Commitment Letter, after giving effect to the market flex provisions), (2) do not impose new or additional conditions precedent or expand upon the conditions precedent to the Financing set forth in such existing Commitment Letter that would reasonably be expected to make the funding of such Alternative Financing less likely to occur and (3) do not reduce the aggregate amount of available Financing to less than the amount required to consummate the transactions contemplated by this Agreement when taken together with other available funds and (B) provide the

Company with a copy of the new financing commitment that provides for such Alternative Financing (including all related exhibits, schedules, annexes, supplements and term sheets thereto, and including any related fee letter, which may be redacted in a manner consistent with Section 5.09, as each of the foregoing may be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived from time to time thereafter in compliance with this Section 7.04, the “Alternative Financing Commitment Letter”). Notwithstanding anything to the contrary contained in this Agreement, in no event shall Parent or its Affiliates be required to pay any fees or any interest rates applicable to the Alternative Financing in excess of those contemplated by the applicable Commitment Letter as in effect on the date hereof (including, in the case of the Debt Commitment Letter, the market flex provisions) or agree to any term (including, in the case of the Debt Commitment Letter, any market flex term) less favorable to Parent than such term contained in the applicable Commitment Letter as in effect on the date hereof (including, in the case of the Debt Commitment Letter, the market flex provisions).

(e) For purposes of this Agreement (other than with respect to representations in this Agreement made by or with respect to Parent or Merger Sub that speak as of the date hereof or another specified date), references to the “Commitment Letters”, “Debt Commitment Letter” or the “Equity Commitment Letter” shall include such document as permitted or required by this Section 7.04 to be amended, supplemented, replaced, substituted, terminated or otherwise modified or waived, in each case from and after such amendment, supplement, replacement, substitution, termination or other modification or waiver and, for the avoidance of doubt, references to “Financing”, “Debt Financing” or “Equity Financing” shall include, in whole or in part (as applicable), any supplemental, replacement or substitute financing provided for thereunder.

ARTICLE 8

COVENANTS OF PARENT AND THE COMPANY

Section 8.01 Regulatory Undertakings.

(a) Subject to the terms and conditions of this Agreement (including, for the avoidance of doubt, any actions taken by the Company permitted by Section 6.02 or Section 6.04), the Company and Parent shall use reasonable best efforts to take, or cause to be taken (including by causing their Affiliates to take), all actions (including instituting or defending any Proceeding), and to do, or cause to be done, all things necessary, proper or advisable under Applicable Law to consummate the transactions contemplated by this Agreement as soon as reasonably practicable (and in any event, at least five (5) Business Days prior to the End Date), including (i) preparing and filing as promptly as reasonably practicable with any Governmental Authority or other third party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement as soon as practicable (and in any event, at least five (5) Business Days prior to the End Date).

(b) In furtherance and not in limitation of the foregoing, each of the Company and Parent shall (and Parent shall cause its Affiliates to) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “Antitrust Division”) as promptly as reasonably practicable and in any event within five (5) Business Days after the date hereof (and such filings shall request early termination of any applicable waiting period under the HSR Act), and furnish to the other party as promptly as practicable all information within its (or its Affiliates’) control requested by such other party and required for such other party to make any application or other filing to be made by it pursuant to any Applicable Law in connection with the transactions contemplated by this Agreement. Each of Parent and the Company shall respond as promptly as practicable to any inquiries received from the FTC or the Antitrust Division or any other Governmental Authority for additional information or documentary material that may be requested pursuant to the HSR Act or any other applicable Competition Laws and shall use reasonable best efforts to promptly take all other actions necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act and, if applicable, any other applicable Competition Laws as promptly as practicable.

(c) If any objections are asserted with respect to the transactions contemplated by this Agreement under the HSR Act or any other applicable Competition Law, or if any Proceeding is instituted or threatened by any Governmental Authority or Third Party challenging any of the transactions contemplated by this Agreement, Parent and the Company shall take, or cause to be taken (including by causing their Affiliates to take), all actions reasonably necessary to resolve such objections as promptly as practicable. Without limiting the foregoing, in connection with any such objection or Proceeding, Parent shall, and shall cause its Subsidiaries and Affiliates to, take any such actions as may be reasonably necessary to obtain any authorization, consent or approval of a Governmental Authority or to avoid or eliminate any impediments under the HSR Act or any such other Competition Law so as to enable the consummation of the transactions hereby to occur no later than the End Date, including (i) agreeing to hold separate, sell, license, divest or otherwise dispose of any of the businesses or properties or assets of Parent, the Company or any of their respective Affiliates, (ii) terminating, amending or assigning any existing relationships and contractual rights and obligations, (iii) terminating any venture or other arrangement, (iv) granting any right or commercial or other accommodation to, or entering into any contractual or other commercial relationship with, any Third Party, (v) imposing limitations on Parent, Merger Sub, the Company or any of their respective Affiliates with respect to how they own, retain, conduct or operate all or any portion of their respective businesses or assets, (vi) effectuating any other change to, or restructuring of, Parent, the Company or any of their respective Affiliates, (vii) opposing (A) any administrative or judicial Proceeding that is initiated or threatened to be initiated challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed) and (B) any request for, the entry of, and seek to have vacated or terminated, any Order that could reasonably be expected to restrain, prevent or materially delay the consummation of the transactions contemplated hereby, including in the case of either (A) or (B), by defending through litigation any Proceeding brought by any Person in any court or before any Governmental Authority, and pursuing all available avenues of administrative and judicial appeal (and, in each case, entering into agreements with, or stipulating to the entry of an Order by, any Governmental Authority in connection with any of the foregoing and in the case of Proceedings by or with respect to the Company, by consenting to any such action), in each case, as may be required (x) by the applicable Governmental Authority in order to resolve such objections as such Governmental Authority may have to such transactions under the HSR Act or any other Applicable Law or (y) by any domestic or foreign court or other tribunal in any Proceeding challenging such transactions as violative of the HSR Act or any other Applicable Law, in order to avoid the entry of, or to effect the dissolution, vacating, lifting, altering or reversal of, any Order that has the effect of restricting, preventing or prohibiting the consummation of the transactions contemplated by this Agreement and (viii) not take any action (including entering into or consummating any contracts or arrangements for an acquisition, however structured, of any ownership interest, assets or rights in any Person) if such action would (A) reasonably be expected to make it materially more likely that there would arise any impediments under any antitrust, competition or trade regulation laws or other Applicable Laws that may be asserted by the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority to the consummation of the Merger and the other transactions contemplated hereby as promptly as practicable or (B) impose any material delay in the expiration of any waiting period or obtaining of any approval from any Governmental Authority applicable to the transactions contemplated by this Agreement (the actions set forth in clauses (i) through (vi) of this Section 8.01(c) referred to collectively as, “Regulatory Actions”); provided, however, that nothing in this Section 8.01 or otherwise in this Agreement shall require Parent or its Subsidiaries or Affiliates to (and the Company and its respective Subsidiaries and Affiliates shall not, without Parent’s prior written consent) offer, propose, negotiate, commit or agree to, take or effect any Regulatory Action that would be, or would reasonably be expected to be, in the aggregate, material to the Parent and its Subsidiaries (including the Company and its Subsidiaries), taken as a whole after giving effect to the Merger, but for purposes of this Section 8.01(c), “material” shall mean material measured on a scale relative only to the size of the Company and their respective Subsidiaries, taken as a whole;

provided, further, that a Regulatory Action shall be conditioned upon the consummation of the Merger. Solely at the request of Parent (and for the avoidance of doubt not without prior written consent from Parent), the Company shall agree to divest, hold separate or otherwise take or commit to take any action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Company or any of its Subsidiaries; provided that any such action shall be conditioned upon the consummation of the Merger.

(d) Each party shall (i) promptly notify the other parties of any substantive communication to that party from the FTC, the Antitrust Division, any State Attorney General or any other Governmental Authority regarding this Agreement or the transactions contemplated hereby and, subject to Applicable Law, permit the other parties to review, reasonably in advance, any written communication or presentation proposed to be submitted to any Governmental Authority with respect to the foregoing and consider in good faith any comments such other may party may provide thereto; (ii) not agree to participate in any substantive meeting or discussion with any Governmental Authority in respect of any filings, investigation or inquiry concerning any competition or antitrust matters in connection with this Agreement or the Merger and the other transactions contemplated hereby unless in each case it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate thereat; and (iii) furnish the other parties with copies of all filings and material correspondences and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives, on the one hand, and any Governmental Authority or members or their respective staffs, on the other hand, with respect to any Competition Laws in connection with this Agreement. The parties hereto will consult and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto relating to proceedings under any Competition Law. Notwithstanding anything to the contrary in this Agreement, and without limiting or expanding the rights and obligations set forth in this Section 8.01, Parent shall have the right to direct all matters with any Governmental Authority consistent with its obligations hereunder; provided that Parent reasonably consults with, and considers in good faith, the input of the Company; provided, further, that Parent shall not extend any waiting period under the HSR Act or under any other Competition Law or enter into any agreement with the FTC or the Antitrust Division or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the prior written consent of the Company, which, in the case of the extending any such waiting period, shall not be unreasonably withheld. Any documents or other materials provided pursuant to this Section 8.01(d) may be redacted or withheld as necessary to address reasonable privilege or confidentiality concerns, and to remove references concerning the valuation of the Company or other competitively sensitive material, and the Parties may, as each deems advisable, reasonably designate any material provided under this Section 8.01(d) as “outside counsel only material.” Such “outside counsel only materials” and the information contained therein shall be given only to legal counsel of the recipient and will not be disclosed by such legal counsel to employees, officers, or directors of the recipient without the advance written consent of the party providing such materials.

(e) Parent shall pay and be responsible for all fees, costs and expenses incurred in connection with the matters contemplated by this Section 8.01.

Section 8.02 Certain Filings.

(a) As promptly as practical following the date of this Agreement (any in any event, no later than twenty (20) Business Days after the date of this Agreement, unless the Parties otherwise agree), the Company shall prepare (with the assistance and cooperation of Parent as reasonably requested by the Company) and file or cause to be filed with the SEC a preliminary proxy statement relating to the Company Stockholders Meeting (as amended or supplemented, the “Proxy Statement”).

(b) The Company and Parent shall cooperate with one another (i) in connection with the preparation of the Proxy Statement, (ii) in determining whether any action by or in respect of, or filing with, any Governmental

Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material contracts, in connection with the consummation of the transactions contemplated by this Agreement and (iii) in taking such actions or making any such filings, furnishing information required in connection therewith or with the Proxy Statement and seeking timely to obtain any such actions, consents, approvals or waivers.

(c) Each of Parent and Merger Sub shall, upon the Company’s request, promptly furnish to the Company all information concerning itself, its Subsidiaries, directors and officers and (to the extent reasonably available to Parent or Merger Sub) such other information concerning such Parent or Merger Sub as may be reasonably necessary or advisable in connection with any statement, filing, notice or application made to the SEC or the NYSE in connection with the Proxy Statement. Parent and the Company shall each use reasonable best efforts to have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after filing. Prior to each filing of the Proxy Statement or responding to any comments of the SEC with respect thereto, the Company shall provide Parent and its counsel a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and give reasonable and good-faith consideration to any comments made by Parent and its counsel in connection with any such document or response. The Company shall provide Parent and its counsel with any comments or other communications, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement promptly after receipt of those comments or other communications. None of the Company, Parent or their respective Representatives shall agree to participate in any material or substantive meeting or conference (including by telephone) with the SEC, or any member of the staff thereof, in respect of the Proxy Statement unless it consults with the other party in advance and, to the extent permitted by the SEC, allows the other party to participate.

(d) The Company and Parent each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meeting of stockholders of the Company to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e) If at any time prior to the receipt of the Company Stockholder Approval, any information relating to the Company, Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall promptly be prepared and filed with the SEC and, to the extent required under Applicable Law, disseminated to the stockholders of the Company.

Section 8.03 Public Announcements. The initial press release relating to this Agreement shall be a joint press release mutually agreed and issued by the Company and Parent. Except in connection with the matters contemplated by Section 6.04 or in connection with any dispute between the parties regarding this Agreement, the Merger or the other transactions contemplated hereby, Parent and the Company (a) shall consult with each other before issuing any further press release, having any communication with the press (whether or not for attribution) or making any other public statement (including any announcement to officers or employees of the Company or its Subsidiaries), or scheduling any press conference or conference call with investors or analysts, with respect to this Agreement or the transactions contemplated hereby (other than any press release, communication, public statement, press conference or conference call which has a bona fide purpose that does not relate to this Agreement or the transactions contemplated hereby and in which this Agreement and the transactions contemplated hereby are mentioned only incidentally and in a manner consistent with previous press releases, public disclosures or public statements made jointly by the parties (or individually, if approved by the other party)) and (b) except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association (provided, in such case, such party has given advance notice (and an opportunity to review and comment to the extent practicable) to the other party), shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call before such consultation. Notwithstanding the foregoing, after the issuance of any press release or the making of any public statement with respect to which the foregoing consultation procedures have been followed, either party may issue such additional publications or press releases and make such other customary announcements without consulting with any other party hereto so long as such additional publications, press releases and announcements do not disclose any nonpublic information regarding the transactions contemplated by this Agreement beyond the scope of the disclosure included in a previous press release or public statement and such additional publications, press releases or announcements are otherwise consistent with those with respect to which the other party had consented (or been consulted) in accordance with the terms of this Section 8.03.

Section 8.04 Merger without Meeting of Stockholders. Parent shall take all action necessary to cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger in accordance with and subject to the terms and conditions of this Agreement. Immediately following the execution of this Agreement, Parent, as the indirect parent of Merger Sub, shall cause the sole stockholder of Merger Sub to adopt this Agreement.

Section 8.05 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.06 Section 16 Matters. Prior to the Effective Time, the Company shall take all such steps as may be required to cause any dispositions of Company Common Shares in connection with the transactions contemplated by this Agreement (including derivative securities of such Company Common Shares) by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.07 Notices of Certain Events. Each of the Company and Parent shall promptly notify the other of any of the following: (a) any written notice or other written communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement; (b) any written notice or other written communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and (c) any Proceedings commenced or, to its Knowledge, threatened in writing against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as the case may be, that relate to the consummation of the transactions contemplated by this Agreement; provided that a party’s good-faith failure to comply with this Section 8.07 shall not constitute a breach of this Section 8.07, and shall not provide any other party the right not to effect, or the right to terminate, the transactions contemplated by this Agreement, except to the extent that any other provision of this Agreement independently provides such right.

Section 8.08 Litigation and Proceedings. The Company shall promptly notify Parent of any action brought by stockholders of the Company against the Company and/or its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement (whether directly or on behalf of the Company and its Subsidiaries or otherwise). Prior to the Effective Time, the Company shall control the defense or settlement of any litigation or other Proceedings against the Company or any of its directors relating to this Agreement, the Merger or the other transactions contemplated by this Agreement; provided that, other than Proceedings between or among the parties hereto, the Company shall give Parent the opportunity to consult with the Company prior to the Effective Time and keep Parent reasonably apprised on a reasonably prompt basis with respect to the defense or settlement of any litigation or other Proceedings against the Company or any of its directors relating to this Agreement, the Merger and the other transactions contemplated by this Agreement, including by giving Parent an opportunity to participate, at Parent’s expense, in such litigation or other Proceedings; and provided, further, that, other than Proceedings between or among the parties hereto, the Company agrees that it shall not settle any such litigation or other Proceedings without the prior written consent of Parent, which shall not be unreasonably withheld, delayed or conditioned.

Section 8.09 Takeover Statutes; Rights Agreement. If any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other similar antitakeover statute or regulation shall become applicable to the transactions contemplated by this Agreement, each of the Company, Parent and Merger Sub and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and to take such actions as are reasonably necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise to take all such other actions as are reasonably necessary to eliminate or minimize the effects of any such statute or regulation on the transactions contemplated hereby. If any provision of the Rights Agreement shall become applicable to the transactions contemplated by this Agreement, each of the Company and the Board of Directors shall grant such approvals and take such actions as are reasonably necessary so that the transactions contemplated hereby may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise act to eliminate or minimize the effects of on the transactions contemplated hereby.

Section 8.10 Masonite Termination Fee. Concurrently with the execution and delivery of this Agreement by the parties, (a) the Company shall terminate the Masonite Agreement (if it has not previously been terminated) and (b) Parent shall pay or cause to be paid to the Company (or, at the direction of the Company, to Masonite on behalf of the Company) the Company Termination Fee (as defined in the Masonite Agreement) by wire transfer of immediately available funds, without any further liability to the Company.

ARTICLE 9

CONDITIONS TO THE MERGER

Section 9.01 Conditions to the Obligations of Each Party. The obligations of the Company, Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approval shall have been obtained in accordance with the DGCL;

(b) no Order issued by any court of competent jurisdiction or other Governmental Authority or Applicable Law prohibiting, rendering illegal or permanently enjoining the consummation of the Merger shall be in effect; and

(c) any applicable waiting period (including any extension thereof and any timing agreement with a Governmental Authority) under the HSR Act relating to the Merger shall have expired or been terminated.

Section 9.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction of the following additional conditions:

(a) (i) the Company shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of the Company contained in Section 4.01(a) (Corporate Existence and Power), Section 4.02 (Corporate Authorization), Section 4.04(a) (Non-Contravention),

Section 4.05(a) and (b) (Capitalization), Section 4.23 (Finders’ Fees), Section 4.24 (Opinion of Financial Advisor), Section 4.25 (Antitakeover Statutes; Rights Agreement), and Section 4.26 (Masonite Agreement) that (A) are not qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (B) are qualified by Company Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Company Material Adverse Effect or other materiality qualifiers qualifications, (iii) the representations and warranties of the Company contained in Section 4.10(b) (Absence of Certain Changes) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date, (iv) the other representations and warranties of the Company contained in this Agreement (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iv) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (v) Parent shall have received a certificate signed by an executive officer of the Company to the effect that the conditions set forth in foregoing clauses (i) – (iv) and Section 9.02(b) have been satisfied.

(b) Since the date of this Agreement, no Company Material Adverse Effect shall have occurred and be continuing.

Section 9.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction of the following additional conditions: (i) each of Parent and Merger Sub shall have performed and complied with in all material respects all of the covenants, obligations and agreements hereunder required to be performed or complied with by it prior to the Closing, (ii) the representations and warranties of Parent and Merger Sub contained in Section 5.01(a) (Corporate Existence and Power), Section 5.02 (Corporate Authorization), Section 5.04(a) (Non-Contravention), Section 5.08 (Finders’ Fees), and Section 5.10 (Solvency) that (A) are not qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects (but for de minimis inaccuracies) as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) and (B) are qualified by Parent Material Adverse Effect or other materiality qualifiers shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (in each case, other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time) without disregarding such Parent Material Adverse Effect or other materiality qualifiers qualifications, (iii) the other representations and warranties of Parent and Merger Sub contained in this Agreement (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) shall be true and correct in all respects as of the date hereof and as of the Closing Date as if made at and as of the Closing Date (other than representations and warranties that by their terms address matters only as of another specified time, which shall be so true only as of such time), with only such exceptions in the case of this clause (iii) as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iv) the Company shall have received a certificate signed by an executive officer of Parent to the effect that the conditions set forth in foregoing clauses (i) – (iii) have been satisfied.

ARTICLE 10

TERMINATION

Section 10.01 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a) by mutual written agreement of the Company and Parent;

(b) by either the Company or Parent, if:

(i) the Merger has not been consummated on or before July 16, 2025 (the “End Date”); provided that (A) if all of the conditions set forth in Article 9 are satisfied (or, in the case of conditions that by their nature are to be satisfied by actions taken at the Closing, are then capable of being satisfied if the Closing were to occur on such date) on a date that occurs on or prior to the End Date but the Closing would thereafter occur in accordance with Section 2.01(b) on a date (the “Specified Date”) that occurs within three (3) Business Days after the End Date, then the End Date shall automatically be extended to such Specified Date and the Specified Date shall become the End Date for purposes of this Agreement and (B) in the event the Marketing Period has commenced on or prior to the End Date but has not completed as of the End Date, the End Date shall be extended (or further extended) to the date that is three (3) Business Days after the then-scheduled expiration date of the Marketing Period; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall (A) not be available to any party who is in breach of, or has breached, its obligations under this Agreement, where such breach has primarily caused or resulted in the failure of the Closing to occur on or before the End Date and (B) be subject to the last sentence of Section 11.13 in all respects;

(ii) there shall be any Order issued by any court or other Governmental Authority of competent jurisdiction rendering illegal or permanently enjoining the consummation of the Merger and such Order shall have become final and nonappealable; provided that, at the time at which such Person would otherwise exercise such termination right, the material breach by such Person (and, in the case of Parent, Merger Sub’s) of its (or their) obligations under this Agreement has not been the primary cause of, or resulted in, the events specified in this Section 10.01(b)(ii); or

(iii) at the Company Stockholders Meeting (including any adjournment or postponement thereof), which shall have been duly convened and at which a vote on the adoption of this Agreement has been taken, the Company Stockholder Approval shall not have been obtained; or

(c) by Parent:

(i) prior to receipt of the Company Stockholder Approval, if an Adverse Recommendation Change shall have occurred; or

(ii) if a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that (A) would cause any of the conditions set forth in Section 9.02(a) not to be satisfied and (B) is incapable of being cured or, if curable, has not been cured by the date that is twenty (20) Business Days after its receipt of written notice thereof from Parent (or, if earlier, five (5) Business Days prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(c)(ii) shall not be available if Parent or Merger Sub is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 9.03; or

(d) by the Company, if:

(i) prior to receipt of the Company Stockholder Approval, the Board of Directors authorizes the Company to enter into a written definitive agreement concerning a Superior Proposal in accordance and compliance with Section 6.04 (with such agreement being entered into substantially concurrently with the valid termination of this Agreement); provided that concurrently with such termination, the Company pays the Company Termination Fee payable pursuant to Section 11.04;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement (including the performance of the first sentence of Section 8.01(b) by the applicable Affiliates of Parent) shall have occurred (A) that would cause any of the conditions set forth in Section 9.03 not to be satisfied and (B) that is incapable of being cured or, if curable, has not been cured by the date that is twenty (20) Business Days after its receipt of written notice thereof from the Company (or, if earlier, five (5) Business Days prior to the End Date); provided that the right to terminate this Agreement pursuant to this Section 10.01(d)(ii) shall not be available if the Company is at such time in material breach, or if there is any inaccuracy, of any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or inaccuracy would give rise to the failure of a condition set forth in Section 9.02(a); or

(iii) (A) the Closing shall not have occurred on or prior to the date required pursuant to Section 2.01(b), (B) all of the conditions set forth in Section 9.01 and Section 9.02 have been satisfied or waived (other than those conditions that (x) by their nature are to be satisfied by actions taken at the Closing, but which are then capable of being satisfied or (y) are not being satisfied as a result of a breach or failure by Parent or Merger Sub of or under this Agreement), (C) the Company has confirmed in writing to Parent (and not revoked such confirmation) at least two (2) Business Days prior to such termination that the Company stands ready, willing and able to consummate the Closing prior to such termination, and (D) Parent has failed to consummate the Closing prior to such termination.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give notice of such termination to the other parties specifying the provision of this Section 10.01 pursuant to which this Agreement is being terminated.

Section 10.02 Effect of Termination. If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party to the other parties hereto (or any stockholder, director, officer, employee, agent, consultant or representative of such party); provided that, subject to Section 11.04(c) and Section 11.04(d) in all respects, no party shall be relieved of liability to the extent such termination shall result from the fraud or any material and willful breach of this Agreement by a party prior to termination, and in each such case, such party shall be fully liable for any and all liabilities and damages that were incurred or suffered by the other parties as a result of such failure or breach. The Confidentiality Agreement and the Clean Team Agreement and the provisions of this Section 10.02, Section 6.03(b), Section 8.03 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

MISCELLANEOUS

Section 11.01 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including e-mail, so long as a receipt of such e-mail is requested and received) and shall be given, if to Parent or Merger Sub, to:

MIWD Holding Company LLC

2550 Industrial Drive

Suite 400

Harrisburg, PA 17030

Attention:  General Counsel

E-mail:     robert.reed@miwd.com

with a copy, which shall not constitute notice, to:

Stinson LLP

1201 Walnut Street, Suite 2900

Kansas City, Missouri 64106

Attention:  Jack Bowling

      Patrick Respeliers

Email:    jack.bowling@stinson.com

      patrick.respeliers@stinson.com

if to the Company, to:

PGT Innovations, Inc.

1070 Technology Drive

North Venice, FL

Attention:  Ryan Quinn

Email:      RQuinn@pgtinnovations.com

with copies, which shall not constitute notice, to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:  John Amorosi

      Evan Rosen

Email:    john.amorosi@davispolk.com

      evan.rosen@davispolk.com

or to such other address or e-mail address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. New York City time on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding business day in the place of receipt.

Section 11.02 No Survival of Representations and Warranties. The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.

Section 11.03 Amendments and Waivers.

(a) Subject to Section 11.14, any provision of this Agreement may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that, after the Company Stockholder Approval has been obtained, there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under the DGCL without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04 Expenses.

(a) General. Except as otherwise expressly provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b) Termination Fee.

(i) If this Agreement is validly terminated by the Company pursuant to Section 10.01(d)(i) (Superior Proposal) to enter into a written definitive agreement with a Third Party or by Parent pursuant to Section 10.01(c)(i) (Adverse Recommendation Change), the Company shall pay or cause to be paid to Parent in immediately available funds $86,000,000 (in each case, such fee, the “Company Termination Fee”), in the case of a termination by Parent, within two (2) Business Days after such termination and, in the case of a termination by the Company, immediately before and as a condition to such termination.

(ii) If, (A) this Agreement is validly terminated by (1) Parent or the Company pursuant to (x) Section 10.01(b)(i) (End Date) and at the time of such termination the Company Stockholder Approval has not been received or (y) Section 10.01(b)(iii) (Company No Vote) or (2) by Parent pursuant to Section 10.01(c)(ii) (Company Breach), (B) following the execution and delivery of this Agreement and prior to such valid termination of this Agreement, a bona fide Acquisition Proposal shall have been publicly announced or publicly disclosed and not publicly withdrawn or otherwise abandoned at least two (2) Business Days prior to such termination of this Agreement and (C) within twelve (12) months following such valid termination of this Agreement, either an Acquisition Proposal is consummated or the Company enters into a definitive agreement providing for the consummation of an Acquisition Proposal, then the Company shall concurrently with such consummation or entry into a definitive agreement, pay, or cause to be paid, to Parent the Company Termination Fee by wire transfer of immediately available funds to an account or accounts designated in writing by Parent. For purposes of this Section 11.04(b)(ii), all references to “twenty percent (20%)” in the definition of “Acquisition Proposal” shall be deemed to be references to “fifty percent (50%)”.

(iii) If this Agreement is validly terminated (A) by the Company pursuant to Section 10.01(d)(ii) (Parent Breach) or Section 10.01(d)(iii) (Parent Failure to Close) or (B) by the Company or Parent pursuant to Section 10.01(b)(i) (End Date) at a time when this Agreement is terminable pursuant to Section 10.01(d)(ii) (Parent Breach) or Section 10.01(d)(iii) (Parent Failure to Close), then Parent shall, within three (3) Business Days following any such termination, pay to the Company, in cash by wire transfer of immediately available funds to the account designated in writing by the Company, $184,000,000 (such fee, the “Parent Termination Fee”).

(iv) If this Agreement is terminated by Parent or the Company pursuant to (i) (A) Section 10.01(b)(i) (End Date) and, at the time of such termination, the conditions set forth in Section 9.01(b) (in connection with the matters that are the subject of Section 8.01) or Section 9.01(c) shall not have been satisfied or (B) Section 10.01(b)(ii) (Order) (in connection with the matters that are the subject of Section 8.01), and at the time of such termination referred to in clause (A) or (B) above, the conditions set forth in Section 9.02(a) shall have been satisfied. other than conditions that by their nature are to be satisfied at the Closing (assuming for the purpose of determining whether the conditions set forth in Section 9.02(a) have been satisfied in this clause, that all references to “Closing” or “Closing Date” in Section 9.02(a) shall be deemed to refer instead to the time of termination of this Agreement) or waived in accordance with this Agreement or (ii) Section 10.01(d)(ii) (Parent Breach) (in connection with the matters that are the subject of Section 8.01), then Parent shall, within three (3) Business Days following any such termination, pay to the Company, in cash by wire transfer of immediately available funds to the account designated in writing by the Company, $221,000,000 (such fee, the “Parent Regulatory Termination Fee”). If this Agreement is terminated in circumstances where both the Parent Termination Fee would be payable pursuant to Section 11.04(b)(iii) and the Parent Regulatory Termination Fee would be payable pursuant to Section 11.04(b)(iv), then the Parent Termination Fee shall be deemed not to be payable and only the Parent Regulatory Termination Fee shall be payable.

(c) Each party agrees that (i) the agreements contained in this Section 11.04 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement and (ii) in light of the difficulty of accurately determining actual damages with respect to the foregoing, the right to payment of the Company Termination Fee, the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, constitutes a reasonable estimate of the losses, damages, claims, costs or expenses that will be suffered by reason of any such valid termination of this Agreement and constitutes liquidated damages (and not a penalty) (and that neither such amount is excessive or unreasonably large, given the parties’ intent and dealings with each other) and hereby irrevocably waives, and agrees not to assert in any Proceeding arising out of or relating to this Agreement, any claim to the contrary.

(d) Notwithstanding anything herein to the contrary (but subject to Section 11.04(e)), (i) Parent and Merger Sub agree that, except in the case of fraud or any material and willful breach of this Agreement by the Company, upon any valid termination of this Agreement under circumstances where the Company Termination Fee is payable by the Company pursuant to this Section 11.04 and such Company Termination Fee is paid in full, the receipt by Parent of the Company Termination Fee shall be deemed to be liquidated damages and the sole and exclusive remedy of Parent and Merger Sub in connection with this Agreement or the transactions contemplated hereby and neither Parent nor Merger Sub shall seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against the Company or any of the Company’s Subsidiaries or any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives in connection with this Agreement or the transactions contemplated hereby, including any breach of this Agreement and (ii) the Company agrees that, except in the case of fraud or any material and willful breach of this Agreement by Parent or Merger Sub, upon any valid termination of this Agreement under circumstances where the Parent Termination Fee or the Parent Regulatory Termination Fee is payable by Parent pursuant to this Section 11.04 and such fee is paid in full, the receipt by the Company of such fee shall be deemed to be liquidated damages and the sole and exclusive remedy of the Company in connection with this Agreement or the transactions contemplated hereby and the Company shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent or any of Parent’s Subsidiaries, any of their respective directors, officers, employees, partners, managers, members, stockholders, Affiliates or Representatives or any of the Financing Sources Related Parties in connection with this Agreement or the transactions contemplated hereby. Each party acknowledges and agrees that in no event shall the Company or Parent, as applicable, be required to pay the Company Termination Fee or the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable, on more than one occasion. For the avoidance of doubt, nothing in this Section 11.04(d) shall limit any remedies of Parent or the Company prior to any such valid termination of this Agreement under circumstances where the Company Termination Fee, the Parent Termination Fee or the Parent Regulatory Termination Fee is payable pursuant to this Section 11.04, including specific performance pursuant to Section 11.13. In no event will any Party be entitled to receive both (x) a grant of specific performance which results in the consummation of the Closing as contemplated in this

Agreement and (y) payment of the Company Termination Fee, the Parent Termination Fee or the Parent Regulatory Termination Fee, as applicable.

(e) If the Company or Parent fails to promptly pay any amount due pursuant to this Section 11.04 and, in order to obtain such payment, Parent or the Company, as applicable, commences a Proceeding that results in a judgment against the other for such amount or any portion thereof, the responsible party will pay the other its reasonable out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees) in connection with such Proceeding, together with interest on such amount due or portion thereof at the annual rate of five percent (5%) plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by Applicable Law.

Section 11.05 Disclosure Schedule and SEC Document References. The parties hereto agree that any reference in a particular section of the Company Disclosure Schedule or Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in the corresponding section of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company or either Parent or Merger Sub, as applicable, that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties (or covenants, as applicable) is reasonably apparent on its face. The mere inclusion of an item in the Company Disclosure Schedule or Parent Disclosure Schedule will not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, and the disclosure therein of any allegations with respect to any alleged breach, violation or default under any contractual or other obligation, or any law, is not an admission that such breach, violation or default has occurred. Headings and subheadings have been inserted in certain sections of the Company Disclosure Schedule and Parent Disclosure Schedule for convenience of reference only and will not be considered a part of or affect the construction or interpretation of such sections. The information provided in the Company Disclosure Schedule or Parent Disclosure Schedule is being provided solely for the purpose of making disclosures under this Agreement. In disclosing such information, the disclosing party does not waive, and expressly reserves any rights under, any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 11.06 Binding Effect; Third Party Beneficiaries; Assignment.

(a) Subject to Section 11.06(b), the provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns and no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns, other than: (i) with respect to the provision of Section 7.02, which shall insure to the benefit of the Persons benefiting therefrom who are intended to be third-party beneficiaries thereof; (ii) the right of any holders of Company Common Shares, Company Restricted Shares and Company RSUs to receive the Merger Consideration following the Effective Time in accordance with, and subject to, the terms and conditions of this Agreement (including Section 11.04(d)); and (iii) the right of the Company, on behalf of the holders of Company Common Shares, Company Restricted Shares and Company RSUs, (each of which are third party beneficiaries of this Agreement to the extent required for this clause (iii) to be enforceable), to pursue specific performance as set forth in Section 11.13 or, if specific performance is not sought or granted as a remedy, damages (which damages the parties acknowledge and agree will not be limited to reimbursement of expenses or out of pocket costs and may include the benefit of the bargain lost by such holders (including the premium reflected in the Merger Consideration, which was specifically negotiated by the Board of Directors on behalf of such holders and taking into consideration all other relevant matters)) in the event of a breach hereof by Parent of this Agreement, it being agreed that in no event shall any such holder be entitled to enforce any of their rights, or any of Parent’s or Merger Sub’s obligations, under this Agreement in the event of any such breach, but rather the Company shall have the sole and exclusive right to do so, as agent for such holders.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto; provided that either Parent and Merger Sub may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) another wholly owned direct or indirect Subsidiary of Parent or (ii) after the Effective Time, to any Person (provided that, in each case, no such assignment shall relieve Parent or Merger Sub of its obligations under this Agreement or enlarge, alter or change any obligation of any party hereto or due to Parent or Merger Sub). Any purported assignment, delegation or other transfer without such consent or otherwise consistent with the foregoing sentence shall be void.

Section 11.07 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction. Any and all claims, controversies, causes of action, or other Proceedings arising out or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the State of Delaware, without giving effect to any conflicts of law rules or other rules that would result in the application of the laws of a different jurisdiction.

Section 11.08 Jurisdiction. The parties hereto agree that any Proceeding seeking to enforce any provision of, relating to, or in connection with, this Agreement shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have or declines jurisdiction, any federal court or other Delaware state courts, in each case, located in New Castle County in the State of Delaware (collectively, the “Chosen Courts”), and each of the parties hereby irrevocably consents and submits to the exclusive jurisdiction of such Chosen Courts (and of the appropriate appellate courts therefrom) in any such Proceeding and irrevocably waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of the venue of any such Proceeding in any such Chosen Court or that any such Proceeding brought in any such Chosen Court has been brought in an inconvenient forum. Process in any such Proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE, EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY PROCEEDING ARISING OUT OF, RELATED TO, OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09.

Section 11.10 Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written definitive agreement or other communication). The exchange of a fully executed Agreement (in counterparts or otherwise) by electronic transmission in .pdf or DocuSign format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

Section 11.11 Entire Agreement. This Agreement, the Confidentiality Agreement and the Clean Team Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 11.12 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13 Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its terms, and that monetary damages, even if available, would not be an adequate remedy therefor. Accordingly, the parties hereto agree that the parties shall be entitled to an injunction or injunctions, or any other appropriate form of equitable relief, to prevent or restrain breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, without the necessity of proving that irreparable damage would occur or the inadequacy of money damages as a remedy (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), in addition to any other remedy to which they are entitled at law or in equity. The parties hereto hereby waive any defense, and agree not to assert (or interpose as a defense or in opposition), that a remedy of specific performance or other equitable relief is unenforceable, invalid, contrary to law or inequitable for any reason, that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. Notwithstanding anything herein to the contrary, if, prior to the End Date, any party brings any suit, action or proceeding to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by the amount of time during which such suit, action or proceeding is pending, plus five (5) Business Days, or such longer time period established by the court presiding over such suit, action or proceeding, if any.

Section 11.14 Financing Sources. Notwithstanding anything in this Agreement to the contrary, the Company and Parent, on behalf of themselves and their Subsidiaries, hereby: (i) (x) agree that any action, whether in law or in equity, whether in contract or in tort or otherwise, involving any Financing Sources Related Party, arising out of or relating to, this Agreement, the Financing or any of the agreements entered into in connection with the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder shall be subject to the exclusive jurisdiction of any federal or state court in the Borough of Manhattan, New York, New York, so long as such forum is and remains available, and any appellate court thereof and (y) irrevocably submits itself and its property with respect to any such action to the exclusive jurisdiction of such court, and such action (except to the extent relating to the interpretation of any provisions in this Agreement (including any provision in any documentation related to the Financing that expressly specifies that the interpretation of such provisions shall be governed by and construed in accordance with the law of the State of New York)) shall be governed by the laws of the State of New York (without giving effect to any conflicts of law principles that would result in the application of the laws of another jurisdiction), (ii) agree not to bring or support, or permit any of their Affiliates to bring or support any action of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Sources Related Party in any way arising out of or relating to, this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder in any forum other than any federal or state court in the Borough of Manhattan, New York, New York, (iii) agree that service of process upon the Company or Parent, or any of their Subsidiaries in any such action or proceeding shall be effective if notice is given in accordance with Section 11.01, (iv) waive, to the fullest extent that it may effectively do so, the defense of an inconvenient forum to the maintenance of such action in any such court, (v) waive, to the fullest extent permitted by applicable law, all rights of trial by jury in any action brought against the Financing Sources Related Parties in any way arising out of or relating to this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, (vi) agree that no Financing Sources Related Party will have any liability to the Company or any of its Subsidiaries in connection with this Agreement, the Financing or any of the transactions contemplated hereby or thereby or the performance of any services thereunder, whether in law or in equity, whether in contract or in tort or otherwise (provided that, notwithstanding the foregoing, nothing herein shall affect the rights of Parent against the Financing Sources Related Parties with respect to the Financing or any of the transactions contemplated hereby or any services thereunder) and (vii) agree that (x) the Financing Sources Related Parties are express third party beneficiaries of, and may enforce, the foregoing agreements in Section 11.04(d) (solely to the extent that it relates to the Financing Sources) and this Section 11.14 and (y) such provisions (and any other provision of this Agreement to the extent an amendment, supplement, waiver or other modification of such provision would modify the substance of this Section 11.14) shall not be amended in any way materially adverse to any Financing Source Related Parties without the prior written consent of each related Debt Financing Source party to the Debt Commitment Letter at such time or Equity Financing Source, as applicable. This Section 11.14 will, with respect to the matters referenced herein, supersede any provisions of this Agreement to the contrary. The provisions of this Section 11.14 will survive any termination of this Agreement.

[The remainder of this page has been intentionally left blank;

the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

PGT INNOVATIONS, INC.

By:
Name: Jeffrey T. Jackson
Title: President and CEO

[Signature Page to Merger Agreement]

MIWD HOLDING COMPANY LLC

By:
Name: Matt DeSoto
Title: President and CEO

RMR MERGECO, INC.

By:
Name: Matt DeSoto
Title: President and CEO

[Signature Page to Merger Agreement]

EXECUTION VERSION

Exhibit A

Certificate of Incorporation of Surviving Corporation

Ex. A-1

EXHIBIT A

FORM OF CERTIFICATE OF INCORPORATION OF THE SURVIVING CORPORATION

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF

[ ], INC.

ARTICLE I

The name of the corporation (which is hereinafter referred to as the “Corporation”) is: [ ], Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The purpose of the Corporation shall be to engage in any lawful act or activity for which corporations may be organized and incorporated under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Section 1. The Corporation shall be authorized to issue 1,000 shares of capital stock, of which 1,000 shares shall be shares of Common Stock, par value $0.01 per share (“Common Stock”).

Section 2. Except as otherwise provided by law, the Common Stock shall have the exclusive right to vote for the election of directors and for all other purposes. Each share of Common Stock shall have one vote, and the Common Stock shall vote together as a single class.

ARTICLE V

Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE VI

In furtherance and not in limitation of the powers conferred by law, the Board of Directors of the Corporation (the “Board”) is expressly authorized and empowered to make, alter and repeal the By-Laws of the Corporation at any regular or special meeting of the Board or by written consent, subject to the power of the stockholders of the Corporation to alter or repeal any By-Laws made by the Board.

ARTICLE VII

The Corporation reserves the right at any time from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force to be added or inserted, in the manner now or hereafter prescribed by law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article VII.

Ex. A-2

ARTICLE VIII

Section 1. Elimination of Certain Liability of Directors. To the fullest extent permitted by the DGCL, as the same exists or may hereafter be amended, a director or officer, as applicable, of the Corporation shall not be personally liable either to the Corporation or to any of its stockholders for monetary damages for breach of fiduciary duty as a director or officer, as applicable. Any amendment, modification or repeal of the foregoing sentence will be prospective only and shall not adversely affect any right or protection of a director or officer, as applicable, of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal. If the DGCL hereafter is amended to further eliminate or limit the liability of a director or officer, then a director or officer, as applicable, of the Corporation, in addition to the circumstances in which a director or officer, as applicable, is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DCGL. For purposes of this Article VIII, “director” and “officer” shall have the meanings provided in Section 102(b)(7) of the DGCL as they presently exists or as they may hereafter be amended, supplemented or replaced.

Section 2. Indemnification and Advance of Expenses.

(a) Right to Indemnification. To the fullest extent permitted by Delaware law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation to procure a judgment in its favor (each, a “proceeding”), by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees and disbursements, judgments, fines, ERISA excise taxes, damages, claims and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. Such right to indemnification shall inure to the benefit of any such person’s heirs, executors, and personal and legal representatives. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person’s conduct was unlawful. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 2 of this Article VIII or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 2 of this Article VIII shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 2(a) of this Article VIII, except for proceedings to enforce rights to indemnification and advancement of expenses, the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b) Assumption of Good Faith. For purposes of any determination under Section 2(a) of this Article VIII, a person shall be deemed to have acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Corporation, or, with respect to any criminal action or proceeding, to have

Ex. A-3

had no reasonable cause to believe such person’s conduct was unlawful, if such person’s action is based on the records or books of account of the Corporation or another enterprise, or on information supplied to such person by the officers of the Corporation or another enterprise in the course of their duties, or on the advice of legal counsel for the Corporation or another enterprise or on information or records given or reports made to the Corporation or another enterprise by an independent certified public accountant or by an appraiser or other expert selected with reasonable care by the Corporation or another enterprise. The provisions of this Section 2(b) shall not be deemed to be exclusive or to limit in any way the circumstances in which a person may be deemed to have met the applicable standard of conduct set forth in Section 2(a) of this Article VIII.

(c) Non-Exclusivity of Rights. The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 2 of this Article VIII shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise. Notwithstanding any contrary determination in the specific case under Section 2(a) of this Article VIII, and notwithstanding the absence of any determination thereunder, any director or officer may apply to the Court of Chancery of the State of Delaware or any other court of competent jurisdiction in the State of Delaware for indemnification to the extent otherwise permissible under Section 2(a) of this Article VIII. The basis of such indemnification by a court shall be a determination by such court that indemnification of the director or officer is proper in the circumstances because such person has met the applicable standard of conduct set forth in Section 2(a) of this Article VIII. Neither a contrary determination in the specific case under Section 2(a) of this Article VIII nor the absence of any determination thereunder shall be a defense to such application or create a presumption that the director or officer seeking indemnification has not met any applicable standard of conduct. Notice of any application for indemnification pursuant to this Section 2(c) shall be given to the Corporation promptly upon the filing of such application. If successful, in whole or in part, the director or officer seeking indemnification shall also be entitled to be paid the expense of prosecuting such application.

(d) Repeal; Amendment. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 2 of this Article VIII, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(e) No Limitation. Section 2 of this Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

(f) Insurance. The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Section 2 of this Article VIII or otherwise.

Ex. A-4

EXECUTION VERSION

Exhibit B

Company Organizational Document Amendment

The Amended and Restated Certificate of Incorporation of the Company is hereby amended to add a new Article FIFTEENTH as follows:

FIFTEENTH: To the fullest extent permitted by law, (i) the Corporation is designated as the stockholders’ sole and exclusive agent with the exclusive right to pursue and recover any remedies on behalf of stockholders under that certain Agreement and Plan of Merger, dated as of January 16, 2024 (as it may be amended from time to time, the “Merger Agreement”), by and among the Corporation, MIWD Holding Company LLC, a Delaware limited liability company, and RMR MergeCo, Inc., a Delaware corporation, including under Section 11.06 thereto, pursuant to which, in the event that specific performance is not sought or granted as a remedy, the Corporation may pursue and recover damages or other amounts set forth in Section 11.06 of the Merger Agreement, and (ii) any amounts or damages recovered by the Corporation on behalf of the stockholders, whether through judgment, settlement or otherwise, shall, in the sole discretion of the Board of Directors (subject to its fiduciary duties), be distributed to the stockholders by a dividend, stock repurchase or buyback or in any other manner.

Ex. B-1

Annex B

PGTI Certificate of Incorporation Amendment

PGTI’s Amended and Restated Certificate of Incorporation, dated as of July 3, 2006, will be amended to add a new Article FIFTEENTH as follows:

FIFTEENTH: To the fullest extent permitted by law, (i) the Corporation is designated as the stockholders’ sole and exclusive agent with the exclusive right to pursue and recover any remedies on behalf of its stockholders under that certain Agreement and Plan of Merger, dated as of January 16, 2024 (as it may be amended from time to time, the “Merger Agreement”), among the Corporation, MIWD Holding Company LLC, a Delaware limited liability company, and RMR MergeCo, Inc., a Delaware corporation, including under Section 11.06 thereto, pursuant to which, in the event that specific performance is not sought or granted as a remedy, the Corporation may pursue and recover damages or other amounts set forth in Section 11.06 of the Merger Agreement, and (ii) any amounts or damages recovered by the Corporation on behalf of the stockholders, whether through judgment, settlement or otherwise, shall, in the sole discretion of the Board of Directors (subject to its fiduciary duties), be distributed to the stockholders by a dividend, stock repurchase or buyback or in any other manner.

B-1

Annex C

January 16, 2024

The Board of Directors

PGT Innovations, Inc.

1070 Technology Drive

North Venice, FL 34275

Members of the Board of Directors:

We understand that PGT Innovations, Inc. (the “Company”) proposes to enter into an Agreement and Plan of Merger, dated as of January 16, 2024 (the “Merger Agreement”), with MIWD Holding Company LLC (the “Acquiror”) and RMR MergeCo, Inc., a wholly owned subsidiary of the Acquiror (the “Merger Sub”). Pursuant to the Merger Agreement, the Merger Sub will merge with and into the Company, with the Company being the surviving corporation as a wholly owned subsidiary of the Acquiror (the “Merger”). As a result of the Merger, each outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), other than shares owned by the Acquiror, any subsidiary of the Acquiror or any subsidiary of the Company, shares held by the Company as treasury stock and Dissenting Company Shares (as defined in the Merger Agreement), will be converted into the right to receive $42.00 per share in cash (the “Consideration”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Board of Directors has asked us whether, in our opinion, the Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such holders other than the Acquiror or any subsidiary of the Acquiror or the Company or any subsidiary of the Company, or holders of the Dissenting Company Shares.

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company that we deemed to be relevant, including publicly available research analysts’ estimates;

(ii)	reviewed certain internal projected financial data relating to the Company prepared and furnished to us by management of the Company, as approved for our use by the Company (the “Forecasts”);

(iii)	discussed with management of the Company their assessment of the past and current operations of the Company, the current financial condition and prospects of the Company, and the Forecasts;

(iv)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

(v)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(vi)

compared the financial performance of the Company and the valuation multiples relating to the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant;

(vii)	reviewed the financial terms and conditions of the Merger Agreement; and

(viii)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

EVERCORE 55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212,857.3101

C-1

The Board of Directors

PGT Innovations, Inc.

For purposes of our analysis and opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, without any independent verification of such information (and have not assumed responsibility or liability for any independent verification of such information), and have further relied upon the assurances of the management of the Company that they are not aware of any facts or circumstances that would make such information inaccurate or misleading. With respect to the Forecasts, we have assumed with your consent that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby. We express no view as to the Forecasts or the assumptions on which they are based.

For purposes of our analysis and opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without waiver or modification thereof. We have further assumed, in all respects material to our analysis, that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any delay, limitation, restriction or condition that would have an adverse effect on the Company or the consummation of the Merger or reduce the contemplated benefits to the holders of the Company Common Stock of the Merger.

We have not conducted a physical inspection of the properties or facilities of the Company and have not made or assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities (including any contingent, derivative or other off-balance sheet assets and liabilities) of the Company, nor have we been furnished with any such valuations or appraisals, nor have we evaluated the solvency or fair value of the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness to the holders of the Company Common Stock (other than the Acquiror or any subsidiary of the Acquiror or the Company or any subsidiary of the Company, or holders of the Dissenting Company Shares), from a financial point of view, of the Consideration. We do not express any view on, and our opinion does not address, the fairness of the proposed transaction to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company, nor as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Consideration or otherwise. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Merger Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any term or aspect of any other agreement or instrument contemplated by the Merger Agreement or entered into or amended in connection with the Merger Agreement. Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Merger. Our opinion does not constitute a recommendation to the Board of Directors or to any other persons in respect of the Merger, including as to how any holder of shares of the Company Common Stock should vote or act in respect of the Merger. We are not expressing any opinion as to the prices at which shares of Company Common Stock will trade at any

C-2

The Board of Directors

PGT Innovations, Inc.

time, as to the potential effects of volatility in the credit, financial and stock markets on the Company or the Merger or as to the impact of the Merger on the solvency or viability of the Company or the ability of the Company to pay its obligations when they come due. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company and its advisors with respect to legal, regulatory, accounting and tax matters.

We have acted as financial advisor to the Company in connection with the Merger and have received an initial fee for our services and will receive additional fees, a portion of which is payable upon rendering this opinion and a substantial portion of which is contingent upon the consummation of the Merger. The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have provided financial advisory services to the Company and received fees for the rendering of these services. In addition, during the two year period prior to the date hereof, Evercore Group L.L.C. and its affiliates have not been engaged to provide financial advisory or other services to the Acquiror and we have not received any compensation from the Acquiror during such period. During such period, Evercore Group L.L.C. and its affiliates have provided financial advisory services to certain affiliates of Koch Equity Development LLC (“Koch Equity”), a significant shareholder of the Acquiror, and received fees for the rendering of these services. We may provide financial advisory or other services to the Company, the Acquiror and Koch Equity and/or any of their respective affiliates or portfolio companies in the future, and in connection with any such services we may receive compensation.

Evercore Group L.L.C. and its affiliates engage in a wide range of activities for our and their own accounts and the accounts of customers, including corporate finance, mergers and acquisitions, equity sales, trading and research, private equity, placement agent, asset management and related activities. In connection with these businesses or otherwise, Evercore Group L.L.C. and its affiliates and/or our or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products or other financial instruments of or relating to the Company, the Acquiror, potential parties to the Merger and/or any of their respective affiliates or persons that are competitors, customers or suppliers of the Company or the Acquiror.

Our financial advisory services and this opinion are provided for the information and benefit of the Board of Directors (in its capacity as such) in connection with its evaluation of the proposed Merger. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the Merger.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be received by holders of the Company Common Stock in the Merger is fair, from a financial point of view, to such

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The Board of Directors

PGT Innovations, Inc.

holders other than the Acquiror or any subsidiary of the Acquiror or the Company or any subsidiary of the Company, or holders of the Dissenting Company Shares.

Very truly yours,
EVERCORE GROUP L.L.C.

By:
Benjamin W. Eldredge

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Annex D

Section 262 of the General Corporation Law of the State of Delaware

§ 262 Appraisal rights

(a)

Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance nor consented thereto in writing pursuant to § 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder’s shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word “stockholder” means a holder of record of stock in a corporation; the words “stock” and “share” mean and include what is ordinarily meant by those words; the words “depository receipt” mean a receipt or other instrument issued by a depository representing an interest in 1 or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository; the words “beneficial owner” mean a person who is the beneficial owner of shares of stock held either in voting trust or by a nominee on behalf of such person; and the word “person” means any individual, corporation, partnership, unincorporated association or other entity.

(b)

Appraisal rights shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation in a merger, consolidation, conversion, transfer, domestication or continuance to be effected pursuant to § 251 (other than a merger effected pursuant to § 251(g) of this title), § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title (other than, in each case and solely with respect to a converted or domesticated corporation, a merger, consolidation, conversion, transfer, domestication or continuance authorized pursuant to and in accordance with the provisions of § 265 or § 388 of this title):

(1)

Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of the meeting of stockholders, or at the record date fixed to determine the stockholders entitled to consent pursuant to § 228 of this title, to act upon the agreement of merger or consolidation or the resolution providing for the conversion, transfer, domestication or continuance (or, in the case of a merger pursuant to § 251(h) of this title, as of immediately prior to the execution of the agreement of merger), were either: (i) listed on a national securities exchange or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in § 251(f) of this title.

(2)

Notwithstanding paragraph (b)(1) of this section, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent, converting, transferring, domesticating or continuing corporation if the holders thereof are required by the terms of an agreement of merger or consolidation, or by the terms of a resolution providing for conversion, transfer, domestication or continuance, pursuant to § 251, § 252, § 254, § 255, § 256, § 257, § 258, § 263, § 264, § 266 or § 390 of this title to accept for such stock anything except:

a.

Shares of stock of the corporation surviving or resulting from such merger or consolidation, or of the converted entity or the entity resulting from a transfer, domestication or continuance if such entity is a corporation as a result of the conversion, transfer, domestication or continuance, or depository receipts in respect thereof;

b.

Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger, consolidation, conversion, transfer, domestication or continuance will be either listed on a national securities exchange or held of record by more than 2,000 holders;

c.	Cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a. and b. of this section; or

d.

Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing paragraphs (b)(2)a., b. and c. of this section.

(3)

In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under § 253 or § 267 of this title is not owned by the parent immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

(4)	[Repealed.]

(c)

Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation, the sale of all or substantially all of the assets of the corporation or a conversion effected pursuant to § 266 of this title or a transfer, domestication or continuance effected pursuant to § 390 of this title. If the certificate of incorporation contains such a provision, the provisions of this section, including those set forth in subsections (d), (e), and (g) of this section, shall apply as nearly as is practicable.

(d)	Appraisal rights shall be perfected as follows:

(1)

If a proposed merger, consolidation, conversion, transfer, domestication or continuance for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for notice of such meeting (or such members who received notice in accordance with § 255(c) of this title) with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) of this section that appraisal rights are available for any or all of the shares of the constituent corporations or the converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and, § 114 of this title, if applicable) may be accessed without subscription or cost. Each stockholder electing to demand the appraisal of such stockholder’s shares shall deliver to the corporation, before the taking of the vote on the merger, consolidation, conversion, transfer, domestication or continuance, a written demand for appraisal of such stockholder’s shares; provided that a demand may be delivered to the corporation by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder’s shares. A proxy or vote against the merger, consolidation, conversion, transfer, domestication or continuance shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity shall notify each stockholder of each constituent or converting, transferring, domesticating or continuing corporation who has complied with this subsection and has not voted in favor of or consented to the merger, consolidation, conversion, transfer, domestication or continuance, and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section, of the date that the merger, consolidation or conversion has become effective; or

(2)

If the merger, consolidation, conversion, transfer, domestication or continuance was approved pursuant to § 228, § 251(h), § 253, or § 267 of this title, then either a constituent, converting, transferring, domesticating or continuing corporation before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, or the surviving, resulting or converted entity within 10 days after such effective date, shall notify each stockholder of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation who is entitled to appraisal rights of the approval of the merger, consolidation, conversion, transfer, domestication or continuance and that appraisal rights are available for any or all shares of such class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation, and shall include in such notice either a copy of this section (and, if 1 of the constituent corporations or the converting, transferring, domesticating or continuing corporation is a nonstock corporation, a copy of § 114 of this title) or information directing the stockholders to a publicly available electronic resource at which this section (and § 114 of this title, if applicable) may be accessed without subscription or cost. Such notice may, and, if given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, shall, also notify such stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance. Any stockholder entitled to appraisal rights may, within 20 days after the date of giving such notice or, in the case of a merger approved pursuant to § 251(h) of this title, within the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days after the date of giving such notice, demand in writing from the surviving, resulting or converted entity the appraisal of such holder’s shares; provided that a demand may be delivered to such entity by electronic transmission if directed to an information processing system (if any) expressly designated for that purpose in such notice. Such demand will be sufficient if it reasonably informs such entity of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder’s shares. If such notice did not notify stockholders of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, either (i) each such constituent corporation or the converting, transferring, domesticating or continuing corporation shall send a second notice before the effective date of the merger, consolidation, conversion, transfer, domestication or continuance notifying each of the holders of any class or series of stock of such constituent, converting, transferring, domesticating or continuing corporation that are entitled to appraisal rights of the effective date of the merger, consolidation, conversion, transfer, domestication or continuance or (ii) the surviving, resulting or converted entity shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice or, in the case of a merger approved pursuant to § 251(h) of this title, later than the later of the consummation of the offer contemplated by § 251(h) of this title and 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder’s shares in accordance with this subsection and any beneficial owner who has demanded appraisal under paragraph (d)(3) of this section. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation or entity that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation or the converting, transferring, domesticating or continuing corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

(3)

Notwithstanding subsection (a) of this section (but subject to this paragraph (d)(3)), a beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares in accordance with either paragraph (d)(1) or (2) of this section, as applicable; provided that (i) such beneficial owner continuously owns such shares through the effective date of the merger, consolidation, conversion, transfer, domestication or continuance and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of this section and

(ii) the demand made by such beneficial owner reasonably identifies the holder of record of the shares for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by the surviving, resulting or converted entity hereunder and to be set forth on the verified list required by subsection (f) of this section.

(e)

Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, the surviving, resulting or converted entity, or any person who has complied with subsections (a) and (d) of this section and who is otherwise entitled to appraisal rights, may commence an appraisal proceeding by filing a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person entitled to appraisal rights who has not commenced an appraisal proceeding or joined that proceeding as a named party shall have the right to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance. Within 120 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, any person who has complied with the requirements of subsections (a) and (d) of this section, upon request given in writing (or by electronic transmission directed to an information processing system (if any) expressly designated for that purpose in the notice of appraisal), shall be entitled to receive from the surviving, resulting or converted entity a statement setting forth the aggregate number of shares not voted in favor of the merger, consolidation, conversion, transfer, domestication or continuance (or, in the case of a merger approved pursuant to § 251(h) of this title, the aggregate number of shares (other than any excluded stock (as defined in § 251(h)(6)d. of this title) that were the subject of, and were not tendered into, and accepted for purchase or exchange in, the offer referred to in § 251(h)(2) of this title)), and, in either case, with respect to which demands for appraisal have been received and the aggregate number of stockholders or beneficial owners holding or owning such shares (provided that, where a beneficial owner makes a demand pursuant to paragraph (d)(3) of this section, the record holder of such shares shall not be considered a separate stockholder holding such shares for purposes of such aggregate number). Such statement shall be given to the person within 10 days after such person’s request for such a statement is received by the surviving, resulting or converted entity or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) of this section, whichever is later.

(f)

Upon the filing of any such petition by any person other than the surviving, resulting or converted entity, service of a copy thereof shall be made upon such entity, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all persons who have demanded appraisal for their shares and with whom agreements as to the value of their shares have not been reached by such entity. If the petition shall be filed by the surviving, resulting or converted entity, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving, resulting or converted entity and to the persons shown on the list at the addresses therein stated. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving, resulting or converted entity.

(g)

At the hearing on such petition, the Court shall determine the persons who have complied with this section and who have become entitled to appraisal rights. The Court may require the persons who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any person fails to comply with such direction, the Court may dismiss the proceedings as to such person. If immediately before the merger, consolidation, conversion, transfer, domestication or continuance the shares of the class or series of stock of the constituent, converting, transferring, domesticating or continuing corporation as to which appraisal rights are available were listed on a national securities exchange, the Court shall dismiss the proceedings as to all holders of such shares who are otherwise entitled to appraisal rights unless (1) the total number of shares entitled to appraisal exceeds 1% of the outstanding shares of the class or series eligible for appraisal, (2) the value of the consideration provided in the merger, consolidation, conversion, transfer, domestication or continuance for such total number of shares exceeds $1 million, or (3) the merger was approved pursuant to § 253 or § 267 of this title.

(h)

After the Court determines the persons entitled to an appraisal, the appraisal proceeding shall be conducted in accordance with the rules of the Court of Chancery, including any rules specifically governing appraisal proceedings. Through such proceeding the Court shall determine the fair value of the shares exclusive of any element of value arising from the accomplishment or expectation of the merger, consolidation, conversion, transfer, domestication or continuance, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. Unless the Court in its discretion determines otherwise for good cause shown, and except as provided in this subsection, interest from the effective date of the merger, consolidation, conversion, transfer, domestication or continuance through the date of payment of the judgment shall be compounded quarterly and shall accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the effective date of the merger, consolidation or conversion and the date of payment of the judgment. At any time before the entry of judgment in the proceedings, the surviving, resulting or converted entity may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue thereafter as provided herein only upon the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares as determined by the Court, and (2) interest theretofore accrued, unless paid at that time. Upon application by the surviving, resulting or converted entity or by any person entitled to participate in the appraisal proceeding, the Court may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the persons entitled to an appraisal. Any person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under this section.

(i)

The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving, resulting or converted entity to the persons entitled thereto. Payment shall be so made to each such person upon such terms and conditions as the Court may order. The Court’s decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving, resulting or converted entity be an entity of this State or of any state.

(j)

The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a person whose name appears on the list filed by the surviving, resulting or converted entity pursuant to subsection (f) of this section who participated in the proceeding and incurred expenses in connection therewith, the Court may order all or a portion of such expenses, including, without limitation, reasonable attorney’s fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal not dismissed pursuant to subsection (k) of this section or subject to such an award pursuant to a reservation of jurisdiction under subsection (k) of this section.

(k)

Subject to the remainder of this subsection, from and after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, no person who has demanded appraisal rights with respect to some or all of such person’s shares as provided in subsection (d) of this section shall be entitled to vote such shares for any purpose or to receive payment of dividends or other distributions on such shares (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger, consolidation, conversion, transfer, domestication or continuance). If a person who has made a demand for an appraisal in accordance with this section shall deliver to the surviving, resulting or converted entity a written withdrawal of such person’s demand for an appraisal in respect of some or all of such person’s shares in accordance with subsection (e) of this section, either within 60 days after such effective date or thereafter with the written approval of the corporation, then the right of such person to an appraisal of the shares subject to the withdrawal shall cease. Notwithstanding the foregoing, an appraisal proceeding in the Court of Chancery shall not be dismissed as to any person without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just, including without limitation, a reservation of jurisdiction for any application to the Court made under subsection (j) of this section; provided, however that this provision shall not affect the right of any person who has not commenced an appraisal proceeding or joined that proceeding as a named party to withdraw such person’s demand for appraisal and to accept the terms offered upon the merger, consolidation, conversion, transfer, domestication or continuance within 60 days after the effective date of the merger, consolidation, conversion, transfer, domestication or continuance, as set forth in subsection (e) of this section. If a petition for an appraisal is not filed within the time provided in subsection (e) of this section, the right to appraisal with respect to all shares shall cease.

(l)

The shares or other equity interests of the surviving, resulting or converted entity to which the shares of stock subject to appraisal under this section would have otherwise converted but for an appraisal demand made in accordance with this section shall have the status of authorized but not outstanding shares of stock or other equity interests of the surviving, resulting or converted entity, unless and until the person that has demanded appraisal is no longer entitled to appraisal pursuant to this section.

PGT INNOVATIONS, INC. ATTN: RYAN QUINN 1070 TECHNOLOGY DRIVE NORTH VENICE, FL 34275 SCAN TO VIEW MATERIALS & VOTE VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [TBD], 2024. Have your white proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting—Go to www.virtualshareholdermeeting.com/PGTI2024SM You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE—1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [TBD], 2024. Have your white proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your white proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V29458-S82662 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS WHITE PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PGT INNOVATIONS, INC. The Board of Directors recommends you vote FOR Proposals 1, 2, 3 & 4: For Against Abstain 1. To adopt the Agreement and Plan of Merger, dated as of January 16, 2024 (such agreement, as it may be amended from time to time, is referred to as the “merger agreement”), among PGTI, MIWD Holding Company LLC (referred to as “MITER”), and RMR MergeCo, Inc., an indirect wholly owned subsidiary of MITER (referred to as “Merger Sub”), pursuant to which, upon the terms and subject to the conditions of the merger agreement, Merger Sub will merge with and into PGTI (referred to as the “merger”), with PGTI surviving the merger and becoming a wholly owned subsidiary of MITER (referred to as the “merger agreement proposal”); 2. To approve on an advisory (non-binding) basis the compensation that may be paid or become payable to PGTI’s named executive officers that is based on or otherwise relates to the merger (referred to as the “merger-related compensation proposal”); 3. To approve and adopt an amendment to the Amended and Restated Certificate of Incorporation of PGTI, designating PGTI as the agent of PGTI stockholders to pursue damages in the event that specific performance is not sought or granted as a remedy for MITER’s fraud or material and willful breach of the merger agreement (referred to as the “certificate of incorporation amendment proposal”); and 4. To approve the adjournment of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes to approve the merger agreement proposal (referred to as the “adjournment proposal”). Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders: The Notice and Proxy Statement is available at www.proxydocs.com/PGTI V29459-S82662 WHITE PROXY CARD PGT INNOVATIONS, INC. SPECIAL MEETING OF STOCKHOLDERS [TBD], 2024 at [TBD] Eastern Time This proxy is solicited by the Board of Directors The undersigned hereby acknowledges receipt of the Notice of the Special Meeting and Proxy Statement, hereby appoint(s) Jeffrey T. Jackson and Craig Henderson, and each of them, acting individually or in the absence of others, as proxies, each with the full power of substitution and re-substitution, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this card, all of the shares of common stock of PGT Innovations, Inc. that the stockholder(s) is/are entitled to vote at the Special Meeting of Stockholders to be held at [TBD] Eastern Time on [TBD], 2024 at [URL] and any postponements or adjournments thereof. The undersigned hereby revokes all proxies previously given by the undersigned with respect to the Special Meeting of Stockholders, including any previously given by telephone or internet. This white proxy card, when properly executed, will be voted in the manner directed herein. If no such direction is made, the proxies will have authority to vote “FOR” Proposal 1, the Merger Agreement Proposal, “FOR” Proposal 2, the Merger-Related Compensation Proposal, “FOR” Proposal 3, the Certificate of Incorporation Amendment Proposal, and “FOR” Proposal 4, the Adjournment Proposal, and in their discretion on any other matters that may properly come before the meeting. (Continued and to be signed on reverse side.)